Filed Pursuant to 424(b)(4)
Registration No. 333-231612

PROSPECTUS

15,000,000 Shares

solarwinds

Common Stock

The selling stockholders identified in this prospectus are offering 15,000,000 shares of our common stock. We are not selling any shares of our common stock under this prospectus and we will not receive any proceeds from the sale of our common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol "SWI". On May 22, 2019, the last sale price of our common stock as reported on the New York Stock Exchange was $17.99 per share.

We are an "emerging growth company" as defined under the federal securities laws, and as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our common stock involves risks. Please see "Risk Factors" beginning on page 17.

Affiliates and co-investors of Silver Lake Group, L.L.C. and Thoma Bravo, LLC own, and, following this offering, will continue to own a majority of the voting power of our common stock. As a result, we are a "controlled company" within the meaning of the corporate governance standards of the New York Stock Exchange. See "Management—Status As a Controlled Company."

PRICE $18.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions[(1)]	Proceeds to Selling Stockholders
Per Share	$ 18.00	$ 0.585	$ 17.415
Total	$ 270,000,000	$ 8,775,000	$ 261,225,000

(1) See "Underwriting" for a description of the compensation payable to the underwriters.

The selling stockholders have granted the underwriters an option to purchase up to an additional 2,250,000 shares of common stock at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on May 28, 2019.

J.P. MORGAN GOLDMAN SACHS & CO. LLC MORGAN STANLEY CREDIT SUISSE

(in alphabetical order)

BofA MERRILL LYNCH BARCLAYS CITIGROUP EVERCORE ISI JEFFERIES MACQUARIE CAPITAL NOMURA RBC CAPITAL MARKETS

(in alphabetical order)

BAIRD JMP SECURITIES KEYBANC CAPITAL MARKETS MISCHLER FINANCIAL GROUP, INC. RAMIREZ & CO., INC. SUNTRUST ROBINSON HUMPHREY

May 22, 2019

solarwinds

Make IT
look easy.
Top 5 Applications
Top 10 Receivers

We arm technology professionals with the powerful software they need to solve today's IT management challenges.

1999	2007	2013	2014	2018
Company Founding	International Expansion	MSP Expansion	Cloud Expansion	Full Hybrid IT Offering

None of us, the selling stockholders or the underwriters have authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. None of us, the selling stockholders or the underwriters are making an offer to sell shares of common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.
For investors outside of the United States: None of us, the selling stockholders or any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.
In this prospectus “Company,” “we,” “us” and “our” refer to SolarWinds Corporation and its consolidated subsidiaries.
The term “Silver Lake Funds” refers to Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., and SLP Aurora Co-Invest, L.P., and the term “Silver Lake” refers to Silver Lake Group, L.L.C., the ultimate general partner of the Silver Lake Funds. The term “Thoma Bravo Funds” refers to Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-a, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P. and the term “Thoma Bravo” refers to Thoma Bravo, LLC, the ultimate general partner of the Thoma Bravo Funds. The term “Sponsors” refers collectively to Silver Lake and Thoma Bravo, together with the Silver Lake Funds and the Thoma Bravo Funds and, as applicable, their co-investors. The term “Lead Sponsors” refers collectively to the Silver Lake Funds, the Thoma Bravo Funds and their respective affiliates.
Our Business
SolarWinds is a leading provider of information technology, or IT, infrastructure management software. Our products give organizations worldwide, regardless of type, size or IT infrastructure complexity, the power to monitor and manage the performance of their IT environments, whether on-premise, in the cloud, or in hybrid models. We combine powerful, scalable, affordable, easy to use products with a high-velocity, low-touch sales model to grow our business while also generating significant cash flow.
Our business is focused on building products that enable technology professionals to manage “all things IT.” We continuously engage with technology professionals to understand the challenges they face maintaining high-performing and highly available on-premise, public and private cloud and hybrid IT infrastructures. The insights we gain from engaging with technology professionals allow us to build products that solve well-understood IT management challenges in ways that technology professionals want them solved.
Our approach, which we call the “SolarWinds Model,” enables us to market and sell our products directly to network and systems engineers, database administrators, storage administrators, DevOps professionals and managed service providers, or MSPs. These technology professionals have become empowered to influence the selection, and often the purchase, of products needed to rapidly solve the problems they confront.
Technology professionals use our products in organizations ranging in size from very small businesses to large enterprises, including all of the Fortune 500. As of March 31, 2019, we had over 300,000 customers in 190 countries. We define customers as individuals or entities that have an active subscription for at least one of our subscription products or that have purchased one or more of our perpetual license products since our inception. We may have multiple purchasers of our products within a single organization.
We serve the entire IT market uniquely and efficiently with our SolarWinds Model. Our products are designed to do the complex work of monitoring and managing networks, systems and applications across on-premise, cloud and hybrid IT environments without the need for customization or professional services. Many of our products are built on common technology platforms that enable our customers to easily purchase and deploy our products individually or as integrated suites as their needs evolve. We utilize a cost-efficient, integrated global product development model and have expanded our offerings over time through both organic development and strategic acquisitions.

We market and sell our products directly to technology professionals with a high-velocity, low-touch digital marketing and direct inside sales approach that we call “selling from the inside.” We have built a highly flexible and analytics-driven marketing model designed to efficiently drive website traffic and high-quality leads. We also engage with over 150,000 registered members through THWACK, our online community designed to train and inform technology professionals about our products, keep us connected to them and provide network effects to amplify word-of-mouth marketing for our products. Our sales team uses a prescriptive approach designed to manage these leads and quickly sell our products pursuant to our standard pricing and contract terms. We do not utilize an outside sales force or provide professional services.
Technology professionals often find our products when they are online searching for a solution to address a specific need and use our full-featured trials to experience our purpose-built, powerful and easy to use products in their own environments. These experiences often lead to initial purchases of one or more products and, over time, purchases of additional products and advocacy within both their organizations and their networks of technology professionals.
We extend our sales reach through our MSP customers, who provide IT management as a service and rely on our products to manage and monitor the IT environments of their end customers. Our MSP customer base enables us to reach across a fragmented end market opportunity of millions of organizations and access a broader universe of customers. We benefit from the addition of end customers served by our MSP customers, the proliferation of devices managed by those MSPs and the expansion of products used by those MSPs to manage end customers’ IT infrastructures. As of March 31, 2019, we had over 22,000 MSP customers that served over 450,000 organizations globally.
We have grown while maintaining high levels of operating efficiency. We derive our revenue from a combination of subscription revenue from the sale of our cloud management and MSP products and license and maintenance revenue from the sale of our on-premise network and systems management perpetual license products. Over time, we have significantly increased our subscription and maintenance revenue and intend to grow our revenue and cash flow by gaining new customers, increasing penetration within our existing customer base, expanding our international footprint, bringing new products to market and expanding into new markets through organic development and targeted acquisitions.
Our Journey
We began our business in 1999 selling a set of software tools directly to network engineers. In 2009, we went public as a point provider of on-premise network management products. After such initial public offering, we broadened our product offerings to address the needs of a wider variety of technology professionals. In February 2016, we were acquired by the Sponsors. Following the acquisition, we pursued our initiatives in the cloud and MSP markets, growing our product offerings and expanding our market opportunity through organic product development and targeted acquisitions, while at the same time continuing to invest in our on-premise IT management product portfolio. We also enhanced our sales and marketing initiatives to better sell into these new markets.
Today, we are a very different company than we were in early 2016. While we have remained a leading provider of network management software and remote management and monitoring software for MSPs, we believe our addressable market opportunity is much larger with our recent product additions. We have grown our product offerings through organic development and acquisitions of businesses and technologies and have focused on offering more subscription-based products that make our business even more visible and predictable as sales of those products scale. We now provide full IT management capabilities across over 50 products that span on-premise, cloud and hybrid IT environments and empower technology professionals to manage their IT environments in ways that we believe distinguish us from our competitors.
Market Trends
Organizations across industries are using technology and software to drive business success and competitive differentiation. As the landscape for IT infrastructure and software deployment worldwide rapidly changes to meet businesses’ evolving needs, the performance, speed, availability and security of IT has become critical to business strategy. The job of the technology professionals who deploy and manage these environments is more challenging than ever.
Growing IT Complexity Creates Significant Challenges for Organizations. As organizations deploy and rely on a mix of on-premise, public and private cloud and hybrid IT environments, they require performance monitoring and management solutions that work across their increasingly complex environments and provide full visibility into performance. In addition, IT management software must keep pace as technology innovation and the deployment velocity of new applications and software accelerate.
Empowerment of the Technology Professional. Optimizing IT performance and effectively managing IT infrastructure have become strategic imperatives for organizations. The technology professionals charged with managing these infrastructures are increasingly responsible for making technology choices to help ensure performance of IT infrastructure meets the needs of the business. We have found that technology professionals prefer to trial software products in real time to determine if the products meet their needs. They also want the flexibility to select from a range of IT management products to find those best suited to address their specific challenges.
Organizations Have Choices in Allocating Resources to Manage IT. Efficiently managing IT and quickly resolving problems are paramount for organizations of all sizes. Organizations can choose to manage their own IT infrastructure or buy IT management as a service through MSPs. MSPs maintain and operate an organization’s IT environment and can deliver the full range of IT solutions, including network monitoring, server and desktop management, backup and recovery and IT security.
Limitations of Alternative Solutions. Alternative IT management solutions have limitations that impair their ability to efficiently serve the unique needs of technology professionals. Alternative IT management solutions include a range of the following:

•
IT Management Frameworks. Software vendors predominately focused on large enterprises offer solutions and services that cater to the CIO rather than the day-to-day needs of the technology professional. These solutions can be expensive, complicated and inflexible and may require significant professional services to customize, implement, operate and maintain.

•
Point Solutions. Point solutions have limited capabilities and often are not suited to handle the demands of distributed environments or managing complex, hybrid IT infrastructure architectures. The implementation and management of multiple point solutions can result in disjointed workflows and data and be challenging and expensive to deploy and operate.

•
Internally Developed Solutions.  Internally developed solutions require ongoing development and maintenance that can be costly and time-consuming. These solutions typically provide limited functionality, which has to be constantly updated to adapt to changes in technology and IT environments.

Given the challenges associated with operating across a complex range of dynamic, hybrid IT environments and the limited ability of existing solutions to address these challenges in the ways that technology professionals want them addressed, we believe there is a significant market opportunity for broad hybrid IT management solutions purpose-built to serve the needs of technology professionals.

Market Opportunity
We design software products to serve the entire IT management market. Our technology is scalable to meet the needs of large organizations and at the same time built to be affordable, easy to implement and easy to use so small businesses can manage their infrastructure internally or through MSPs. We designed our go-to-market model to enable us to reach all of these businesses efficiently, and we believe we have one of the broadest software portfolios for hybrid IT management across the industry, adding 16 products over the last three years. As a result, we address large and growing markets across IT operations, security, and backup & storage management. In aggregate, International Data Corporation, or IDC, estimates that global software revenue for these markets will grow at a compound annual growth rate of 6.0% to approximately $60.0 billion in 2022 (from the approximately $47.6 billion estimated by IDC in 2018)1.
We believe this market sizing underestimates the size of the market opportunity beyond the enterprise and mid-market. Our products and the SolarWinds Model are designed to allow us to address the entire market, including small businesses and operational units within larger enterprises that we feel may not be fully represented in the above market sizing, and we therefore believe our market opportunity is even larger than the IDC estimate.
In a study we commissioned, Compass Intelligence Research estimated the number of enterprises, mid-sized companies and small companies worldwide, as well as the number of operational units within enterprises that purchase as separate entities. Based on these estimates, our assumptions on the number of our products that would address the needs of organizations according to the size of such organizations, and our historical average sales price for each product based on similarly sized customers, we estimate that we have an aggregate license revenue market opportunity of approximately $61.9 billion, which drives an annual maintenance revenue opportunity of $25.3 billion. When combined with our estimated annual subscription opportunity of $49.7 billion, this creates an annual recurring revenue market opportunity of approximately $75.0 billion.
Internal view of our annual recurring revenue opportunity ($ in billions)2

46K Enterprises
(1K+ FTEs)
$13.9
$75.0
$32.5
3.2M Small
Businesses
(20-99 FTEs)
$28.7
775K Mid-sized
Businesses
(100-999 FTEs)

We calculated the annual maintenance revenue opportunity based on the aggregate license revenue market opportunity and a historical average of the percentage of a new license sale allocated to maintenance revenue. We believe a meaningful portion of our opportunity can be attained by selling additional products to our large existing customer base.
___________________
1  IT operations (Network Management, IT Ops Management, IT Service Management, IT Automation and Configuration Management, database (Database Development and Management Tools, Managed File Transfer); security (Security Analytics, Intelligence, Response, & Orchestration, Messaging Security) and backup & storage management (Data Replication & Protection, Storage & Device Management); IDC Semiannual Software Tracker, 2018 H1 update, November 2018.
2  Compass Intelligence, April 2018; management estimates. Excludes 31.4 million worldwide businesses with 1–19 employees.

The SolarWinds Model
At SolarWinds, we do things differently. The focus and discipline that we bring to our business distinguish us in a highly competitive landscape.
We believe that growth and profitability are not conflicting priorities. We designed our business to allow us to grow and generate significant positive cash flow at the same time.
At the heart of everything we do as a company is the SolarWinds Model, which consists of five principles that guide our business and help explain why technology professionals choose our products:
Focus on the Technology Professional. We are committed to understanding technology professionals and the daily challenges that they face managing the complex, ever-changing demands of business-critical IT environments. We have a substantial customer base and community of technology professionals. We engage with them on a daily basis through digital marketing and online communications. These include THWACK, our online community with over 150,000 registered members that provides forums, tools and valuable resources; several company-sponsored blogs in which we provide perspectives and information relevant to the IT management market; and web-based events designed to train and inform participants about deeper aspects of our products.
Build Great Products for the Entire Market. Organizations of all sizes have complex IT environments that make managing IT challenging. Our commitment to technology professionals allows us to deliver products that solve well-understood IT problems simply, quickly and affordably for the entire market, from very small businesses to the largest of global enterprises, regardless of whether their IT is managed internally or through an MSP.
Capture Demand Using Cost-Efficient, Mass-Reach Digital Marketing. We utilize digital marketing to directly reach technology professionals of all levels of sophistication managing IT environments of all levels of complexity and size. We believe we build credibility and confidence in our products by being present and active in the communities and on the sites that technology professionals trust.
Sell from the Inside. We are committed to selling from the inside. We adhere to a prescriptive process and metrics-based approach that drives predictability and consistency and has helped us add over 6,000 new customers each quarter for the last thirteen calendar quarters. We close the smallest and most simple transactions to our largest and most complex deals efficiently without the need for an outside sales force, product customization or professional services.
Focus on the Long-Term Value of the Relationship with Our Customers. When our customers experience the value of our products, our investment in our product portfolio and our responsiveness to their changing needs, they often grow their relationship with us and become our advocates within both their organizations and their networks of technology professionals. The power of our approach is evidenced by the long-term relationships we have with our customers.
Growth Strategies
We intend to extend our leadership in network management and grow our market share in adjacent areas of IT management with powerful yet easy to use software products designed to manage “all things IT” across hybrid IT environments. The following are key elements of our growth strategy:
Win New Customers Using the SolarWinds Model. The SolarWinds Model allows us to win new customers in existing markets where our products and our model give us a competitive advantage. We have increased our customer base by over 6,000 new customers per quarter for the past thirteen calendar quarters, and intend to leverage our ability to efficiently attract new customers to continue to increase our overall customer base.
Increase Penetration Within Our Existing Customer Base. As of March 31, 2019, we had over 300,000 customers in 190 countries. Many of our customers make an initial purchase to meet an immediate need, such as network or application performance monitoring in a small portion of their IT infrastructure, and then subsequently purchase additional products for other use cases or expansion across their organization. Once our customers have used our products within their IT environment, we are well positioned to help identify additional products that offer further value to those customers. We continue to refine our sales efforts to better target our marketing and sales efforts and expand the sales of our products within organizations, particularly those that have multiple purchasers of our IT management products.
Increase Our International Footprint. We believe a substantial market opportunity exists to increase our international footprint across all of our product lines. We have made significant investments in recent years to increase our sales and marketing operations internationally, and expect to continue to invest to grow our international sales and global brand awareness.
Continue to Innovate. We intend to continue focusing on innovation and bringing new products and tools to market that address problems that technology professionals are asking us to solve. We also intend to continue providing frequent feature releases to our existing products. We are focused on enhancing the overall integration of our products to improve our value proposition and allow our customers to further benefit from expanding their usage of our products as their needs evolve.
Expand into New Markets Aligned with the SolarWinds Model. We have successfully entered new markets and expanded our product offerings to solve a broader set of challenges for customers. For example, in recent years we broadened our product offerings to address the database, storage, cloud and MSP markets. We intend to further expand into markets where our SolarWinds Model provides us with competitive advantages.
Pursue Targeted Acquisitions of Products and Technologies. We have successfully acquired and integrated businesses and technologies in the past that provided us with new product offerings and capabilities and helped us to establish positions in new segments and markets. We intend to continue making targeted acquisitions that complement and strengthen our product portfolio and capabilities or provide access to new markets. We believe our ability to effectively transition acquired companies and products to the SolarWinds Model represents a unique opportunity for our business.
Recent Developments
Acquisition
On April 30, 2019, we acquired SAManage Ltd., or Samanage, an IT service desk solution company, for approximately $350.0 million, or approximately $329.0 million, net of cash acquired. Samanage is based in Cary, North Carolina. By acquiring Samanage, we will enter the IT Service Management, or ITSM, market and introduce the Samanage SaaS-based IT Service Desk products into our product portfolio. We funded the transaction with cash on hand and $35.0 million of borrowings under our Revolving Credit Facility. We believe that our acquisition of Samanage has expanded our market opportunity by over $8 billion.
Risks Affecting Us
Our business is subject to a number of risks that you should understand before making an investment decision. These risks are discussed more fully in “Risk Factors” following this prospectus summary. Some of these risks are:

•
Our quarterly revenue and operating results may fluctuate in the future because of a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations or the guidance we may provide in the future.

•	If we are unable to capture significant volumes of high quality sales leads from our digital marketing initiatives, it could adversely affect our revenue growth and operating results.

•	If we are unable to sell products to new customers or to sell additional products or upgrades to our existing customers, it could adversely affect our revenue growth and operating results.

•	Our business depends on customers renewing their maintenance or subscription agreements. Any decline in renewal or net retention rates could harm our future operating results.

•
We have experienced substantial growth in recent years, and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer satisfaction or adequately address competitive challenges, and our financial performance may be adversely affected.

•
Because our long-term success depends on our ability to operate our business internationally and increase sales of our products to customers located outside of the United States, our business is susceptible to risks associated with international operations.

•	We operate in highly competitive markets, which could make it difficult for us to acquire and retain customers at historic rates.

•	Our actual operating results may differ significantly from information we may provide in the future regarding our financial outlook.

•	Acquisitions, such as our recent acquisition of Samanage, present many risks that could have a material adverse effect on our business and results of operations.

•	The Sponsors have a controlling influence over matters requiring stockholder approval, which could delay or prevent a change of control.

•	The Sponsors and their affiliated funds may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests.
Our Sponsors
SolarWinds Corporation was formed by affiliates of investment firms Silver Lake and Thoma Bravo to acquire SolarWinds, Inc., then a publicly traded company. On February 5, 2016, we completed the acquisition, as a result of which SolarWinds, Inc. became our wholly owned subsidiary and ceased being an SEC registrant.
Silver Lake is the global leader in technology investing, with over $43 billion in combined assets under management and committed capital and a team of approximately 100 investment and value creation professionals located around the world. Silver Lake has professionals based in Silicon Valley, New York, London, and Hong Kong.
Thoma Bravo is a leading investment firm building on a more than 35-year history of providing capital and strategic support to experienced management teams and growing companies. Thoma Bravo has invested in many fragmented, consolidating industry sectors in the past, but has become known particularly for its history of successful investments in the application, infrastructure and security software and technology-enabled services sectors, which now have been its investment focus for more than 15 years. Thoma Bravo manages a series of investment funds representing more than $30 billion of capital commitments.
Our Sponsors’ interests may not coincide with the interests of our other stockholders. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Our Sponsors have a controlling influence over matters requiring stockholder approval, which could delay or prevent a change of control.” Additionally, each of our Sponsors is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Our Sponsors may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests” and “Description of Capital Stock—Anti-Takeover Provisions in Our Charter and Bylaws—Corporate Opportunity.”
Controlled Company Status
Because our Sponsors will own approximately 84.0% of our common stock after the completion of this offering (or 83.3% of our common stock if the underwriters’ option to purchase additional shares is exercised in full), we will continue to be a controlled company under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules of the NYSE. This status will allow us to rely on exemptions from certain corporate governance requirements otherwise applicable to NYSE-listed companies. See “Management—Status As a Controlled Company.”
Our Sponsors are able to control all matters that require approval by our stockholders, including the election and removal of directors, changes to our organizational documents and approval of acquisition offers and other significant corporate transactions. The Sponsors have entered into a stockholders’ agreement whereby they each agreed, among other things, to vote the shares each beneficially owns in favor of the director nominees designated by the applicable Sponsor.
Corporate Information
SolarWinds Corporation is a holding company. SolarWinds Corporation was incorporated in the State of Delaware in 2015 under the name Project Aurora Parent, Inc. It changed its name to SolarWinds Parent, Inc. in May 2016, and in May 2018 changed its name to SolarWinds Corporation. SolarWinds Corporation was organized for the purpose of acquiring SolarWinds, Inc. SolarWinds, Inc. was incorporated in the State of Oklahoma in 1999 and reincorporated in the State of Delaware in 2008. In May 2018, SolarWinds, Inc. changed its name to SolarWinds North America, Inc. The principal operating subsidiaries of SolarWinds Corporation are SolarWinds Worldwide, LLC, or SolarWinds Worldwide, SolarWinds Software Europe Limited and SolarWinds MSP UK Limited.
Our principal executive offices are located at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, and our telephone number is (512) 682-9300. Our website address is www.solarwinds.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.
SolarWinds, SolarWinds & Design, Orion and THWACK trademarks are the exclusive property of SolarWinds Worldwide or its affiliates, are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other SolarWinds trademarks, service marks, and logos may be common law marks or are registered or pending registration. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.
Emerging Growth Company
The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as emerging growth companies. We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we intend to take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, that we provide certain disclosures regarding executive compensation, and that we hold nonbinding stockholder advisory votes on executive compensation and any golden parachute payments not previously approved. We may take advantage of these exemptions until we are no longer an emerging growth company.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date on which we become a “large accelerated filer” (the fiscal year-end on which at least $700.0 million of equity securities are held by non-affiliates as of the last day of our then most recently completed second fiscal quarter); (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2023, which is the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering.
See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies” for certain risks related to our status as an emerging growth company.

THE OFFERING

Common stock offered by the selling stockholders	15,000,000 shares

Common stock to be outstanding after this offering	309,954,474 shares

Underwriters’ option to purchase additional shares offered by the selling stockholders	2,250,000 shares

Use of proceeds
The selling stockholders will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions.

Controlled company	After this offering, we will continue to be a controlled company within the meaning of the corporate governance standards of the NYSE. See “Management—Status As a Controlled Company.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE symbol	SWI
Except as otherwise indicated in this prospectus, the number of shares of our common stock that will be outstanding after this offering is based on 309,954,474 shares of our common stock outstanding as of March 31, 2019, which includes 3,549,425 restricted stock awards issued to our directors, officers and other employees that are subject to vesting, and excludes:

•	2,937,025 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2019, having a weighted average exercise price of $1.60 per share;

•	6,216,511 shares of common stock issuable upon vesting of restricted stock units outstanding as of March 31, 2019;

•	901,590 shares of common stock issuable upon vesting of performance stock units outstanding at the target award amount as of March 31, 2019;

•	22,881,899 shares of common stock available for issuance under the SolarWinds Corporation 2018 Equity Incentive Plan, or the 2018 Plan; and

•	3,750,000 shares of common stock available for issuance under the SolarWinds Corporation 2018 Employee Stock Purchase Plan.
Except as otherwise indicated in this prospectus, all information contained in this prospectus assumes:

•	no exercise of outstanding options after March 31, 2019; and

•	no exercise by the underwriters of their option to purchase up to an additional 2,250,000 shares of our common stock from the selling stockholders.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
You should read the following summary consolidated financial and other data together with our audited consolidated financial statements and related notes included elsewhere in this prospectus and the information under “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
On February 5, 2016, we were acquired by the Sponsors in a take private transaction, or the Take Private. We applied purchase accounting on the date of the Take Private. We refer to the Company as Predecessor in the periods before the Take Private and Successor in the subsequent periods.
The summary consolidated statements of operations presented below from January 1, 2016 to February 4, 2016 relate to the Predecessor and are derived from audited consolidated financial statements that are included in this prospectus. The summary consolidated statements of operations data for the period from February 5, 2016 to December 31, 2018, and the consolidated balance sheet data as of December 31, 2018, relate to the Successor and are derived from audited consolidated financial statements that are included in this prospectus.
Although the period from January 1, 2016 to February 4, 2016 relates to the Predecessor and the period from February 5, 2016 to December 31, 2016 relates to the Successor, to assist with the period-to-period comparison we have combined these periods as a sum of the amounts without any other adjustments and refer to the combined period as the combined year ended December 31, 2016. This combination does not comply with GAAP or with the rules for pro forma presentation.
The summary consolidated statements of operations data for the three months ended March 31, 2018 and 2019 and the summary consolidated balance sheet data as of March 31, 2019 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial data on the same basis as the audited consolidated financial statements. The unaudited consolidated financial data include, in our opinion, all adjustments of a normal, recurring nature that we consider necessary for a fair statement of the financial information set forth in those statements.
Our historical results are not necessarily indicative of the results to be expected in the future, and our results for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2019.
On January 1, 2019 we adopted FASB Accounting Standards Codification (“ASC”) No. 2014-09 “Revenue from Contracts with Customers,” or ASC 606, which replaced all existing revenue guidance under ASC 605 “Revenue Recognition,” including prescriptive industry-specific guidance, or ASC 605.We adopted ASC 606 using the modified-retrospective method. Results for reporting periods beginning after January 1, 2019 are presented in compliance with the new revenue recognition standard ASC 606. Historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under the prior revenue recognition standard, ASC 605. The overall adoption impact to total revenue was immaterial, however, the classification and timing of revenue between license and recurring revenue was impacted by the adoption. In addition, ASC 606 requires the deferral and amortization of certain incremental costs incurred to obtain a contract. The financial data below includes the presentation of financial results for the three month period ended March 31, 2019 under ASC 605 for comparison to the prior year period.

Consolidated Statement of Operations Data:
	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except per share data)				(unaudited)
Revenue:
Subscription	$6,551	$126,960	$133,511	$213,754	$265,591	$63,053	$71,565
Maintenance	29,500	145,234	174,734	357,630	402,938	97,000	106,292
Total recurring revenue	36,051	272,194	308,245	571,384	668,529	160,053	177,857
License	11,276	149,900	161,176	156,633	164,560	36,860	37,935
Total revenue	47,327	422,094	469,421	728,017	833,089	196,913	215,792
Cost of revenue:
Cost of recurring revenue(1)	9,551	46,238	55,789	60,698	70,744	16,887	18,159
Amortization of acquired technologies	2,186	147,517	149,703	171,033	175,991	44,319	43,817
Total cost of revenue	11,737	193,755	205,492	231,731	246,735	61,206	61,976
Gross profit	35,590	228,339	263,929	496,286	586,354	135,707	153,816
Operating expenses:(1)
Sales and marketing	47,064	165,355	212,419	205,631	227,468	52,682	60,595
Research and development	32,183	65,806	97,989	86,618	96,272	24,753	25,188
General and administrative	79,636	71,011	150,647	67,303	80,641	19,186	21,736
Amortization of acquired intangibles	917	58,553	59,470	67,080	66,788	17,128	16,502
Total operating expenses	159,800	360,725	520,525	426,632	471,169	113,749	124,021
Operating income (loss)	(124,210)	(132,386)	(256,596)	69,654	115,185	21,958	29,795
Other income (expense):
Interest expense, net	(473)	(169,900)	(170,373)	(169,786)	(142,008)	(42,089)	(27,382)
Other income (expense), net(2)	(284)	(56,959)	(57,243)	38,664	(94,887)	(48,136)	1,297
Total other income (expense)	(757)	(226,859)	(227,616)	(131,122)	(236,895)	(90,225)	(26,085)
Income (loss) before income taxes	(124,967)	(359,245)	(484,212)	(61,468)	(121,710)	(68,267)	3,710
Income tax expense (benefit)	(53,156)	(96,651)	(149,807)	22,398	(19,644)	(8,357)	565
Net income (loss)	$(71,811)	$(262,594)	$(334,405)	$(83,866)	$(102,066)	$(59,910)	$3,145
Net income (loss) available to common stockholders(3)	$(71,811)	$(480,498)	$(552,309)	$(351,873)	$364,635	$(129,745)	$3,103
Net income (loss) available to common stockholders per share(3):
Basic earnings (loss) per share	$(1.00)	$(4.98)		$(3.50)	$2.60	$(1.28)	$0.01
Diluted earnings (loss) per share	$(1.00)	$(4.98)		$(3.50)	$2.56	$(1.28)	$0.01
Weighted-average shares used to compute net income (loss) available to common stockholders per share(3):
Weighted-average shares used in computation of basic earnings (loss) per share	71,989	96,465		100,433	140,301	101,644	305,653
Weighted-average shares used in computation of diluted earnings (loss) per share	71,989	96,465		100,433	142,541	101,644	309,783

________________

(1)	Includes stock-based compensation as follows:

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands)				(unaudited)
Cost of recurring revenue	$5,562	$2	$5,564	$4	$279	$1	$372
Sales and marketing	30,725	7	30,732	44	2,295	25	2,805
Research and development	23,822	7	23,829	21	1,330	8	1,632
General and administrative	27,654	1	27,655	11	1,929	7	2,909
	$87,763	$17	$87,780	$80	$5,833	$41	$7,718

(2)	Other income (expense), net includes the following:

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands)				(unaudited)
Unrealized net transaction gains (losses) related to the remeasurement of intercompany loans:	$—	$(26,651)	$(26,651)	$56,539	$(12,565)	$13,903	$(10)

(3)
See Note 12. Net Income (Loss) Per Share in the Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for an explanation of the method used to compute the net income (loss) available to common stockholders, net income (loss) per share available to common stockholders and the weighted-average number of shares used in the computation of the per share amounts.

The impact of adoption of ASC 606 on our consolidated statement of operations for the three months ended March 31, 2019 (unaudited) was as follows:

	Three Months Ended March 31, 2019
	ASC 606	ASC 606 impact	Without adoption of ASC 606 (ASC 605)

	(in thousands)
	(unaudited)
Revenue:
Subscription	$71,565	$124	$71,689
Maintenance	106,292	235	106,527
Total recurring revenue	177,857	359	178,216
License	37,935	(192)	37,743
Total revenue	$215,792	$167	$215,959
Total operating expenses	124,021	1,400	125,421
Interest expense, net	(27,382)	—	(27,382)
Income tax expense (benefit)	565	—	565
Net income (loss)	3,145	(1,233)	1,912

The following table presents consolidated balance sheet data as of December 31, 2018 and March 31, 2019 (unaudited):

Consolidated Balance Sheet Data:	As of
	December 31, 2018	March 31, 2019

	(in thousands)
		(unaudited)
Cash and cash equivalents	$382,620	$434,465
Working capital, excluding deferred revenue	402,639	476,688
Total assets	5,194,649	5,180,472
Deferred revenue, current and non-current portion	296,132	311,790
Long-term debt, net of current portion	1,904,072	1,901,383
Total liabilities	2,578,549	2,574,095
Total stockholders’ equity	2,616,100	2,606,377
Impact of Purchase Accounting Related to the Take Private and Acquisitions
The comparability of our operating results in fiscal 2018 and 2017 versus fiscal 2016 was significantly impacted by the Take Private and to a lesser extent, other acquisitions. We account for acquired businesses, including the Take Private, using the acquisition method of accounting, which requires that the assets acquired and liabilities assumed, including deferred revenue, be recorded at the date of acquisition at their respective fair values which could differ from the historical book values. In most cases, adjusting the acquired deferred revenue balances to fair value on the date of the relevant acquisition had the effect of reducing the historical deferred revenue balance and therefore reducing the revenue recognized in subsequent periods. In addition, we incurred amortization of acquired technology and intangibles in connection with the Take Private and to a lesser extent, other acquisitions. For further information of the impact of the Take Private and other acquisitions on our financial statements, see “Non-GAAP Financial Measures” below. See also Note 3. Take Private and Note 4. Acquisitions in the Notes to Consolidated Financial Statements. While the deferred revenue written down in connection with our acquisitions will never be recognized as revenue under GAAP, we do not expect the Take Private to have an impact on future renewal rates of the maintenance contracts included within the deferred revenue write-down, nor do we expect revenue generated from new license and subscription contracts to be similarly impacted by purchase accounting adjustments.

Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. We believe that these non-GAAP financial measures provide supplemental information that is meaningful when assessing our operating performance because they exclude the impact of certain amounts that our management and board of directors do not consider part of core operating results when assessing our operational performance, allocating resources, preparing annual budgets and determining compensation. Accordingly, these non-GAAP financial measures may provide insight to investors into the motivation and decision-making of management in operating the business. Set forth in the first table below are the corresponding GAAP financial measures for each non-GAAP financial measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure included in “Selected Consolidated Financial Data—Non-GAAP Financial Measures.”

	Predecessor	Successor(4)	Combined(4)	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except margin data)				(unaudited)
Subscription revenue	$6,551	$126,960	$133,511	$213,754	$265,591	$63,053	$71,565
Maintenance revenue	29,500	145,234	174,734	357,630	402,938	97,000	106,292
License revenue	11,276	149,900	161,176	156,633	164,560	36,860	37,935
Total revenue	47,327	422,094	469,421	728,017	833,089	196,913	215,792
Gross margin	75.2%	54.1%	56.2%	68.2%	70.4%	68.9%	71.3%
Operating margin	(262.5)%	(31.4)%	(54.7)%	9.6%	13.8%	11.2%	13.8%
Net income (loss)	(71,811)	(262,594)	(334,405)	(83,866)	(102,066)	(59,910)	3,145

	Predecessor	Successor(4)	Combined(4)	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except margin data)
		(unaudited)
Non-GAAP subscription revenue(1)	$6,551	$134,179	$140,730	$215,218	$266,757	$63,687	$71,565
Non-GAAP maintenance revenue(1)	29,500	298,454	327,954	369,144	405,488	97,813	106,292
Non-GAAP license revenue(1)	11,276	150,821	162,097	156,636	164,560	36,860	37,935
Non-GAAP total revenue(1)	47,327	583,454	630,781	740,998	836,805	198,360	215,792
Non-GAAP gross margin(2)	93.5%	92.2%	92.3%	91.9%	91.6%	91.5%	91.8%
Non-GAAP operating margin(2)	44.9%	48.4%	48.2%	46.9%	46.7%	45.6%	46.6%
Adjusted EBITDA(3)	21,963	293,200	315,163	361,871	407,511	95,110	104,848
________________

(1)
We define non-GAAP subscription revenue, non-GAAP maintenance revenue, non-GAAP license revenue and non-GAAP total revenue, as subscription revenue, maintenance revenue, license revenue and total revenue, respectively, excluding the impact of purchase accounting related to the Take Private and other acquisitions.

(2)
We calculate non-GAAP gross margin and non-GAAP operating margin using non-GAAP revenue as discussed above in footnote (1) and excluding certain items such as the write-down of deferred revenue related to purchase accounting, amortization of acquired intangible assets, stock-based compensation, acquisition and Sponsor related costs and restructuring charges that may not be indicative of our core business.

(3)
We regularly monitor adjusted EBITDA, as it is a measure we use to assess our operating performance. We believe that adjusted EBITDA is a measure widely used by securities analysts and investors to evaluate the financial performance of our company and other companies. We believe that adjusted EBITDA is an important measure for evaluating our performance because it facilitates comparisons of our core operating results from period to period by removing the impact of our capital structure (net interest expense from our outstanding debt, debt servicing costs and losses on debt extinguishment), asset base (depreciation and amortization), tax consequences, purchase accounting adjustments, acquisition and Sponsor related costs, stock-based compensation and gains (losses) resulting from changes in exchange rates on foreign currency denominated intercompany loans and restructuring costs and other.

(4)	The operating results of LOGICnow are included in our consolidated financial statements from the acquisition date of May 27, 2016 to December 31, 2016.
While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures. Items such as the amortization of acquired intangible assets, stock-based compensation expense, acquisition related adjustments and restructuring charges, as well as the related tax impacts of these items can have a material impact on our GAAP financial results.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before deciding whether to purchase shares of our common stock. The trading price of our common stock could decline because of any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto. The risks described below are not the only ones we face. Additional risks we are not currently aware of or that we currently believe are immaterial may also impair our business, operations, financial condition, results of operations and prospects.
Risks Related to Our Business and Industry
Our quarterly revenue and operating results may fluctuate in the future because of a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations or the guidance we may provide in the future.
We believe our quarterly revenue and operating results may vary significantly in the future. As a result, you should not rely on the results of any one quarter as an indication of future performance and period-to-period comparisons of our revenue and operating results may not be meaningful.
Our quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, those listed below, many of which are outside of our control:

•	our ability to maintain and increase sales to existing customers and to attract new customers;

•	decline in maintenance or subscription renewals;

•	our ability to capture a significant volume of qualified sales leads;

•	our ability to convert qualified sales leads into new business sales at acceptable conversion rates;

•	the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure and customer acquisition;

•	our failure to achieve the growth rate that was anticipated by us in setting our operating and capital expense budgets;

•	potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity;

•	fluctuations in foreign currency exchange rates that may negatively impact our reported results of operations;

•	the timing of revenue and expenses related to the development or acquisition of technologies, products or businesses;

•	potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;

•	the timing and success of new product, enhancements or functionalities introduced by us or our competitors;

•	our ability to obtain, maintain, protect and enforce our intellectual property rights;

•	changes in our pricing policies or those of our competitors;

•	the impact of new accounting pronouncements;

•	occasional large customer orders, including in particular those placed by the U.S. federal government;

•	unpredictability and timing of buying decisions by the U.S. federal government;

•	general economic, industry and market conditions that impact expenditures for enterprise IT management software in the United States and other countries where we sell our software;

•	significant security breaches, technical difficulties or interruptions to our products; and

•	changes in tax rates in jurisdictions in which we operate.
Fluctuations in our quarterly operating results might lead analysts to change their models for valuing our common stock. As a result, our stock price could decline rapidly and we could face costly securities class action suits or other unanticipated issues.
If we are unable to capture significant volumes of high quality sales leads from our digital marketing initiatives, it could adversely affect our revenue growth and operating results.
Our digital marketing program is designed to efficiently and cost-effectively drive a high volume of website traffic and deliver high quality leads, which are generally trials of our products, to our sales teams. We drive website traffic and capture leads through various digital marketing initiatives, including search engine optimization, or SEO, targeted email campaigns, localized websites, social media, e-book distribution, video content, blogging and webinars. If we fail to drive a sufficient amount of website traffic or capture a sufficient volume of high quality sales leads from these activities, our revenue may not grow as expected or could decrease. If these activities are unsuccessful, we may be required to increase our sales and marketing expenses, which may not be offset by additional revenue, and could adversely affect our operating results.
Our digital marketing initiatives may be unsuccessful in driving high volumes of website traffic and generating trials of our products, resulting in fewer high quality sales leads, for a number of reasons. For example, technology professionals often find our products when they are online searching for a solution to address a specific need. Search engines typically provide two types of search results, algorithmic and purchased listings, and we rely on both. The display, including rankings, of unpaid search results can be affected by a number of factors, many of which are not in our direct control, and may change frequently. Our SEO techniques have been developed to work with existing search algorithms used by the major search engines. However, major search engines frequently modify their search algorithms and such modifications could cause our websites to receive less favorable placements, which could reduce the number of technology professionals who visit our websites. In addition, websites must comply with search engine guidelines and policies that are complex and may change at any time. If we fail to follow such guidelines and policies properly, search engines may rank our content lower in search results or could remove our content altogether from their indexes. If our websites are displayed less prominently, or fail to appear in search result listings in response to search inquiries regarding IT management problems through Internet search engines for any reason, our website traffic could significantly decline, requiring us to incur increased marketing expenses to replace this traffic. Any failure to replace this traffic could reduce our revenue.
In addition, the success of our digital marketing initiatives depends in part on our ability to collect customer data and communicate with existing and potential customers online and through phone calls. As part of the product evaluation trial process and during our sales process, most of our customers agree to receive emails and other communications from us. We also use tracking technologies, including cookies and related technologies, to help us track the activities of the visitors to our websites. However, as discussed in greater detail below, we are subject to a wide variety of data privacy and security laws and regulations in the U.S. and internationally that affect our ability to collect and use customer data and communicate with customers through email and phone calls. Several jurisdictions have proposed or adopted laws that restrict or prohibit unsolicited email or “spam” or regulate the use of cookies, including the European Union’s recently enacted General Data Protection Regulation. These new laws and regulations may impose significant monetary penalties for violations and complex and often burdensome requirements in connection with sending commercial email or other data-driven marketing practices. As a result of such regulation, we may be required to modify or discontinue our existing marketing practices, which could increase our marketing costs.

If we are unable to sell products to new customers or to sell additional products or upgrades to our existing customers, it could adversely affect our revenue growth and operating results.
To increase our revenue, we must regularly add new customers, including new customers within existing client organizations, and sell additional products or upgrades to existing customers. Even if we capture a significant volume of leads from our digital marketing activities, we must be able to convert those leads into sales of our products in order to achieve revenue growth.
We primarily rely on our direct sales force to sell our products to new and existing customers and convert qualified leads into sales using our low-touch, high-velocity sales model. Accordingly, our ability to achieve significant growth in revenue in the future will depend on our ability to recruit, train and retain sufficient numbers of sales personnel, and on the productivity of those personnel. We plan to continue to expand our sales force both domestically and internationally. Our recent and planned personnel additions may not become as productive as we would like or in a timely manner, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do or plan to do business. If we are unable to sell products to new customers and additional products or upgrades to our existing customers through our direct sales force or through our channel partners, which supplement our direct sales force by distributing our products and generating sales opportunities, we may be unable to grow our revenue and our operating results could be adversely affected.
We offer and sell our products to two main groups of customers: technology professionals, who use our cloud and on-premises products to manage their organization’s own IT infrastructure, and managed service providers, or MSPs, who use our products to manage their end clients’ IT infrastructure. In addition to the growth in our core IT offerings since our inception, since 2013, we have also devoted significant resources to expanding our MSP offerings, including through our acquisition of LOGICnow in 2016. If we fail to continue to add MSP customers, our business and operating results may be harmed.
Our business depends on customers renewing their maintenance or subscription agreements. Any decline in renewal or net retention rates could harm our future operating results.
The significant majority of our revenue is recurring and consists of maintenance revenue and subscription revenue. Our perpetual license products typically include the first year of maintenance as part of the initial price. Our subscription products generally have recurring monthly or annual subscription periods. Our customers have no obligation to renew their maintenance or subscription agreements after the expiration of the initial period. Additionally, customers could cancel their subscription agreements prior to the expiration of the subscription period, which could result in us recognizing less subscription revenue than expected over the term of the agreement.
It is difficult to accurately predict long-term customer retention. Our customers’ maintenance renewal rates and subscription net retention rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our products, the prices of our products, the prices of products and services offered by our competitors or reductions in our customers’ spending levels. If our customers do not renew their maintenance or subscription arrangements or if they renew them on less favorable terms, our revenue may decline and our business will suffer. A substantial portion of our quarterly maintenance and subscription revenue is attributable to agreements entered into during previous quarters. As a result, if there is a decline in renewed maintenance or subscription agreements in any one quarter, only a small portion of the decline will be reflected in our revenue recognized in that quarter and the rest will be reflected in our revenue recognized in the following four quarters or more.
We have experienced substantial growth in recent years, and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer satisfaction or adequately address competitive challenges, and our financial performance may be adversely affected.
Our business has rapidly grown, which has resulted in large increases in our number of employees, expansion of our infrastructure, new internal systems and other significant changes and additional complexities. We increased our total number of employees to 2,794 as of March 31, 2019 from 2,483 as of March 31, 2018. While we intend to further expand our overall business, customer base, and number of employees, our historical growth rate is not necessarily indicative of the growth that we may achieve in the future. The growth in our business generally and our management of a growing workforce and customer base geographically dispersed across the U.S. and internationally will require substantial management effort, infrastructure and operational capabilities. To support our growth, we must continue to improve our management resources and our operational and financial controls and systems, and these improvements may increase our expenses more than anticipated and result in a more complex business. We will also have to anticipate the necessary expansion of our relationship management, implementation, customer service and other personnel to support our growth and achieve high levels of customer service and satisfaction. Our success will depend on our ability to plan for and manage this growth effectively. If we fail to anticipate and manage our growth or are unable to provide high levels of customer service, our reputation, as well as our business, results of operations and financial condition, could be harmed.
Because our long-term success depends on our ability to operate our business internationally and increase sales of our products to customers located outside of the United States, our business is susceptible to risks associated with international operations.
We have international operations in the Republic of Ireland, the United Kingdom, the Czech Republic, Poland, Belarus, Romania, Germany, Portugal, the Netherlands, Sweden, Canada, Australia, Singapore and the Philippines. We also expect to continue to expand our international operations for the foreseeable future. The continued international expansion of our operations requires significant management attention and financial resources and results in increased administrative and compliance costs. Our limited experience in operating our business in certain regions outside the United States increases the risk that our expansion efforts into those regions may not be successful. In particular, our business model may not be successful in particular countries or regions outside the United States for reasons that we currently are unable to anticipate. In addition, conducting international operations subjects us to risks that we have not generally faced in the United States. These include, but are not limited to:

•	fluctuations in currency exchange rates (which we hedge only to a limited extent at this time);

•	the complexity of, or changes in, foreign regulatory requirements;

•	difficulties in managing the staffing of international operations, including compliance with local labor and employment laws and regulations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, overlapping tax regimes, restrictions on the repatriation of earnings and changes in tax rates;

•	dependence on resellers and distributors to increase customer acquisition or drive localization efforts;

•	the burdens of complying with a wide variety of foreign laws and different legal standards;

•	increased financial accounting and reporting burdens and complexities;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	longer sales cycles;

•	political, social and economic instability abroad;

•	terrorist attacks and security concerns in general;

•	reduced or varied protection for intellectual property rights in some countries; and

•	the risk of U.S. regulation of foreign operations.
The occurrence of any one of these risks could negatively affect our international business and, consequently, our operating results. We cannot be certain that the investment and additional resources required to establish, acquire or integrate operations in other countries will produce desired levels of revenue or profitability. If we are unable to effectively manage our expansion into additional geographic markets, our financial condition and results of operations could be harmed.

In particular, we operate much of our research and development activities internationally and outsource a portion of the coding and testing of our products and product enhancements to contract development vendors. We believe that performing research and development in our international facilities and supplementing these activities with our contract development vendors enhances the efficiency and cost-effectiveness of our product development. If we experience problems with our workforce or facilities internationally, we may not be able to develop new products or enhance existing products in an alternate manner that may be equally or less efficient and cost-effective.
We are monitoring developments related to the United Kingdom’s 2016 referendum in which United Kingdom voters approved an exit from the European Union commonly referred to as “Brexit.” The potential effects of Brexit on our business will depend upon any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently and negotiations are ongoing. Since we have operations in the UK and Europe, Brexit could potentially have corporate structural consequences, adversely change tax benefits or liabilities and disrupt some of the markets and jurisdictions in which we operate. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate.
We operate in highly competitive markets, which could make it difficult for us to acquire and retain customers at historic rates.
We operate in a highly competitive industry. Competition in our market is based primarily on brand awareness and reputation; product capabilities, including scalability, performance and reliability; ability to solve problems for companies of all sizes and infrastructure complexities; ease of use; total cost of ownership; flexible deployment models, including on-premise, in the cloud or in a hybrid environment; strength of sales and marketing efforts; and focus on customer service. We often compete to sell our products against existing products or systems that our potential customers have already made significant expenditures to install. Many of our current and potential competitors enjoy substantial competitive advantages over us, such as greater brand awareness and substantially greater financial, technical and other resources. In addition, many of our competitors have established marketing relationships and access to larger customer bases, and have major distribution agreements with consultants, system integrators and resellers. Given their larger size, greater resources and existing customer relationships, our competitors may be able to compete and respond more effectively than we can to new or changing opportunities, technologies, standards or customer requirements.
We face competition from both large network management and IT vendors offering enterprise-wide software frameworks and services and smaller companies in the cloud and application monitoring and the MSP IT tools markets. We also compete with network equipment vendors and IT operations management product providers, as well as infrastructure providers and their native applications, whose products and services also address network and IT management requirements. Our principal competitors vary depending on the product we offer and include large network management and IT vendors such as NetScout Systems, Inc., Micro Focus International plc, CA, Inc., International Business Machines Corporation and BMC Software, Inc., and smaller companies in the cloud and application monitoring and the MSP IT tools markets, where we do not believe that a single or small group of companies has achieved market leadership.
Some of our competitors have made acquisitions or entered into strategic relationships with one another to offer more comprehensive or bundled or integrated product offerings. We expect this trend to continue as companies attempt to strengthen or maintain their market positions in an evolving industry and as companies enter into partnerships or are acquired. Companies and alliances resulting from these possible consolidations and partnerships may create more compelling product offerings and be able to offer more attractive pricing, making it more difficult for us to compete effectively.
Our actual operating results may differ significantly from information we may provide in the future regarding our financial outlook.
From time to time, we may provide information regarding our financial outlook in our quarterly earnings releases, quarterly earnings conference calls, or otherwise, that represents our management’s estimates as of the date of release. This information regarding our financial outlook, which includes forward-looking statements, will be based on projections, including those related to certain of the factors listed above, prepared by our management. Neither our independent registered public accounting firm nor any other independent expert or outside party will compile or examine the projections nor, accordingly, will any such person express any opinion or any other form of assurance with respect thereto.
These projections will be based upon a number of assumptions and estimates that, while presented with numerical specificity, will be inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond our control, and will also be based upon specific assumptions with respect to future business decisions, some of which will change. We intend to state possible outcomes as high and low ranges, which will be intended to provide a sensitivity analysis as variables are changed, but will not be intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we may in the future release such information is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by analysts.
Information regarding our financial outlook would be necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying such information furnished by us will not materialize or will vary significantly from actual results. Accordingly, information that we may provide regarding our financial outlook will only be an estimate of what management believes is realizable as of the date of release. Actual results will vary from our financial outlook, and the variations may be material and adverse. In light of the foregoing, investors are urged to consider these factors, not to rely exclusively upon information we may provide regarding our financial outlook in making an investment decision regarding our common stock, and to take such information into consideration only in connection with other information included in our filings filed with or furnished to the SEC, including the “Risk Factors” sections in such filings.
Any failure to implement our operating strategy successfully or the occurrence of any of the events or circumstances set forth under “Risk Factors” in this prospectus could result in our actual operating results being different from information we provide regarding our financial outlook, and those differences might be adverse and material.
If we sustain system failures, cyberattacks against our systems or against our products, or other data security incidents or breaches, we could suffer a loss of revenue and increased costs, exposure to significant liability, reputational harm and other serious negative consequences.
We are heavily dependent on our technology infrastructure to sell our products and operate our business, and our customers rely on our technology to help manage their own IT infrastructure. Our systems and those of our third-party service providers are vulnerable to damage or interruption from natural disasters, fire, power loss, telecommunication failures, traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse, and denial-of-service attacks, as well as sophisticated nation-state and nation-state-supported actors (including advanced persistent threat intrusions). The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hacks, foreign governments, and cyber terrorists, has generally increased the number, intensity and sophistication of attempted attacks, and intrusions from around the world have increased. In addition, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of our systems.
Because the techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period and, therefore, have a greater impact on the products we offer, the proprietary data contained therein, and ultimately on our business.
The foregoing security problems could result in, among other consequences, damage to our own systems or our customers’ IT infrastructure or the loss or theft of our customers’ proprietary or other sensitive information. The costs to us to eliminate or address the foregoing security problems and security vulnerabilities before or after a cyber incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential customers that may impede sales of our products or other critical functions. We could lose existing or potential customers in connection with any actual or perceived security vulnerabilities in our websites or our products.
During the purchasing process and in connection with evaluations of our software, either we or third-party providers collect and use customer information, including personally identifiable information, such as credit card numbers, email addresses, phone numbers and IP addresses. We have legal and contractual obligations to protect the confidentiality and appropriate use of customer data. Despite our security measures, unauthorized access to, or security breaches of, our software or systems could result in the loss, compromise or corruption of data, loss of business, severe reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation and other liabilities. We have incurred and expect to incur significant expenses to prevent security breaches, including deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants. Our errors and omissions insurance coverage covering certain security and privacy damages and claim expenses may not be sufficient to compensate for all liabilities we incur.
Acquisitions, such as our recent acquisition of Samanage, present many risks that could have a material adverse effect on our business and results of operations.
In order to expand our business, we have made several acquisitions and expect to continue making similar acquisitions and possibly larger acquisitions as part of our growth strategy. The success of our future growth strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Acquisitions are inherently risky, and any acquisitions we complete may not be successful. Our past acquisitions and any mergers and acquisitions that we may undertake in the future involve numerous risks, including, but not limited to, the following:

•	difficulties in integrating and managing the operations, personnel, systems, technologies and products of the companies we acquire;

•	diversion of our management’s attention from normal daily operations of our business;

•	our inability to maintain the key business relationships and the reputations of the businesses we acquire;

•	uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

•	our dependence on unfamiliar affiliates, resellers, distributors and partners of the companies we acquire;

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our inability to increase revenue from an acquisition for a number of reasons, including our failure to drive demand in our existing customer base for acquired products and our failure to obtain maintenance renewals or upgrades and new product sales from customers of the acquired businesses;

•	increased costs related to acquired operations and continuing support and development of acquired products;

•	our responsibility for the liabilities of the businesses we acquire;

•	potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;

•	adverse tax consequences associated with acquisitions;

•	changes in how we are required to account for our acquisitions under U.S. generally accepted accounting principles, including arrangements that we assume from an acquisition;

•	potential negative perceptions of our acquisitions by customers, financial markets or investors;

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failure to obtain required approvals from governmental authorities under competition and antitrust laws on a timely basis, if at all, which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected financial or strategic goals of an acquisition;

•	potential increases in our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

•	our inability to apply and maintain our internal standards, controls, procedures and policies to acquired businesses; and

•	potential loss of key employees of the companies we acquire.
Additionally, acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves or require us to incur additional debt under our credit agreements or otherwise. We may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will experience ownership dilution.
The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or substantially concurrent acquisitions.
Businesses that we acquire may have greater than expected liabilities for which we become responsible.
Businesses that we acquire may have liabilities or adverse operating issues, or both, that we fail to discover through due diligence or the extent of which we underestimate prior to the acquisition. For example, to the extent that any business that we acquire or any prior owners, employees or agents of any acquired businesses or properties (i) failed to comply with or otherwise violated applicable laws, rules or regulations; (ii) failed to fulfill or disclose their obligations, contractual or otherwise, to applicable government authorities, their customers, suppliers or others; or (iii) incurred tax or other liabilities, we, as the successor owner, may be financially responsible for these violations and failures and may suffer harm to our reputation and otherwise be adversely affected. An acquired business may have problems with internal control over financial reporting, which could be difficult for us to discover during our due diligence process and could in turn lead us to have significant deficiencies or material weaknesses in our own internal control over financial reporting. These and any other costs, liabilities and disruptions associated with any of our past acquisitions and any future acquisitions could harm our operating results.
Charges to earnings resulting from acquisitions may adversely affect our operating results.
When we acquire businesses, we allocate the purchase price to tangible assets and liabilities and identifiable intangible assets acquired at their acquisition date fair values. Any residual purchase price is recorded as goodwill, which is also generally measured at fair value. We also estimate the fair value of any contingent consideration. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are uncertain and involve significant judgments by management. After we complete an acquisition, the following factors could result in material charges and adversely affect our operating results and may adversely affect our cash flows:

•	costs incurred to combine the operations of companies we acquire, such as transitional employee expenses and employee retention or relocation expenses;

•	impairment of goodwill or intangible assets;

•	a reduction in the useful lives of intangible assets acquired;

•	impairment of long-lived assets;

•	identification of, or changes to, assumed contingent liabilities;

•	changes in the fair value of any contingent consideration;

•	charges to our operating results due to duplicative pre-merger activities;

•	charges to our operating results from expenses incurred to effect the acquisition; and

•	charges to our operating results due to the expensing of certain stock awards assumed in an acquisition.
Substantially all of these costs will be accounted for as expenses that will decrease our net income and earnings per share for the periods in which those costs are incurred. Charges to our operating results in any given period could differ substantially from other periods based on the timing and size of our acquisitions and the extent of integration activities.
Our operating margins and cash flows from operations could fluctuate as we make further expenditures to expand our operations in order to support additional growth in our business.
We have made significant investments in our operations to support additional growth, such as hiring substantial numbers of new personnel, investing in new facilities, acquiring other companies or their assets and establishing and broadening our international operations in order to expand our business. We have made substantial investments in recent years to increase our sales and marketing operations in the EMEA and APAC regions and expect to continue to invest to grow our international sales and global brand awareness. We have made multiple acquisitions in recent years and expect these acquisitions will continue to increase our operating expenses in future periods. These investments may not yield increased revenue, and even if they do, the increased revenue may not offset the amount of the investments. We also expect to continue to pursue acquisitions in order to expand our presence in current markets or new markets, many or all of which may increase our operating costs more than our revenue. As a result of any of these factors, our operating income could fluctuate and may continue to decline as a percentage of revenue relative to our prior annual periods.
The ability to recruit, retain and develop key employees and management personnel is critical to our success and growth, and our inability to attract and retain qualified personnel could harm our business.
Our business requires certain expertise and intellectual capital, particularly within our management team. We rely on our management team in the areas of operations, security, marketing, sales, support and general and administrative functions. The loss of one or more of our management team could have a material adverse effect on our business.
For us to compete successfully and grow, we must retain, recruit and develop key personnel who can provide the needed expertise for our industry and products. As we move into new geographic areas, we will need to attract, recruit and retain qualified personnel in those locations. In addition, acquisitions could cause us to lose key personnel of the acquired businesses. The market for qualified personnel is competitive and we may not succeed in recruiting additional key personnel or may fail to effectively replace current key personnel who depart with qualified or effective successors. We believe that replacing our key personnel with qualified successors is particularly challenging as we feel that our business model and approach to marketing and selling our products are unique. Any successors that we hire from outside of the Company would likely be unfamiliar with our business model and may therefore require significant time to understand and appreciate the important aspects of our business or fail to do so altogether. Our effort to retain and develop personnel may also result in significant additional expenses, including stock-based compensation expenses, which could adversely affect our profitability. New regulations and volatility or lack of performance in our stock price could also affect the value of our equity awards, which could affect our ability to attract and retain our key employees. We have made significant changes, and may make additional changes in the future, to our senior management team and other key personnel. We cannot provide assurances that key personnel, including our executive officers, will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business.
Our success depends on our ability to maintain a product portfolio that responds to the needs of technology professionals and the evolving IT management market.
Our product portfolio has grown from on-premise network management products to broad-based on-premise systems monitoring and management and products for the growing but still emerging cloud and MSP markets. We offer over 50 products designed to solve the day-to-day problems encountered by technology professionals managing complex IT infrastructure, spanning on-premise, cloud and hybrid IT environments. Our long-term growth depends on our ability to continually enhance and improve our existing products and develop or acquire new products that address the common problems encountered by technology professionals on a day-to-day basis in an evolving IT management market. The success of any enhancement or new product depends on a number of factors, including its relevance to our existing and potential customers, timely completion and introduction and market acceptance. New products and enhancements that we develop or acquire may not sufficiently address the evolving needs of our existing and potential customers, may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate the amount of revenue necessary to realize returns on our investments in developing or acquiring such products or enhancements. If our new products and enhancements are not successful for any reason, certain products in our portfolio may become obsolete, less marketable and less competitive, and our business will be harmed.
If we are unable to develop and maintain successful relationships with channel partners, our business, results of operations and financial condition could be harmed.
We have established relationships with certain channel partners to distribute our products and generate sales opportunities, particularly internationally. We believe that continued growth in our business is dependent upon identifying, developing and maintaining strategic relationships with our existing and potential channel partners that can drive substantial revenue and provide additional valued-added services to our customers. Our agreements with our existing channel partners are non-exclusive, meaning our channel partners may offer customers the products of several different companies, including products that compete with ours. They may also cease marketing our products with limited or no notice and with little or no penalty. We expect that any additional channel partners we identify and develop will be similarly non-exclusive and not bound by any requirement to continue to market our products. If we fail to identify additional channel partners in a timely and cost-effective manner, or at all, or are unable to assist our current and future channel partners in independently distributing and deploying our products, our business, results of operations and financial condition could be harmed. If our channel partners do not effectively market and sell our products, or fail to meet the needs of our customers, our reputation and ability to grow our business may also be harmed.
We depend on the U.S. federal government in certain calendar quarters for a meaningful portion of our on-premise license sales, including maintenance renewals associated with such products, and orders from the U.S. federal government are unpredictable. The delay or loss of these sales may harm our operating results.
A portion of our on-premise license sales, including maintenance renewals associated with such products, are to a number of different departments of the U.S. federal government. In certain calendar quarters, particularly the third calendar quarter, this portion may be meaningful. Any factors that cause a decline in government expenditures generally or government IT expenditures in particular could cause our revenue to grow less rapidly or even to decline. These factors include, but are not limited to, constraints on the budgetary process, including changes in the policies and priorities of the U.S. federal government, deficit-reduction legislation, and any shutdown of the U.S. federal government. Furthermore, sales orders from the U.S. federal government tend to be dependent on many factors and therefore unpredictable in timing. Any sales we expect to make in a quarter may not be made in that quarter or at all, and our operating results for that quarter may therefore be adversely affected.
We are subject to various global data privacy and security regulations, which could result in additional costs and liabilities to us.
Our business is subject to a wide variety of local, state, national and international laws, directives and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. These data protection and privacy-related laws and regulations continue to evolve and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance. In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, and state breach notification laws. If there is a breach of our computer systems and we know or suspect that unencrypted personal customer information has been stolen, we may be required to inform the representative state attorney general or federal or country regulator, media and credit reporting agencies, and any customers whose information was stolen, which could harm our reputation and business. Other states and countries have enacted different requirements for protecting personal information collected and maintained electronically. We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards will have on our business or the businesses of our customers, including, but not limited to, the European Union’s recently enacted General Data Protection Regulation, which came into force in May 2018 and created a range of new compliance obligations, and significantly increased financial penalties for noncompliance.
Failure to comply with laws concerning privacy, data protection and information security could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by end customers and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing end customers and prospective end customers), any of which could have a material adverse effect on our operations, financial performance and business. In addition, we could suffer adverse publicity and loss of customer confidence were it known that we did not take adequate measures to assure the confidentiality of the personally identifiable information that our customers had given to us. This could result in a loss of customers and revenue that could jeopardize our success. We may not be successful in avoiding potential liability or disruption of business resulting from the failure to comply with these laws and, even if we comply with laws, may be subject to liability because of a security incident. If we were required to pay any significant amount of money in satisfaction of claims under these laws, or any similar laws enacted by other jurisdictions, or if we were forced to cease our business operations for any length of time as a result of our inability to comply fully with any of these laws, our business, operating results and financial condition could be adversely affected. Further, complying with the applicable notice requirements in the event of a security breach could result in significant costs.
Additionally, our business efficiencies and economies of scale depend on generally uniform product offerings and uniform treatment of customers across all jurisdictions in which we operate. Compliance requirements that vary significantly from jurisdiction to jurisdiction impose added costs on our business and can increase liability for compliance deficiencies.
If we fail to develop and maintain our brands cost-effectively, our financial condition and operating results might suffer.
We believe that developing and maintaining awareness and integrity of our brands in a cost-effective manner are important to achieving widespread acceptance of our existing and future products and are important elements in attracting new customers. We believe that the importance of brand recognition will increase as we enter new markets and as competition in our existing markets further intensifies. Successful promotion of our brands will depend on the effectiveness of our marketing efforts and on our ability to provide reliable and useful products at competitive prices. We intend to increase our expenditures on brand promotion. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building our brands. We rely on resellers and distributors to some extent in the distribution of our products. We have limited control over these third parties, and actions by these third parties could negatively impact our brand. We also rely on our customer base and community of end-users in a variety of ways, including to give us feedback on our products and to provide user-based support to our other customers through THWACK, our online community. If poor advice or misinformation regarding our products is spread among users of THWACK, it could adversely affect our reputation, our financial results and our ability to promote and maintain our brands. If we fail to promote and maintain our brands successfully, fail to maintain loyalty among our customers and our end-user community, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract new customers or retain our existing customers and our financial condition and results of operations could be harmed. Additionally, if our MSP customers do not use or ineffectively use our products to serve their end clients, our reputation and ability to grow our business may be harmed.
Adverse economic conditions may negatively affect our business.
Our business depends on the overall demand for information technology and on the economic health of our current and prospective customers. Any significant weakening of the economy in the United States, EMEA, APAC and of the global economy, more limited availability of credit, a reduction in business confidence and activity, decreased government spending, economic uncertainty, and other difficulties may affect one or more of the sectors or countries in which we sell our products. Global economic and political uncertainty may cause some of our customers or potential customers to curtail spending generally or IT management spending specifically, and may ultimately result in new regulatory and cost challenges to our international operations. In addition, a strong dollar could reduce demand for our products in countries with relatively weaker currencies. These adverse conditions could result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition. Any of these events could have an adverse effect on our business, operating results and financial position.
Interruptions or performance problems associated with our internal infrastructure, and its reliance on technologies from third parties, may adversely affect our ability to manage our business and meet reporting obligations.
Currently, we use NetSuite to manage our order management and financial processes, salesforce.com to track our sales and marketing efforts and other third-party vendors to manage online marketing and web services. We believe the availability of these services is essential to the management of our high-volume, transaction-oriented business model. We also use third-party vendors to manage our equity compensation plans and certain aspects of our financial reporting processes. As we expand our operations, we expect to utilize additional systems and service providers that may also be essential to managing our business. Although the systems and services that we require are typically available from a number of providers, it is time-consuming and costly to qualify and implement these relationships. Therefore, if one or more of our providers suffer an interruption in their business, or experience delays, disruptions or quality-control problems in their operations, or we have to change or add additional systems and services, our ability to manage our business and produce timely and accurate financial statements would suffer.
Interruptions or performance problems associated with our products, including disruptions at any third-party data centers upon which we rely, may impair our ability to support our customers.
Our continued growth depends in part on the ability of our existing and potential customers to access our websites, software or cloud-based products within an acceptable amount of time. We have experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our user traffic increases. If our websites are unavailable or if our customers are unable to access our software or cloud-based products within a reasonable amount of time or at all, our business would be negatively affected. Additionally, our data centers and networks and third-party data centers and networks may experience technical failures and downtime, may fail to distribute appropriate updates, or may fail to meet the increased requirements of a growing customer base.
We provide certain of our cloud management and MSP products through third-party data center hosting facilities located in the United States and other countries. While we control and have access to our servers and all of the components of our network that are located in such third-party data centers, we do not control the operation of these facilities. Following expiration of the current agreement terms, the owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruptions in connection with doing so.
If we fail to integrate our products with a variety of operating systems, software applications, platforms and hardware that are developed by others or ourselves, our products may become less competitive or obsolete and our results of operations would be harmed.
Our products must integrate with a variety of network, hardware and software platforms, and we need to continuously modify and enhance our products to adapt to changes in hardware, software, networking, browser and database technologies. We believe a significant component of our value proposition to customers is the ability to optimize and configure our products to integrate with our systems and those of third parties. If we are not able to integrate our products in a meaningful and efficient manner, demand for our products could decrease and our business and results of operations would be harmed.

In addition, we have a large number of products, and maintaining and integrating them effectively requires extensive resources. Our continuing efforts to make our products more interoperative may not be successful. Failure of our products to operate effectively with future infrastructure platforms and technologies could reduce the demand for our products, resulting in customer dissatisfaction and harm to our business. If we are unable to respond to changes in a cost-effective manner, our products may become less marketable, less competitive or obsolete and our business and results of operations may be harmed.
Material defects or errors in our products could harm our reputation, result in significant costs to us and impair our ability to sell our products.
Software products are inherently complex and often contain defects and errors when first introduced or when new versions are released. Any defects or errors in our products could result in:

•	lost or delayed market acceptance and sales of our products;

•	a reduction in subscription or maintenance renewals;

•	diversion of development resources;

•	legal claims; and

•	injury to our reputation and our brand.
The costs incurred in correcting or remediating the impact of defects or errors in our products may be substantial and could adversely affect our operating results.
The success of our business depends on our ability to obtain, maintain, protect and enforce our intellectual property rights.
Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license so that we can prevent others from using our inventions and proprietary information. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be adversely affected. However, protecting and enforcing our intellectual property rights might entail significant expenses. Any of our intellectual property rights may be challenged by others, weakened or invalidated through administrative process or litigation. We rely primarily on a combination of patent, copyright, trademark, trade dress, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection.
As of March 31, 2019, we had approximately 31 issued U.S. patents and have also filed patent applications, but patents may not be issued with respect to these applications. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents, or our existing patents, will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. Our patents and any future patents issued to us may be challenged, invalidated or circumvented, and may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.
We endeavor to enter into agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of our trade secrets and other proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use, misappropriation or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours and may infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed. Further, any litigation, whether or not resolved in our favor, could be costly and time-consuming.
Our exposure to risks related to the protection of intellectual property may be increased in the context of acquired technologies as we have a lower level of visibility into the development process and the actions taken to establish and protect proprietary rights in the acquired technology. In connection with past acquisitions, we have found that some associated intellectual property rights, such as domain names and trademarks in certain jurisdictions, are owned by resellers, distributors or other third parties. In the past, we have experienced difficulties in obtaining assignments of these associated intellectual property rights from third parties.
Furthermore, effective patent, trademark, trade dress, copyright and trade secret protection may not be available in every country in which our products are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of intellectual property rights may be inadequate. In addition, the legal standards, both in the United States and in foreign countries, relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.
We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, results of operations, financial condition and cash flows.
Exposure related to any future litigation could adversely affect our results of operations, profitability and cash flows.
From time to time, we have been and may be involved in various legal proceedings and claims arising in our ordinary course of business. At this time, neither we nor any of our subsidiaries is a party to, and none of our respective property is the subject of, any material legal proceeding. However, the outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. Future litigation may result in a diversion of management’s attention and resources, significant costs, including monetary damages and legal fees, and injunctive relief, and may contribute to current and future stock price volatility. No assurance can be made that future litigation will not result in material financial exposure or reputational harm, which could have a material adverse effect upon our results of operations, profitability or cash flows.
In particular, the software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We have received, and from time to time may receive, letters claiming that our products infringe or may infringe the patents or other intellectual property rights of others. As we face increasing competition and as our brand awareness increases, the possibility of additional intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, we have licensed from other parties proprietary technology covered by patents and other intellectual property rights, and these patents or other intellectual property rights may be challenged, invalidated or circumvented. These types of claims could harm our relationships with our customers, might deter future customers from acquiring our products or could expose us to litigation with respect to these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in that litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are named as a party. Any of these results would have a negative effect on our business and operating results.

Any intellectual property rights claim against us or our customers, with or without merit, could be time-consuming and expensive to litigate or settle and could divert management resources and attention. As a result of any successful intellectual property rights claim against us or our customers, we might have to pay damages or stop using technology found to be in violation of a third party’s rights, which could prevent us from offering our products to our customers. We could also have to seek a license for the technology, which might not be available on reasonable terms, might significantly increase our cost of revenue or might require us to restrict our business activities in one or more respects. The technology also might not be available for license to us at all. As a result, we could also be required to develop alternative non-infringing technology or cease to offer a particular product, which could require significant effort and expense and/or hurt our revenue and financial results of operations.
Our exposure to risks associated with the use of intellectual property may be increased as a result of our past and any future acquisitions as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.
Our use of open source software could negatively affect our ability to sell our products and subject us to possible litigation.
Some of our products incorporate open source software, and we intend to continue to use open source software in the future. Some terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to monetize our products. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source software license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license to continue offering the software or cease offering the implicated services unless and until we can re-engineer them to avoid infringement or violation. This re-engineering process could require significant additional research and development resources, and we may not be willing to entertain the cost associated with updating the software or be able to complete it successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software and, thus, may contain security vulnerabilities or infringing or broken code. Additionally, if we utilize open source licenses that require us to contribute to open source projects, this software code is publicly available; and our ability to protect our intellectual property rights with respect to such software source code may be limited or lost entirely. We may be unable to prevent our competitors or others from using such contributed software source code. Any of these risks could be difficult to eliminate or manage, and if not addressed, could have a negative effect on our business, operating results and financial condition.
Our products use third-party software that may be difficult to replace or cause errors or failures of our products that could lead to a loss of customers or harm to our reputation and our operating results.
We license third-party software from various third parties for use in our products. In the future, this software may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of the software could result in decreased functionality of our products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could harm our business. In addition, any errors or defects in or failures of the third-party software could result in errors or defects in our products or cause our products to fail, which could harm our business and be costly to correct. Many of these providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our customers or third-party providers that could harm our reputation and increase our operating costs.
We have substantial indebtedness, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and meet our obligations with respect to our indebtedness.
We entered into credit agreements in 2016 and 2018. Although we used a portion of the proceeds from our initial public offering to repay $315.0 million in borrowings outstanding, plus accrued interest, under our second lien term loan, as of March 31, 2019, our total indebtedness was $2.0 billion and we had $125.0 million available for additional borrowing under our credit facilities. Our net interest expense during the years ended December 31, 2016 (on a combined basis), 2017, 2018 and the three months ended March 31, 2019 was approximately $170.4 million, $169.8 million, $142.0 million and $27.4 million, respectively.
Our substantial indebtedness incurred under the credit agreements could have important consequences, including:

•	requiring us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the funds available for operations;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

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requiring us under certain circumstances to repatriate earnings from our international operations in order to make payments on our indebtedness, which could subject us to local country income and withholding taxes and/or state income taxes that are not currently accrued in our financial statements;

•	requiring us to liquidate short-term or long-term investments in order to make payments on our indebtedness, which could generate losses;

•	exposing us to the risk of increased interest rates as borrowings under the credit agreements are subject to variable rates of interest; and

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limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, product development and other corporate purposes.

Despite our current indebtedness level, we and our restricted subsidiaries may be able to incur substantially more indebtedness, which could further exacerbate the risks associated with our substantial indebtedness.
Although the terms of the agreements governing our outstanding indebtedness contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of important exceptions and indebtedness incurred in compliance with such restrictions could be substantial. If we and our restricted subsidiaries incur significant additional indebtedness, the related risks that we face could increase. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we now face would increase, and we may not be able to meet all our debt obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
The agreements governing our indebtedness contain restrictions and limitations that may restrict our business and financing activities and expose us to risks that could adversely affect our liquidity and financial condition.
The credit agreements governing our credit facilities contain various covenants that are operative so long as our credit facilities remain outstanding. The covenants, among other things, limit our and certain of our subsidiaries’ abilities to:

•	incur additional indebtedness;

•	incur liens;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	pay dividends and distributions on, or redeem, repurchase or retire our capital stock;

•	make investments, acquisitions, loans or advances;

•	create negative pledges or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	make prepayments of material debt that is subordinated with respect to right of payment;

•	engage in certain transactions with affiliates;

•	modify certain documents governing material debt that is subordinated with respect to right of payment;

•	change our fiscal year; and

•	change our lines of business.
Our credit agreements also contain numerous affirmative covenants, including a financial covenant which requires that, at the end of each fiscal quarter, for so long as the aggregate principal amount of borrowings under our revolving credit facility exceeds 35% of the aggregate commitments under the revolving credit facility, our first lien net leverage ratio cannot exceed 7.40 to 1.00. A breach of this financial covenant will not result in a default or event of default under the term loan facility under our first lien credit agreement unless and until the lenders under our revolving credit facility have terminated the commitments under the revolving credit facility and declared the borrowings under the revolving credit facility due and payable.
Our ability to comply with the covenants and restrictions contained in the credit agreements governing our credit facilities may be affected by economic, financial and industry conditions beyond our control. The restrictions in the credit agreements governing our credit facilities may prevent us from taking actions that we believe would be in the best interests of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. Even if any of our credit agreements are terminated, any additional debt that we incur in the future could subject us to similar or additional covenants.
The credit agreements include customary events of default, including, among others, failure to pay principal, interest or other amounts; material inaccuracy of representations and warranties; violation of covenants; specified cross-default and cross-acceleration to other material indebtedness; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; material invalidity of guarantees or grant of security interest; and change of control. Any default that is not cured or waived could result in the termination of our credit agreements or an acceleration of the obligations under the credit agreements. Any such default would permit the applicable lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In addition, such a default or acceleration may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. If we are unable to repay our indebtedness, lenders having secured obligations, such as the lenders under our credit facilities, could proceed against the collateral securing the indebtedness. In any such case, we may be unable to borrow under our credit facilities and may not be able to repay the amounts due under our credit facilities. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.
Certain of our indebtedness may be denominated in foreign currencies, which subjects us to foreign exchange risk, which could cause our debt service obligations to increase significantly.
Our credit facilities include a senior secured revolving credit facility, which permits borrowings denominated in Euros and other alternative currencies that may be approved by the applicable lenders. See “Description of Indebtedness.” Such non-U.S. dollar-denominated debt may not necessarily correspond to the cash flow we generate in such currencies. Sharp changes in the exchange rates between the currencies in which we borrow and the currencies in which we generate cash flow could adversely affect us. In the future, we may enter into contractual arrangements designed to hedge a portion of the foreign currency exchange risk associated with any non-U.S. dollar-denominated debt. If these hedging arrangements are unsuccessful, we may experience an adverse effect on our business and results of operations.
We are subject to fluctuations in interest rates.
Borrowings under our credit facilities are subject to variable rates of interest and expose us to interest rate risk. At present, we do not have any existing interest rate swap agreements, which involve the exchange of floating for fixed rate interest payments to reduce interest rate volatility. However, we may decide to enter into such swaps in the future. If we do, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness and any swaps we enter into may not fully mitigate our interest rate risk, may prove disadvantageous or may create additional risks.
Failure to maintain proper and effective internal controls could have a material adverse effect on our business, operating results and stock price.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our Annual Report on Form 10-K for the year ended December 31, 2019, provide a management report on internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.
Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results, cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods or adversely affect the results of management evaluations and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.
If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.
A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way in which we conduct our business.
Our business and financial performance could be negatively impacted by other changes in tax laws or regulations.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. Any changes to these existing tax laws could adversely affect our domestic and international business operations, and our business and financial performance. Additionally, these events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our product and maintenance prices to offset the costs of these changes, existing customers may elect not to renew their maintenance arrangements and potential customers may elect not to purchase our products. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating and other costs, as well as the costs of our products. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could adversely impact our business and financial performance.
On December 22, 2017, the Tax Cuts and Jobs Act, or the Tax Act, was enacted, which significantly revises the Internal Revenue Code of 1986, as amended, or the Code. The Tax Act, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for net interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for NOLs to 80% of current year taxable income and elimination of NOL carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such NOLs may be carried forward indefinitely), one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. The final impact of the one-time taxation of offshore earnings was completed during 2018 and discussed further in Note 15. Income Taxes in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
The U.S. Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how we will apply the law and impact our results of operations in the period issued. As additional regulatory guidance is issued by the applicable taxing authorities, and as accounting treatment is clarified, the final analysis may be different from our current amounts, which could materially affect our tax obligations and effective tax rate. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse. We urge our stockholders to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.
Additional liabilities related to taxes or potential tax adjustments could adversely impact our business and financial performance.
We are subject to tax and related obligations in various federal, state, local and foreign jurisdictions in which we operate or do business. The taxing rules of the various jurisdictions in which we operate or do business are often complex and subject to differing interpretations. Tax authorities could challenge our tax positions we historically have taken, or intend to take in the future, or may audit the tax filings we have made and assess additional taxes. Tax authorities may also assess taxes in jurisdictions where we have not made tax filings. Any assessments incurred could be material, and may also involve the imposition of substantial penalties and interest. Significant judgment is required in evaluating our tax positions and in establishing appropriate reserves, and the resolutions of our tax positions are unpredictable. The payment of additional taxes, penalties or interest resulting from any assessments could adversely impact our business and financial performance.
Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our operating results.
Based on our current corporate structure, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax rules, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. In addition, the authorities in these jurisdictions could challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing. The relevant taxing authorities may determine that the manner in which we operate our business does not achieve the intended tax consequences. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties. Such authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries. Any increase in the amount of taxes we pay or that are imposed on us could increase our worldwide effective tax rate and adversely affect our business and operating results.

We are subject to governmental export controls and economic sanctions laws that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.
Certain of our products are subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations and economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. These regulations may limit the export of our products and provision of our services outside of the United States, or may require export authorizations, including by license, a license exception or other appropriate government authorizations, including annual or semi-annual reporting and the filing of an encryption registration. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our products to embargoed or sanctioned countries, regions, governments, persons and entities. In addition, various countries regulate the importation of certain products, through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products. The exportation, re-exportation and importation of our products and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected, through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our products or provide services. Complying with export control and sanctions laws may be time consuming and may result in the delay or loss of sales opportunities. If we are found to be in violation of U.S. sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. Changes in export or import laws or corresponding sanctions may delay the introduction and sale of our products in international markets, or, in some cases, prevent the export or import of our products to certain countries, regions, governments, persons or entities altogether, which could adversely affect our business, financial condition and results of operations.
We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments or benefits to officials and other recipients for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.
Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or our failure to comply with regulations could harm our operating results.
As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. In addition to data privacy and security laws and regulations, taxation of products and services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services and product offerings, which could harm our business and operating results.
Risks Related to This Offering and Ownership of Our Common Stock
The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of the NYSE, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the NYSE, with which we were not required to comply as a private company. As a newly public company, complying with these statutes, regulations and requirements occupies a significant amount of time of our board of directors and management and significantly increases our costs and expenses as compared to when we were a private company. For example, as a newly public company, we have had to institute a more comprehensive compliance function, comply with rules promulgated by the NYSE, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, establish new internal policies, such as those relating to insider trading, and involve and retain to a greater degree outside counsel and accountants in the above activities.  In addition, being a public company subject to these rules and regulations has made it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers as compared to when we were a private company.
Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act for the year ending December 31, 2019, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an emerging growth company. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until as late as our annual report for the year ending December 31, 2023. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
The trading price of our common stock has been and may continue to be volatile, which could cause the value of your investment to decline.
Our initial public offering occurred in October 2018. Therefore, there has only been a public market for our common stock for a short period of time. Although our common stock is listed on the NYSE, an active trading market for our common stock may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of our common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital and may impair our ability to acquire other companies or technologies by using our shares as consideration. Technology stocks have historically experienced high levels of volatility. The trading price of our common stock may fluctuate significantly and has done so since our initial public offering in October 2018. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	announcements of new products or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	changes in how customers perceive the benefits of our products;

•	shifts in the mix of revenue attributable to perpetual licenses and to subscriptions from quarter to quarter;

•	departures of key personnel;

•	price and volume fluctuations in the overall stock market from time to time;

•	fluctuations in the trading volume of our shares or the size of our public float;

•	sales of large blocks of our common stock, including sales by our Sponsors;

•	actual or anticipated changes or fluctuations in our operating results;

•	whether our operating results meet the expectations of securities analysts or investors;

•	changes in actual or future expectations of investors or securities analysts;

•	litigation involving us, our industry or both;

•	regulatory developments in the United States, foreign countries or both;

•	general economic conditions and trends;

•	major catastrophic events in our domestic and foreign markets; and

•	“flash crashes,” “freeze flashes” or other glitches that disrupt trading on the securities exchange on which we are listed.
In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class-action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, operating results and financial condition.
If securities analysts or industry analysts were to downgrade our stock, publish negative research or reports or fail to publish reports about our business, our competitive position could suffer, and our stock price and trading volume could decline.
The trading market for our common stock, to some extent, depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If our results fail to meet the expectations of one or more of the analysts who cover our stock, or if one or more of such analysts should downgrade our stock or publish negative research or reports, cease coverage of our company or fail to regularly publish reports about our business, our competitive position could suffer, and our stock price and trading volume could decline.
Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the market price of our common stock.
Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of March 31, 2019, we had 309,954,474 shares of common stock outstanding. Of these shares, the 25,000,000 shares of common stock sold in our initial public offering are freely tradable, and the 15,000,000 shares of common stock sold in this offering will be freely tradable immediately upon consummation of this offering. In addition, approximately 5 million shares of our common stock are available for sale in the public market, and an additional 265 million shares of our common stock will be available for sale in the public market beginning 90 days after the date of this prospectus following the expiration of the lock-up period in connection with this offering, in each case, subject to volume, manner of sale and other limitations of Rule 144, the terms of our insider trading policy, our amended and restated stockholders’ agreement and any applicable vesting conditions.
In addition, as of March 31, 2019 there were 2,937,025 shares of common stock subject to outstanding options, 6,216,511 shares of common stock to be issued upon the vesting of outstanding restricted stock units and 901,590 shares of common stock to be issued upon the vesting of outstanding performance stock units. We have registered all of the shares of common stock issuable upon the exercise of outstanding options, upon the vesting of outstanding restricted stock units and performance stock units and upon exercise of settlement of any options or other equity incentives we may grant in the future, for public resale under the Securities Act. Accordingly, these shares may be freely sold in the public market upon issuance as permitted by any applicable vesting requirements, subject to the lock-up agreements described above and compliance with applicable securities laws. Furthermore, holders of approximately 260 million shares of our common stock following this offering have certain rights with respect to the registration of such shares (and any additional shares acquired by such holders in the future) under the Securities Act.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.
We may issue additional capital stock in the future that will result in dilution to all other stockholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per-share value of our common stock to decline.

We do not intend to pay dividends on our common stock.
We do not intend to pay dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. As a result, you may receive a return on your investment in our common stock only if the market price of our common stock increases.
Our restated charter and restated bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.
Our restated charter and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the Lead Sponsors or the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	after the Lead Sponsors cease to beneficially own, in the aggregate, at least 30% of the outstanding shares of our common stock, removal of directors only for cause;

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the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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subject to the rights of the Sponsors under the stockholders’ agreement, allowing only our board of directors to fill vacancies on our board of directors, which prevents stockholders from being able to fill vacancies on our board of directors;

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after the Lead Sponsors cease to beneficially own, in the aggregate, at least 40% of the outstanding shares of our common stock, a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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after the Lead Sponsors cease to beneficially own, in the aggregate, at least 40% of the outstanding shares of our common stock, our stockholders may not take action by written consent but may take action only at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws;

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after the Lead Sponsors cease to beneficially own, in the aggregate, at least 40% of the outstanding shares of our common stock, the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our restated charter relating to the management of our business (including our classified board structure) or certain provisions of our restated bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

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the ability of our board of directors to amend the restated bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the restated bylaws to facilitate an unsolicited takeover attempt;

•
advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

•	a prohibition of cumulative voting in the election of our board of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

Our restated charter also contains a provision that provides us with protections similar to Section 203 of the Delaware General Corporation Law, or the DGCL, and prevents us from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group that acquires at least 15% of our voting stock) for a period of three years from the date such person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. However, our restated charter also provides that the Sponsors, including the Silver Lake Funds and the Thoma Bravo Funds and any persons to whom any Silver Lake Fund or Thoma Bravo Fund or any of their respective affiliates sells its common stock, will not constitute “interested stockholders” for purposes of this provision.
The Lead Sponsors have a controlling influence over matters requiring stockholder approval, which could delay or prevent a change of control.
The Sponsors beneficially owned in the aggregate 88.8% of our common stock as of March 31, 2019 and, after this offering, will beneficially own in the aggregate 84.0% of our common stock (or 83.3% of our common stock if the underwriters’ option to purchase additional shares is exercised in full). The Sponsors have entered into a stockholders’ agreement whereby they each agreed, among other things, to vote the shares each beneficially owns in favor of the director nominees designated by Silver Lake and Thoma Bravo, respectively. As a result, Silver Lake and Thoma Bravo could exert significant influence over our operations and business strategy and would together have sufficient voting power to effectively control the outcome of matters requiring stockholder approval. These matters may include:

•	the composition of our board of directors, which has the authority to direct our business and to appoint and remove our officers;

•	approving or rejecting a merger, consolidation or other business combination;

•	raising future capital; and

•	amending our restated charter and restated bylaws, which govern the rights attached to our common stock.
Additionally, for so long as the Sponsors beneficially own, in the aggregate, 40% or more of our outstanding shares of common stock, the Sponsors will have the right to designate a majority of our board of directors. For so long as the Sponsors have the right to designate a majority of our board of directors, the directors designated by the Sponsors are expected to constitute a majority of each committee of our board of directors, other than the audit committee, and the chairman of each of the committees, other than the audit committee, is expected to be a director serving on such committee who is designated by the Sponsors. However, as soon as we are no longer a “controlled company” under the NYSE corporate governance standards, our committee membership will comply with all applicable requirements of those standards and a majority of our board of directors will be “independent directors,” as defined under the rules of the NYSE, subject to any phase-in provisions.
This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. This concentration of ownership may also adversely affect our share price.
Certain of our directors have relationships with the Lead Sponsors, which may cause conflicts of interest with respect to our business.
Three of our ten directors are affiliated with Silver Lake and three are affiliated with Thoma Bravo. These directors have fiduciary duties to us and, in addition, have duties to the respective Sponsor and their affiliated funds, respectively. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and the Sponsors, whose interests may be adverse to ours in some circumstances.

The Sponsors and their affiliated funds may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests.
The Sponsors and their affiliated funds are in the business of making or advising on investments in companies and hold (and may from time to time in the future acquire) interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. The Sponsors and their affiliated funds may also pursue acquisitions that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.
Our restated charter provides that no officer or director of the Company who is also an officer, director, employee, partner, managing director, principal, independent contractor or other affiliate of either of the Sponsors will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for its own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to any other person instead of us or does not communicate information regarding a corporate opportunity to us.
We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
Our restated charter authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.
Our restated charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our restated charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our restated charter or restated bylaws, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our restated charter described in the preceding sentence. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our restated charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or operating results.
For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.
We are an emerging growth company, as defined in the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years from the date of our initial public offering, or until December 31, 2023, we, unlike other public companies, will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the Public

Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation and any golden-parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for adopting new or revised financial accounting standards. We have elected to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards permitted under the JOBS Act until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
We will remain an emerging growth company for up to five full fiscal years from the date of our initial public offering, or until December 31, 2023, although we will lose that status sooner if we have more than $1.07 billion of revenue in a fiscal year, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.
For so long as we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. We cannot predict whether investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
When we lose our emerging growth company status or if we elect to no longer take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards permitted under the JOBS Act, the emerging growth company exemptions will cease to apply and we expect we will incur additional expenses and devote increased management effort toward ensuring compliance with the non-emerging growth company requirements. We cannot predict or estimate the amount of these expenses, which may be substantial.
We are a controlled company within the meaning of the NYSE rules and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements.
After this offering, the Sponsors will continue to beneficially own a majority of the combined voting power of all classes of our outstanding voting stock. As a result, we will continue to be a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors as defined under the rules of the NYSE;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
These requirements will not apply to us as long as we remain a controlled company. We have elected to take advantage of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. See “Management—Status As a Controlled Company.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this prospectus, other than statements of historical fact, are forward-looking. You can identify forward-looking statements by terminology such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will,” or “would” or the negative of these terms or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	Our expectations regarding our plans and strategies to grow our business and expand our market share, including internationally;

•	Our expectations concerning our product offerings and the expansion of these offerings and our market opportunities;

•	Our expectations regarding our financial condition and results of operations, including revenue, operating expenses and cash flow;

•	Our expectations regarding our non-U.S. earnings in foreign operations;

•	Our expectations concerning potential acquisitions and the anticipated benefits of acquisitions;

•	Our expectations concerning our ability to compete successfully against current and future competitors;

•	Our market opportunities and our ability to take advantage of such market opportunities, the demand for IT management products in various markets, and factors contributing to such demand;

•	Trends associated with our industry and potential market;

•	Our sales and marketing efforts and our expectations about the results of those efforts;

•	Our expectations about our ability to generate and maintain customer loyalty and our ability to manage customer growth;

•	Our expectations regarding investment plans and capital expenditures;

•	Our research and development plans;

•	Our equity compensation plans and practices;

•	Our future borrowings and our beliefs regarding the sufficiency of our cash and cash equivalents, cash flows from operating activities and borrowing capacity;

•	Our ability to attract and retain qualified employees and key personnel;

•	Our ability to protect and defend our intellectual property and not infringe upon others’ intellectual property; and

•	Other factors that we discuss in this prospectus in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
There are a number of important factors that could cause our actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus in “Risk Factors.” You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market share, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our products. In addition, while we believe the industry, market and competitive position data included in this prospectus is reliable and is based on reasonable assumptions, such data is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus.
Some of the industry and market data contained in this prospectus are based on information from various sources, including a report we commissioned by Compass Intelligence Research and independent industry publications generated by IDC. The IDC reports referenced herein, or the IDC Reports, represent research opinions or viewpoints published, as part of a syndicated subscription service, by IDC and are not representations of fact. Each IDC Report speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the IDC Reports are subject to change without notice.

USE OF PROCEEDS
The selling stockholders will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions. The selling stockholders include certain of our executive officers and members of our board of directors or entities affiliated with or controlled by them.

MARKET PRICE OF COMMON STOCK
Our common stock has been listed on the NYSE under the symbol “SWI” since October 19, 2018.
On May 22, 2019, the last reported sales price of our common stock on the NYSE was $17.99 per share and, as of May 1, 2019, there were 125 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of our stockholders, this number is not representative of the total number of stockholders represented by these stockholders of record.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our common stock. Neither Delaware law nor our restated charter requires our board of directors to declare dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not expect to pay any dividends on our common stock in the foreseeable future. Any future determination to declare cash dividends on our common stock will be made at the discretion of our board of directors and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. In addition, our credit facilities place restrictions on our ability to pay cash dividends.

SELECTED CONSOLIDATED FINANCIAL DATA
The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. The following selected consolidated financial data is not intended to replace, and is qualified in its entirety by, the consolidated financial statements and related notes included elsewhere in this prospectus.
On February 5, 2016, we were acquired by the Sponsors in a take private transaction, or the Take Private. As a result of the Take Private, we applied purchase accounting on the date of the Take Private. We refer to the Company as Predecessor in the periods before the Take Private and Successor in the subsequent periods.
The selected consolidated statements of operations presented below from January 1, 2016 to February 4, 2016 relate to the Predecessor. The selected consolidated statements of operations presented below for the periods from February 5, 2016 to December 31, 2018 and the consolidated balance sheet data as of December 31, 2016, 2017 and 2018, relate to the Successor. We have derived the following consolidated statement of operations data and consolidated balance sheet data as of December 31, 2017 and 2018 from our audited consolidated financial statements that are included in this prospectus. We have derived the following consolidated balance sheet data as of December 31, 2016 from audited consolidated financial statements not included in this prospectus.
Although the period from January 1, 2016 to February 4, 2016 relates to the Predecessor and the period from February 5, 2016 to December 31, 2016 relates to the Successor, to assist with the period-to-period comparison we have combined these periods as a sum of the amounts without any other adjustments and refer to the combined period as the combined year ended December 31, 2016. This combination does not comply with GAAP or with the rules for pro forma presentation. Our historical results are not necessarily indicative of the results to be expected in any future period.
The summary consolidated statements of operations data for the three months ended March 31, 2018 and 2019 and the summary consolidated balance sheet data as of March 31, 2019 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial data on the same basis as the audited consolidated financial statements. The unaudited consolidated financial data include, in our opinion, all adjustments of a normal, recurring nature that we consider necessary for a fair statement of the financial information set forth in those statements.
On January 1, 2019 we adopted FASB Accounting Standards Codification (“ASC”) No. 2014-09 “Revenue from Contracts with Customers,” or ASC 606, which replaced all existing revenue guidance under ASC 605 “Revenue Recognition,” including prescriptive industry-specific guidance, or ASC 605.We adopted ASC 606 using the modified-retrospective method. Results for reporting periods beginning after January 1, 2019 are presented in compliance with the new revenue recognition standard ASC 606. Historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under the prior revenue recognition standard, ASC 605. The overall adoption impact to total revenue was immaterial, however, the classification and timing of revenue between license and recurring revenue was impacted by the adoption. In addition, ASC 606 requires the deferral and amortization of certain incremental costs incurred to obtain a contract. The financial data below includes the presentation of financial results for the three month period ended March 31, 2019 under ASC 605 for comparison to the prior year period.

Consolidated Statement of Operations Data:
	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except per share data)				(unaudited)
Revenue:
Subscription	$6,551	$126,960	$133,511	$213,754	$265,591	$63,053	$71,565
Maintenance	29,500	145,234	174,734	357,630	402,938	97,000	106,292
Total recurring revenue	36,051	272,194	308,245	571,384	668,529	160,053	177,857
License	11,276	149,900	161,176	156,633	164,560	36,860	37,935
Total revenue	47,327	422,094	469,421	728,017	833,089	196,913	215,792
Cost of revenue:
Cost of recurring revenue(1)	9,551	46,238	55,789	60,698	70,744	16,887	18,159
Amortization of acquired technologies	2,186	147,517	149,703	171,033	175,991	44,319	43,817
Total cost of revenue	11,737	193,755	205,492	231,731	246,735	61,206	61,976
Gross profit	35,590	228,339	263,929	496,286	586,354	135,707	153,816
Operating expenses:(1)
Sales and marketing	47,064	165,355	212,419	205,631	227,468	52,682	60,595
Research and development	32,183	65,806	97,989	86,618	96,272	24,753	25,188
General and administrative	79,636	71,011	150,647	67,303	80,641	19,186	21,736
Amortization of acquired intangibles	917	58,553	59,470	67,080	66,788	17,128	16,502
Total operating expenses	159,800	360,725	520,525	426,632	471,169	113,749	124,021
Operating income (loss)	(124,210)	(132,386)	(256,596)	69,654	115,185	21,958	29,795
Other income (expense):
Interest expense, net	(473)	(169,900)	(170,373)	(169,786)	(142,008)	(42,089)	(27,382)
Other income (expense), net(2)	(284)	(56,959)	(57,243)	38,664	(94,887)	(48,136)	1,297
Total other income (expense)	(757)	(226,859)	(227,616)	(131,122)	(236,895)	(90,225)	(26,085)
Income (loss) before income taxes	(124,967)	(359,245)	(484,212)	(61,468)	(121,710)	(68,267)	3,710
Income tax expense (benefit)	(53,156)	(96,651)	(149,807)	22,398	(19,644)	(8,357)	565
Net income (loss)	$(71,811)	$(262,594)	$(334,405)	$(83,866)	$(102,066)	$(59,910)	$3,145
Net income (loss) available to common stockholders(3)	$(71,811)	$(480,498)	$(552,309)	$(351,873)	$364,635	$(129,745)	$3,103
Net income (loss) available to common stockholders per share(3):
Basic earnings (loss) per share	$(1.00)	$(4.98)		$(3.50)	$2.60	$(1.28)	$0.01
Diluted earnings (loss) per share	$(1.00)	$(4.98)		$(3.50)	$2.56	$(1.28)	$0.01
Weighted-average shares used to compute net income (loss) available to common stockholders per share(3):
Weighted-average shares used in computation of basic earnings (loss) per share	71,989	96,465		100,433	140,301	101,644	305,653
Weighted-average shares used in computation of diluted earnings (loss) per share	71,989	96,465		100,433	142,541	101,644	309,783

________________

(1)	Includes stock-based compensation as follows:

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands)				(unaudited)
Cost of recurring revenue	$5,562	$2	$5,564	$4	$279	$1	$372
Sales and marketing	30,725	7	30,732	44	2,295	25	2,805
Research and development	23,822	7	23,829	21	1,330	8	1,632
General and administrative	27,654	1	27,655	11	1,929	7	2,909
	$87,763	$17	$87,780	$80	$5,833	$41	$7,718

(2)	Other income (expense), net includes the following:

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands)				(unaudited)
Unrealized net transaction gains (losses) related to the remeasurement of intercompany loans:	$—	$(26,651)	$(26,651)	$56,539	$(12,565)	$13,903	$(10)

(3)
See Note 12. Net Income (Loss) Per Share in the Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for an explanation of the method used to compute the net income (loss) available to common stockholders, net income (loss) per share available to common stockholders and the weighted-average number of shares used in the computation of the per share amounts.

The impact of adoption of ASC 606 on our consolidated statement of operations for the three months ended March 31, 2019 (unaudited) was as follows:

	Three Months Ended March 31, 2019
	ASC 606	ASC 606 impact	Without adoption of ASC 606 (ASC 605)

	(in thousands)
	(unaudited)
Revenue:
Subscription	$71,565	$124	$71,689
Maintenance	106,292	235	106,527
Total recurring revenue	177,857	359	178,216
License	37,935	(192)	37,743
Total revenue	$215,792	$167	$215,959
Total operating expenses	124,021	1,400	125,421
Interest expense, net	(27,382)	—	(27,382)
Income tax expense (benefit)	565	—	565
Net income (loss)	3,145	(1,233)	1,912

Consolidated Balance Sheet Data:	As of			As of
	December 31,			March 31,
	2016	2017	2018	2019

	(in thousands)			(unaudited)
Cash and cash equivalents	$101,643	$277,716	$382,620	$434,465
Working capital, excluding deferred revenue	158,637	302,012	402,639	476,688
Total assets	5,202,689	5,327,064	5,194,649	5,180,472
Deferred revenue, current and non-current portion(1)	217,722	261,791	296,132	311,790
Long-term debt, net of current portion	2,242,892	2,245,622	1,904,072	1,901,383
Total liabilities	2,842,828	2,909,938	2,578,549	2,574,095
Redeemable convertible Class A common stock(2)	2,879,504	3,146,887	—	—
Total stockholders’ equity (deficit)(2)	(519,643)	(729,761)	2,616,100	2,606,377
_______________

(1)
At December 31, 2016 and 2017, deferred revenue reflects a write-down of $14.8 million and $3.0 million, respectively, associated with purchase accounting adjustments. These cumulative purchase price adjustments did not have an impact on the December 31, 2018 or March 31, 2019 deferred revenue balances.

(2)
At the completion of our initial public offering in October 2018, we converted each outstanding share of our Class A common stock into 140,053,370 shares of common stock equal to the result of the liquidation value of such share of Class A common stock, divided by $19.00 per share. At the time of the conversion of the Class A common stock, we also converted $717.4 million of accrued and unpaid dividends on the Class A common stock into 37,758,109 shares of common stock equal to the result of the accrued and unpaid dividends on each share of Class A common stock, divided by $19.00 per share. See Note 10. Redeemable Convertible Class A Common Stock and Note 11. Stockholders’ Equity (Deficit) and Stock-Based Compensation in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding the conversion of the Class A common stock.

Impact of Purchase Accounting Related to the Take Private and Acquisitions
The comparability of our operating results in fiscal 2018 and 2017 versus fiscal 2016 was significantly impacted by the Take Private and to a lesser extent, other acquisitions. We account for acquired businesses, including the Take Private, using the acquisition method of accounting, which requires that the assets acquired and liabilities assumed, including deferred revenue, be recorded at the date of acquisition at their respective fair values which could differ from the historical book values. In most cases, adjusting the acquired deferred revenue balances to fair value on the date of the relevant acquisition had the effect of reducing the historical deferred revenue balance and therefore reducing the revenue recognized in subsequent periods. In addition, we incurred amortization of acquired technology and intangibles in connection with the Take Private and to a lesser extent, other acquisitions. For further information of the impact of the Take Private and other acquisitions on our financial statements, see “Non-GAAP Financial Measures” below. See also Note 4. Acquisitions in the Notes to Consolidated Financial Statements. While the deferred revenue written down in connection with our acquisitions will never be recognized as revenue under GAAP, we do not expect the Take Private to have an impact on future renewal rates of the maintenance contracts included within the deferred revenue write-down, nor do we expect revenue generated from new license and subscription contracts to be similarly impacted by purchase accounting adjustments.

Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. We believe that these non-GAAP financial measures provide supplemental information that is meaningful when assessing our operating performance because they exclude the impact of certain amounts that our management and board of directors do not consider part of core operating results when assessing our operational performance, allocating resources, preparing annual budgets and determining compensation. Accordingly, these non-GAAP financial measures may provide insight to investors into the motivation and decision-making of management in operating the business. Set forth in the first table below are the corresponding GAAP financial measures for each non-GAAP financial measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure included below.

	Predecessor	Successor(1)	Combined(1)	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except margin data)				(unaudited)
Subscription revenue	$6,551	$126,960	$133,511	$213,754	$265,591	$63,053	$71,565
Maintenance revenue	29,500	145,234	174,734	357,630	402,938	97,000	106,292
License revenue	11,276	149,900	161,176	156,633	164,560	36,860	37,935
Total revenue	47,327	422,094	469,421	728,017	833,089	196,913	215,792
Gross margin	75.2%	54.1%	56.2%	68.2%	70.4%	68.9%	71.3%
Operating margin	(262.5)%	(31.4)%	(54.7)%	9.6%	13.8%	11.2%	13.8%
Net income (loss)	(71,811)	(262,594)	(334,405)	(83,866)	(102,066)	(59,910)	3,145

	Predecessor	Successor(1)	Combined(1)	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except margin data)
		(unaudited)
Non-GAAP subscription revenue	$6,551	$134,179	$140,730	$215,218	$266,757	$63,687	$71,565
Non-GAAP maintenance revenue	29,500	298,454	327,954	369,144	405,488	97,813	106,292
Non-GAAP license revenue	11,276	150,821	162,097	156,636	164,560	36,860	37,935
Non-GAAP total revenue	47,327	583,454	630,781	740,998	836,805	198,360	215,792
Non-GAAP gross margin	93.5%	92.2%	92.3%	91.9%	91.6%	91.5%	91.8%
Non-GAAP operating margin	44.9%	48.4%	48.2%	46.9%	46.7%	45.6%	46.6%
Adjusted EBITDA	21,963	293,200	315,163	361,871	407,511	95,110	104,848
________________

(1)	The operating results of LOGICnow are included in our consolidated financial statements from the acquisition date of May 27, 2016 to December 31, 2016.
While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures. Items such as the amortization of intangible assets, stock-based compensation expense, acquisition related adjustments and restructuring charges, as well as the related tax impacts of these items can have a material impact on our GAAP financial results.
Non-GAAP Revenue. We define non-GAAP subscription revenue, non-GAAP maintenance revenue, non-GAAP license revenue and non-GAAP total revenue, as subscription revenue, maintenance revenue, license revenue and total revenue, respectively, excluding the impact of purchase accounting. We monitor these measures to assess our performance because we believe our revenue growth rates would be overstated without these adjustments. We believe presenting non-GAAP subscription revenue, non-GAAP maintenance revenue, non-GAAP license revenue and non-GAAP total revenue aids in the comparability between periods and in assessing our overall operating performance.
Non-GAAP Cost of Revenue and Non-GAAP Operating Income. We provide non-GAAP cost of revenue and non-GAAP operating income and related non-GAAP margins using non-GAAP revenue as discussed above and excluding such items as the write-down of deferred revenue related to purchase accounting, amortization of acquired intangible assets, stock-based compensation expense, acquisition and Sponsor related costs and restructuring charges and other. Management believes these measures are useful for the following reasons:

•
Amortization of Acquired Intangible Assets. We provide non-GAAP information that excludes expenses related to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of acquired intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

•
Stock-Based Compensation Expense. We provide non-GAAP information that excludes expenses related to stock-based compensation. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Because of these unique characteristics of stock-based compensation, management excludes these expenses when analyzing the organization’s business performance.

•
Acquisition and Sponsor Related Costs. We exclude certain expense items resulting from the Take Private and other acquisitions, such as legal, accounting and advisory fees, changes in fair value of contingent consideration, costs related to integrating the acquired businesses, deferred compensation, severance and retention expense. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in operating expenses that would not otherwise have been incurred by us in the normal course of our organic business operations. We believe that providing these non-GAAP measures that exclude acquisition and Sponsor related costs, allows users of our financial statements to better review and understand the historical and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

•
Restructuring Charges and Other. We provide non-GAAP information that excludes restructuring charges such as severance and the estimated costs of exiting and terminating facility lease commitments, as they relate to our corporate restructuring and exit activities and charges related to the separation of employment with executives of the Company. These restructuring charges are inconsistent in amount and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of our operating performance and comparisons to our past operating performance.

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except margin data)
		(unaudited)
Revenue:
GAAP subscription revenue	$6,551	$126,960	$133,511	$213,754	$265,591	$63,053	$71,565
Impact of purchase accounting	—	7,219	7,219	1,464	1,166	634	—
Non-GAAP subscription revenue	6,551	134,179	140,730	215,218	266,757	63,687	71,565
GAAP maintenance revenue	29,500	145,234	174,734	357,630	402,938	97,000	106,292
Impact of purchase accounting	—	153,220	153,220	11,514	2,550	813	—
Non-GAAP maintenance revenue	29,500	298,454	327,954	369,144	405,488	97,813	106,292
GAAP total recurring revenue	36,051	272,194	308,245	571,384	668,529	160,053	177,857
Impact of purchase accounting	—	160,439	160,439	12,978	3,716	1,447	—
Non-GAAP total recurring revenue	36,051	432,633	468,684	584,362	672,245	161,500	177,857
GAAP license revenue	11,276	149,900	161,176	156,633	164,560	36,860	37,935
Impact of purchase accounting	—	921	921	3	—	—	—
Non-GAAP license revenue	11,276	150,821	162,097	156,636	164,560	36,860	37,935
Total GAAP revenue	$47,327	$422,094	$469,421	$728,017	$833,089	$196,913	$215,792
Impact of purchase accounting	$—	$161,360	$161,360	$12,981	$3,716	$1,447	$—
Total non-GAAP revenue	$47,327	$583,454	$630,781	$740,998	$836,805	$198,360	$215,792

GAAP gross profit	$35,590	$228,339	$263,929	$496,286	$586,354	$135,707	$153,816
Impact of purchase accounting	—	161,360	161,360	12,981	3,716	1,447	—
Stock-based compensation expense	5,562	2	5,564	4	279	1	372
Amortization of acquired technologies	2,186	147,517	149,703	171,033	175,991	44,319	43,817
Acquisition and Sponsor related costs	720	502	1,222	371	336	84	60
Restructuring costs and other	187	10	197	12	—	—	—
Non-GAAP gross profit	$44,245	$537,730	$581,975	$680,687	$766,676	$181,558	$198,065
GAAP gross margin	75.2%	54.1%	56.2%	68.2%	70.4%	68.9%	71.3%
Non-GAAP gross margin	93.5%	92.2%	92.3%	91.9%	91.6%	91.5%	91.8%

GAAP sales and marketing expense	$47,064	$165,355	$212,419	$205,631	$227,468	$52,682	$60,595
Stock-based compensation expense	(30,725)	(7)	(30,732)	(44)	(2,295)	(25)	(2,805)
Acquisition and Sponsor related costs	(2,391)	(8,371)	(10,762)	(3,836)	(3,250)	(669)	(720)
Restructuring costs and other	(412)	(209)	(621)	(170)	(238)	(49)	(325)
Non-GAAP sales and marketing expense	$13,536	$156,768	$170,304	$201,581	$221,685	$51,939	$56,745

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except margin data)
		(unaudited)
GAAP research and development expense	$32,183	$65,806	$97,989	$86,618	$96,272	$24,753	$25,188
Stock-based compensation expense	(23,822)	(7)	(23,829)	(21)	(1,330)	(8)	(1,632)
Acquisition and Sponsor related costs	(1,930)	(3,883)	(5,813)	(3,951)	(2,527)	(852)	(247)
Restructuring costs and other	(838)	(466)	(1,304)	(262)	(201)	(106)	(5)
Non-GAAP research and development expense	$5,593	$61,450	$67,043	$82,384	$92,214	$23,787	$23,304

GAAP general and administrative expense	$79,636	$71,011	$150,647	$67,303	$80,641	$19,186	$21,736
Stock-based compensation expense	(27,654)	(1)	(27,655)	(11)	(1,929)	(7)	(2,909)
Acquisition and Sponsor related costs	(48,003)	(31,756)	(79,759)	(15,422)	(14,288)	(3,583)	(1,231)
Restructuring costs and other	(127)	(2,277)	(2,404)	(2,414)	(2,560)	(239)	(194)
Non-GAAP general and administrative expense	$3,852	$36,977	$40,829	$49,456	$61,864	$15,357	$17,402

GAAP operating income (loss)	$(124,210)	$(132,386)	$(256,596)	$69,654	$115,185	$21,958	$29,795
Impact of purchase accounting	—	161,360	161,360	12,981	3,716	1,447	—
Stock-based compensation expense	87,763	17	87,780	80	5,833	41	7,718
Amortization of acquired technologies	2,186	147,517	149,703	171,033	175,991	44,319	43,817
Amortization of acquired intangibles	917	58,553	59,470	67,080	66,788	17,128	16,502
Acquisition and Sponsor related costs	53,044	44,512	97,556	23,580	20,401	5,188	2,258
Restructuring costs and other	1,564	2,962	4,526	2,858	2,999	394	524
Non-GAAP operating income (loss) from operations	$21,264	$282,535	$303,799	$347,266	$390,913	$90,475	$100,614
GAAP operating margin	(262.5)%	(31.4)%	(54.7)%	9.6%	13.8%	11.2%	13.8%
Non-GAAP operating margin	44.9%	48.4%	48.2%	46.9%	46.7%	45.6%	46.6%
We provide non-GAAP revenue on a constant currency basis to provide a framework for assessing our performance excluding the effect of foreign currency rate fluctuations. To present this information, current period results for entities reporting in currencies other than U.S. Dollars are converted into U.S. Dollars at the average exchange rates in effect during the corresponding prior period presented. We believe that providing non-GAAP revenue on a constant currency basis facilitates the comparison of non-GAAP revenue to prior periods.

The following table reconciles GAAP subscription revenue, GAAP maintenance revenue, GAAP recurring revenue, GAAP license revenue and GAAP total revenue to non-GAAP subscription revenue, non-GAAP maintenance revenue, non-GAAP recurring revenue, non-GAAP license revenue and non-GAAP total revenue on a constant currency basis as if reported under ASC 605 for the three months ended March 31, 2018 and 2019:

	Three Months Ended March 31,
	2018	2019

	(in thousands)
	(unaudited)
GAAP subscription revenue	$63,053	$71,565
Impact of purchase accounting	634	—
Adjustment due to adoption of ASC 606	—	124
Non-GAAP subscription revenue as if reported under ASC 605(1)	63,687	71,689
Estimated foreign currency impact(2)	—	2,616
Non-GAAP subscription revenue on a constant currency basis as if reported under ASC 605	$63,687	$74,305

GAAP maintenance revenue	$97,000	$106,292
Impact of purchase accounting	813	—
Adjustment due to adoption of ASC 606	—	235
Non-GAAP maintenance revenue as if reported under ASC 605(1)	97,813	106,527
Estimated foreign currency impact(2)	—	1,507
Non-GAAP maintenance revenue on a constant currency basis as if reported under ASC 605	$97,813	$108,034

GAAP total recurring revenue	$160,053	$177,857
Impact of purchase accounting	1,447	—
Adjustment due to adoption of ASC 606	—	359
Non-GAAP total recurring revenue as if reported under ASC 605(1)	161,500	178,216
Estimated foreign currency impact(2)	—	4,123
Non-GAAP total recurring revenue on a constant currency basis as if reported under ASC 605	$161,500	$182,339

GAAP license revenue	$36,860	$37,935
Impact of purchase accounting	—	—
Adjustment due to adoption of ASC 606	—	(192)
Non-GAAP license revenue as if reported under ASC 605(1)	36,860	37,743
Estimated foreign currency impact(2)	—	581
Non-GAAP license revenue on a constant currency basis as if reported under ASC 605	$36,860	$38,324

Total GAAP revenue	$196,913	$215,792
Impact of purchase accounting	1,447	—
Adjustment due to adoption of ASC 606	—	167
Non-GAAP total revenue as if reported under ASC 605(1)	198,360	215,959
Estimated foreign currency impact(2)	—	4,704
Non-GAAP total revenue on a constant currency basis as if reported under ASC 605	$198,360	$220,663
________________

(1)
We define non-GAAP subscription revenue, non-GAAP maintenance revenue, non-GAAP recurring revenue, non-GAAP license revenue and non-GAAP total revenue, as subscription revenue, maintenance revenue, recurring revenue, license revenue and total revenue, respectively, excluding the impact of purchase accounting related to the Take Private and other acquisitions. Our 2019 revenue results are no longer impacted by this adjustment. For further information regarding our use of non-GAAP revenue, see “Selected Consolidated Financial Data—Non-GAAP Financial Measures.”

(2)
The estimated foreign currency impact is calculated using the average foreign currency exchange rates in the comparable prior year monthly periods and applying those rates to foreign-denominated revenue as calculated under ASC 605 in the corresponding monthly periods in the first quarter of 2019.

Adjusted EBITDA
We regularly monitor adjusted EBITDA, as it is a measure we use to assess our operating performance. We define adjusted EBITDA as net income or loss, excluding the impact of purchase accounting on total revenue, amortization of acquired intangible assets and developed technology, depreciation expense, stock-based compensation expense, restructuring and other charges, acquisition and Sponsor related costs, interest expense, net, debt extinguishment and refinancing costs, unrealized foreign currency (gains) losses, and income tax expense (benefit). Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; adjusted EBITDA excludes the impact of the write-down of deferred revenue due to purchase accounting in connection with our acquisition, and therefore includes revenue that will never be recognized under GAAP; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including net income (loss) and our other GAAP results. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the types of items excluded from the calculation of adjusted EBITDA. Adjusted EBITDA is not a presentation made in accordance with GAAP and the use of the term varies from others in our industry.

	Predecessor	Successor(4)	Combined(4)	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands)
		(unaudited)
Net income (loss)	$(71,811)	$(262,594)	$(334,405)	$(83,866)	$(102,066)	$(59,910)	$3,145
Amortization and depreciation	3,908	215,325	219,233	250,876	258,362	65,215	64,463
Income tax expense (benefit)	(53,156)	(96,651)	(149,807)	22,398	(19,644)	(8,357)	565
Interest expense, net	473	169,900	170,373	169,786	142,008	42,089	27,382
Impact of purchase accounting on total revenue	—	161,360	161,360	12,981	3,716	1,447	—
Unrealized foreign currency (gains) losses(1)	136	34,462	34,598	(56,368)	14,367	(12,586)	(1,308)
Acquisition and Sponsor related costs	53,086	44,512	97,598	23,580	20,401	5,188	2,258
Debt related costs(2)	—	23,907	23,907	19,546	81,535	61,589	101
Stock-based compensation expense(3)	87,763	17	87,780	80	5,833	41	7,718
Restructuring costs and other	1,564	2,962	4,526	2,858	2,999	394	524
Adjusted EBITDA	$21,963	$293,200	$315,163	$361,871	$407,511	$95,110	$104,848
________________

(1)
Unrealized foreign currency (gains) losses primarily relate to the remeasurement of our intercompany loans and to a lesser extent, unrealized foreign currency (gains) losses on selected assets and liabilities.

(2)
Debt related costs include fees related to our credit agreements, debt refinancing costs and the related write-off of debt issuance costs. The fees related to our credit agreements were $1.1 million, $0.9 million, $1.4 million, $1.0 million and $0.1 million for the years ended December 31, 2016 (on a combined basis), 2017 and 2018 and for the three months ended March 31, 2018 and 2019, respectively. See Note 9. Debt in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding our debt and the write-off of debt issuance costs.

(3)
As a result of the Take Private, the costs for the Predecessor period from January 1, 2016 to February 4, 2016 includes $87.5 million of stock-based compensation expense, employer-paid payroll taxes and other costs related to the accelerated vesting of the Predecessor stock awards. See Note 11. Stockholders’ Equity (Deficit) and Stock-Based Compensation in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding the acceleration of stock-based compensation related to our Predecessor stock awards at the Take Private.

(4)	LOGICnow contributed approximately $57.5 million in subscription revenue from the acquisition date of May 27, 2016 to December 31, 2016.
The following table reconciles net income (loss) to adjusted EBITDA under ASC 606 for the three months ended March 31, 2019 and includes the presentation of financial results for the three month period ended March 31, 2019 under ASC 605 for comparison to the prior year period.

	Three Months Ended March 31, 2019
	ASC 606	ASC 606 impact	Without adoption of ASC 606 (ASC 605)

	(in thousands)
	(unaudited)
Net income (loss)	$3,145	$(1,233)	$1,912
Amortization and depreciation	64,463	—	64,463
Income tax expense (benefit)	565	—	565
Interest expense, net	27,382	—	27,382
Impact of purchase accounting on total revenue	—	—	—
Unrealized foreign currency (gains) losses	(1,308)	—	(1,308)
Acquisition and Sponsor related costs	2,258	—	2,258
Debt related costs(1)	101	—	101
Stock-based compensation expense	7,718	—	7,718
Restructuring costs and other	524	—	524
Adjusted EBITDA	$104,848	$(1,233)	$103,615
Adjusted EBITDA margin	48.6%		48.0%
_______________

(1)	Debt related costs include fees related to our credit agreements, debt refinancing costs and the related write-off of debt issuance costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis also includes a discussion of certain non-GAAP financial measures. For a description and reconciliation of the non-GAAP measures discussed in this section, see “Selected Consolidated Financial Data—Non-GAAP Financial Measures.”
On February 5, 2016, we were acquired by affiliates of Silver Lake and Thoma Bravo in a take private transaction, or the Take Private. We applied purchase accounting on the date of the Take Private. We refer to the Company as Predecessor in the periods before the Take Private and Successor in the subsequent periods.
Although the period from January 1, 2016 to February 4, 2016 relates to the Predecessor and the period from February 5, 2016 to December 31, 2016 relates to the Successor, to assist with the period-to-period comparison, we have combined these periods as a sum of the amounts without any other adjustments and refer to the combined period as the combined year ended December 31, 2016. Unless otherwise indicated, all results presented for 2016 represent the combined year ended December 31, 2016. This combination does not comply with GAAP or with the rules for pro forma presentation.
On January 1, 2019 we adopted FASB Accounting Standards Codification (“ASC”) No. 2014-09 “Revenue from Contracts with Customers,” or ASC 606, which replaced all existing revenue guidance under ASC 605 “Revenue Recognition,” including prescriptive industry-specific guidance, or ASC 605.We adopted ASC 606 using the modified-retrospective method. Results for reporting periods beginning after January 1, 2019 are presented in compliance with the new revenue recognition standard ASC 606. Historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under the prior revenue recognition standard, ASC 605. The overall adoption impact to total revenue was immaterial, however, the classification and timing of revenue between license and recurring revenue was impacted by the adoption. In addition, ASC 606 requires the deferral and amortization of certain incremental costs incurred to obtain a contract. See Note 2. Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding the adoption of ASC 606.
In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially and adversely from those anticipated in the forward-looking statements. See “Special Note Regarding Forward-looking Statements” and “Risk Factors” above for a discussion of the uncertainties, risks and assumptions associated with these statements.
Overview
SolarWinds is a leading provider of information technology, or IT, infrastructure management software. Our products give organizations worldwide, regardless of type, size or IT infrastructure complexity, the power to monitor and manage the performance of their IT environments, whether on-premise, in the cloud, or in hybrid models. We combine powerful, scalable, affordable, easy to use products with a high-velocity, low-touch sales model to grow our business while also generating significant cash flow.
Our approach, which we call the “SolarWinds Model,” is based on our commitment to building a business that is focused on growth and profitability. The five key principles of the SolarWinds Model are:

•	Focus on the Technology Professional. Engage with and truly understand the needs of technology professionals.

•
Build Great Products for the Entire Market. Incorporate those insights into powerful, affordable and easy to use products that solve IT management challenges across the entire market, from small businesses to the largest of global enterprises.

•
Capture Demand Using Cost-Efficient, Mass-Reach Digital Marketing. Market directly to the technology professional who will be the user of our products through digital marketing to optimize our ability to reach the entire market in a cost-efficient manner.

•
Sell from the Inside. Close deals of all sizes without the high cost of an outside sales force by leveraging a low-touch, high-velocity selling motion. Our sales team uses a prescriptive approach designed to manage leads and quickly sell our products pursuant to our standard pricing and contract terms. We do not utilize an outside sales force or provide professional services.

•
Focus on the Long-Term Value of the Relationships with Our Customers. Up-sell and cross-sell products to customers over time to deliver additional value to our customers and to drive growth and profitability.

Our Journey
We began our business in 1999 selling a set of software tools directly to network engineers. Over the next 10 years, we expanded our product offerings, refined our business model and grew our business domestically and internationally.
In 2009, we went public as a point provider of on-premise network management products. Between 2009 and 2015, we continued to grow as we broadened our product offerings beyond network management to include adjacent areas of IT management. We also began developing and acquiring IT management products for the growing cloud and managed service provider, or MSP, markets, where we believed that the SolarWinds Model could be successful.
In February 2016, we were acquired by the Sponsors. Following the acquisition, we pursued our initiatives in the cloud and MSP markets, growing our product offerings and market opportunity through organic product development and targeted acquisitions while at the same time continuing to invest in our on-premise IT management product portfolio. We completed several acquisitions of companies in these new markets and integrated and applied the SolarWinds Model to those acquired businesses. We also enhanced our sales and marketing initiatives to better sell into these new markets.
We meaningfully enhanced our network and systems management products to manage on-premise infrastructure as well as public and private cloud environments. We invested internationally to capture greater market share outside of the U.S. We also focused on offering more subscription-based products that would make our business even more visible and predictable as sales of those products scaled.
We are a very different company today than we were in February 2016. We have continued to grow our leadership in IT management, holding the No. 1 position in the Network Management market for 2017 and 2018 according to

IDC, as measured by revenue.3 We have also established a leading position in the market for remote management and monitoring software for MSPs and have become a recognized provider of public cloud management solutions. We have grown our customer relationships and improved revenue and operating performance while investing in our business. We believe our addressable market opportunity is much larger with our recent product acquisitions. We now provide full hybrid IT management products across on-premise and cloud environments.
We have significantly increased our recurring revenue as a result of the significant growth in our subscription sales and the continued growth of our maintenance revenue. For the year ended December 31, 2018 and the three months ended March 31, 2019, over 80% of our total revenue was recurring revenue, respectively. We have also increased international revenue as a percentage of total revenue reaching 35% for the year ended December 31, 2018 and the three months ended March 31, 2019.
Today, we offer over 50 products to monitor and manage network, systems, desktop, application, storage, database and website infrastructures, whether on-premise, in the public or private cloud or in a hybrid IT infrastructure. We intend to continue to innovate and invest in areas of product development that bring new products to market and enhance the functionality, ease of use and integration of our current products. We believe this will strengthen the overall value proposition of our products in any IT environment.
Initial Public Offering
In October 2018, we completed our initial public offering, in which we sold and issued 25,000,000 shares of our common stock at an issue price of $15.00 per share. We raised a total of $375.0 million in gross proceeds from the offering, or approximately $353.0 million in net proceeds. A portion of the net proceeds from the offering were used to repay the $315.0 million in borrowings outstanding under our second lien term loan. In connection with the voluntary prepayment of the second lien term loan, we paid a $14.2 million prepayment fee.
Our Selling Motion
We market and sell our products with an efficient digital marketing and a low-touch, high-velocity sales motion which we call “selling from the inside.” We market and sell directly to technology professionals who monitor and manage the IT infrastructure of their businesses.

___________________
3  IDC defined Network Management Software functional market, IDC’s Worldwide Semiannual Software Tracker, April 2019.

We also sell our software through distributors and resellers to supplement our direct sales force, expand our global presence, reach various market segments and help us to initiate and fulfill sales orders from state, local and federal governments and those commercial customers that prefer to make purchases through a particular reseller. We contract directly with end customers when we sell our products through channel partners.
As of March 31, 2019, we had over 300,000 customers in 190 countries. We define customers as individuals or entities that have an active subscription for at least one of our subscription products or that have purchased one or more of our license products since our inception under a unique customer identification number, with each unique customer identification number constituting a separate customer regardless of the amount purchased. We may have multiple purchasers of our products within a single organization, each of which may be assigned a unique customer identification number and deemed a separate customer.
Our customers use our products in organizations ranging in size from very small businesses to large enterprises, including all of the Fortune 500. Customers often initially purchase one of our products to solve a known problem and then expand their purchases over time. The SolarWinds Model allows us to both sell to a broad group of potential customers and close large transactions with significant customers. For example, in each of the past thirteen calendar quarters, over 6,000 new customers, both large and small, purchased one or more of our products. While some customers may spend as little as $100 with us over a twelve-month period, as of March 31, 2019, we had 761 customers who had spent more than $100,000 with us in the previous four calendar quarters, up from 457 customers over the twelve-month period ended December 31, 2016, 545 customers over the twelve-month period ended December 31, 2017, 625 customers over the twelve-month period ended June 30, 2018, and 733 customers over the twelve-month period ended December 31, 2018.
At the same time, we designed the SolarWinds Model to reach organizations that outsource the management of some or all of their IT infrastructure to MSPs. In addition to the customers that we reach directly, as of March 31, 2019, we had over 22,000 MSP customers that serve over 450,000 organizations. Our revenue from MSP products increases with the addition of end customers served by our MSP customers, the proliferation of devices managed by those MSPs and the expansion of products used by those MSPs to manage end customers’ IT infrastructures.
Our marketing programs capture demand across the entire market of technology professionals. We use an analytics-driven digital marketing program to efficiently drive a high volume of website traffic and deliver high quality leads, which we generally reach through full-featured trials, to our sales teams. We enhance our marketing efforts through daily engagement with THWACK, our online community with over 150,000 registered members that provides forums, tools and valuable resources; several company-sponsored blogs in which we provide perspectives and information relevant to the IT management market; and web-based events designed to train and inform participants about deeper aspects of our products.
We utilize a low-touch, high-velocity selling from the inside motion. Our selling efforts are based on actionable lead routing and efficient pipeline management and focused on helping prospective customers quickly and easily try a fully functional version of our products to solve a known problem. We then help them purchase those products at the appropriate size and level of capability for the IT environments they manage. We do not employ any outside sales or professional service personnel.
Customers often initially purchase one of our products to solve a known problem and then expand their purchases over time after experiencing the quality, ease of use and scalability of our products, the value of our maintenance services and the power of the THWACK community.
Our SolarWinds Model has allowed us to grow while maintaining high levels of operating efficiency. Our total revenue was $469.4 million, $728.0 million and $833.1 million for the years ended December 31, 2016, 2017 and 2018, respectively and $196.9 million and $215.8 million for the three months ended March 31, 2018 and 2019, respectively. Our non-GAAP total revenue was $630.8 million, $741.0 million and $836.8 million for the years ended December 31, 2016, 2017 and 2018, respectively and $198.4 million and $215.8 million for the three months ended March 31, 2018 and 2019, respectively. Recurring revenue, which consists of subscription and maintenance revenue, represented over 80% of our total revenue for the year ended December 31, 2018 and the three months ended March 31, 2018 and

2019. We have increased our recurring revenue as a result of the growth in our subscription sales and the continued growth of our maintenance revenue.
We derive subscription revenue from the sale of our cloud management and MSP products. Our subscription revenue was $133.5 million, $213.8 million and $265.6 million for the years ended December 31, 2016, 2017 and 2018, respectively and $63.1 million and $71.6 million for the three months ended March 31, 2018 and 2019, respectively. Our non-GAAP subscription revenue was $140.7 million, $215.2 million and $266.8 million for the years ended December 31, 2016, 2017 and 2018, respectively and $63.7 million and $71.6 million for the three months ended March 31, 2018 and 2019, respectively.
Our net retention rate for our subscription products averaged approximately 105% over the 12-month period ending March 31, 2019. We define our net retention rate for subscription products as the implied monthly subscription revenue at the end of a period for the base set of customers from which we generated subscription revenue in the year prior to the calculation, divided by the implied monthly subscription revenue one year prior to the date of calculation for that same customer base. We are investing to improve our net retention rate, including by enhancing and expanding our cloud management and MSP products.
We derive license and maintenance revenue from the sale of our on-premise network and IT operations management perpetual license products. Our license revenue has declined as a percentage of total revenue primarily due to the higher growth of our recurring revenue and represented approximately 20% of our total revenue in 2018 and the three months ended March 31, 2018 and 2019. Our license revenue was $161.2 million, $156.6 million and $164.6 million for the years ended December 31, 2016, 2017 and 2018, respectively and $36.9 million and $37.9 million for the three months ended March 31, 2018 and 2019, respectively. Our non-GAAP license revenue was $162.1 million, $156.6 million and $164.6 million for the years ended December 31, 2016, 2017 and 2018, respectively and was $36.9 million and $37.9 million for the three months ended March 31, 2018 and 2019, respectively.
Our maintenance revenue grows as we add new customers and as existing customers add new products and renew maintenance services. Our maintenance revenue was $174.7 million, $357.6 million and $402.9 million for the years ended December 31, 2016, 2017 and 2018, respectively and was $97.0 million and $106.3 million for the three months ended March 31, 2018 and 2019, respectively. Our non-GAAP maintenance revenue was $328.0 million, $369.1 million and $405.5 million for the years ended December 31, 2016, 2017 and 2018, respectively and $97.8 million and $106.3 million for the three months ended March 31, 2018 and 2019, respectively. The difference between our GAAP and non-GAAP maintenance revenue is primarily the result of the adjustment of our deferred revenue balance to fair value on the date of the Take Private.
Our customers typically renew their maintenance contracts at our standard list maintenance renewal pricing for their applicable products. Our maintenance revenue has grown historically due to the combination of high maintenance renewal rates, typically at list price, list price increases and on-going perpetual license sales to new and existing customers.
Our maintenance renewal rates for our perpetual license products have been in the low- to mid-90 percent range for the last three fiscal years and was approximately 97% for the trailing twelve-month period ended March 31, 2019. We define our maintenance renewal rate as the sales of maintenance services for all existing maintenance contracts expiring in a period, divided by the sum of previous sales of maintenance services corresponding to those services expiring in the current period. Sales of maintenance services includes sales of maintenance renewals for a previously purchased product and the amount allocated to maintenance revenue from a license purchase.
We expect that the continued growth in the use of public and private clouds, increased outsourcing of IT management services to MSPs and cross-selling of subscription products into our existing customer base could result in an increase in our subscription revenue. We believe this increase, coupled with continued growth in maintenance revenue, could cause our recurring revenue to increase as a percentage of total revenue over time.
For the years ended December 31, 2016, 2017 and 2018, we increased international revenue as a percentage of total revenue to 31%, 33% and 35%, respectively. For the three months ended March 31, 2018 and 2019, international revenue as a percentage of total revenue was 35%. We expect our international total revenue to increase slightly as a percentage of total revenue as we expand our international sales and marketing efforts across our product lines.
We believe we have the potential to grow license revenue over time as we continue to invest in international sales growth, new product development and enhancements and increased productivity and efficiency of our sales and marketing operations.
We are also building our business to generate strong cash flow over the long term. For the years ended December 31, 2016, 2017 and 2018, and the three months ended March 31, 2018 and 2019 cash flows from operations were $90.2 million, $232.7 million, $254.1 million, $35.4 million and $63.4 million, respectively. During those periods, our cash flows from operations were reduced by cash payments for interest on our long-term debt of $141.0 million, $147.1 million, $142.9 million, $48.7 million and $25.4 million, respectively. We used a portion of the proceeds from our initial public offering in October 2018 to repay indebtedness. In future periods, we expect our cash flows from operations will be positively impacted by the reduction of our indebtedness.
Acquisition
Subsequent to the end of the first quarter, on April 30, 2019, we acquired SAManage Ltd., or Samanage, an IT service desk solution company, for approximately $350.0 million, or approximately $329.0 million, net of cash acquired. The company is based in Cary, North Carolina. By acquiring Samanage, we will enter the IT Service Management, or ITSM, market and introduce the Samanage SaaS-based IT Service Desk products into our product portfolio. We funded the transaction with cash on hand and $35.0 million of borrowings under our Revolving Credit Facility.
Components of Our Results of Operations
Revenue
Our revenue consists of recurring revenue and perpetual license revenue.

•	Recurring Revenue. The significant majority of our revenue is recurring and consists of subscription and maintenance revenue.

▪
Subscription Revenue. We primarily derive subscription revenue from fees received for subscriptions to our SaaS offerings, and to a lesser extent, our time-based license arrangements. Subscriptions revenue includes sales of our cloud management and MSP products. We generally recognize revenue ratably over the subscription term once the service is made available to the customer or when we have the right to invoice for services performed. We generally invoice subscription agreements monthly based on usage or monthly in advance over the subscription period. Our subscription revenue grows as customers add new subscription products, upgrade the capacity level of their existing subscription products or increase the usage of their subscription products. Our revenue from MSP products increases with the addition of end customers served by our MSP customers, the proliferation of devices managed by those MSPs and the expansion of products used by those MSPs to manage end customers’ IT infrastructures.

•
Maintenance Revenue. We derive maintenance revenue from the sale of maintenance services associated with our perpetual license products. Perpetual license customers pay for maintenance services based on the products they have purchased. We recognize maintenance revenue ratably on a daily basis over the contract period. Our maintenance revenue grows when we renew existing maintenance contracts and add new perpetual license customers, and as existing customers add new products. Customers typically renew their maintenance contracts at our standard list maintenance renewal pricing for their applicable products. We generally invoice maintenance contracts annually in advance.

•
License Revenue. We derive license revenue from sales of perpetual licenses of our products to new and existing customers. We include one year of maintenance services as part of our customers’ initial license purchase.

License revenue is recognized at a point in time upon delivery of the electronic license key. We calculate the amount of revenue allocated to the license by estimating our standalone selling prices utilizing the residual approach by considering our pricing and discounting practices.
Cost of Revenue

•
Cost of Recurring Revenue. Cost of recurring revenue consists of technical support personnel costs, royalty fees, hosting fees and an allocation of overhead costs for our subscription revenue and maintenance services. Allocated costs consist of certain facilities, depreciation, benefits and IT costs allocated based on headcount.

•	Amortization of Acquired Technologies. We amortize to cost of revenue the capitalized costs of technologies acquired in connection with the Take Private and our other acquisitions.
Operating Expenses
Operating expenses consists of sales and marketing, research and development and general and administrative expenses as well as amortization of acquired intangibles. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, sales commissions, stock-based compensation, contractor fees and an allocation of overhead costs based on headcount. In connection with our IPO in October 2018, we granted equity awards to our employees and directors consisting of restricted stock units and performance stock units resulting in an increase in stock-based compensation expense in the periods subsequent to the IPO.

•
Sales and Marketing. Sales and marketing expenses primarily consist of related personnel costs, including our sales, marketing and maintenance renewal and subscription retention teams. Sales and marketing expenses also includes the cost of digital marketing programs such as paid search, search engine optimization and management, website maintenance and design. We expect to continue to hire personnel globally to drive new sales and maintenance renewals.

•
Research and Development. Research and development expenses primarily consist of related personnel costs. We expect to continue to grow our research and development organization, particularly internationally.

•
General and Administrative. General and administrative expenses primarily consist of personnel costs for our executive, finance, legal, human resources and other administrative personnel, general restructuring charges and other acquisition-related costs, professional fees and other general corporate expenses. In the periods after the Take Private and prior to our initial public offering, these expenses also included management fees payable to our Sponsors, which were eliminated upon the completion of our initial public offering.

•	Amortization of Acquired Intangibles. We amortize to operating expenses the capitalized costs of intangible assets acquired in connection with the Take Private and our other acquisitions.
Other Income (Expense)
Other income (expense) primarily consists of interest expense, gains (losses) resulting from changes in exchange rates on foreign currency denominated intercompany loans, and losses on extinguishment of debt. We expect interest expense to decrease as we repay indebtedness.
We established a foreign currency denominated intercompany loan as part of the Take Private to provide a conduit to utilize foreign earnings effectively. The gains (losses) associated with the changes in exchange rates on amounts borrowed are unrealized non-cash events. Substantially all of these unrealized amounts are related to this one foreign currency denominated loan. As of July 1, 2018, this foreign currency denominated intercompany loan was designated as long-term due to a change in our investment strategy and the new Tax Act. Therefore, beginning on July 1, 2018, the foreign currency transaction gains and losses resulting from remeasurement are recognized as a component of accumulated other comprehensive income (loss).

Foreign Currency
As a global company, we face exposure to adverse movements in foreign currency exchange rates. Fluctuations in foreign currencies impact the amount of total assets, liabilities, revenue, operating expenses and cash flows that we report for our foreign subsidiaries upon the translation of these amounts into U.S. dollars. See “Quantitative and Qualitative Disclosures About Market Risk” for additional information on how foreign currency impacts our financial results.
Income Tax Expense
Income tax expense consists of domestic and foreign corporate income taxes related to the sale of products. The tax rate on income earned by our North American entities is higher than the tax rate on income earned by our international entities other than Canada and Sweden. We expect the income earned by our international entities to grow over time as a percentage of total income, which may result in a decline in our effective income tax rate. However, our effective tax rate will be affected by many other factors including changes in tax laws, regulations or rates, new interpretations of existing laws or regulations, shifts in the allocation of income earned throughout the world and changes in overall levels of income before tax.
The Tax Act was enacted on December 22, 2017. The Tax Act reduces the U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that have not been taxed previously in the U.S. and creates new taxes on certain foreign sourced earnings. For additional discussion about our income taxes, see Note 15. Income Taxes in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Results of Operations
The comparability of our operating results in fiscal 2018 and 2017 compared to fiscal 2016 was impacted by our accounting for acquisitions, including the Take Private, and related activities. We account for acquired businesses using the acquisition method of accounting, which requires that the assets acquired and liabilities assumed, including deferred revenue, be recorded at the date of acquisition at their respective fair values which could differ from the historical book values. In most cases, adjusting the acquired deferred revenue balances to fair value on the date of the relevant acquisition had the effect of reducing the historical deferred revenue balance and therefore reducing the revenue recognized in subsequent periods.

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except per share data)				(unaudited)
Revenue:
Subscription	$6,551	$126,960	$133,511	$213,754	$265,591	$63,053	$71,565
Maintenance	29,500	145,234	174,734	357,630	402,938	97,000	106,292
Total recurring revenue	36,051	272,194	308,245	571,384	668,529	160,053	177,857
License	11,276	149,900	161,176	156,633	164,560	36,860	37,935
Total revenue	47,327	422,094	469,421	728,017	833,089	196,913	215,792
Cost of revenue:
Cost of recurring revenue(1)	9,551	46,238	55,789	60,698	70,744	16,887	18,159
Amortization of acquired technologies	2,186	147,517	149,703	171,033	175,991	44,319	43,817
Total cost of revenue	11,737	193,755	205,492	231,731	246,735	61,206	61,976
Gross profit	35,590	228,339	263,929	496,286	586,354	135,707	153,816

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands, except per share data)				(unaudited)
Operating expenses:(1)
Sales and marketing	47,064	165,355	212,419	205,631	227,468	52,682	60,595
Research and development	32,183	65,806	97,989	86,618	96,272	24,753	25,188
General and administrative	79,636	71,011	150,647	67,303	80,641	19,186	21,736
Amortization of acquired intangibles	917	58,553	59,470	67,080	66,788	17,128	16,502
Total operating expenses	159,800	360,725	520,525	426,632	471,169	113,749	124,021
Operating income (loss)	(124,210)	(132,386)	(256,596)	69,654	115,185	21,958	29,795
Other income (expense):
Interest expense, net	(473)	(169,900)	(170,373)	(169,786)	(142,008)	(42,089)	(27,382)
Other income (expense), net(2)	(284)	(56,959)	(57,243)	38,664	(94,887)	(48,136)	1,297
Total other income (expense)	(757)	(226,859)	(227,616)	(131,122)	(236,895)	(90,225)	(26,085)
Income (loss) before income taxes	(124,967)	(359,245)	(484,212)	(61,468)	(121,710)	(68,267)	3,710
Income tax expense (benefit)	(53,156)	(96,651)	(149,807)	22,398	(19,644)	(8,357)	565
Net income (loss)	$(71,811)	$(262,594)	$(334,405)	$(83,866)	$(102,066)	$(59,910)	$3,145
Net income (loss) available to common stockholders	$(71,811)	$(480,498)	$(552,309)	$(351,873)	$364,635	$(129,745)	$3,103
Net income (loss) available to common stockholders per share:
Basic earnings (loss) per share	$(1.00)	$(4.98)		$(3.50)	$2.60	$(1.28)	$0.01
Diluted earnings (loss) per share	$(1.00)	$(4.98)		$(3.50)	$2.56	$(1.28)	$0.01
Weighted-average shares used to compute net income (loss) available to common stockholders per share:
Weighted-average shares used in computation of basic earnings (loss) per share	71,989	96,465		100,433	140,301	101,644	305,653
Weighted-average shares used in computation of diluted earnings (loss) per share	71,989	96,465		100,433	142,541	101,644	309,783

________________

(1)	Includes stock-based compensation as follows:

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands)				(unaudited)
Cost of recurring revenue	$5,562	$2	$5,564	$4	$279	$1	$372
Sales and marketing	30,725	7	30,732	44	2,295	25	2,805
Research and development	23,822	7	23,829	21	1,330	8	1,632
General and administrative	27,654	1	27,655	11	1,929	7	2,909
	$87,763	$17	$87,780	$80	$5,833	$41	$7,718

(2)	Other income (expense), net includes the following:

	Predecessor	Successor	Combined	Successor		Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	(Unaudited) Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2016	2016	2017	2018	2018	2019

		(in thousands)				(unaudited)
Unrealized net transaction gains (losses) related to the remeasurement of intercompany loans:	$—	$(26,651)	$(26,651)	$56,539	$(12,565)	$13,903	$(10)
Comparison of the Three Months Ended March 31, 2018 and 2019 (unaudited)
Revenue

	Three Months Ended March 31,
	2018		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

		(in thousands, except percentages)
Subscription	$63,053	32.0%	$71,565	33.2%	$8,512
Maintenance	97,000	49.3	106,292	49.3	9,292
Total recurring revenue	160,053	81.3	177,857	82.4	17,804
License	36,860	18.7	37,935	17.6	1,075
Total revenue	$196,913	100.0%	$215,792	100.0%	$18,879
In the first quarter of 2019, we adopted FASB Accounting Standards Codification (“ASC”) No. 2014-09 “Revenue from Contracts with Customers,” or ASC 606, which replaced all existing revenue guidance under ASC 605 “Revenue Recognition,” including prescriptive industry-specific guidance, or ASC 605. We adopted ASC 606 using the modified-retrospective method therefore, results for the first quarter of 2019 are presented in compliance with ASC 606 and historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under ASC 605. Total revenue for the three months ended March 31, 2019 would have been approximately $0.2 million higher under ASC 605. See Note 2. Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for a full description of implementation impact of ASC 606 including the presentation of financial results for the three month period ended March 31, 2019 under ASC 605 for comparison to the prior year period.
Our revenue recognized in the first quarter of 2018 is impacted by our accounting for acquisitions, including the Take Private. We account for acquired businesses using the acquisition method of accounting, which requires the assets acquired and liabilities assumed, including deferred revenue, be recorded at the date of acquisition at their respective fair values which could differ from the historical book values. In most cases, adjusting the acquired deferred revenue balances to fair value on the date of acquisition had the effect of reducing the historical deferred revenue balance and therefore reducing the revenue recognized in subsequent periods. The impact of the purchase accounting adjustments to revenue is excluded in the calculation of our non-GAAP financial measures, see “Non-GAAP Financial Measures” below for further discussion. Our revenue for the first quarter of 2019 was not impacted by this adjustment. The impact to revenue as a result of purchase accounting adjustments during the first quarter of 2018 were as follows:

Three Months Ended March 31,
2018
(in thousands)
Subscription	$634
Maintenance	813
Total recurring revenue	1,447
License	—
Total revenue	$1,447
Total revenue increased $18.9 million, or 9.6%, for the three months ended March 31, 2019 compared to the three months ended March 31, 2018. Revenue from North America was approximately 65% of total revenue for both the three months ended March 31, 2018 and 2019. Other than the United States, no single country accounted for 10% or more of our total revenue during these periods.
Recurring Revenue
Subscription Revenue. Subscription revenue increased $8.5 million, or 13.5%, for the three months ended March 31, 2019 compared to the three months ended March 31, 2018, primarily due to sales of additional cloud management and MSP products. These increases were partially offset by the effect of the weakening of most foreign currencies relative to the U.S. dollar. Our subscription revenue increased slightly as a percentage of our total revenue for the three months ended March 31, 2019 compared to the three months ended March 31, 2018. Subscription revenue for the three months ended March 31, 2019 would have been approximately $0.1 million higher under ASC 605. See Note 2. Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for a full discussion of the impact of ASC 606 on our revenue for the three months ended March 31, 2019.
Our net retention rate for our subscription products was approximately 105% the trailing twelve-month period ended March 31, 2019. We define our net retention rate for subscription products as the implied monthly subscription revenue at the end of a period for the base set of customers from which we generated subscription revenue in the year prior to the calculation, divided by the implied monthly subscription revenue one year prior to the date of calculation for that same customer base.
Maintenance Revenue. Maintenance revenue increased $9.3 million, or 9.6%, for the three months ended March 31, 2019 compared to the three months ended March 31, 2018. Of this change, $8.5 million was attributable to a growing maintenance renewal customer base from sales of our perpetual license products and strong maintenance renewal rates, partially offset by the effect of the weakening of most foreign currencies relative to the U.S. dollar. The remaining $0.8 million increase was attributable to the purchase accounting adjustment to deferred revenue in the three months ended March 31, 2018. Maintenance revenue for the three months ended March 31, 2019 would have been approximately $0.2 million higher under ASC 605. See Note 2. Summary of Significant Accounting Policies in the Notes to Consolidated

Financial Statements included elsewhere in this prospectus for a full discussion of the impact of ASC 606 on our revenue for the three months ended March 31, 2019.
Our maintenance renewal rate was approximately 97% for the trailing twelve-month period ended March 31, 2019. We define our maintenance renewal rate as the sales of maintenance services for all existing maintenance contracts expiring in a period, divided by the sum previous sales of maintenance services corresponding to those services expiring in the current period. Sales of maintenance services includes sales of maintenance renewals for a previously purchased product and the amount allocated to maintenance revenue from a license purchase.
License Revenue
License revenue increased $1.1 million, or 2.9%, due to increased sales of our licensed products in each of our North American and international locations, partially offset by the effect of the weakening of most foreign currencies relative to the U.S. dollar. License revenue for the three months ended March 31, 2019 would have been approximately $0.2 million lower under ASC 605. See Note 2. Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for a full discussion of the impact of ASC 606 on our revenue for the three months ended March 31, 2019.
Cost of Revenue

	Three Months Ended March 31,
	2018		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

		(in thousands, except percentages)
Cost of recurring revenue	$16,887	8.6%	$18,159	8.4%	$1,272
Amortization of acquired technologies	44,319	22.5	43,817	20.3	(502)
Total cost of revenue	$61,206	31.1%	$61,976	28.7%	$770
Total cost of revenue increased in the three months ended March 31, 2019 compared to the three months ended March 31, 2018 primarily due to increases in personnel costs to support new customers and additional product offerings of $0.7 million, which includes a $0.4 million increase in stock-based compensation expense, and depreciation and other amortization of $0.4 million. These increases were partially offset by a decrease in amortization of acquired technologies of $0.5 million. Amortization of acquired technologies includes $41.8 million and $41.0 million of amortization related to the Take Private for the three months ended March 31, 2018 and 2019, respectively, with the remaining balance related primarily to the LOGICnow acquisition in May 2016.
Operating Expenses

	Three Months Ended March 31,
	2018		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

		(in thousands, except percentages)
Sales and marketing	$52,682	26.8%	$60,595	28.1%	$7,913
Research and development	24,753	12.6	25,188	11.7	435
General and administrative	19,186	9.7	21,736	10.1	2,550
Amortization of acquired intangibles	17,128	8.7	16,502	7.6	(626)
Total operating expenses	$113,749	57.8%	$124,021	57.5%	$10,272

Sales and Marketing. Sales and marketing expenses increased $7.9 million, or 15.0%, primarily due to increases in personnel costs of $4.6 million, which includes an increase of $2.8 million in stock-based compensation expense, and marketing program costs of $2.4 million. We increased our sales and marketing employee headcount to support the sales of additional products and growth in the business. Sales and marketing expense for the three months ended March 31, 2019 would have been approximately $1.4 million higher under ASC 605 due to the impact of the capitalization and amortization of commission expense under ASC 606. See Note 2. Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for further discussion of the impact of the adoption of ASC 606.
Research and Development. Research and development expenses increased $0.4 million, or 1.8%, primarily due to an increase in personnel costs of $1.3 million offset by reductions in acquisition and Take Private related costs of $0.6 million and contract services of $0.2 million. The increase in personnel costs is primarily related to an increase in stock-based compensation expense of $1.7 million. We continue to increase our worldwide research and development employee headcount to expedite delivery of product enhancements and new product offerings to our customers.
General and Administrative. General and administrative expenses increased $2.6 million, or 13.3%, primarily due to an increase in personnel costs of $3.4 million, which includes an increase of $2.9 million in stock-based compensation expense, and a $1.4 million increase in professional fees and other public company costs. These increases were partially offset by a reduction of $2.5 million related to management fees payable to our Sponsors that were eliminated upon the completion of our initial public offering in October 2018.
Amortization of Acquired Intangibles. Amortization of acquired intangibles decreased $0.6 million, or 3.7%, for the three months ended March 31, 2019 compared to the three months ended March 31, 2018. Amortization of intangible assets includes $12.4 million and $11.9 million of amortization related to the Take Private for the three months ended March 31, 2018 and 2019, respectively, with the remaining balance related primarily to the LOGICnow acquisition in May 2016.
Interest Expense, Net

	Three Months Ended March 31,
	2018		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

		(in thousands, except percentages)
Interest expense, net	$(42,089)	(21.4)%	$(27,382)	(12.7)%	$14,707
Interest expense, net decreased by $14.7 million, or 34.9%, in the three months ended March 31, 2019 compared to the three months ended March 31, 2018. The decrease in interest expense is due to the repayment of $315.0 million in outstanding borrowings under our second lien term loan in October 2018 and the reduction in the interest rate spread under our credit facilities resulting from the refinancing transaction we completed in March 2018 and our IPO in October 2018. See Note 9. Debt in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding our debt.

Other Income (Expense), Net

	Three Months Ended March 31,
	2018		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Unrealized net transaction gains (losses) related to remeasurement of intercompany loans	$13,903	7.1%	$(10)	—%	$(13,913)
Loss on extinguishment of debt	(60,590)	(30.8)	—	—	60,590
Other income (expense)	(1,449)	(0.7)	1,307	0.6	2,756
Total other income (expense), net	$(48,136)	(24.4)%	$1,297	0.6%	$49,433
Other income (expense), net increased by $49.4 million in the three months ended March 31, 2019 compared to the three months ended March 31, 2018 primarily due to a loss of $60.6 million on extinguishment of debt related to the refinancing of our credit facilities in March 2018 and the impact of changes in foreign currency exchange rates related to various intercompany loans and accounts for the period. As of July 1, 2018, we changed our assertion regarding the planned settlement of a certain intercompany loan. We evaluated our investment strategy in light of our global treasury plans and the new Tax Act and have determined there is no need to settle the principal related to the loan. Therefore, beginning on July 1, 2018, the foreign currency transaction gains and losses resulting from the remeasurement of this long-term intercompany loan denominated in a currency other than the subsidiary's functional currency are recognized as a component of accumulated other comprehensive income (loss) and not included in other income (expense), net.
Income Tax Expense (Benefit)

	Three Months Ended March 31,
	2018		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

		(in thousands, except percentages)
Income tax expense (benefit)	$(8,357)	(4.2)%	$565	0.3%	$8,922
Effective tax rate	12.2%		15.2%		3.0%
Our income tax expense for the three months ended March 31, 2019 increased by $8.9 million as compared to the three months ended March 31, 2018 primarily as a result of an increase in the income before income taxes for the period. The effective tax rate increased to 15.2% for the period generally as a result of a decrease in the foreign tax benefit partially offset by excess tax benefit from stock-based compensation in the three months ended March 31, 2019. For additional discussion about our income taxes, see Note 15. Income Taxes in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Comparison of the Years Ended December 31, 2017 and 2018
Revenue

	Year Ended December 31,
	2017		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Subscription	$213,754	29.4%	$265,591	31.9%	$51,837
Maintenance	357,630	49.1	402,938	48.4	45,308
Total recurring revenue	571,384	78.5	668,529	80.2	97,145
License	156,633	21.5	164,560	19.8	7,927
Total revenue	$728,017	100.0%	$833,089	100.0%	$105,072
The impact to revenue as a result of purchase accounting adjustments during the relevant periods were as follows:

	Year Ended December 31,
	2017	2018
	Amount	Amount	Change

		(in thousands)
Subscription	$1,464	$1,166	$(298)
Maintenance	11,514	2,550	(8,964)
Total recurring revenue	12,978	3,716	(9,262)
License	3	—	(3)
Total revenue	$12,981	$3,716	$(9,265)
Total revenue increased $105.1 million, or 14.4%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. Revenue from North America was approximately 67% and 65% of total revenue for the years ended December 31, 2017 and 2018, respectively. Other than the United States, no single country accounted for 10% or more of our total revenue during these periods.
Recurring Revenue
Subscription Revenue. Subscription revenue increased $51.8 million, or 24.3%, for the year ended December 31, 2018 compared to the year ended December 31, 2017, primarily due to sales of additional cloud management and MSP products. Our subscription revenue increased as a percentage of our total revenue for the year ended December 31, 2018 compared to the year ended December 31, 2017.
Our net retention rate for our subscription products was approximately 104% and 105%, respectively, for the years ended December 31, 2017 and 2018. We define our net retention rate for subscription products as the implied monthly subscription revenue at the end of a period for the base set of customers from which we generated subscription revenue in the year prior to the calculation, divided by the implied monthly subscription revenue one year prior to the date of calculation for that same customer base. We are investing to improve our net retention rate, including by enhancing and expanding our cloud management and MSP products.
Maintenance Revenue. Maintenance revenue increased $45.3 million, or 12.7%, for the year ended December 31, 2018 compared to the year ended December 31, 2017. Of this change, $36.3 million was attributable to growth in our maintenance renewal customer base from sales of our perpetual license products, strong maintenance renewal rates and to a lesser extent, a maintenance price increase. The remaining $9.0 million increase was attributable to a smaller purchase accounting adjustment to deferred revenue in the year ended December 31, 2018 as compared to the year ended December 31, 2017.
Our maintenance renewal rate for our perpetual license products was approximately 93% and 95%, respectively, for the years ended December 31, 2017 and 2018. We define our maintenance renewal rate as the sales of maintenance services for all existing maintenance contracts expiring in a period, divided by the sum of previous sales of maintenance services corresponding to those services expiring in the current period. Sales of maintenance services includes sales of maintenance renewals for a previously purchased product and the amount allocated to maintenance revenue from a license purchase.
License Revenue
License revenue increased $7.9 million, or 5.1%, due to increased sales of our licensed products, particularly internationally. We believe our more tenured sales and marketing leadership teams in international regions during 2018 was primarily the reason for the increased growth in these regions.
Cost of Revenue

	Year Ended December 31,
	2017		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Cost of recurring revenue	$60,698	8.3%	$70,744	8.5%	$10,046
Amortization of acquired technologies	171,033	23.5	175,991	21.1	4,958
Total cost of revenue	$231,731	31.8%	$246,735	29.6%	$15,004
Total cost of revenue increased in the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily due to increases in amortization of acquired technologies of $5.0 million, royalty and hosting fees related to our subscription products of $4.0 million, depreciation and other amortization of $3.1 million and personnel costs to support new customers and additional product offerings of $3.0 million. Amortization of acquired technologies includes $163.0 million and $165.6 million of amortization related to the Take Private for the years ended December 31, 2017 and 2018, respectively, with the remaining balance related primarily to the LOGICnow acquisition in May 2016.
Operating Expenses

	Year Ended December 31,
	2017		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Sales and marketing	$205,631	28.2%	$227,468	27.3%	$21,837
Research and development	86,618	11.9	96,272	11.6	9,654
General and administrative	67,303	9.2	80,641	9.7	13,338
Amortization of acquired intangibles	67,080	9.2	66,788	8.0	(292)
Total operating expenses	$426,632	58.6%	$471,169	56.6%	$44,537

Sales and Marketing. Sales and marketing expenses increased $21.8 million, or 10.6%, in 2018 as compared to 2017 primarily due to increases in personnel costs of $18.1 million and marketing program costs of $2.8 million. We increased our sales and marketing employee headcount to support the sales of additional products and growth in the business.
Research and Development. Research and development expenses increased $9.7 million, or 11.1%, in 2018 as compared to 2017 primarily due to an increase in personnel costs of $12.5 million. We increased our worldwide research and development employee headcount to expedite delivery of product enhancements and new product offerings to our customers. This increase was partially offset by reductions in contract services of $1.7 million and acquisition and Take Private related costs of $1.4 million.
General and Administrative. General and administrative expenses increased $13.3 million, or 19.8%, in 2018 as compared to 2017 primarily due to a $11.7 million increase in personnel costs to support the growth of the business and a $4.1 million increase in offering costs related to our initial public offering, public company costs and other professional fees. These increases were partially offset by a decrease in acquisition and Take Private related costs of $3.7 million.
Amortization of Acquired Intangibles. Amortization of acquired intangibles decreased $0.3 million, or 0.4%, for the year ended December 31, 2018 compared to the year ended December 31, 2017 due to certain intangible assets from the Take Private being fully amortized during the year, partially offset by additional expense from the addition of intangible assets related to acquisitions. Amortization of intangible assets includes $50.4 million and $48.2 million of amortization related to the Take Private for the years ended December 31, 2017 and 2018, respectively, with the remaining balance related primarily to the LOGICnow acquisition in May 2016.
Interest Expense, Net

	Year Ended December 31,
	2017		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Interest expense, net	$(169,786)	(23.3)%	$(142,008)	(17.0)%	$27,778
Interest expense, net decreased by $27.8 million, or 16.4%, in the year ended December 31, 2018 compared to the year ended December 31, 2017. The decrease in interest expense is primarily due to the reduction in the interest rate spread under our credit facilities resulting from the refinancing transaction we completed in March 2018. In addition, in October 2018 we repaid the $315.0 million in outstanding borrowings under our second lien term loan. See Note 9. Debt in the Notes to Consolidated Financial Statements and “Description of Indebtedness” included elsewhere in this prospectus for additional information regarding our debt.

Other Income (Expense), Net

	Year Ended December 31,
	2017		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Unrealized net transaction gains (losses) related to remeasurement of intercompany loans	$56,539	7.8%	$(12,565)	(1.5)%	$(69,104)
Loss on extinguishment of debt	(18,559)	(2.5)	(80,137)	(9.6)	(61,578)
Other income (expense)	684	0.1	(2,185)	(0.3)	(2,869)
Total other income (expense), net	$38,664	5.3%	$(94,887)	(11.4)%	$(133,551)
Other income (expense), net decreased by $133.6 million in the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily due to the impact of changes in foreign currency exchange rates related to various intercompany loans for the period, a loss of $80.1 million on extinguishment of debt related to the refinancing of our credit facilities in March 2018 and the repayment of $315.0 million in respect of the second lien term loan in October 2018. See Note 9. Debt in the Notes to Consolidated Financial Statements and “Description of Indebtedness” included elsewhere in this prospectus for additional information regarding our debt.
Income Tax Expense (Benefit)

	Year Ended December 31,
	2017		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Income tax expense (benefit)	$22,398	3.1%	$(19,644)	(2.4)%	$(42,042)
Effective tax rate	(36.4)%		16.1%		52.5%
Our income tax benefit for the year ended December 31, 2018 increased by $42.0 million as compared to the year ended December 31, 2017 primarily as a result of the one–time tax impacts recorded in 2017 from the enactment of the Tax Act. For additional discussion about our income taxes, see Note 15. Income Taxes in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Comparison of the Years Ended December 31, 2016 (Combined) and 2017
Our combined results for the year ended December 31, 2016 represent the addition of the Predecessor period from January 1, 2016 through February 4, 2016 and the Successor period from February 5, 2016 to December 31, 2016. This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results.

Revenue

	Combined		Successor
	(Unaudited) Year Ended December 31,		Year Ended December 31,
	2016		2017
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Subscription	$133,511	28.4%	$213,754	29.4%	$80,243
Maintenance	174,734	37.2	357,630	49.1	182,896
Total recurring revenue	308,245	65.7	571,384	78.5	263,139
License	161,176	34.3	156,633	21.5	(4,543)
Total revenue	$469,421	100.0%	$728,017	100.0%	$258,596
The impact to revenue as a result of purchase accounting adjustments related to the Take Private and other acquisitions during the relevant periods was as follows:

	Combined	Successor
	(Unaudited) Year Ended December 31,	Year Ended December 31,
	2016	2017
	Amount	Amount	Change

		(in thousands)
Subscription	$7,219	$1,464	$(5,755)
Maintenance	153,220	11,514	(141,706)
Total recurring revenue	160,439	12,978	(147,461)
License	921	3	(918)
Total revenue	$161,360	$12,981	$(148,379)
Total revenue increased $258.6 million, or 55.1%, in 2017 compared to 2016 primarily due to the impact of the purchase accounting adjustment to deferred revenue recorded in 2016 related to the Take Private, as well as increases in our recurring revenue due to a larger maintenance revenue base in 2017 while maintaining strong renewal rates and increased sales of our subscription products.
Revenue from North America was approximately 69% and 67% of total revenue in 2016 and 2017, respectively. Other than the United States, no single country accounted for 10% or more of our total revenue during these periods.
Recurring Revenue
Subscription Revenue. Subscription revenue increased $80.2 million, or 60.1%, which includes $5.8 million less impact in 2017 of purchase accounting as compared to 2016. The increase in subscription revenue was primarily due to increased sales of new subscription products introduced by us in 2016 and 2017. LOGICnow products contributed approximately $57.5 million of subscription revenue in 2016 prior to their integration with our existing MSP products. Our net retention rate for our subscription products averaged approximately 104% over each of the years ended December 31, 2016 and 2017.

Maintenance Revenue. Maintenance revenue increased $182.9 million, or 104.7%, which includes $141.7 million less impact in 2017 of purchase accounting as compared to 2016. The increase in maintenance revenue other than as a result of the impact of purchase accounting was primarily due to a growing maintenance renewal customer base from sales of our perpetual license products and upgrades from existing customers, a strong maintenance renewal rate, and to a lesser extent, a maintenance price increase. Our maintenance renewal rate for our perpetual license products was approximately 94% and 93%, respectively, for the years ended December 31, 2016 and 2017.
License Revenue License revenue decreased $4.5 million, or 2.8%, in 2017 compared to 2016 due to a reduction in license sales that we believe was a result of our reduction in sales and marketing expenses beginning in the second half of 2016 and into 2017 as we focused on driving a higher level of efficiency and managed our business to increase cash flow after the Take Private.
Cost of Revenue

	Combined		Successor
	(Unaudited) Year Ended December 31,		Year Ended December 31,
	2016		2017
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Cost of recurring revenue	$55,789	11.9%	$60,698	8.3%	$4,909
Amortization of acquired technologies	149,703	31.9	171,033	23.5	21,330
Total cost of revenue	$205,492	43.8%	$231,731	31.8%	$26,239
Cost of recurring revenue increased in absolute dollars primarily due to a $5.0 million increase in personnel costs to support new customers and additional product offerings from acquisitions. However, cost of recurring revenue decreased as a percentage of revenue primarily as a result of our integration of LOGICnow and related restructuring activities to improve operating efficiencies.
Amortization of acquired technologies increased in 2017 compared to 2016 primarily due to a full year of amortization expense in 2017 related to the Take Private and LOGICnow acquisition, which occurred in February and May 2016, respectively. Amortization of acquired technologies includes $143.0 million and $163.0 million of amortization related to the Take Private for 2016 and 2017, respectively, with the remaining primarily related to the LOGICnow acquisition in May 2016.
Operating Expenses

	Combined		Successor
	(Unaudited) Year Ended December 31,		Year Ended December 31,
	2016		2017
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Sales and marketing	$212,419	45.3%	$205,631	28.2%	$(6,788)
Research and development	97,989	20.9	86,618	11.9	(11,371)
General and administrative	150,647	32.1	67,303	9.2	(83,344)
Amortization of acquired intangibles	59,470	12.7	67,080	9.2	7,610
Total operating expenses	$520,525	110.9%	$426,632	58.6%	$(93,893)

Sales and Marketing. Sales and marketing expenses decreased $6.8 million, or 3.2%, in 2017 as compared to 2016. Personnel and marketing program costs increased in 2017 by $18.9 million and $7.7 million, respectively, to support the growth of the business and as a result of a full year of sales and marketing expenses related to our increased product portfolio primarily related to the products from the LOGICnow acquisition which we completed in May 2016. These increases were offset by a reduction of $30.7 million in stock-based compensation expense due to higher costs related to stock-based compensation in 2016 as a result of the Take Private.
Research and Development. Research and development expenses decreased $11.4 million, or 11.6%, in 2017 as compared to 2016. Personnel costs increased in 2017 by $14.9 million as we invested in the development of our cloud management products and as a result of a full year of research and development expenses for the LOGICnow products we acquired in May 2016. This increase was more than offset by a reduction of $23.8 million in stock-based compensation in 2016 as a result of the Take Private.
General and Administrative. General and administrative expenses decreased $83.3 million, or 55.3%, in 2017 as compared to 2016. Personnel costs increased in 2017 by $5.1 million to support company growth. This increase was more than offset by a reduction of $27.6 million in stock-based compensation expense in 2017 and a reduction of $64.0 million in acquisition-related costs due to expenses incurred in 2016 primarily related to the Take Private and to a lesser extent the LOGICnow acquisition in May 2016.
Amortization of Acquired Intangibles. Amortization of acquired intangible assets increased $7.6 million, or 12.8%, in 2017 compared to 2016 primarily due to the increased amortization related to the intangible assets acquired as part of the May 2016 LOGICnow acquisition. Amortization of intangible assets includes $47.8 million and $50.4 million of amortization related to the Take Private for 2016 and 2017, respectively, with the remaining balance related to other acquisitions.
Interest Expense, Net

	Combined		Successor
	(Unaudited) Year Ended December 31,		Year Ended December 31,
	2016		2017
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Interest expense, net	$(170,373)	(36.3)%	$(169,786)	(23.3)%	$587
Interest expense, net decreased by $0.6 million, or 0.3%, in 2017 compared to 2016. The decrease in interest expense was due to the reduction in interest rates on our credit facilities resulting from a refinancing of such facilities in February 2017. See Note 9. Debt in the Notes to Consolidated Financial Statements and “Description of Indebtedness” elsewhere in this prospectus for additional information regarding our debt.

Other Income (Expense), Net

	Combined		Successor
	(Unaudited) Year Ended December 31,		Year Ended December 31,
	2016		2017
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Unrealized net transaction gains (losses) related to remeasurement of intercompany loans	$(26,651)	(5.7)%	$56,539	7.8%	$83,190
Loss on extinguishment of debt	(22,767)	(4.9)	(18,559)	(2.5)	4,208
Other income (expense)	(7,825)	(1.7)	684	0.1	8,509
Total other income (expense), net	$(57,243)	(12.2)%	$38,664	5.3%	$95,907
Other income (expense), net increased by $95.9 million in 2017 compared to 2016 primarily related to an increase of $83.2 million of net unrealized foreign currency exchange transaction gains related to various intercompany loans, a decrease of $5.6 million in foreign currency losses and a reduced loss on extinguishment of debt related to the refinancing of our credit facilities in February 2017 as compared to the refinancing of our credit facilities in August 2016.
Income Tax Expense (Benefit)

	Combined		Successor
	(Unaudited) Year Ended December 31,		Year Ended December 31,
	2016		2017
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Income tax expense (benefit)	$(149,807)	(31.9)%	$22,398	3.1%	$172,205
Effective tax rate	30.9%		(36.4)%		(67.3)%
Our income tax benefit for 2016 decreased by $172.2 million to an income tax expense for 2017. The decrease is primarily related to the change in income (loss) before income taxes of $422.7 million, the deferred tax assets remeasurement and a one-time transition tax due to the Tax Act. Excluding the tax impact from the Tax Act, the 2017 effective tax rate would have been 21.3%, which was relatively consistent with 2016. For additional discussion about our income taxes, see Note 15. Income Taxes in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Quarterly Results of Operations
The following tables set forth our unaudited quarterly consolidated statements of operations data for each of the quarters indicated, as well as the percentage that each line item represents of our total revenue for each quarter presented. The information for each quarter has been prepared on a basis consistent with our audited consolidated financial statements included in this prospectus, and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

	Three months ended,
	Mar. 31, 2017	June 30, 2017	Sep. 30, 2017	Dec. 31, 2017	Mar. 31, 2018	June 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019

	(in thousands, except per share data)
	(unaudited)
Revenue:
Subscription	$48,617	$51,424	$55,361	$58,352	$63,053	$65,238	$67,713	$69,587	$71,565
Maintenance	79,825	88,378	93,258	96,169	97,000	98,767	101,817	105,354	106,292
Total recurring revenue	128,442	139,802	148,619	154,521	160,053	164,005	169,530	174,941	177,857
License	36,683	35,639	40,493	43,818	36,860	37,713	43,747	46,240	37,935
Total revenue	165,125	175,441	189,112	198,339	196,913	201,718	213,277	221,181	215,792
Cost of recurring revenue	14,461	15,228	15,190	15,819	16,887	17,708	18,022	18,127	18,159
Amortization of acquired technologies	41,987	42,281	43,513	43,252	44,319	43,967	43,835	43,870	43,817
Total cost of revenue	56,448	57,509	58,703	59,071	61,206	61,675	61,857	61,997	61,976
Gross profit	108,677	117,932	130,409	139,268	135,707	140,043	151,420	159,184	153,816
Operating expenses:
Sales and marketing	49,534	51,594	50,942	53,561	52,682	56,414	56,926	61,446	60,595
Research and development	20,861	22,032	20,521	23,204	24,753	23,773	23,274	24,472	25,188
General and administrative	19,238	16,547	15,080	16,438	19,186	21,066	19,597	20,792	21,736
Amortization of acquired intangibles	16,383	16,492	17,035	17,170	17,128	16,653	16,507	16,500	16,502
Total operating expenses	106,016	106,665	103,578	110,373	113,749	117,906	116,304	123,210	124,021
Operating income	2,661	11,267	26,831	28,895	21,958	22,137	35,116	35,974	29,795
Other income (expense):
Interest expense, net	(43,731)	(40,753)	(42,534)	(42,768)	(42,089)	(34,387)	(35,627)	(29,905)	(27,382)
Other income (expense)	(11,711)	27,111	14,285	8,979	(48,136)	(26,327)	(13)	(20,411)	1,297
Total other income (expense)	(55,442)	(13,642)	(28,249)	(33,789)	(90,225)	(60,714)	(35,640)	(50,316)	(26,085)
Income (loss) before income taxes	(52,781)	(2,375)	(1,418)	(4,894)	(68,267)	(38,577)	(524)	(14,342)	3,710
Income tax expense (benefit)	(9,043)	(371)	(3,055)	34,867	(8,357)	(11,562)	(126)	401	565
Net income (loss)	$(43,738)	$(2,004)	$1,637	$(39,761)	$(59,910)	$(27,015)	$(398)	$(14,743)	$3,145
Net income (loss) available to common stockholders	$(107,640)	$(68,043)	$(66,627)	$(109,563)	$(129,745)	$(99,193)	$(75,006)	$668,426	$3,103
Net income (loss) available to common stockholders per share:
Basic income (loss) per share	$(1.08)	$(0.68)	$(0.66)	$(1.09)	$(1.28)	$(0.97)	$(0.73)	$2.63	$0.01
Diluted income (loss) per share	$(1.08)	$(0.68)	$(0.66)	$(1.09)	$(1.28)	$(0.97)	$(0.73)	$2.60	$0.01
Weighted-average shares used to compute net income (loss) available to common stockholders per share:
Shares used in computation of basic income (loss) per share	99,817	100,404	100,759	100,737	101,644	102,018	102,078	254,209	305,653
Shares used in computation of diluted income (loss) per share	99,817	100,404	100,759	100,737	101,644	102,018	102,078	256,711	309,783

	Three months ended,
	Mar. 31, 2017	June 30, 2017	Sep. 30, 2017	Dec. 31, 2017	Mar. 31, 2018	June 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019

	(as a percentage of revenue)
	(unaudited)
Revenue:
Subscription	29.4%	29.3%	29.3%	29.4%	32.0%	32.3%	31.7%	31.5%	33.2%
Maintenance	48.3	50.4	49.3	48.5	49.3	49.0	47.7	47.6	49.3
Total recurring revenue	77.8	79.7	78.6	77.9	81.3	81.3	79.5	79.1	82.4
License	22.2	20.3	21.4	22.1	18.7	18.7	20.5	20.9	17.6
Total revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of recurring revenue	8.8	8.7	8.0	8.0	8.6	8.8	8.5	8.2	8.4
Amortization of acquired technologies	25.4	24.1	23.0	21.8	22.5	21.8	20.6	19.8	20.3
Total cost of revenue	34.2	32.8	31.0	29.8	31.1	30.6	29.0	28.0	28.7
Gross profit	65.8	67.2	69.0	70.2	68.9	69.4	71.0	72.0	71.3
Operating expenses:
Sales and marketing	30.0	29.4	26.9	27.0	26.8	28.0	26.7	27.8	28.1
Research and development	12.6	12.6	10.9	11.7	12.6	11.8	10.9	11.1	11.7
General and administrative	11.7	9.4	8.0	8.3	9.7	10.4	9.2	9.4	10.1
Amortization of acquired intangibles	9.9	9.4	9.0	8.7	8.7	8.3	7.7	7.5	7.6
Total operating expenses	64.2	60.8	54.8	55.6	57.8	58.5	54.5	55.7	57.5
Operating income	1.6	6.4	14.2	14.6	11.2	11.0	16.5	16.3	13.8
Other income (expense):
Interest expense, net	(26.5)	(23.2)	(22.5)	(21.6)	(21.4)	(17.0)	(16.7)	(13.5)	(12.7)
Other income (expense)	(7.1)	15.5	7.6	4.5	(24.4)	(13.1)	—	(9.2)	0.6
Total other income (expense)	(33.6)	(7.8)	(14.9)	(17.0)	(45.8)	(30.1)	(16.7)	(22.7)	(12.1)
Income (loss) before income taxes	(32.0)	(1.4)	(0.7)	(2.5)	(34.7)	(19.1)	(0.2)	(6.5)	1.7
Income tax expense (benefit)	(5.5)	(0.2)	(1.6)	17.6	(4.2)	(5.7)	(0.1)	0.2	0.3
Net income (loss)	(26.5)%	(1.1)%	0.9%	(20.0)%	(30.4)%	(13.4)%	(0.2)%	(6.7)%	1.5%
Quarterly Trends
Our recurring revenue has increased sequentially quarter over quarter during the periods presented primarily due to the decreasing impact of the purchase accounting adjustment to deferred revenue recorded in 2016 related to the Take Private, as well as the expansion of our cloud management and MSP products and our strong subscription net retention rates and high maintenance renewal rates. We believe that continued growth in the use of public and private clouds, increased outsourcing of IT management services to MSPs and cross-selling of subscription products into our existing customer base could result in an increase in our subscription revenue. We believe this increase, coupled with continued growth in maintenance revenue, could cause our recurring revenue to increase as a percentage of total revenue over time. Our license revenue has fluctuated quarter to quarter depending on the level of perpetual license sales within a quarter. License revenue in the third and fourth quarters is typically higher than license revenue in the first and second quarters as a result of U.S. federal and commercial fiscal year-end spending. Although license revenue can fluctuate in any period, we believe license revenue could grow slightly over time but is likely to decline as a percentage of total revenue over time. We believe license revenue could grow slightly over time as we continue to invest in international sales growth, new product development and enhancements and increased productivity and efficiency of our sales and marketing operations.
Our cost of recurring revenue has fluctuated as a percentage of total revenue over the periods presented as a result of our integration of the LOGICnow and other acquisitions. Cost of recurring revenue is influenced by the amount and mix of our revenue. As total revenue grows, we would expect cost of revenue to grow, but we believe that cost of recurring revenue could remain consistent as a percentage of total revenue over time.
Our operating expenses have fluctuated quarter to quarter depending on the level of investment in various functions of our business. In addition, our operating expenses are typically higher following an acquisition depending on the time required to integrate the acquisition. We expect operating expenses to increase in absolute dollars to support our growth. We believe though that operating expenses could decline gradually as a percentage of total revenue over time as newer parts of our business mature and operating efficiency improves.
Non-GAAP Financial Measures
The following tables present non-GAAP financial measures for each of the quarters presented below. In addition to our results determined in accordance with GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. Refer to “Selected Consolidated Financial Data—Non-GAAP Financial Measures” and “—Reconciliation of Non-GAAP Financial Measures” for a description of the non-GAAP measures and the adjustments to reconcile to GAAP.

	Three months ended,
	Mar. 31, 2017	June 30, 2017	Sep. 30, 2017	Dec. 31, 2017	Mar. 31, 2018	June 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019

	(in thousands, except margin data)
	(unaudited)
Revenue:
GAAP subscription revenue	$48,617	$51,424	$55,361	$58,352	$63,053	$65,238	$67,713	$69,587	$71,565
Impact of purchase accounting	564	251	353	296	634	328	154	50	—
Non-GAAP subscription revenue	49,181	51,675	55,714	58,648	63,687	65,566	67,867	69,637	71,565
GAAP maintenance revenue	79,825	88,378	93,258	96,169	97,000	98,767	101,817	105,354	106,292
Impact of purchase accounting	6,615	2,195	1,570	1,134	813	786	574	377	—
Non-GAAP maintenance revenue	86,440	90,573	94,828	97,303	97,813	99,553	102,391	105,731	106,292
GAAP total recurring revenue	128,442	139,802	148,619	154,521	160,053	164,005	169,530	174,941	177,857
Impact of purchase accounting	7,179	2,446	1,923	1,430	1,447	1,114	728	427	—
Non-GAAP total recurring revenue	135,621	142,248	150,542	155,951	161,500	165,119	170,258	175,368	177,857
GAAP license revenue	36,683	35,639	40,493	43,818	36,860	37,713	43,747	46,240	37,935
Impact of purchase accounting	3	—	—	—	—	—	—	—	—
Non-GAAP license revenue	36,686	35,639	40,493	43,818	36,860	37,713	43,747	46,240	37,935
Total GAAP revenue	$165,125	$175,441	$189,112	$198,339	$196,913	$201,718	$213,277	$221,181	$215,792
Total impact of purchase accounting	$7,182	$2,446	$1,923	$1,430	$1,447	$1,114	$728	$427	$—
Total non-GAAP revenue	$172,307	$177,887	$191,035	$199,769	$198,360	$202,832	$214,005	$221,608	$215,792

	Three months ended,
	Mar. 31, 2017	June 30, 2017	Sep. 30, 2017	Dec. 31, 2017	Mar. 31, 2018	June 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019

	(in thousands, except margin data)
GAAP gross profit	$108,677	$117,932	$130,409	$139,268	$135,707	$140,043	$151,420	$159,184	$153,816
Impact of purchase accounting	7,182	2,446	1,923	1,430	1,447	1,114	728	427	—
Stock-based compensation expense	1	1	1	1	1	4	2	272	372
Amortization of acquired technologies	41,987	42,281	43,513	43,252	44,319	43,967	43,835	43,870	43,817
Acquisition and Sponsor related costs	90	94	95	92	84	78	73	101	60
Restructuring costs	—	—	—	12	—	—	—	—	—
Non-GAAP gross profit	$157,937	$162,754	$175,941	$184,055	$181,558	$185,206	$196,058	$203,854	$198,065
GAAP gross margin	65.8%	67.2%	69.0%	70.2%	68.9%	69.4%	71.0%	72.0%	71.3%
Non-GAAP gross margin	91.7%	91.5%	92.1%	92.1%	91.5%	91.3%	91.6%	92.0%	91.8%

GAAP sales and marketing expense	$49,534	$51,594	$50,942	$53,561	$52,682	$56,414	$56,926	$61,446	$60,595
Stock-based compensation expense	(7)	(9)	(10)	(18)	(25)	(94)	(115)	(2,061)	(2,805)
Acquisition and Sponsor related costs	(1,011)	(898)	(1,002)	(925)	(669)	(656)	(793)	(1,132)	(720)
Restructuring costs and other	(10)	—	(157)	(3)	(49)	4	—	(193)	(325)
Non-GAAP sales and marketing expense	$48,506	$50,687	$49,773	$52,615	$51,939	$55,668	$56,018	$58,060	$56,745

GAAP research and development expense	$20,861	$22,032	$20,521	$23,204	$24,753	$23,773	$23,274	$24,472	$25,188
Stock-based compensation expense	(3)	(5)	(6)	(7)	(8)	(19)	(21)	(1,282)	(1,632)
Acquisition and Sponsor related costs	(868)	(1,112)	(1,114)	(857)	(852)	(593)	(535)	(547)	(247)
Restructuring costs and other	9	(109)	(45)	(117)	(106)	(95)	—	—	(5)
Non-GAAP research and development expense	$19,999	$20,806	$19,356	$22,223	$23,787	$23,066	$22,718	$22,643	$23,304

GAAP general and administrative expense	$19,238	$16,547	$15,080	$16,438	$19,186	$21,066	$19,597	$20,792	$21,736
Stock-based compensation expense	(1)	(1)	(4)	(5)	(7)	(14)	(22)	(1,886)	(2,909)
Acquisition and Sponsor related costs	(4,175)	(3,818)	(3,886)	(3,543)	(3,583)	(4,232)	(4,213)	(2,260)	(1,231)
Restructuring costs and other	(1,733)	(245)	(354)	(82)	(239)	(728)	(281)	(1,312)	(194)
Non-GAAP general and administrative expense	$13,329	$12,483	$10,836	$12,808	$15,357	$16,092	$15,081	$15,334	$17,402

	Three months ended,
	Mar. 31, 2017	June 30, 2017	Sep. 30, 2017	Dec. 31, 2017	Mar. 31, 2018	June 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019

	(in thousands, except margin data)

GAAP operating income	$2,661	$11,267	$26,831	$28,895	$21,958	$22,137	$35,116	$35,974	$29,795
Impact of purchase accounting	7,182	2,446	1,923	1,430	1,447	1,114	728	427	—
Stock-based compensation expense	12	16	21	31	41	131	160	5,501	7,718
Amortization of acquired technologies	41,987	42,281	43,513	43,252	44,319	43,967	43,835	43,870	43,817
Amortization of acquired intangibles	16,383	16,492	17,035	17,170	17,128	16,653	16,507	16,500	16,502
Acquisition and Sponsor related costs	6,144	5,922	6,097	5,417	5,188	5,559	5,614	4,040	2,258
Restructuring costs	1,734	354	556	214	394	819	281	1,505	524
Non-GAAP operating income from operations	$76,103	$78,778	$95,976	$96,409	$90,475	$90,380	$102,241	$107,817	$100,614
GAAP operating margin	1.6%	6.4%	14.2%	14.6%	11.2%	11.0%	16.5%	16.3%	13.8%
Non-GAAP operating margin	44.2%	44.3%	50.2%	48.3%	45.6%	44.6%	47.8%	48.7%	46.6%
Non-GAAP Quarterly Trends
Our non-GAAP recurring revenue has increased sequentially quarter over quarter during the periods presented primarily due to the expansion and enhancement of our cloud management and MSP products and our strong subscription net retention rates and high maintenance renewal rates. We believe that continued growth in the use of public and private clouds, increased outsourcing of IT management services to MSPs and cross-selling of subscription products into our existing customer base could result in an increase in our non-GAAP subscription revenue. We believe this increase, coupled with continued growth in non-GAAP maintenance revenue, could cause our non-GAAP recurring revenue to increase as a percentage of non-GAAP total revenue over time.
Our non-GAAP license revenue has fluctuated quarter to quarter depending on the level of perpetual license sales within the relevant quarters. Non-GAAP license revenue in the third and fourth quarters is typically higher than non-GAAP license revenue in the first and second quarters as a result of U.S. federal and commercial fiscal year-end spending. Although non-GAAP license revenue can fluctuate in any period, we believe non-GAAP license revenue could grow slightly over time but is likely to decline as a percentage of non-GAAP total revenue over time. We believe non-GAAP license revenue could grow slightly over time as we continue to invest in international sales growth, new product development and enhancements and increased productivity and efficiency of our sales and marketing operations.
Our non-GAAP cost of recurring revenue has fluctuated as a percentage of non-GAAP total revenue over the periods presented primarily as a result of our integration of the LOGICnow and other acquisitions. Non-GAAP cost of recurring revenue is influenced by the amount and mix of our revenue. As non-GAAP total revenue grows, we would expect non-GAAP cost of revenue to grow, but we believe that non-GAAP cost of recurring revenue could remain consistent as a percentage of non-GAAP total revenue over time.
Our non-GAAP operating expenses have fluctuated quarter to quarter depending on the level of investment in various functions of our business. In addition, our non-GAAP operating expenses are typically higher following an acquisition depending on the time required to integrate the acquisition. We expect non-GAAP operating expenses to increase in absolute dollars to support our growth. We believe though that non-GAAP operating expenses could decline gradually as a percentage of non-GAAP total revenue over time as newer parts of our business mature and operating efficiency improves.
Adjusted EBITDA

	Three months ended,
	Mar. 31, 2017	June 30, 2017	Sep. 30, 2017	Dec. 31, 2017	Mar. 31, 2018	June 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019

	(in thousands)
	(unaudited)
Net income (loss)	$(43,738)	$(2,004)	$1,637	$(39,761)	$(59,910)	$(27,015)	$(398)	$(14,743)	$3,145
Amortization and depreciation	61,350	61,911	63,825	63,790	65,215	64,399	64,289	64,459	64,463
Income tax expense (benefit)	(9,043)	(371)	(3,055)	34,867	(8,357)	(11,562)	(126)	401	565
Interest expense, net	43,731	40,753	42,534	42,768	42,089	34,387	35,627	29,905	27,382
Impact of purchase accounting on total revenue	7,182	2,446	1,923	1,430	1,447	1,114	728	427	—
Unrealized foreign currency (gains) losses	(6,217)	(26,906)	(14,428)	(8,817)	(12,586)	26,088	202	663	(1,308)
Acquisition and Sponsor related costs	6,144	5,922	6,097	5,417	5,188	5,559	5,614	4,040	2,258
Debt related costs	18,649	577	192	128	61,589	144	105	19,697	101
Stock-based compensation expense	12	16	21	31	41	131	160	5,501	7,718
Restructuring costs and other	1,734	354	556	214	394	819	281	1,505	524
Adjusted EBITDA	$79,804	$82,698	$99,302	$100,067	$95,110	$94,064	$106,482	$111,855	$104,848
Liquidity and Capital Resources
Cash and cash equivalents were $434.5 million as of March 31, 2019. Our international subsidiaries held approximately $106.4 million of cash and cash equivalents, of which 77.2% were held in Euros. The Tax Act imposes a mandatory transition tax on accumulated foreign earnings and eliminates U.S. federal income taxes on foreign subsidiary distribution. Effective January 1, 2018, we began recognizing the tax impact of including certain foreign earnings in U.S. taxable income as a period cost. We intend either to invest our foreign earnings permanently in foreign operations or to remit these earnings to our U.S. entities in a tax-free manner. For this reason, we have not recognized deferred income taxes for local country income and withholding taxes that could be incurred on distributions of certain foreign earnings or for outside basis differences in our subsidiaries.
Our primary source of cash for funding operations and growth has been through cash provided by operating activities. We believe that our existing cash and cash equivalents, our cash flows from operating activities and our borrowing capacity under our credit facilities will be sufficient to fund our operations, fund required debt repayments and meet our commitments for capital expenditures for at least the next 12 months.
In October 2018, we completed our initial public offering, in which we sold and issued 25,000,000 shares of our common stock at an issue price of $15.00 per share. We raised a total of $375.0 million in gross proceeds from the offering, or approximately $353.0 million in net proceeds. A portion of the net proceeds from the offering were used to repay the $315.0 million in borrowings outstanding under our second lien term loan. In connection with the voluntary prepayment of the second lien term loan, we paid a $14.2 million prepayment fee. At September 30, 2018, prior to the completion of our initial public offering, we had cash and cash equivalents of $278.3 million and a gross debt balance of $2.3 billion.
On April 30, 2019, we acquired SAManage Ltd., or Samanage, an IT service desk solution company, for approximately $350.0 million, or approximately $329.0 million, net of cash acquired. We funded the transaction with cash on hand and $35.0 million of borrowings under our Revolving Credit Facility.

Although we are not currently a party to any material definitive agreement regarding potential investments in, or acquisitions of, complementary businesses, applications or technologies, we may enter into these types of arrangements, which could reduce our cash and cash equivalents, require us to seek additional equity or debt financing or repatriate cash generated by our international operations that could cause us to incur withholding taxes on any distributions. Additional funds from financing arrangements may not be available on terms favorable to us or at all.
Indebtedness
As of March 31, 2019, our total indebtedness was $2.0 billion, with up to $125.0 million of available borrowings under our revolving credit facility.
First Lien Credit Agreement
On March 15, 2018, or the Refinancing Date, we entered into Amendment No. 4 to First Lien Credit Agreement, originally dated as of February 5, 2016.
The First Lien Credit Agreement, as amended, provides for a senior secured revolving credit facility in an aggregate principal amount of $125.0 million, or the Revolving Credit Facility, consisting of a $25.0 million U.S. dollar revolving credit facility, or the U.S. Dollar Revolver, and a $100.0 million multicurrency revolving credit facility, or the Multicurrency Revolver. The Revolving Credit Facility includes a $35.0 million sublimit for the issuance of letters of credit. The First Lien Credit Agreement also contains a term loan facility (which we refer to as the First Lien Term Loan, and together with the Revolving Credit Facility, as the First Lien Credit Facilities) in an original aggregate principal amount of $1,990.0 million.
The First Lien Credit Agreement provides us the right to request additional commitments for new incremental term loans and revolving loans, in an aggregate principal amount not to exceed (a) the greater of (i) $400.0 million and (ii) 100% of our consolidated EBITDA, as defined in the First Lien Credit Agreement (calculated on a pro forma basis), for the most recent four fiscal quarter period, or the First Lien Fixed Basket, plus (b) the amount of certain voluntary prepayments of the First Lien Credit Facilities, plus (c) an unlimited amount subject to pro forma compliance with a first lien net leverage ratio not to exceed 4.75 to 1.00.
Under the U.S. Dollar Revolver, $7.5 million of commitments will mature on February 5, 2021, and $17.5 million along with all commitments under the Multicurrency Revolver will mature on February 5, 2022. The First Lien Term Loan will mature on February 5, 2024.
The First Lien Term Loan requires equal quarterly repayments equal to 0.25% of the original principal amount.
Second Lien Credit Facility
On the Refinancing Date, we entered into the Second Lien Credit Agreement with Wilmington Trust, National Association, or Wilmington Trust, as administrative agent and collateral agent, and the other parties thereto. The Second Lien Credit Agreement provided for a term loan facility, or the Second Lien Credit Facility, in an original aggregate principal amount of $315.0 million, which we repaid in full in connection with our initial public offering.
In October 2018, we completed our initial public offering and used a portion of our net proceeds from the offering to repay the outstanding borrowings and accrued interest under our Second Lien Credit Facility.

Summary of Cash Flows
Summarized cash flow information is as follows:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Net cash provided by operating activities(1)	$29,015	$61,175	$232,693	$254,142	$35,354	$63,363
Net cash provided by (used in) investing activities	21,714	(4,854,761)	(34,379)	(67,993)	(6,034)	(5,575)
Net cash provided by (used in) financing activities	(1,021)	4,898,290	(35,354)	(75,724)	(85,255)	(4,947)
Effect of exchange rate changes on cash and cash equivalents	3,086	(3,061)	13,113	(5,521)	1,738	(996)
Net increase (decrease) in cash and cash equivalents	52,794	101,643	176,073	104,904	(54,197)	51,845
________________

(1)	Net cash provided by operating activities includes cash payments for interest as follows:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Cash payments for interest	$238	$140,719	$147,106	$142,944	$48,717	$25,423
Operating Activities
Our primary source of cash from operating activities is cash collections from our customers. We expect cash inflows from operating activities to be affected by the timing of our sales. Our primary uses of cash from operating activities are for personnel-related expenditures, and other general operating expenses, as well as payments related to taxes, interest and facilities.
For the three months ended March 31, 2019 as compared to the three months ended March 31, 2018, the increase in cash provided by operating activities was primarily due to the net effect of non-cash items of $61.7 million and our net income of $3.1 million. The changes in our operating assets and liabilities were primarily due to the timing of sales and cash payments and receipts. Other adjustments in the three months ended March 31, 2018 include losses on extinguishment of debt of $60.6 million and a reduction in accrued interest payable of $10.6 million related to our March 2018 debt refinancing.
For 2018 compared to 2017, the increase in cash provided by operating activities was primarily due to the net effect of non-cash items of $353.3 million, partially offset by our net loss of $102.1 million. The changes in our operating assets and liabilities of $3.0 million were primarily due to the timing of sales and cash payments and receipts. Other adjustments include losses on extinguishment of debt of $80.1 million related to our March 2018 debt refinancing and October 2018 repayment of our Second Lien Credit Facility.
For 2017 compared to 2016 (Successor), the increase in cash provided by operating activities was primarily due to changes in our operating assets and liabilities of $185.8 million and the net effect of non-cash items of $130.7 million offset by our net loss of $83.9 million. The changes in our operating assets and liabilities were driven by the increase in income taxes payable due to the one-time transition tax of $120.8 million recorded pursuant to the Tax Act and a $35.5 million tax refund received related to the net operating loss generated from the Take Private. Non-cash expenses were offset by a net change in deferred tax assets and liabilities of $101.5 million related to the Tax Act and a gain on foreign currency exchange rates.
For 2016 (Successor) compared to 2016 (Predecessor), the increase in cash provided by operating activities was primarily due to the net effect of non-cash items of $183.8 million and the changes in our operating assets and liabilities of $139.9 million, partially offset by our net loss of $262.6 million. Non-cash items increased primarily due to an increase in amortization related to intangible assets recorded as part of the Take Private offset by the net change in deferred tax assets and liabilities of $108.7 million related to the intangible amortization. As part of the purchase accounting adjustments related to the Take Private, deferred revenue was recorded at the fair value as of the Take Private date which had the effect of reducing the historical deferred revenue balance and therefore reducing revenue recognized in the subsequent periods. In 2016 (Successor), the cash inflow from deferred revenue of $186.5 million was the result of new maintenance contracts being recorded offset by this reduced revenue recognized during the period.
For 2016 (Predecessor), we recorded an increase in accrued liabilities and other and accounts payable related to accrued Take Private transaction costs and other related expenses resulting in an increase in operating liabilities and reflecting a cash inflow related to accrued liabilities and other of $43.9 million and accounts payable of $10.7 million for the period.
Investing Activities
Investing cash flows consist primarily of cash used for acquisitions, capital expenditures and intangible assets. Our capital expenditures primarily relate to purchases of leasehold improvements, computers, servers and equipment to support our domestic and international office locations. Purchases of intangible assets consist primarily of capitalized research and development costs.
Net cash used in investing activities decreased in the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 due to a decrease in cash used for acquisitions and cash proceeds related to the sale of a cost-method investment, offset by an increase in purchases of property and equipment and intangible assets.
Net cash used in investing activities increased in 2018 compared to 2017 due to an increase in cash used for acquisitions and property and equipment, partially offset by cash proceeds related to the sale of a cost-method investment. In 2018, we completed acquisitions for a combined purchase price of approximately $60.6 million in cash, net of cash acquired.
Net cash used in investing activities decreased in 2017 compared to 2016 due to the cash used to complete the Take Private transaction and acquisitions in 2016 (Successor period). We used $4.3 billion of cash to complete the Take Private, net of cash acquired and $507.5 million of cash for acquisitions, primarily related to the LOGICnow acquisition in 2016.
Financing Activities
Excluding the proceeds from our initial public offering, financing activities consist primarily of issuance and repayments associated with our long-term debt, fees related to refinancing our long-term debt, offering costs and proceeds from the issuance of shares of common stock through equity incentive plans.
Net cash used in financing activities decreased in the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 primarily due to deemed gross repayments and borrowings made in connection with the refinancing of our debt agreements in March 2018. Net cash used in financing activities for three months ended March 31, 2019 includes $5.0 million in quarterly principal payments due under our First Lien Credit Agreement. Net cash used in financing activities for three months ended March 31, 2018 includes debt issuance costs and a redemption premium paid in connection with the redemption and exchange of our second lien floating rate notes in March 2018.

Net cash used in financing activities increased in 2018 compared to 2017 primarily due to deemed gross repayments and borrowings made in connection with the refinancing of our debt agreements, the repayment of amounts outstanding under our Second Lien Credit Facility and proceeds from the issuance of common stock from our initial public offering and other equity-based awards. The increase was also driven by quarterly principal payments under our First Lien Credit Agreement, a redemption premium in connection with the redemption and exchange of our second lien floating rate notes in March 2018 and a prepayment fee in connection with the repayment of our Second Lien Credit Facility in October 2018.
Net cash used in financing activities in 2017 was primarily related to debt repayments on our outstanding borrowings under our revolving credit facility and quarterly principal payments under our First Lien Credit Agreement.
Net cash provided by financing activities in 2016 (Successor period) was primarily due to $2.7 billion in proceeds from the issuance of common stock and equity-based awards and $2.7 billion in proceeds from borrowings under our credit agreements, partially offset by $341.2 million in debt repayments. The combined proceeds from financing activities are primarily related to the funds necessary to complete the Take Private and the LOGICnow acquisition.
Contractual Obligations and Commitments
The following table summarizes our outstanding contractual obligations as of December 31, 2018 that require us to make future cash payments:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

	(in thousands)
Long-term debt obligations(1)	$1,970,100	$19,900	$39,800	$39,800	$1,870,600
Cash interest expense(1)	523,524	104,912	206,919	202,378	9,315
Operating leases	124,016	15,287	29,243	25,752	53,734
Purchase obligations(2)	71,970	59,934	12,036	—	—
Take Private deferred stock payments(3)	3,257	3,014	243	—	—
Acquisition related retention and deferred compensation	3,908	3,908	—	—	—
Transition tax payable(4)	104,592	8,893	17,785	23,531	54,383
Total(5)	$2,801,367	$215,848	$306,026	$291,461	$1,988,032
________________

(1)	Represents principal maturities of our Senior Secured First Lien Credit Facility in effect at December 31, 2018. The estimated cash interest expense is based upon an interest rate of 5.27%.

(2)
Purchase obligations primarily represent outstanding purchase orders for purchases of software license and support fees, marketing activities, hosting, corporate health insurance costs, accounting, legal and contractor fees and computer hardware and software costs.

(3)
As a result of the Take Private, certain restricted stock units, or RSUs, not subject to accelerated vesting were cancelled and converted into the right to receive the per share price of $60.10 less applicable withholding taxes shortly after those RSUs would have vested based on the underlying original RSU vesting schedule and subject to the continued employment of the holders of those RSUs. See Note 16. Commitments and Contingencies in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional details.

(4)
Represents the provisional one–time transition tax as a result of the Tax Act which we have elected to pay over eight years. See Note 15. Income Taxes in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional details of the impact of the Tax Act.

(5)
Other long-term obligations on our balance sheet at December 31, 2018 included non-current income tax liabilities of $23.8 million, which are primarily related to unrecognized tax benefits. We have not included this amount in the table above because we cannot reasonably estimate the period during which this obligation may be incurred, if at all.

Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in conformity with GAAP and require our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates, and such estimates may change if the underlying conditions or assumptions change. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected, perhaps materially.
In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application, while in other cases, management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. We believe that these accounting policies requiring significant management judgment and estimates are critical to understanding our historical and future performance, as these policies relate to the more significant areas of our financial results. These critical accounting policies are:

•	the valuation of goodwill, intangibles, long-lived assets and contingent consideration;

•	revenue recognition;

•	stock-based compensation;

•	income taxes; and

•	loss contingencies.
Acquisitions, Goodwill and Identifiable Intangible Assets
When we acquire businesses, we allocate the purchase price to the fair value of the assets acquired and liabilities assumed, including identifiable intangible assets. Any residual purchase price is recorded as goodwill. Goodwill is allocated to our reporting units expected to benefit from the business combination based on the relative fair value at the acquisition date. We must also estimate the fair value of any contingent consideration.
The fair value of identifiable intangible assets is based on significant judgments made by management. We typically engage third-party valuation appraisal firms to assist us in determining the fair values and useful lives of the assets acquired. Such valuations and useful life determinations require us to make significant estimates and assumptions. These estimates and assumptions are based on historical experience and information obtained from management, and also include, but are not limited to, future expected cash flows earned from the intangible asset and discount rates applied in determining the present value of those cash flows.
An impairment of goodwill is recognized when the carrying amount of the assets exceeds their fair value. The process of evaluating the potential impairment is highly subjective and requires the application of significant judgment. For purposes of the annual impairment test, we assess qualitative factors to determine if it is more likely than not that goodwill might be impaired and whether it is necessary to perform the quantitative impairment test which considers the fair value of the reporting unit compared with the carrying value on the date of the test. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our goodwill, the revision could result in a non-cash impairment charge that could have a material impact on our financial results. In the fourth quarter of 2018, we performed our annual review of goodwill and concluded that no impairment existed for our reporting units during any of the periods presented. No impairment charges have been required to date.
We evaluate long-lived assets, including finite-lived intangible assets and other assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our property and equipment or our finite-lived intangibles and other assets, that revision could result in a non-cash impairment charge that could have a material impact on our financial results.

Revenue Recognition
ASC 605
We generate recurring revenue from fees received for subscriptions and from the sale of maintenance services associated with our perpetual license products and license revenue from the sale of perpetual license products. In accordance with current guidance, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Our return policy generally does not allow our customers to return software products.
We generally use a purchase order, an authorized credit card, an electronic or manually signed license agreement or the receipt of a cash payment as evidence of an arrangement. We consider delivery to have occurred and recognize revenue when risk of loss transfers to the customer, reseller or distributor or the customer has access to their subscription which is generally upon electronic transfer of the license key or password that provides immediate availability of the product to the purchaser. We account for sales incentives to customers, resellers or distributors as a reduction of revenue at the time we recognize the revenue from the related product sale. We generally deliver licenses and subscriptions directly to the end user whether the customer buys direct or through a reseller or distributor. We report revenue net of any sales tax collected.
We sell our software products through our direct sales force and through our distributors and other resellers. Our distributors and resellers do not carry inventory of our software and we generally require them to specify the end user of the software at the time of the order.
Subscription revenue is recognized ratably over the subscription term after all revenue recognition criteria have been met. We generally invoice subscription agreements monthly in arrears based on usage or to a lesser extent in advance of the subscription period.
License revenue reflects the revenue recognized from sales of perpetual licenses of our products. We include one year of maintenance services as part of our customers’ initial license purchase. We calculate the amount of revenue allocated to the license by determining the fair value of the maintenance services, which in most cases equals the list price of our maintenance renewal as that is what we charge the customer at the renewal date, and subtracting it from the total invoice or contract amount. We generally recognize maintenance revenue ratably on a daily basis over the contract period which is typically one year.
ASC 606
On January 1, 2019, we adopted ASC 606. ASC 606 replaces existing revenue recognition rules with a comprehensive revenue recognition standard and expanded disclosure requirements. See Note 2. Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information regarding the adoption of ASC 606.
Stock-Based Compensation
We have granted our employees and directors stock-based incentive awards. Our stock awards vest based on service-based or performance-based vesting conditions. These awards are in the form of stock options and restricted stock units for Predecessor and stock options, restricted stock and restricted stock units for Successor. We measure stock-based compensation expense for all share-based awards granted based on the estimated fair value of those awards on the date of grant. The fair values of stock option awards are estimated using a Black-Scholes valuation model. The fair value of restricted stock unit awards and restricted stock is determined using the fair market value of our common stock on the date of grant less any amount paid at the time of the grant, or intrinsic value.
We use various assumptions in estimating the fair value of options at the date of grant using the Black-Scholes option model including expected dividend yield, volatility, risk-free rate of return and expected life. We have not paid and do not anticipate paying cash dividends on our common stock; therefore, we assume the expected dividend yield to be zero. We estimate the expected volatility using a weighted average of the historical volatility of our common stock (Predecessor) and historical volatility of comparable public companies from a representative industry peer group (Successor). We based the risk-free rate of return on the average U.S. treasury yield curve for five- and seven-year terms. As allowed under current guidance, we have elected to apply the “simplified method” in developing our estimate of expected life for “plain vanilla” stock options by using the midpoint between the vesting date and contractual termination date since we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. For all dates, we granted employees options at exercise prices equal to the fair value of the underlying common stock on the date the award was approved. Performance-based awards are not considered granted under the applicable accounting guidance until the performance attainment targets for each applicable tranche have been defined. We recognize the impact of forfeitures in stock-based compensation expense when they occur.
For share-based awards with performance-based vesting conditions, stock-based compensation expense is recognized on a graded-vesting basis over the service period of each separately vesting tranche of the award, if it is probable that the performance target will be achieved. Based on the extent to which the performance targets are achieved, vested shares may range from 0% to 150% of the target award amount. At each reporting period, we estimate the probability of the performance-based awards vesting upon the achievement of the specified performance targets. Changes in the probability estimates associated with performance-based awards are accounted for in the period of change using a cumulative expense adjustment to apply the new probability estimate. In any period in which we determine the achievement of the performance targets is not probable, we cease recording compensation expense and all previously recognized compensation expense for the performance-based award is reversed.
Restricted stock is purchased at fair market value by the employee and common stock is issued at the date of grant. Restricted stock is subject to certain restrictions, such as vesting and a repurchase right. The common stock acquired by the employee is restricted stock because vesting is conditioned upon (i) continued employment through the applicable vesting date and (ii) for employees at the level of group vice president and above, the achievement of certain financial performance targets determined by our board of directors. The restricted stock is subject to repurchase in the event the stockholder ceases to be employed or engaged (as applicable) by us for any reason or in the event of a change of control or due to certain regulatory burdens. As the restricted stock is purchased at fair market value at the time of grant, there is no stock-based compensation expense recognized related to these awards.
Pre-IPO Valuation of Common Stock
For stock-based incentive awards granted prior to our initial public offering, we granted employees restricted stock and options at exercise prices equal to the fair value of the underlying common stock at the time of grant, as determined by our board of directors on a contemporaneous basis. To determine the fair value of our common stock, our board of directors considered many factors, including:

•	our current and historical operating performance;

•	our expected future operating performance;

•	our financial condition at the grant date;

•	the liquidation rights and preferences of our Class A Stock;

•	any recent privately negotiated sales of our securities to independent third parties;

•	input from management;

•	the lack of the then-current marketability of our common stock;

•	the potential future marketability of our common stock;

•	the amount of debt on our balance sheet;

•	the business risks inherent in our business and in technology companies generally; and

•	the market performance of comparable public companies.
In February 2016, at the inception of the Take Private, our shares of common stock were issued at $0.27 per share to the Sponsors and other co-investors. Thus we used the transaction price of $0.27 per share in determining the fair value of our common stock for our 2016 stock awards.
Subsequent to the Take Private, we engaged an independent valuation firm to perform certain valuation consulting services to provide an estimate of fair market value of our common stock on a semi-annual basis beginning at December 31, 2016. The valuations were prepared using a combination of valuation methodologies with varying weighting applied to each methodology. To derive a business enterprise value, our valuation methodologies utilize a discounted cash flow method using our forecasted operating results and a market comparable method and market transaction method based on comparable companies and market observations. Adjustments for the amount of debt on our balance sheet, the liquidity preference of our Class A Stock and outstanding stock awards and a discount due to the lack of marketability of our common stock were made to determine the valuation of our common stock on a non-marketable, minority per share basis. Our board of directors used the fair value per share to grant stock awards during the subsequent period.
The analysis performed by the independent valuation firm is based upon data and assumptions provided to it by us and received from third-party sources, which the independent valuation firm relied upon as being accurate without independent verification. The results of the analyses performed by the independent valuation firm are among the factors our board of directors took into consideration in making its determination with respect to fair value of our common stock, but are not determinative. Our board of directors is solely and ultimately responsible for determining the fair value of our common stock in good faith.
The dates of our valuation reports, which were prepared on a periodic basis, were not contemporaneous with the grant dates of our restricted stock and options. Therefore, we considered the amount of time between the valuation report date and the grant date to determine whether to use the latest valuation report for the purposes of determining the fair value of our common stock for financial reporting purposes. If equity-based awards were granted a short period of time preceding the date of a valuation report, we assessed the fair value of such equity-based awards used for financial reporting purposes after considering the fair value reflected in the subsequent valuation report and other facts and circumstances on the date of grant as described below. The additional factors considered when determining any changes in fair value between the most recent valuation report and the grant dates included, when available, the prices paid in recent transactions involving our securities, as well as our operating and financial performance, current industry conditions and the market performance of comparable publicly traded companies. There were significant judgments and estimates inherent in these valuations, which included assumptions regarding our future operating performance and the time to completing an initial public offering or other liquidity event.
Income Taxes
We use the liability method of accounting for income taxes as set forth in the authoritative guidance for accounting for income taxes. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax basis of our assets and liabilities.
In calculating our effective tax rate, we make judgments regarding certain tax positions, including the timing and amount of deductions and allocations of income among various tax jurisdictions.
The guidance requires us to identify, evaluate and measure all uncertain tax positions taken or to be taken on tax returns and to record liabilities for the amount of these positions that may not be sustained, or may only partially be sustained, upon examination by the relevant taxing authorities. Although we believe that our estimates and judgments are reasonable, actual results may differ from these estimates. Some or all of these judgments are subject to review by the taxing authorities. To the extent that the actual results of these matters is different than the amounts recorded, such differences will affect our effective tax rate.

We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. On a quarterly basis, we evaluate the need for, and the adequacy of, valuation allowances based on the expected realization of our deferred tax assets. The factors used to assess the likelihood of realization include our latest forecast of future taxable income, available tax planning strategies that could be implemented, reversal of taxable temporary differences and carryback potential to realize the net deferred tax assets. As of December 31, 2018, we had a valuation allowance of $1.8 million.
The Tax Act contains several provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, re-measuring our U.S. deferred tax assets and liabilities as well as reassessing the expected realization of our deferred tax assets and liabilities. In response to the Tax Act, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act, or SAB 118, which allowed us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation was expected over the next 12 months, we previously provided a provisional estimate of the effect of the Tax Act in our financial statements. In the fourth quarter of 2018, we completed our analysis to determine the effect of the Tax Act and recorded immaterial adjustments as of December 31, 2018.
Beginning January 1, 2018, we began recognizing the tax impact of including certain foreign earnings in U.S. taxable income as a period cost. We have not recognized deferred income taxes for local country income and withholding taxes that could be incurred on distributions of certain foreign earnings or for outside basis differences in our subsidiaries, because we plan to indefinitely reinvest such earnings and basis differences.
For additional information on the estimated transition tax payment schedule, see “Contractual Obligations and Commitments.” For additional discussion about our income taxes including the effect of the Tax Act, components of income before income taxes, our provision for income taxes charged to operations, components of our deferred tax assets and liabilities, a reconciliation of income taxes at the U.S. federal statutory rate to our effective tax rate and other tax matters, see Note 15. Income Taxes in the Notes to Consolidated Financial Statements included elsewhere in this prospectus.
Off-Balance Sheet Arrangements
During 2016, 2017 and 2018 and the three-month period ended March 31, 2019, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We had cash and cash equivalents of $277.7 million, $382.6 million and $434.5 million at December 31, 2017, December 31, 2018 and March 31, 2019, respectively. Our cash and cash equivalents consist primarily of bank demand deposits and money market funds. We hold cash, cash equivalents and short-term investments for working capital purposes. Our investments are made for capital preservation purposes, and we do not enter into investments for trading or speculative purposes.
We do not have material exposure to market risk with respect to our cash and cash equivalents, as these consist primarily of highly liquid investments purchased with original maturities of three months or less at December 31, 2018.
We had total indebtedness with an outstanding principal balance of $2.36 billion, $1.97 billion and $1.97 billion at December 31, 2017, December 31, 2018 and March 31, 2019, respectively. Borrowings outstanding under our various credit agreements bear interest at variable rates equal to applicable margins plus specified base rates or LIBOR-based rates with a 1% floor. As of December 31, 2017, December 31, 2018 and March 31, 2019, the annual weighted-average rate on borrowings was 6.53%, 5.27% and 5.25%, respectively. If there was a hypothetical 100 basis point increase in interest rates, the annual impact to interest expense would be approximately $19.7 million for the year ended December 31, 2018. This hypothetical change in interest expense has been calculated based on the borrowings outstanding at December 31, 2018 and a 100 basis point per annum change in interest rate applied over a one-year period.
We do not have material exposure to fair value market risk with respect to our total long-term outstanding indebtedness which consists of $2.0 billion U.S. dollar term loans as of December 31, 2018 and March 31, 2019, not subject to market pricing.
See Note 9. Debt and Note 19. Events Subsequent to Original Issuance of Financial Statements in the Notes to Consolidated Financial Statements and “Description of Indebtedness” elsewhere in this prospectus for additional information regarding our debt.
Foreign Currency Exchange Risk
As a global company, we face exposure to adverse movements in foreign currency exchange rates. We primarily conduct business in the following locations: the United States, Europe, Canada, South America and Australia. This exposure is the result of selling in multiple currencies, growth in our international investments, additional headcount in foreign countries and operating in countries where the functional currency is the local currency. Specifically, our results of operations and cash flows are subject to fluctuations in the following currencies: the Euro, British Pound Sterling and Australian Dollar against the United States Dollar, or USD. These exposures may change over time as business practices evolve and economic conditions change. Changes in foreign currency exchange rates could have an adverse impact on our financial results and cash flows.
Our consolidated statements of operations are translated into USD at the average exchange rates in each applicable period. Our international revenue, operating expenses and significant balance sheet accounts denominated in currencies other than the USD primarily flow through our United Kingdom and European subsidiaries, which have British Pound Sterling and Euro functional currencies, respectively. This results in a two-step currency exchange process wherein the currencies other than the British Pound Sterling and Euro are first converted into those functional currencies and then translated into USD for our consolidated financial statements. As an example, revenue for sales in Australia is translated from the Australian Dollar to the Euro and then into the USD.
Our statement of operations and balance sheet accounts are also impacted by the re-measurement of non-functional currency transactions such as intercompany loans, cash accounts held by our overseas subsidiaries, accounts receivable denominated in foreign currencies, deferred revenue and accounts payable denominated in foreign currencies. Our foreign currency denominated intercompany loan was established as part of the Take Private to provide a conduit to utilize foreign earnings effectively. The gains (losses) associated with the changes in exchange rates on amounts borrowed are unrealized non-cash events. As of July 1, 2018, the foreign currency denominated intercompany loan was designated as long-term due to a change in our investment strategy and the new Tax Act. Therefore, beginning on July 1, 2018, the foreign currency transaction gains and losses resulting from remeasurement are recognized as a component of accumulated other comprehensive income (loss).
Foreign Currency Transaction Risk
Our foreign currency exposures typically arise from selling annual and multi-year maintenance contracts and subscriptions in multiple currencies, accounts receivable, intercompany transfer pricing arrangements and other intercompany transactions. Our foreign currency management objective is to minimize the effect of fluctuations in foreign exchange rates on selected assets or liabilities without exposing us to additional risk associated with transactions that could be regarded as speculative.
We utilize purchased foreign currency forward contracts to minimize our foreign exchange exposure on certain foreign balance sheet positions denominated in currencies other than the Euro. We do not enter into any derivative financial instruments for trading or speculative purposes. Our objective in managing our exposure to foreign currency exchange rate fluctuations is to reduce the impact of adverse fluctuations in such exchange rates on our earnings and cash flow. The notional amounts and currencies underlying our foreign currency forward contracts will fluctuate period to period as they are principally dependent on the balances of the balance sheet positions that are denominated in currencies other than the Euro held by our global entities. There can be no assurance that our foreign currency hedging activities will substantially offset the impact of fluctuation in currency exchange rates on our results of operations and functional positions. As of December 31, 2018 and March 31, 2019, we did not have any forward contracts outstanding and while we do not have a formal policy to settle all derivatives prior to the end of each quarter, our current practice is to do so. The effect of derivative instruments on our consolidated statements of operations was insignificant for the years ended December 31, 2017 and 2018 and the three months ended March 31, 2019.
We are exposed to credit-related losses in the event of non-performance by counterparties to derivative financial instruments, but we do not expect any counterparties to fail to meet their obligations given their high credit ratings. In addition, we diversify this risk across several counterparties and actively monitor their ratings.
Foreign Currency Translation Risk
Fluctuations in foreign currencies impact the amount of total assets, liabilities, revenue, operating expenses and cash flows that we report for our foreign subsidiaries upon the translation of these amounts into U.S. dollars. If there is a change in foreign currency exchange rates, the amounts of assets, liabilities, revenue, operating expenses and cash flows that we report in U.S. dollars for foreign subsidiaries that transact in international currencies may be higher or lower to what we would have reported using a constant currency rate. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions results in reduced assets, liabilities, revenue, operating expenses and cash flows for our international operations. Similarly, our assets, liabilities, revenue, operating expenses and cash flows will increase for our international operations if the U.S. dollar weakens against foreign currencies. The conversion of the foreign subsidiaries’ financial statements into U.S. dollars will also lead to remeasurement gains and losses recorded in income, or translation gains or losses that are recorded as a component of accumulated other comprehensive income (loss).
Emerging Growth Company
We are an emerging growth company, as defined in the Jumpstart our Business Startups Act, or JOBS Act. The JOBS Act allows emerging growth companies to delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We intend to utilize these transition periods, which may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.
Recent Accounting Pronouncements
For a description of our recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see Note 2. Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements appearing elsewhere in this prospectus.

BUSINESS
Overview
SolarWinds is a leading provider of information technology, or IT, infrastructure management software. Our products give organizations worldwide, regardless of type, size or IT infrastructure complexity, the power to monitor and manage the performance of their IT environments, whether on-premise, in the cloud, or in hybrid models. We combine powerful, scalable, affordable, easy to use products with a high-velocity, low-touch sales model to grow our business while also generating significant cash flow.
Our business is focused on building products that enable technology professionals to manage “all things IT.” We continuously engage with technology professionals to understand the challenges they face maintaining high-performing and highly available on-premise, public and private cloud and hybrid IT infrastructures. The insights we gain from engaging with technology professionals allow us to build products that solve well-understood IT management challenges in ways that technology professionals want them solved.
Our approach, which we call the “SolarWinds Model,” enables us to market and sell our products directly to network and systems engineers, database administrators, storage administrators, DevOps professionals and managed service providers, or MSPs. These technology professionals have become empowered to influence the selection, and often the purchase, of products needed to rapidly solve the problems they confront.
Technology professionals use our products in organizations ranging in size from very small businesses to large enterprises, including all of the Fortune 500. As of March 31, 2019, we had over 300,000 customers in 190 countries. We define customers as individuals or entities that have an active subscription for at least one of our subscription products or that have purchased one or more of our perpetual license products since our inception under a unique customer identification number, with each unique customer identification number constituting a separate customer regardless of the amount purchased. We may have multiple purchasers of our products within a single organization, each of which may be assigned a unique customer identification number and deemed a separate customer.
We serve the entire IT market uniquely and efficiently with our SolarWinds Model. Our products are designed to do the complex work of monitoring and managing networks, systems and applications across on-premise, cloud and hybrid IT environments without the need for customization or professional services. Many of our products are built on common technology platforms that enable our customers to easily purchase and deploy our products individually or as integrated suites as their needs evolve. We utilize a cost-efficient, integrated global product development model and have expanded our offerings over time through both organic development and strategic acquisitions.
We market and sell our products directly to technology professionals with a high-velocity, low-touch, digital marketing and direct inside sales approach that we call “selling from the inside.” We have built a highly flexible and analytics-driven marketing model designed to efficiently drive website traffic and high-quality leads. We also engage with over 150,000 registered members through THWACK, our online community designed to train and inform technology professionals about our products, keep us connected to them and provide network effects to amplify word-of-mouth marketing for our products. Our sales team uses a prescriptive approach designed to manage these leads and quickly sell our products pursuant to our standard pricing and contract terms. We do not utilize an outside sales force or provide professional services.
Technology professionals often find our products when they are online searching for a solution to address a specific need and use our full-featured trials to experience our purpose-built, powerful and easy to use products in their own environments. These experiences often lead to initial purchases of one or more products and, over time, purchases of additional products and advocacy within both their organizations and their networks of technology professionals.
We extend our sales reach through our MSP customers, who provide IT management as a service and rely on our products to manage and monitor the IT environments of their end customers. Our MSP customer base enables us to reach across a fragmented end market opportunity of millions of organizations and access a broader universe of customers. We benefit from the addition of end customers served by our MSP customers, the proliferation of devices managed by those MSPs and the expansion of products used by those MSPs to manage end customers’ IT infrastructures. As of March 31, 2019, we had over 22,000 MSP customers that served over 450,000 organizations globally.
We have grown while maintaining high levels of operating efficiency. We derive our revenue from a combination of subscription revenue from the sale of our cloud management and MSP products and license and maintenance revenue from the sale of our on-premise network and systems management perpetual license products. Over time, we have significantly increased our subscription and maintenance revenue and intend to grow our revenue and cash flow by gaining new customers, increasing penetration within our existing customer base, expanding our international footprint, bringing new products to market and expanding into new markets through organic development and targeted acquisitions.
Market Trends
Organizations across industries are using technology and software to drive business success and competitive differentiation. As the landscape for IT infrastructure and software deployment worldwide rapidly changes to meet businesses’ evolving needs, the performance, speed, availability and security of IT has become critical to business strategy. The job of the technology professionals who deploy and manage these environments is more challenging than ever.
Growing IT Complexity Creates Significant Challenges for Organizations
As organizations deploy and rely on a mix of on-premise, public and private cloud and hybrid IT environments, they require performance monitoring and management solutions that work across their increasingly complex environments and provide full visibility into performance. According to market research firm International Data Corporation, or IDC, the total annual spend on IT infrastructure, including on-premise, public and private cloud, and hybrid environments, is expected to grow from $112 billion in 2017 to $154 billion in 2022.4
In addition, IT management software must keep pace as technology innovation and the deployment velocity of new applications and software accelerate. For example, rapid application development has resulted in the rise of new software development practices and application deployment models. In these models, organizations can rapidly deploy these critical assets to their users leveraging public and private cloud, which creates greater complexity for technology professionals tasked with managing these environments.
Empowerment of the Technology Professional
Optimizing IT performance and effectively managing IT infrastructure have become strategic imperatives for organizations. The technology professionals charged with managing these infrastructures are increasingly responsible for making technology choices to help ensure performance of IT infrastructure meets the needs of the business. Additionally, the democratization of IT spend has shifted influence in software purchase decisions from the highest levels of an organization’s IT department to technology professionals, who can have different perspectives from CIOs or other IT decision-makers. We have found that technology professionals prefer to trial software products in real time to determine if the products meet their needs. They also want the flexibility to select from a range of IT management products to find those best suited to address their specific challenges. In this environment, technology professionals are among the biggest influencers of software-purchasing decisions within their organizations.

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4  IDC Quarterly Cloud IT Infrastructure Tracker – Forecast, 2018 Q3 update, January 2019.

Organizations Have Choices in Allocating Resources to Manage IT
Efficiently managing IT and quickly resolving problems are paramount for organizations of all sizes. However, as IT complexity grows, organizations must determine how to allocate their resources to best manage their IT needs. Organizations can choose to manage their own IT infrastructure or buy IT management as a service through MSPs. MSPs maintain and operate an organization’s IT environment and can deliver the full range of IT solutions, including network monitoring, server and desktop management, backup and recovery and IT security. For many smaller organizations that lack the time, resources and technical expertise to manage complex IT environments, MSPs can improve the efficacy of their IT strategy without significant capital investment. For larger organizations, MSPs can replace or supplement in-house capabilities.
Limitations of Alternative Solutions
Alternative IT management solutions have limitations that impair their ability to efficiently serve the unique needs of technology professionals. Alternative IT management solutions include a range of the following:

•
IT Management Frameworks.  Software vendors predominately focused on large enterprises offer solutions and services that cater to the CIO rather than the day-to-day needs of the technology professional. These solutions can be expensive, complicated and inflexible and may require significant professional services to customize, implement, operate and maintain.

•
Point Solutions.  Point solutions have limited capabilities and often are not suited to handle the demands of distributed environments or managing complex, hybrid IT infrastructure architectures. The implementation and management of multiple point solutions can result in disjointed workflows and data and be challenging and expensive to deploy and operate.

•
Internally Developed Solutions.  Internally developed solutions require ongoing development and maintenance that can be costly and time-consuming.  These solutions typically provide limited functionality, which has to be constantly updated to adapt to changes in technology and IT environments.

Given the challenges associated with operating across a complex range of dynamic, hybrid IT environments and the limited ability of existing solutions to address these challenges in the ways that technology professionals want them addressed, we believe there is a significant market opportunity for broad hybrid IT management solutions purpose-built to serve the needs of technology professionals.

Market Opportunity
We design software products to serve the entire IT management market. Our technology is scalable to meet the needs of large organizations and at the same time built to be affordable, easy to implement and easy to use so small businesses can manage their infrastructure internally or through MSPs. We designed our go-to-market model to enable us to reach all of these businesses efficiently, and we believe we have one of the broadest software portfolios for hybrid IT management across the industry, adding 16 products over the last three years. As a result, we address large and growing markets across IT operations, security, and backup & storage management. In aggregate, International Data Corporation, or IDC, estimates that global software revenue for these markets will grow at a compound annual growth rate of 6.0% to approximately $60.0 billion in 2022 (from the approximately $47.6 billion estimated by IDC in 2018)5.
We believe this market sizing underestimates the size of the market opportunity beyond the enterprise and mid-market. Our products and the SolarWinds Model are designed to allow us to address the entire market, including small businesses and operational units within larger enterprises that we feel may not be fully represented in the above market sizing, and we therefore believe our market opportunity is even larger than the IDC estimate.
In a study we commissioned, Compass Intelligence Research estimated the number of enterprises, mid-sized companies and small companies worldwide, as well as the number of operational units within enterprises that purchase as separate entities. Based on these estimates, our assumptions on the number of our products that would address the needs of organizations according to the size of such organizations, and our historical average sales price for each product based on similarly sized customers, we estimate that we have an aggregate license revenue market opportunity of approximately $61.9 billion, which drives an annual maintenance revenue opportunity of $25.3 billion. When combined with our estimated annual subscription opportunity of $49.7 billion, this creates an annual recurring revenue market opportunity of approximately $75.0 billion.
Internal view of our annual recurring revenue opportunity ($ in billions)6

___________________
5  IT operations (Network Management, IT Ops Management, IT Service Management, IT Automation and Configuration Management, database (Database Development and Management Tools, Managed File Transfer); security (Security Analytics, Intelligence, Response, & Orchestration, Messaging Security) and backup & storage management (Data Replication & Protection, Storage & Device Management); IDC Semiannual Software Tracker, 2018 H1 update, November 2018.
6  Compass Intelligence, April 2018; management estimates. Excludes 31.4 million worldwide businesses with 1–19 employees.

We calculated the annual maintenance revenue opportunity based on the aggregate license revenue market opportunity and a historical average of the percentage of a new license sale allocated to maintenance revenue.
We believe a meaningful portion of our opportunity can be attained by selling additional products to our large existing customer base. We target our sales and marketing efforts on approximately 43,000 of our existing customers. We estimate that our market opportunity to sell additional core licensed products within this existing customer base is approximately $4.5 billion, which would drive an annual maintenance revenue opportunity of approximately $1.3 billion. We base these estimates on the core licensed products that we sell not owned by each existing customer and our historical average sales price for each core licensed product.
The SolarWinds Model
At SolarWinds, we do things differently. The focus and discipline that we bring to our business distinguish us in a highly competitive landscape.
We believe that growth and profitability are not conflicting priorities. We designed our business to allow us to grow and generate significant positive cash flow at the same time.
At the heart of everything we do as a company is the SolarWinds Model, which consists of five principles that guide our business and help explain why technology professionals choose our products:
Focus on the Technology Professional
We are committed to understanding technology professionals and the daily challenges that they face managing the complex, ever-changing demands of business-critical IT environments. We have a substantial customer base and community of technology professionals. We engage with them on a daily basis through digital marketing and online communications. These include THWACK, our online community with over 150,000 registered members that provides forums, tools and valuable resources; several company-sponsored blogs in which we provide perspectives and information relevant to the IT management market; and web-based events designed to train and inform participants about deeper aspects of our products. We don’t have to guess about what they need, we just ask.
Build Great Products for the Entire Market
Organizations of all sizes have complex IT environments that make managing IT challenging. Our commitment to technology professionals allows us to deliver products that solve well-understood IT problems simply, quickly and affordably for the entire market, from very small businesses to the largest of global enterprises, regardless of whether their IT is managed internally or through an MSP.
We design our products to be easy to access, try, buy, deploy and use. Many of our products are built on common technology platforms that enable our customers to purchase and implement our products individually, and then add additional product or products as needed. Or they can buy multiple products as integrated suites. This allows customers to buy what they need, when they need it, and grow as their needs evolve.
Capture Demand Using Cost-Efficient, Mass-Reach Digital Marketing
We utilize digital marketing to directly reach technology professionals of all levels of sophistication managing IT environments of all levels of complexity and size. They are online every day interacting with their peers, learning about new technologies and searching for solutions to their problems.
Over the past decade, we have honed our use of online tools to find, communicate with and sell to our potential customers of all levels of sophistication with environments of all levels of complexity and size. We believe we build credibility and confidence in our products by being present and active in the communities and on the sites that technology professionals trust.

Sell from the Inside
We are committed to selling from the inside. We adhere to a prescriptive process and metrics-based approach that drives predictability and consistency and has helped us add over 6,000 new customers each quarter for the last thirteen calendar quarters.
The size and organization of our sales force enables us to reach thousands of technology professionals each day. We close the smallest and most simple transactions to our largest and most complex deals efficiently without the need for an outside sales force, product customization or professional services. Our sales team uses a prescriptive approach designed to manage these leads and quickly sell our products pursuant to our standardized pricing and contract terms. We believe our selling motion reflects how our customers prefer to do business.
Focus on the Long-Term Value of the Relationship with Our Customers
When our customers experience the value of our products, our investment in our product portfolio and our responsiveness to their changing needs, they often grow their relationship with us and become our advocates within both their organizations and their networks of technology professionals. The power of our approach is evidenced by the long-term relationships we have with our customers.
Growth Strategies
We intend to extend our leadership in network management and grow our market share in adjacent areas of IT management with powerful yet easy to use software products designed to manage “all things IT” across hybrid IT environments. The following are key elements of our growth strategy:
Win New Customers Using the SolarWinds Model
The SolarWinds Model allows us to win new customers in existing markets where our products and our model give us a competitive advantage. Our efficient marketing and sales model and powerful brand recognition and trust among technology professionals have enabled us to increase our customer base by over 6,000 new customers per quarter for the past thirteen calendar quarters. We intend to leverage our ability to efficiently attract new customers to continue to increase our overall customer base.
Increase Penetration Within Our Existing Customer Base
As of March 31, 2019, we had over 300,000 customers in 190 countries. Many of our customers make an initial purchase to meet an immediate need, such as network or application performance monitoring in a small portion of their IT infrastructure, and then subsequently purchase additional products for other use cases or expansion across their organization. Once our customers have used our products within their IT environment, we are well positioned to help identify additional products that offer further value to those customers. We continue to refine our sales effort to better target our marketing and sales efforts and expand the sales of our products within organizations, particularly those that have multiple purchasers of our IT management products.
Increase Our International Footprint
We believe a substantial market opportunity exists to increase our international footprint across all of our product lines. In particular, our cloud management products, which are currently sold primarily in North America, have strong expansion potential. We have made significant investments in recent years to increase our sales and marketing operations internationally, and expect to continue to invest to grow our international sales and global brand awareness.
Continue to Innovate
We intend to continue focusing on innovation and bringing new products and tools to market that address problems that technology professionals are asking us to solve. We also intend to continue providing frequent feature releases to our existing products. We are focused on enhancing the overall integration of our products to improve our value proposition and allow our customers to further benefit from expanding their usage of our products as their needs evolve.
Expand into New Markets Aligned with the SolarWinds Model
We have successfully entered new markets and expanded our product offerings to solve a broader set of challenges for customers. For example, in recent years we broadened our product offerings to address the database, storage, cloud and MSP markets. We intend to further expand into markets where our SolarWinds Model provides us with competitive advantages.
Pursue Targeted Acquisitions of Products and Technologies
We have successfully acquired and integrated businesses and technologies in the past that provided us with new product offerings and capabilities and helped us to establish positions in new segments and markets. We intend to continue making targeted acquisitions that complement and strengthen our product portfolio and capabilities or provide access to new markets. We evaluate acquisition opportunities to assess whether they will be successful within the SolarWinds Model. We believe our ability to effectively transition acquired companies and products to the SolarWinds Model represents a unique opportunity for our business.
Customers
We designed the SolarWinds Model to reach all sizes of businesses. As of March 31, 2019, we had over 300,000 customers in 190 countries, including over 22,000 customers of our MSP products and over 35,000 customers of our cloud management products. We define customers as individuals or entities that have purchased one or more of our products under a unique customer identification number since our inception for our perpetual license products and individuals or entities that have an active subscription for at least one of our subscription products. Each unique customer identification number constitutes a separate customer regardless of the amount purchased. We may have multiple purchasers of our products within a single organization, each of which may be assigned a unique customer identification number and deemed a separate customer.
Our customers represent organizations ranging in size from very small businesses to large enterprises, including all of the Fortune 500. Customers often initially purchase one of our products to solve a known problem and then expand their purchases over time. The SolarWinds Model allows us to both sell to a broad group of potential customers and close large transactions with significant customers. For example, in each of the past thirteen calendar quarters, over 6,000 new customers, both large and small, purchased one or more of our products. While some customers may spend as little as $100 with us over a twelve-month period, as of March 31, 2019, we had 761 customers who had spent more than $100,000 with us in the previous four calendar quarters.
At the same time, we designed the SolarWinds Model to reach businesses that outsource the management of some or all of their IT infrastructure to MSPs. As of March 31, 2019, we had 22,000 MSP customers that manage IT infrastructure for over 450,000 organizations. We reach SMBs through MSPs and directly, including those SMBs that may purchase a single product to solve a known problem.
Marketing and Sales
We market and sell our products directly to technology professionals with a low-touch, high-velocity digital marketing and “selling from the inside” motion that we believe is unique and hard to replicate in the software industry. Our marketing and sales process allows us to effectively capture demand and maintain high levels of sales productivity at low customer acquisition costs.
We target our marketing efforts and selling motion directly at network, systems, DevOps and MSP professionals within organizations versus the organizations themselves. We believe this approach provides us with a significant advantage in today’s environment in which purchasing influence and power is shifting from traditional procurement to the technology professionals themselves.

Marketing
We have built a highly flexible and analytics-driven direct marketing model designed to efficiently drive website traffic and high-quality leads that are typically trials of full-featured products from our websites. By providing trials of full-featured products we enable prospective customers to easily explore the capabilities of our products and easily transition from trial to sale. We also have a marketing motion directed at current customers designed to educate them about features of products they own, products they do not own and how to trial new products.
We make broad use of digital marketing tools including search engines, targeted email campaigns, localized websites, free IT management tools, display advertising, affiliate marketing, social media, e-book distribution, video content, blogging and webinars.
We also engage with over 150,000 registered members through THWACK, our online community, which in 2018 averaged over 7,000 unique daily visitors. Within THWACK, we provide forums, solutions, tools, webinars, content and other valuable resources relevant to the IT management market. This community is designed to train and inform technology professionals about our products, keep us connected to them and provide network effects to amplify word-of-mouth marketing for our products.
Sales
We refer to our selling motion as “selling from the inside.” This approach is rooted in having our sales organization physically located in our offices, selling exclusively online or over the phone, using a prescriptive approach to managing leads and adhering to standardized pricing and contract terms. We close transactions of all sizes and locations through our selling from the inside approach. We do not employ any outside sales personnel.
Our sales organization is divided into our dedicated sales team and our retention and maintenance renewal team. Our dedicated sales team focuses exclusively on sales of new products to new and existing customers. Our dedicated sales team receives high-quality leads from our marketing motion and engages with the prospect to close the sale. We adhere to a disciplined, data-driven approach to converting leads quickly and efficiently based on our understanding of the prospect’s specific product demands and the inflection points in the selling process.
Our retention and maintenance renewal team focuses exclusively on renewing our subscription and maintenance agreements with our customers. Our conversations with these customers begin months before the renewal date to support our customers, and we work with them through the renewal process.
We supplement our sales organization with channel partners through which we sell internationally and to organizations that prefer to purchase only through a reseller. We have a number of resellers who are proactively creating demand for our products and bring new opportunities and customers to us. In addition to selling to SMBs directly, we also deliver our technology to SMBs through our MSP customers, who use our products to provide outsourced IT management services to these SMBs.
Research and Development
Our research and development organization is primarily responsible for the design, development, testing and deployment of new products and improvements to existing products, with a focus on ensuring that our products integrate and complement one another.
We have designed our software development process to be responsive to customer needs, cost efficient and agile. In our process, we work closely with our user community throughout the development process, to build what is needed for the problems technology professionals face every day. This includes regularly having a subset of our customers participate in validating that our product use cases and features will solve their problems.
Over more than a decade, we have honed our approach to building a development organization that allows us to build products and enhance existing products quickly, efficiently, and cost-effectively. Our low-cost global development model allows us to source from a large pool of talented resources by participating in multiple labor markets to match the best person to each role, at the most efficient cost. We utilize small scrum teams, each dedicated to specific product modules that follow a standard set of practices to build and test their code continuously. We share our development values across our offices and aim to assign meaningful design and development work to our international locations.
We believe that we have developed a differentiated process that allows us to release new software rapidly, cost effectively and with a high level of quality.
Our research and development costs were $32.2 million and $65.8 million for the portion of the year ended December 31, 2016 prior to and after the acquisition, respectively, $86.6 million, $96.3 million, $24.8 million and $25.2 million for the years ended December 31, 2017 and December 31, 2018 and the three months ended March 31, 2018 and 2019, respectively.
Product Portfolio and Technology Platforms
Our product development is guided by principles that provide a development framework that allows us to respond quickly to the market and deliver a broad suite of products designed to solve problems that are commonly understood and shared by our customers. Our core product development principles are:

1.	We purpose-build products for technology professionals.

2.	Our roadmaps are guided by a large community of users rather than by a select few large customers.

3.	We develop products that are intended to sell themselves and be easy to use, powerful and immediately valuable to users.

4.	We design and develop our products to integrate and complement each other while providing a consistent user experience.
We believe we have one of the broadest product portfolios of IT monitoring and management software across the industry, providing deep visibility into web, application, database, virtual resources, storage, and network performance. Our products monitor applications and their supporting infrastructure, whether the applications are located on-premise, in the cloud, or in a hybrid environment. Our products monitor applications in the cloud via an agent, agentlessly, or by using information from cloud providers’ APIs.

Our approach to IT management allows us to cross-pollinate products across markets and environments. Most recently, we integrated NetPath, a product that is part of our core IT portfolio and provides deep visibility into critical network paths, into our core MSP offering.
Core IT Products
Targeted for IT professionals, our core IT products provide hybrid IT performance management with deep visibility into application and IT infrastructure across both on-premise and cloud infrastructures. Our suite of network management software provides real-time visibility into network utilization and bandwidth as well as the ability to quickly detect, diagnose and resolve network performance problems. Our suite of system management products monitors and analyzes the performance of applications and their supporting infrastructure, including websites, servers, physical, virtual and cloud infrastructure, storage and databases. We also help our customers strengthen their security and compliance posture with our automated network configuration, backup and log and event management products.
Our core IT offerings, enabled by our common technology platform, are highly scalable and can be added alongside existing products in a modular fashion. Integrating our network products and IT operations management products, which we previously referred to as systems management products, our platform combines data from multiple parts of the IT stack to provide a single, unified application-centric view and customer experience. Our platform also enables a single dashboard to view real-time application metrics regardless of whether the applications are deployed across multiple data centers or cloud vendors globally.
Our core IT products include both core licensed products and tools. Our core licensed products are typically server-based with a browser interface, have a higher average selling price than tools and are the focus of our strategies to drive revenue growth. Our tools can be server-or laptop-based, typically have a lower average selling price than our core licensed products and are primarily used by us to meet a critical need of our target customer base, but are not the focus of our revenue growth strategies.

Cloud Management Products
Targeted for DevOps and ITOps professionals, our cloud management products provide cloud-based monitoring of the full IT stack whether deployed in the cloud or on-premise. Our cloud management products enable visibility into log data, cloud infrastructure metrics, applications, tracing and web performance management. In addition to our individual products that address each of these areas, we also offer AppOptics, which integrates application performance, server infrastructure monitoring and custom metrics into one unified, cloud-based solution.
MSP Products
Our portfolio targeted for MSPs delivers broad, scalable IT service management solutions to enable MSPs to deliver outsourced IT services for their SMB end-customers and more efficiently manage their own businesses. Our core remote monitoring and management software, which remotely monitors desktops, laptops, servers and mobile devices across operating systems and platforms, integrates with a broad offering of MSP-focused products on a common platform including patch management, backup, anti-virus, web protection, risk assessment, help desk/service ticketing and application management. We also offer an email protection and archiving platform on a standalone basis that protects businesses from phishing, malware and other email-borne threats.
ITSM Products
Our ITSM solutions are designed to meet the needs of a wide range of IT environments from the SMB to the large enterprise and a range of IT environments with varying degrees of maturity from those needing a cloud-based help desk tool to a full, business-wide employee service management platform. SolarWinds Service Desk, added through the Samanage acquisition, is a cloud-based, multi-tenant, ITIL compliant service management product designed to meets the service support needs within IT operations, including asset, incident, problem, and change management on top of standard ticketing.
Competition
We operate in a highly competitive industry that is characterized by constant change and innovation. Changes in networks, applications, devices, operating systems and deployment environments result in evolving customer requirements. Our competitors and potential competitors include:

•	large network management and IT vendors such as Netscout, MicroFocus, CA Technologies, IBM and BMC Software; and

•	smaller companies in the cloud and application monitoring and the MSP IT tools markets, where we do not believe that a single or small group of companies has achieved market leadership.
We believe the principal competitive factors in our market are:

•	brand awareness and reputation among technology professionals, including IT professionals, DevOps professionals and MSPs;

•	product capabilities, including scalability, performance and reliability;

•	ability to solve problems for companies of all sizes and infrastructure complexities;

•	ease of use;

•	total cost of ownership;

•	flexible deployment models, including on-premise, in the cloud or in a hybrid environment;

•	strength of sales and marketing efforts; and

•	focus on customer success.
We believe that we compete effectively across these factors as our products and marketing efforts have been designed with these criteria as guideposts.
Employees
As of March 31, 2019, we had 2,794 employees, of which 1,020 were employed in the United States and 1,774 were employed outside of the United States. We consider our current relationship with our employees to be good. We are not party to any collective bargaining agreement.
Intellectual Property
We rely on a combination of patent, copyright, trademark, trade dress and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. As of March 31, 2019, we owned 31 issued U.S. patents and 151 issued foreign patents, with expiration dates ranging from October 2026 to November 2036. We have also filed approximately 78 currently pending patent applications, but we cannot guarantee that patents will be issued with respect to our current patent applications in a manner that gives us the protection that we seek or at all. Our patents and any future patents issued to us may be challenged, invalidated or circumvented and may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers.
We endeavor to enter into confidentiality and invention assignment agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of, and safeguard our ownership of, our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or that infringe our intellectual property, and policing unauthorized use of our technology and intellectual property rights can be difficult. The enforcement of our intellectual property rights also depends on any legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed.
Furthermore, effective patent, trademark, trade dress, copyright and trade secret protection may not be available in every country in which our products are available or where we have operations. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.
Facilities
We lease our offices and do not own any real estate. Our corporate headquarters is located in Austin, Texas, and consists of approximately 348,000 square feet. We also lease office space domestically and internationally in various locations for our operations, including facilities located in Cork, Ireland; Brno, Czech Republic; Durham, North Carolina; Manila, Philippines; Ottawa, Canada; Dundee, United Kingdom; Krakow, Poland; Lehi, Utah and Singapore.
We believe our current facilities will be adequate for the foreseeable future. If we require additional or substitute space, we believe that we will be able to obtain such space on acceptable, commercially reasonable terms.
Legal Proceedings
From time to time, we have been and may be involved in various legal proceedings and claims arising in our ordinary course of business. At this time, neither we nor any of our subsidiaries is a party to, and none of our respective property is the subject of, any legal proceeding that, if determined adversely to us, would have a material adverse effect on us.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding the individuals who currently serve as our executive officers and directors:

Name	Age	Position
Executive Officers:
Kevin B. Thompson	54	President, Chief Executive Officer and Director
J. Barton Kalsu	52	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer
David Gardiner	43	Executive Vice President, Core IT
Jason W. Bliss	45	Executive Vice President, General Counsel and Secretary
Woong Joseph Kim	40	Executive Vice President, Engineering and Chief Technology Officer
John Pagliuca	42	Executive Vice President & General Manager, MSP
Non-Employee Directors:
Michael Bingle	47	Director
William Bock	68	Director
Seth Boro	43	Director
Paul Cormier	62	Director
Kenneth Y. Hao	50	Director
Michael Hoffmann	33	Director
Catherine Kinney	67	Director
James Lines	62	Director
Jason White	38	Director
Executive Officers
Kevin B. Thompson is our President and Chief Executive Officer. He has served as our President since January 2009 and our Chief Executive Officer since March 2010. He previously served as our Chief Financial Officer and Treasurer from July 2006 to March 2010 and our Chief Operating Officer from July 2007 to March 2010. Prior to joining the Company, Mr. Thompson was Chief Financial Officer of Surgient, Inc., a privately held software company, from November 2005 until March 2006 and was Senior Vice President and Chief Financial Officer at SAS Institute, a privately held business intelligence software company, from August 2004 until November 2005. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat, Inc. (NYSE: RHT), an enterprise software company. Mr. Thompson holds a B.B.A. from the University of Oklahoma. Mr. Thompson has served on the board of directors of BlackLine, Inc. (Nasdaq: BL) since September 2017 and has served on the board of directors of Instructure, Inc. (NYSE: INST) since November 2016. He previously served on the board of directors of NetSuite, Inc. (NYSE: N) prior to its acquisition by Oracle Corporation and on the board of directors of Barracuda Networks, Inc. (NYSE: CUDA). We believe that Mr. Thompson’s financial and business expertise, his extensive experience working with software and other technology companies and his daily insight into corporate matters as principal executive officer of the Company make him well-qualified to serve as a director.
J. Barton Kalsu has served as our Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer since April 2016. He served as our Executive Vice President, Finance and Chief Accounting Officer from October 2013 to April 2016 and served as our Chief Accountant and Senior Vice President, Finance, from November 2011 to October 2013. Mr. Kalsu joined the Company as Chief Accountant and Vice President, Finance in August 2007.

Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc. as Senior Director of Finance. Mr. Kalsu serves on the board of directors of EP Energy Corporation (NYSE: EPE). Mr. Kalsu previously served on the board of directors of Athlon Energy Inc. (Nasdaq: ATHL) prior to its acquisition by Encana Corporation. He holds a B.S. in Accounting from Oklahoma State University.
David Gardiner has served as our Executive Vice President, Core IT since January 2018. Mr. Gardiner previously served as our Executive Vice President, International Sales from October 2015 to January 2018, Senior Vice President, Sales from July 2013 to October 2015 and Vice President, Sales from November 2007 to July 2013. Prior to joining the Company, Mr. Gardiner worked as Director, Business Development for Motive, Inc., Manager, Business Development for BroadJump, LLC, and in channel business development for Trilogy, Inc. Mr. Gardiner holds an Honours Bachelor of Business Administration from Wilfrid Laurier University.
Jason W. Bliss has served as our Executive Vice President, General Counsel and Secretary since June 2016. Mr. Bliss previously served as our Senior Vice President, General Counsel and Secretary from April 2016 to June 2016, Senior Vice President, Legal Operations and Corporate Development from October 2013 to April 2016, Vice President, Corporate Development from June 2012 to October 2013 and Assistant General Counsel from March 2008 to June 2012. Prior to joining the Company, Mr. Bliss was an associate at DLA Piper LLP (US) specializing in mergers and acquisitions, capital market transactions and technology licensing. Prior to DLA Piper, Mr. Bliss was a technology consultant with Accenture. Mr. Bliss earned a J.D. and an M.B.A. from Duke University and a B.S. in Engineering Science from the University of Virginia.
Woong Joseph Kim has served as our Executive Vice President, Engineering and Chief Technology Officer since July 2017. Mr. Kim previously served as Senior Vice President and Chief Technology Officer from February 2016 to July 2017. Prior to joining the Company, Mr. Kim was the General Manager of Hewlett Packard Enterprise Company’s Transform business unit from November 2014 to February 2016, and the CTO for HP Software’s Application Delivery Management (ADM) and IT operations management businesses from April 2013 to November 2014. Mr. Kim has held other executive leadership roles at General Electric, Berkshire Hathaway and several startups. Mr. Kim holds a Bachelor’s in Computer Science and Criminology and Law Studies from Marquette University.
John Pagliuca has served as our Executive Vice President & General Manager, MSP since January 2019.  From September 2016 to January 2019 he served as our General Manager, MSP.  Mr. Pagliuca joined SolarWinds with our acquisition of LogicNow in May 2016, where he served as Chief Financial Officer from July 2015 to September 2016.  He served as the Vice President of Finance and Operations of GFI Software from February 2013 to July 2015.  Prior to joining GFI Software, he served as the Vice President of Finance and Director of Finance at Airvana. He holds a B.S. in Accounting from Babson College.
Non-Employee Directors
Mike Bingle has served on our board of directors since February 2016. Mr. Bingle is currently a Managing Partner and Managing Director of Silver Lake, which he joined in 2000. Prior to joining Silver Lake, Mr. Bingle was a principal at Apollo Management, L.P., then a large-scale, generalist private equity firm. Prior to Apollo, he worked in the Investment Banking Division of Goldman, Sachs & Co. Mr. Bingle serves on the boards of directors of Ancestry.com LLC, Blackhawk Network Holdings, Inc., Credit Karma, Inc., Fanatics, Inc., and Social Finance, Inc. (SoFi). He also serves on the Board of Visitors of Duke University’s School of Engineering, as a trustee of Brunswick School and as a member of the Council on Foreign Relations. Previously, Mr. Bingle was a director of Ameritrade Holding Corp., Datek Online Holdings, Inc., Gartner, Inc., Gerson Lehrman Group, Inc., Interactive Data Corporation, IPC Systems, Inc., Instinet, Inc., Mercury Payment Systems and Virtu Financial, Inc. Mr. Bingle received a B.S.E. in Biomedical Engineering from Duke University. Our board of directors believes that Mr. Bingle’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
William Bock has served on our board of directors since October 2018. Mr. Bock has served as a board director and advisor for a number of technology companies, since his retirement from Silicon Laboratories Inc., or Silicon Labs (NASDAQ: SLAB), in 2016. Mr. Bock, previously, served as President of Silicon Labs from 2013 to 2016 and as Chief

Financial Officer and Senior Vice President of Silicon Labs from 2006 to 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves on the board of directors of Silicon Labs and is Board Chairman of SailPoint Technologies (NYSE: SAIL). He previously served on the board of directors of Convio (NASDAQ:CNVO), Entropic Communications (NASDAQ: ENTR) and Borderfree, Inc. (NASDAQ: BRDR). Mr. Bock also serves on the boards of directors of several private technology companies. Mr. Bock holds a B.S. in computer science from Iowa State University and a M.S. in industrial administration from Carnegie Mellon University. Our board of directors believes that Mr. Bock’s extensive board and industry experience and overall knowledge of our business qualify him to serve as a director.
Seth Boro has served on our board of directors since February 2016. Mr. Boro has served as a Managing Partner at Thoma Bravo since 2013. He joined Thoma Bravo at its founding in 2007 and became a Partner in 2011, serving in that capacity until becoming a Managing Partner in 2013. Prior to that time, Mr. Boro served in roles with a predecessor of Thoma Bravo since 2005. Mr. Boro previously was with the private equity firm Summit Partners and with Credit Suisse. Mr. Boro currently serves on the board of directors of several software and technology service companies in which certain investment funds advised by Thoma Bravo hold an investment, including Barracuda Networks, Inc., ConnectWise Parent, LP, Compuware Corporation, DigiCert, Inc., Dynatrace LLC, Hyland Software Inc., Imperva, Inc., Kofax Limited, LogRhythm, Inc., McAfee, Inc., Qlik Technologies Inc., Riverbed Technology, Inc., and Veracode, Inc. Mr. Boro also previously served on the board of directors of other cybersecurity companies, including Blue Coat Systems, Inc., Entrust Inc., SailPoint Technologies Holdings, Inc. (NYSE: SAIL), SonicWall, Inc. and Tripwire, Inc. Mr. Boro received his M.B.A. from the Stanford Graduate School of Business and is a graduate of Queen’s University School of Business (Canada), where he received a Bachelor of Commerce degree. Our board of directors believes that Mr. Boro’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Paul J. Cormier has served on our board since October 2018. Mr. Cormier previously served on our board of directors from July 2014 until the Take Private in February 2016. Mr. Cormier has served as President, Products and Technologies of Red Hat, Inc. (NYSE: RHT) since April 2008 and as Executive Vice President of Red Hat since May 2001. Mr. Cormier has also held senior executive positions with BindView Development Corporation, a network management software company, Netect Internet Software Company, a network security vendor and AltaVista Internet Software, Inc., a web portal and internet services company. He has served on the board of directors of Hortonworks, Inc. (NASDAQ: HDP) since October 2011 and Cloudera, Inc. (NYSE: CLDR) since January 2019. Mr. Cormier holds a B.S. in business administration from Fitchburg State College and an M.S. in software development and management from the Rochester Institute of Technology. Our board of directors believes that Mr. Cormier’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Kenneth Hao has served on our board of directors since February 2016. Mr. Hao is currently a Managing Partner and Managing Director of Silver Lake, which he joined in 2000. Mr. Hao currently serves as a director on the boards of directors of Silver Lake portfolio companies ServiceMax, Inc., SMART Global Holdings, Inc. and Symantec Corporation. Previously, he served as a director of Broadcom Inc. (formerly Avago Technologies Ltd.), SMART Storage Systems, Inc. (acquired by SanDisk Corporation), NetScout Systems, Inc. (Nasdaq: NTCT), UGS Corp. (acquired by Siemens AG), Network General Corporation (acquired by NetScout), and Certance Holdings (a division of Seagate Technology PLC acquired by Quantum Corporation). Prior to joining Silver Lake, Mr. Hao was with Hambrecht & Quist (now part of JP Morgan Chase & Co.) from 1990 to 1999, where he served as a Managing Director. Mr. Hao also serves on the Executive Council for UCSF Health. Mr. Hao graduated from Harvard College with an A.B. in Economics. Our board of directors believes that Mr. Hao’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Catherine R. Kinney has served on our board since October 2018. Ms. Kinney has over 35 years of experience in securities regulation and management. Ms. Kinney retired from NYSE Euronext in March 2009, having served as the president and co-chief operating officer from 2002 to 2008. From 2007 to 2009, she served in Paris, overseeing global listings, marketing and branding and served as part of the integration team following the merger of The New York Stock Exchange and Euronext in April 2007. Ms. Kinney joined the NYSE in 1974 and held management positions with responsibility for several divisions, which include client relations from 1996 to 2007, trading floor operations and technology from 1987 to 1996 and regulation from 2002 to 2004. Ms. Kinney currently serves on the boards of directors of MetLife, Inc. (NYSE: MET), MSCI Inc. (NYSE: MSCI) and QTS Realty Trust, Inc. (NYSE: QTS). Ms. Kinney previously served as a director of NetSuite Inc. (NYSE: N). Ms. Kinney holds a Bachelor of Arts degree from Iona College and completed the Advanced Management Program at Harvard Business School. Ms. Kinney has also received honorary degrees from Georgetown University, Fordham University and Rosemont College. Our board of directors believes that Ms. Kinney’s financial and industry experience and overall knowledge of our business qualify her to serve as a director.
Michael Hoffmann has served on our board of directors since October 2018.  Mr. Hoffmann has served as a Principal at Thoma Bravo since January 2018 and joined Thoma Bravo as a Vice President in August 2014. Mr. Hoffmann was previously an associate with the private equity firm Providence Equity Partners from 2010 to 2012. Prior to Providence Equity Partners, Mr. Hoffmann was an investment banking analyst with Citigroup Global Markets Inc. from 2008 to 2010. Mr. Hoffmann received his M.B.A. from the Stanford Graduate School of Business and graduated with an A.B. in Economics from Harvard University. Mr. Hoffmann also serves on the board of directors of ConnectWise Parent, LP, Empirix Holdings I, Inc., and Riverbed Technology, Inc. Our board of directors believes that Mr. Hoffmann’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
James Lines has served on our board of directors since February 2016. Since 2002, he has been an Operating Partner for Thoma Bravo and is now a Senior Operating Partner. Mr. Lines’ prior experience includes service in various financial management capacities at affiliates of AMR Corporation (American Airlines), including as Chief Financial Officer of The SABRE Group; as Senior Vice President and Chief Financial Officer of ITI Marketing Services, a private tele-services firm backed by Golder, Thoma, Cressey, Rauner; and as Executive Vice President and Chief Financial Officer of United Surgical Partners, an international operator of surgery centers and hospitals. He currently serves on the board of directors of several other software and technology service companies in which Thoma Bravo holds an investment, including ABC Financial Services, LLC, Compuware Corporation, DigiCert Inc., Dynatrace LLC, Hyland Software, Inc., Imprivata, Inc., Qlik Technologies, Inc., and Riverbed Technology, Inc. Mr. Lines earned a B.S. in electrical engineering from Purdue University and an M.B.A. from Columbia University. Our board of directors believes that Mr. Lines’s management, financial and industry experience and overall knowledge of our business qualify him to serve as a director.
Jason White has served on our board of directors since February 2016. Mr. White is currently a Managing Director of Silver Lake, which he joined in 2006. Prior to joining Silver Lake, Mr. White worked in the Media & Communications Investment Banking Group and the Equity Products Group at Morgan Stanley. Mr. White currently serves as a director on the boards of directors of Ancestry.com LLC, Blackhawk Network Holdings, Inc. and SMART Global Holdings, Inc. Previously, Mr. White served as a director of SMART Storage Systems, Inc. (acquired by SanDisk Corporation). Mr. White graduated Phi Beta Kappa from Princeton University with a B.S.E. in Operations Research & Financial Engineering. Our board of directors believes that Mr. White’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Each executive officer serves at the discretion of our board of directors and holds office until his successor is duly elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Status As a Controlled Company
Because our Sponsors beneficially own, and after this offering will continue to beneficially own, in the aggregate, more than a majority of the voting power of our company we will continue to be a controlled company under the Sarbanes-Oxley Act and the rules of the NYSE. A controlled company does not need its board of directors to have a majority of independent directors or to form an independent compensation or nominating and corporate governance committee. As a controlled company, we will remain subject to the rules of the Sarbanes-Oxley Act and the NYSE, which require us to have an audit committee composed entirely of independent directors. As a result, we currently have two independent directors on our audit committee, and expect to have three independent directors by October 18, 2019.

If at any time we cease to be a controlled company, we plan to take all action necessary to comply with the Sarbanes-Oxley Act and rules of the NYSE, including by appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to any permitted “phase-in” period.
Code of Business Conduct and Ethics
Our board of directors adopted a code of business conduct and ethics for all employees, including our Chief Executive Officer and President, Chief Financial Officer, and other executive and senior financial officers. The code of business ethics and conduct will be available on the investor relations portion of our website at www.solarwinds.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Appointment of Directors Under Stockholders’ Agreement
We are party to an amended and restated stockholders’ agreement, or the stockholders’ agreement, with certain holders of our common stock. Pursuant to the stockholders’ agreement, affiliates of Silver Lake and Thoma Bravo are each entitled to nominate three directors.
Directors nominated by the Silver Lake Funds and Thoma Bravo Funds under the stockholders’ agreement are referred to in this prospectus as the “Silver Lake Directors” and the “Thoma Bravo Directors,” respectively. The initial Silver Lake Director nominees are Messrs. Bingle, Hao and White, and the initial Thoma Bravo Director nominees are Messrs. Boro, Hoffmann and Lines.
Board of Directors
Our business and affairs are managed under the direction of our board of directors. Currently, our board of directors consists of ten persons, nine of whom qualify as “independent” under the listing standards of the NYSE.
The number of directors is fixed by our board of directors, subject to the terms of our restated charter, restated bylaws and stockholders’ agreement. Pursuant to the terms of the stockholders’ agreement, the Sponsors are entitled to nominate members of our board of directors as follows:

•
so long as the Silver Lake Funds own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of our initial public offering, affiliates of Silver Lake will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of common stock immediately following the consummation of our initial public offering, affiliates of Silver Lake will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of common stock immediately following the consummation of our initial public offering, affiliates of Silver Lake will be entitled to nominate one director; and

•
so long as the Thoma Bravo Funds and their co-investors own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of our initial public offering, affiliates of Thoma Bravo will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of common stock immediately following the consummation of our initial public offering, affiliates of Thoma Bravo will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of common stock immediately following the consummation of our initial public offering, affiliates of Thoma Bravo will be entitled to nominate one director.

The Sponsors have agreed to vote their shares in favor of the directors nominated. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Classified Board
Our board of directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2019, 2020 and 2021, respectively. Messrs. Bock, Boro, Hao and Thompson have been assigned to Class I, Messrs. Lines and White and Ms. Kinney have been assigned to Class II, and Messrs. Bingle, Cormier and Hoffmann have been assigned to Class III. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our board of directors.
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that all of our directors (other than Mr. Thompson) do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Mr. Thompson) is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence and eligibility to serve on the committees of our board of directors, including the transactions involving them described in “Certain Relationships and Related Party Transactions.”
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, and may have such other committees as our board of directors may establish from time to time. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Pursuant to the terms of the stockholders’ agreement, any new committees of our board of directors will include at least one Silver Lake Director and at least one Thoma Bravo Director, as long as each of Silver Lake and Thoma Bravo is still then entitled to nominate at least one director, respectively, and such additional members as determined by our board of directors, with exceptions for requirements of law and stock exchange rules.
Audit Committee
Our audit committee consists of Messrs. Bock and Lines and Ms. Kinney. Our board of directors has determined that Mr. Bock and Ms. Kinney each satisfies the requirements for independence under the applicable rules and regulations of the SEC and listing standards of the NYSE, and each member of the audit committee satisfies the requirements for financial literacy under the applicable rules and regulations of the SEC and listing standards of the NYSE. We plan to rely on the applicable phase-in period to satisfy the independence requirements of the NYSE with respect to our audit committee.  Mr. Bock serves as the chair of our audit committee. Mr. Bock qualifies as an “audit committee financial expert” as defined in the rules of the SEC and satisfies the financial expertise requirements under the listing standards of the NYSE. Our audit committee is, among other things, responsible for:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related-party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee consists of Messrs. Bock, Boro and Hao, and Mr. Bock serves as the chair of our compensation committee. Because we are a controlled company under the Sarbanes-Oxley Act and the rules of the NYSE, we are not required to have a compensation committee composed entirely of independent directors.
Our compensation committee is, among other things, responsible for:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Bingle and Cormier and Ms. Kinney, and Ms. Kinney serves as the chair of our nominating and corporate governance committee. Because we are a controlled company under the Sarbanes-Oxley Act and rules of the NYSE, we are not required to have a nominating and corporate governance committee composed entirely of independent directors.
Our nominating and corporate governance committee is, among other things, responsible for:

•	identifying and recommending candidates for membership on our board of directors, in accordance with the terms and requirements of the amended and restated stockholders’ agreement;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;

•	overseeing the process of evaluating the performance of our board of directors;

•	assisting our board of directors on corporate governance matters;

•	reviewing our policies on risk assessment and risk management;

•	monitoring and assessing plans and programs relating to cyber and data security; and

•	monitoring and assessing the most significant risks facing us and overseeing the implementation of risk mitigation strategies by management.

Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2018, our compensation committee was composed of Messrs. Boro, Bock and Hao. None of our executive officers has served as a member of our board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2018.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information regarding the compensation earned in 2017 and 2018 by our principal executive officer and our two other most highly compensated persons serving as executive officers as of the end of fiscal 2018. We refer to these executive officers as our “named executive officers” for fiscal 2018.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)		Total ($)
Kevin B. Thompson	2018	625,000	—	7,341,824	734,063	11,000		8,711,887
President and Chief Executive Officer	2017	625,000	42,188	—	675,000	10,800		1,352,988
J. Barton Kalsu	2018	380,000	—	2,273,600	264,480	11,000		2,929,080
Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer	2017	380,000	15,200	—	243,200	10,800		649,200
David Gardiner	2018	370,833	—	2,557,800	322,625	230,390	(5)	3,481,648
Executive Vice President, Core IT	2017	325,000	16,250	—	260,000	284,731	(6)	885,981
________________

(1)
The amounts reported in this column represent the discretionary amount of annual cash bonuses paid under the Company’s 2017 Executive Incentive Plan. For a detailed discussion of these bonuses, see below under the caption “Narrative Disclosure to Summary Compensation Table—Bonus Plan.”

(2)
The amounts reported in this column relate to grants of restricted stock units and performance stock units and reflect the aggregate grant date fair value of awards using the closing price of a share of common stock on the grant date computed in accordance with ASC Topic 718 assuming the achievement of the performance stock units at the target amounts. The grant date fair value of the awards assuming the achievement of the performance stock units at the maximum amounts would be as follows: Mr. Thompson, $8,810,172; Mr. Kalsu, $2,728,306 and Mr. Gardiner, $3,069,360.

(3)
The amounts reported in this column represent the annual cash bonuses paid under the formulaic calculation of the Company’s Executive Incentive Plan. For a detailed discussion of these bonuses, see below under the caption “Narrative Disclosure to Summary Compensation Table—Bonus Plan.”

(4)	Unless otherwise noted, includes employer contribution to executive officer’s 401(k) retirement plan.

(5)
Includes $11,000 employer contribution to Mr. Gardiner’s 401(k) retirement plan, relocation expenses, expatriate transportation allowance, $11,250 expatriate utilities allowance, $12,500 for expatriate travel allowance, $22,500 for expatriate schooling allowance, $77,498 for expatriate cost of living allowance and $78,691 for expatriate housing expenses.

(6)
Includes employer contribution to Mr. Gardiner’s 401(k) retirement plan, expatriate transportation allowance, expatriate utilities allowance, expatriate travel allowance, $36,000 for expatriate schooling allowance, $73,998 for expatriate cost of living allowance, and $113,933 for expatriate housing allowance, which is based upon the average conversion rate of British Pounds to U.S. Dollars provided by the Bank of England for the entire year ended December 31, 2017.

Narrative Disclosure to Summary Compensation Table
Employment Agreements
We have entered into employment agreements with each of our named executive officers under which each named executive officer is paid a base salary, eligible for bonus compensation and entitled to certain other benefits. For a description of the material terms of these employment agreements as currently in effect, see below under the caption “Employment Agreements.”
Base Salary
Each named executive officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. Historically, our compensation committee has established the annual base salary rate for each of the named executive officers at a level necessary to retain the individual’s services. Our Chief Executive Officer provided recommendations on compensation arrangements for our executive officers, and also provided input requested by the compensation committee regarding his own compensation. Mr. Thompson was not present during any deliberations related to his own compensation. The compensation committee has historically made adjustments to the base salary rates of the named executive officers upon consideration of any factors that it deems relevant, including, but not limited to, (i) any increase or decrease in the executive’s responsibilities, (ii) the executive’s individual performance, (iii) assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment, (iv) internal parity amongst other leaders in the company and (v) salaries for the comparable leadership position at similarly situated companies, as based on publicly available information or data published in nationally recognized compensation surveys. Based on consideration of these factors, the compensation committee did not adjust the base salaries of Messrs. Thompson and Kalsu from 2017 to 2018 and increased Mr. Gardiner’s salary from $325,000 in 2017 to $375,000 in 2018.
Bonus Plan
We provide our named executive officers with an opportunity to receive non-equity incentive payments under our SolarWinds Corporation Bonus Plan, or bonus plan. All employees at the level of Vice President and above who are not on any other sales or commission-based cash bonus plan are eligible to participate in our bonus plan. Participants in our bonus plan earn annual bonuses through achievement of performance targets established by our compensation committee, with the degree of performance achievement determining the bonus amount earned relative to the participant’s target bonus amount. Each participant in the bonus plan is assigned a target bonus amount, either as a percentage of base salary or as a specified dollar amount. Participants in the bonus plan generally must be employed on the date the bonuses are actually paid in order to receive payment. The following description sets forth the basic framework for the calculation of bonuses under the bonus plan for 2017 and 2018 but the decision to pay a bonus and the amount of the bonuses paid under the plan was subject to the discretion of our compensation committee.
2018 Bonus Plan
For 2018, the performance measures under the bonus plan were EBITDA and non-GAAP revenue. EBITDA was weighted 50% and non-GAAP revenue was weighted 50% in computing the total bonus earned relative to a named executive officer’s target bonus amount. The compensation committee established threshold and target amounts for each of the performance measures with the percentage of payout for performance between the threshold and target amounts to be calculated linearly. In addition, our compensation committee established a minimum EBITDA threshold that must be achieved for any bonus to be earned based on non-GAAP revenue and a minimum non-GAAP revenue threshold that must be achieved for any bonus to be earned based on EBITDA. For 2018, Mr. Thompson’s target bonus amount was 135%, Mr. Kalsu’s target bonus amount was 80% and Mr. Gardiner’s target bonus amount was $375,000.
The 2018 bonuses were paid following a year-end review of the applicable performance criteria. The EBITDA target was achieved at 100% and the non-GAAP revenue target was achieved at 99% resulting in the total amount of the bonus payable to employees participating in the bonus plan to 87% of the eligible employee’s target amount. The bonus amounts paid to our named executive officers derived from the bonus plan calculation for 2018 are reported in the Summary Compensation Table above in the “Nonequity Incentive Plan Compensation” column. For 2018, the compensation committee did not exercise its discretion to modify the total amount of the bonus payable to employees participating in our bonus plan to a different amount than the amount derived from the formulaic calculation established by the compensation committee for 2018 under our bonus plan.
2017 Bonus Plan
For 2017, the performance measures under the bonus plan were EBITDA, license revenue growth and subscription revenue growth. EBITDA was weighted 50% and each of the two revenue growth measures were weighted 25% in computing the total bonus earned relative to a named executive officer’s target bonus amount. In addition, our compensation committee established a minimum EBITDA threshold that must be achieved for any bonus to be earned except for bonus payments associated with our revenue growth performance above target levels. For 2017, Mr. Thompson’s target bonus amount was 135%, Mr. Kalsu’s target bonus amount was 80% and Mr. Gardiner’s target bonus amount was $325,000.

The 2017 bonuses were paid following a year-end review of the applicable performance criteria. For 2017, the compensation committee exercised its discretion and increased the total amount of the bonus payable to employees participating in the bonus plan to 85% of the eligible employees target bonus amount. The bonus amounts paid to our named executive officers derived from the bonus plan calculation for 2017 are reported in the Summary Compensation Table above in the “Nonequity Incentive Plan Compensation” column. The discretionary bonus amount paid to our named executive officers for 2017 are reported in the Summary Compensation Table above in the “Cash Bonus” column.
Long-Term Incentive Equity
From our Take Private in February 2016 until our initial public offering in October 2018, we offered long-term equity incentives to our named executive officers through the opportunity to purchase shares of restricted stock under the SolarWinds Corporation Equity Plan, or 2016 Plan. In March 2018, we made equity grants under our 2016 Plan to certain members of our senior management team, including each of our named executive officers. In March 2018, Mr. Thompson purchased 105,500 shares of restricted stock, Mr. Kalsu purchased 41,500 shares of restricted stock and Mr. Gardiner purchased 90,000 shares of restricted stock under our 2016 Plan. The shares of restricted stock purchase by our named executive officers in March 2018 vest annually over four years with 25% vesting on each anniversary of March 20, 2018, subject to the named executive officer’s continued employment through each applicable vesting date. The unvested shares of restricted stock held by our named executive officers is subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such stock.
In October 2018 in connection with our initial public offering, our board of directors adopted, and our stockholders approved, the SolarWinds Corporation 2018 Equity Incentive Plan, or 2018 Plan. We now offer long-term equity incentives to our named executive officers through equity awards under our 2018 Plan. In October 2018 in connection with the completion of our initial public offering, we made equity grants under our 2018 Plan of restricted stock units, or RSUs, and performance stock units, or PSUs, to certain of our employees, including our named executive officers. In October 2018, we granted Mr. Thompson 310,000 RSUs and 206,666 PSUs; Mr. Kalsu 96,000 RSUs and 64,000 PSUs; and Mr. Gardiner 108,000 RSUs and 72,000 PSUs. The RSUs granted to our named executive officers in October 2018 vest annually over four years on each anniversary of October 23, 2018, which was the date of the completion of our initial public offering, subject to the named executive officer’s continued employment through each applicable vesting date. The PSUs granted to our named executive officers in October 2018 vest over a three-year period based on the achievement of specified performance targets for the fiscal year ended December 31, 2019, subject to the named executive officer’s continued employment through each applicable vesting date. Based on the extent to which the performance targets are achieved, vested shares may range from 0% to 150% of the target award amount. The number of PSUs set forth for each of the named executive officer’s above is at the target award amount.
The aggregate grant date fair value of the equity awards made to our named executive officers in 2018 are reported in the Summary Compensation Table above in the “Stock Awards” column. For information regarding outstanding stock awards held by our named executive officers at December 31, 2018, see “Outstanding Equity Awards at December 31, 2018.” For information regarding our 2016 Plan and 2018 Plan, see “Benefit Plans.”
Other Compensation Elements
Our named executive officers are eligible to participate in standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code, under which employees, including our named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. For more information, see “Benefit Plans—401(k) Plan.”

Outstanding Equity Awards at December 31, 2018
The following table sets forth information regarding outstanding stock awards held by our named executive officers at December 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(2)
Kevin B. Thompson	495,000	(4)	$6,845,850
	105,500	(5)	$1,459,065
	310,000	(6)	$4,287,300
				495,000	(7)	$6,845,850
				206,666	(8)	$2,858,191
J. Barton Kalsu	115,500	(4)	$1,597,365
	41,500	(5)	$573,945
	96,000	(6)	$1,327,680
				115,500	(7)	$1,597,365
				64,000	(8)	$885,120
David Gardiner	105,000	(4)	$1,452,150
	90,000	(5)	$1,244,700
	108,000	(6)	$1,493,640
				105,000	(7)	$1,452,150
				72,000	(8)	$995,760
________________

(1)	The stock awards reported in this column represent the unvested portion of outstanding restricted stock awards or restricted stock units subject to time-based vesting conditions.

(2)	Calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2018, which was $13.83 per share.

(3)	The stock awards reported in this column represent the unvested portion of outstanding restricted stock awards and performance stock units subject to performance-based vesting conditions.

(4)
Represents unvested portion of restricted stock award that vests in equal annual installments over five years on each anniversary of February 5, 2016, subject to continued employment through each applicable vesting date. Our named executive officers paid a purchase price of $0.2706 per share. The unvested shares of restricted stock held by our named executive officers is subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such stock.

(5)
Represents unvested portion of restricted stock award that vests in equal annual installments over four years on each anniversary of March 20, 2018, subject to continued employment through each applicable vesting date. Our named executive officers paid a purchase price of $2.10 per share.

(6)	Represents restricted stock units that vest in equal annual installments over four years on each anniversary of October 23, 2018, subject to continued employment through each applicable vesting date.

(7)
Represents unvested portion of restricted stock award that vests in equal annual installments over five years after the end of each of fiscal years 2016 through 2020 provided that specified performance targets set by our board of directors are achieved for the applicable fiscal year, subject to continued employment through each applicable vesting date. Our named executive officers paid a purchase price of $0.2706 per share.

(8)
Represents performance stock units at target amounts to be earned based on performance against specified performance targets set by our board of directors for fiscal year 2019. Earned performance stock units vest in equal annual installments on each of the dates that our compensation committee certifies that the applicable performance measures have been achieved, February 1, 2021 and February 1, 2022, subject to continued employment through each applicable vesting date.

Employment Agreements
The following summarizes employment agreements with our named executive officers as currently in effect. The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreement filed as an exhibit to this registration statement.
Kevin B. Thompson is party to a second amended and restated employment agreement with us effective as of September 30, 2016. This employment agreement has no specific term and constitutes at-will employment. Mr. Thompson’s annual base salary for the years ended December 31, 2017 and December 31, 2018 was $625,000. His salary is reviewed annually and is subject to change from time to time by our board of directors in its discretion. Mr. Thompson is also eligible to receive an annual bonus based upon the achievement of business metrics established by our board of directors and individual performance factors mutually determined by Mr. Thompson and our board of directors. Mr. Thompson’s target bonus for the years ended December 31, 2017 and December 31, 2018 was 135% of his base salary and is subject to review and change from time to time by our board of directors in its discretion. Mr. Thompson is also entitled to participate in all employee benefit plans and vacation policies in effect for our employees.
Pursuant to his employment agreement, in the event that Mr. Thompson’s employment is terminated by us without cause, as such term is defined in his employment agreement, or as a result of a constructive termination, as such term is defined in his employment agreement, and not during the 12-month period after a change of control, we will be obligated to (i) pay him a lump-sum cash severance payment equivalent to 18 months of his then-current base salary and (ii) reimburse on a monthly basis his and his dependents’ health and dental care continuation premiums for 18 months. If Mr. Thompson’s employment with us is terminated by us without cause or in the event of a constructive termination during the 12-month period after a change of control, we will be obligated to (i) pay him a lump-sum cash severance payment equivalent to 24 months of his then-current base salary and (ii) reimburse on a monthly basis his and his dependents’ health and dental care continuation premiums for 24 months to the extent that he is eligible for and elects such continuation coverage. In addition, after any termination by us of Mr. Thompson’s employment without cause or in the event of a constructive termination, we will be obligated to pay him any earned but unpaid bonus payments for the year in which the termination occurs, on a pro rata basis, as determined by our board of directors and specified in the employment agreement. These severance benefits are contingent on Mr. Thompson’s general release of claims against us and subject to Mr. Thompson’s compliance with certain confidentiality, non-compete and non-solicitation obligations. In addition, in the event of a change in control and provided that Mr. Thompson is still employed by us, 100% of Mr. Thompson’s unvested restricted stock purchased in connection with his entry into his employment agreement will become vested in full.
J. Barton Kalsu is party to an amended and restated employment agreement with us effective as of April 27, 2016. This employment agreement has no specific term and constitutes at-will employment. Mr. Kalsu’s annual base salary for the years ended December 31, 2017 and December 31, 2018 was $380,000. His salary is reviewed annually and is subject to change from time to time by our board of directors in its discretion. Mr. Kalsu is eligible to participate in our bonus plan applicable to employees in his position based on upon the achievement of business metrics established by our board of directors and individual performance factors mutually determined by Mr. Kalsu and our chief executive officer. Mr. Kalsu’s target bonus for the years ended December 31, 2017 and December 31, 2018 was 80% of his base salary and is subject to review and change from time to time by our board of directors in its discretion. Mr. Kalsu is also entitled to participate in all employee benefit plans and vacation policies in effect for our employees.
Pursuant to his employment agreement, in the event that Mr. Kalsu’s employment is terminated by us without cause, as such term is defined in his employment agreement, or in the event of a constructive termination during the 12-month period after a change of control, Mr. Kalsu will be entitled to receive (i) a lump-sum cash severance payment equal to 12 months of his then-current base salary, (ii) any earned but unpaid incentive compensation payments, (iii) reimbursement of the health and dental care continuation premiums for Mr. Kalsu and his dependents for a period of 12 months, to the extent that Mr. Kalsu is eligible for and elects such continuation coverage, and (iv) any payments that would be due to Mr. Kalsu upon the vesting of the contingent right to receive a cash amount equal to the per-share merger consideration received by stockholders in the Take Private, less required withholdings and deductions, into which the unvested restricted stock units held by Mr. Kalsu converted in connection with the Take Private within six months of his termination. These severance benefits are contingent on Mr. Kalsu’s general release of claims against us and subject to his compliance with certain confidentiality, non-compete and non-solicitation obligations.

David Gardiner is party to an employment agreement with us effective as of October 15, 2015, which agreement was amended effective as of April 27, 2016. Mr. Gardiner is also party to a letter of assignment with us, effective as of July 1, 2017, relating to his posting in our United Kingdom office. We refer to the employment agreement, as amended, and the letter of assignment collectively as Mr. Gardiner’s employment agreement.
Mr. Gardiner’s employment agreement has no specific term and constitutes at-will employment. Mr. Gardiner’s annual base salary was $325,000 from January 1, 2017 until February 1, 2018 and increased to $375,000 as of February 1, 2018. His salary is reviewed annually and is subject to change from time to time by our board of directors in its discretion. Mr. Gardiner is eligible to participate in our executive bonus plan. Mr. Gardiner’s target bonus from January 1, 2017 until February 1, 2018 was $325,000 annualized and increased to $375,000 annualized as of February 1, 2018 and is subject to review and change from time to time by our board of directors in its discretion. His target bonus for the full year ended December 31, 2018 was pro-rated based on these amounts. While he is on assignment in our United Kingdom office, Mr. Gardiner is entitled to certain specific benefits and allowances based on his expatriate status in order to provide an equalization of his income while working in the United Kingdom. These benefits and allowances include participation in a specific expatriate health insurance plan, a housing allowance of up to £7,500 per month, a schooling allowance of $3,000 per month, a living allowance of $10,333 per month, a transportation allowance of $1,000 per month, a utilities allowance of $1,500 per month, a travel allowance of $5,000 per quarter, equalization of Mr. Gardiner’s tax liability, and reimbursement of early-return expenses in the event that we terminate Mr. Gardiner’s overseas assignment before August 31, 2018. Amounts paid under these allowances will be based on actual expenses.
Pursuant to his employment agreement, in the event that Mr. Gardiner’s employment is terminated by us without cause, as such term is defined in his employment agreement, or in the event of a constructive termination within 12 months after a change of control, Mr. Gardiner will be entitled to receive (i) a lump-sum cash severance payment equal to 12 months of his then-current base salary, (ii) any earned but unpaid incentive compensation payments, (iii) reimbursement of the health and dental care continuation premiums for Mr. Gardiner and his dependents for a period of 12 months, to the extent that Mr. Gardiner is eligible for and elects such continuation coverage, (iv) any payments that would be due to Mr. Gardiner upon the vesting of the contingent right to receive a cash amount equal to the per-share merger consideration received by stockholders in the Take Private, less required withholdings and deductions, into which the unvested restricted stock units held by Mr. Gardiner converted in connection with the Take Private within six months of his termination, and (v) immediate and full vesting of all of his outstanding equity awards. These severance benefits are contingent on Mr. Gardiner’s general release of claims against us and subject to his compliance with certain confidentiality, non-compete and non-solicitation obligations.

Director Compensation
The following table provides information regarding the compensation paid to our non-employee directors for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Marcel Bernard(4)	—	—	100,000	100,000
Michael Bingle	11,209	459,990	—	471,199
William Bock	18,852	459,990	—	478,842
Seth Boro	11,974	459,990	—	471,964
Robert Calderoni(5)	—	—	16,657	16,657
Paul J. Cormier	11,209	459,990	—	471,199
Kenneth Hao	11,974	459,990	—	471,964
Michael Hoffmann	10,190	459,990	—	470,180
Catherine R. Kinney	16,304	459,990	—	476,294
James Lines	12,738	459,990	100,000	572,728
Douglas P. Smith(6)	—	—	93,889	93,889
Jason White	12,738	459,990	—	472,728
________________

(1)
The amounts in this column represent the pro rata amounts paid to our non-employee directors for the period from October 18, 2018 to December 31, 2018 under our non-employee director compensation policy, which is further described below.

(2)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock units using the closing price of a share of common stock on the grant date computed in accordance with ASC Topic 718. The restricted stock units were granted under our non-employee director compensation policy in connection with the completion of our initial public offering as further described below. The number of shares of common stock underlying outstanding stock awards held by each of our non-employee directors as of December 31, 2018 are as follows:

Director Name	Outstanding Stock Awards
Marcel Bernard	21,667
Michael Bingle	30,666
William Bock	30,666
Seth Boro	30,666
Robert Calderoni	—
Paul J. Cormier	30,666
Kenneth Hao	30,666
Michael Hoffmann	30,666
Catherine R. Kinney	30,666
James Lines	52,333
Douglas P. Smith	50,000
Jason White	30,666

(3)	Represents compensation paid pursuant to consulting agreements further described below.

(4)	Mr. Bernard resigned as a director in October 2018.

(5)	Mr. Calderoni resigned as a director in January 2018.

(6)	Mr. Smith served as a director from January 2018 to May 2018.
Prior to our initial public offering in October 2018, we did not pay any cash or equity compensation to our directors for their services as directors or as members of committees of our board of directors. However, we did enter into consulting agreements with certain of our current and former directors, or the Consulting Agreements, pursuant to which each such director was entitled to receive a cash fee of $100,000 per year and the right to purchase 50,000 shares of restricted stock at fair market value, which shares vest over a period of five years in the following manner: 20% vest on the first anniversary of the director’s appointment date, and the remaining 80% vest in monthly 1/48 installments over a period of four years.
In connection with our initial public offering, our compensation committee recommended, and our board approved, a director compensation policy for all non-employee directors effective October 18, 2018, as follows (all retainers are annual amounts paid quarterly):

General Board member retainer	$50,000
Lead Independent Director retainer	$20,000
Audit Committee Chair retainer	$25,000
Compensation Committee Chair retainer	$17,500
Nominating and Governance Committee Chair retainer	$10,000
Audit Committee member retainer	$12,500
Compensation Committee member retainer	$8,750
Nominating and Governance Committee member retainer	$5,000
Initial equity grant	$460,000 value (100% restricted stock units)(1)
Annual equity grant(2)	$210,000 (100% restricted stock units)(3)
________________

(1)
For non-employee directors in office upon the closing of our initial public offering, the number of restricted stock units was calculated using our initial public offering price of $15.00 (prior to underwriting discounts). For non-employee directors appointed after the closing of our initial public offering, the number of restricted stock units granted will be calculated using the closing price of one share of our common stock on the grant date. The awards vest annually over four years with 25% of the restricted stock units vesting on each anniversary of the grant date, subject to continued service through each applicable date, unless otherwise determined by the Board and set forth in the grant agreement between the non-employee director and the Company.

(2)
The annual equity grant is awarded to continuing directors on each date of the Company’s annual meeting of stockholders if, as of such date, a director has served on the Board for at least the preceding six months.

(3)
The number of restricted stock units granted will be calculated using the closing price of one share of our common stock on the grant date. The award will vest 100% on the one-year anniversary of the grant date, subject to continued service through such date.

Limitations of Liability; Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our restated charter and restated bylaws provide that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•
for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

Our restated charter and restated bylaws also provide that if Delaware law is amended after the approval by our stockholders of the restated charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our restated charter and restated bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our restated bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, our restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the restated bylaws are not exclusive.
The limitation of liability and indemnification provisions in our restated charter and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our restated charter and restated bylaws are necessary to attract and retain qualified persons as directors and executive officers.
Indemnity Agreements
We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and our restated charter and restated bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.
Benefit Plans
2018 Plan
In October 2018 in connection with our initial public offering, our board of directors adopted, and our stockholders approved, our 2018 Equity Incentive Plan, or the 2018 Plan. The 2018 Plan is intended to make available incentives that will assist us to attract, retain and motivate employees, including officers, consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other cash-based or stock-based awards.
A total of 30,000,000 shares of our common stock was authorized and reserved for issuance under the 2018 Plan. This reserve will automatically increase on January 1, 2020, and each subsequent anniversary through and including January 1, 2028, by an amount equal to the smaller of (a) 5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 and (b) an amount determined by our board of directors.
Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2018 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards that expire or are canceled or forfeited will again become available for issuance under the 2018 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations in connection with restricted stock unit or other full value awards. Upon payment in shares pursuant to the exercise of a stock appreciation right, the number of shares available for issuance under the 2018 Plan will be reduced by the gross number of shares for which the stock appreciation right is exercised. If the exercise price of an option is paid by tender of previously owned shares or by means of a net exercise, the number of shares available for issuance under the 2018 Plan will be reduced by the gross number of shares for which the option is exercised. Shares purchased in the open market with option exercise proceeds or shares withheld to satisfy tax obligations upon the exercise of options will not add to the number of shares available under the 2018 Plan.
The 2018 Plan is administered by the compensation committee of our board of directors. Subject to the provisions of the 2018 Plan, the compensation committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. However, the compensation committee may delegate to one or more of our officers the authority to grant awards to persons who are not officers or directors, subject to certain limitations contained in the 2018 Plan and award guidelines established by the compensation committee. The compensation committee has the authority to construe and interpret the terms of the 2018 Plan and awards granted under it. The 2018 Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2018 Plan.
The 2018 Plan authorizes the compensation committee, without further stockholder approval, to provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of common stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock or a cash payment or to amend such awards to reduce the exercise price thereof to the fair market value of the common stock on the date of amendment.
Awards may be granted under the 2018 Plan to our employees, including officers, directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:

•
Stock options. We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Internal Revenue Code, or the Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.

•
Stock appreciation rights. A stock appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash, except that a stock appreciation right granted in tandem with a related option is payable only in stock.

•
Restricted stock. The administrator may grant restricted stock awards either as a bonus or as a purchase right at such price as the administrator determines. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends will be subject to the same vesting conditions as the related shares.

•
Restricted stock units. Restricted stock units represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price (unless required under applicable state corporate laws), subject to vesting or other conditions specified by the administrator. Holders of restricted stock units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to dividend equivalent rights.

•
Performance shares and performance units. Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights denominated in shares of our common stock, while performance unit awards are rights denominated in dollars. The administrator establishes the applicable performance goals based on one or more measures of business or personal performance enumerated in the 2018 Plan, such as revenue, gross margin, net income or total stockholder return or as otherwise determined by the administrator. To the extent earned, performance share and unit awards may be settled in cash or in shares of our common stock. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights.

•
Cash-based awards and other stock-based awards. The administrator may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. Their holder will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the award. The administrator may grant dividend equivalent rights with respect to other stock-based awards.

In the event of a change in control as described in the 2018 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2018 Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. Our compensation committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines. The 2018 Plan also authorizes our compensation committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.
The 2018 Plan continues in effect until it is terminated by the administrator; provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2018 Plan at any time; provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.
2018 Employee Stock Purchase Plan
In October 2018, our board of directors adopted, and our stockholders approved, our 2018 Employee Stock Purchase Plan, or the ESPP. A total of 3,750,000 shares of our common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on January 1, 2020 and each subsequent anniversary through and including January 1, 2028, equal to the smallest of:

•	5,000,000 shares;

•	0.5% of the outstanding shares of our common stock on the immediately preceding December 31; and

•	such other amount as may be determined by our board of directors.
Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights that expire or are canceled will again become available for issuance under the ESPP.
The compensation committee of our board of directors administers the ESPP and has full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the ESPP.
All of our employees, excluding our executive officers, and employees of any of our subsidiaries designated by the compensation committee are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year, subject to any local law requirements applicable to participants in jurisdictions outside the United States. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

•	immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock; or

•
holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

Our ESPP is intended to qualify under Section 423 of the Code but also permits us to include our non-U.S. employees in offerings not intended to qualify under Section 423. The ESPP will typically be implemented through consecutive six-month offering periods. The offering periods generally start on the first trading day on or after February 16 and August 16 of each year. The administrator may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to 27 months and providing for multiple purchase dates. The administrator may vary certain terms and conditions of separate offerings for employees of our non-U.S. subsidiaries where required by local law or desirable to obtain intended tax or accounting treatment.
Our ESPP permits participants to purchase common stock through payroll deductions of up to 20.0% of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings and payments for overtime and shift premiums but excludes payments for incentive compensation, bonuses and other similar compensation.
Amounts deducted and accumulated from participant compensation, or otherwise funded in any participating non-U.S. jurisdiction in which payroll deductions are not permitted, are used to purchase shares of our common stock at the end of each offering period. The purchase price of the shares will be 85.0% of the lesser of fair market value of our common stock on the first day of the offering period and last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.
Each participant in any offering will have an option to purchase for each full month contained in the offering period a number of shares determined by dividing $2,083.33 by the fair market value of a share of our common stock on the first day of the offering period, except as limited in order to comply with Section 423 of the Code. Prior to the beginning of any offering period, the administrator may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.
A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control.
Our ESPP continues in effect until terminated by the administrator. The compensation committee has the authority to amend, suspend or terminate our ESPP at any time.

2016 Equity Plan
Our 2016 Plan was adopted by our board of directors and approved by our stockholders on June 24, 2016. Our 2016 Plan provides for the grant of stock options and stock awards of common stock, as defined in the 2016 Plan, to our employees, directors, consultants, managers or advisers. As of December 31, 2018, options to purchase 3,129,900 shares of our common stock were outstanding under this plan. As of December 31, 2018, in addition to stock options, 4,985,434 restricted stock awards issued under this plan that are subject to vesting were outstanding. Our ability to grant any future equity awards under the 2016 Plan was terminated in October 2018. However, our 2016 Plan continues to govern the terms and conditions of all outstanding equity awards granted under the 2016 Plan.
Our board of directors, or a committee designated by our board of directors, administers the 2016 Plan. Subject to the terms and conditions of the 2016 Plan, the plan administrator has the authority to interpret the terms of the 2016 Plan and any award agreements issued pursuant thereto, determine eligibility; determine, alter, amend, modify or waive the terms and conditions of any award agreements; and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2016 Plan. All actions taken and all interpretations and determinations of the plan administrator are conclusive and binding on all persons.
The standard forms of option agreement and restricted stock purchase agreement under the 2016 Plan provide for individualized vesting schedules, subject to continued service through each applicable vesting date. The plan administrator may grant common stock or common stock based awards in such quantity, at such price, and on such terms and conditions as may be set forth in an award agreement prescribed by the plan administrator governing such sale or grant.
In the event of a covered transaction, as defined in the 2016 Plan, and except as otherwise provided in the applicable award agreement, our board of directors may provide for the assumption or continuation of some or all outstanding awards, or any portion thereof, or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor or provide for payment with respect to some or all awards or any portion thereof as outlined in the 2016 Plan. If the covered transaction is one where there is no assumption, continuation, substitution, or cash-out, then subject to the terms of the 2016 Plan, our board of directors may provide for acceleration of vesting of outstanding awards. Except as otherwise provided in the 2016 Plan, each outstanding award will terminate upon the consummation of the covered transaction.
Our 2016 Plan provides that our board of directors, or its designated committee, will equitably and proportionally adjust or substitute outstanding awards upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations.
401(k) Plan
We maintain a tax-qualified retirement plan, or 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) plan immediately upon meeting all eligibility requirements. Participants in the 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, $18,500 in 2018 (or $24,500 if eligible for catch-up contributions) and contribute that amount to the 401(k) plan. In addition to salary deferral contributions, we make a safe harbor employer contribution to each eligible participant’s account in an amount equal to 100% of the first 3% of the eligible participant’s compensation contributed to the 401(k) plan and 50% of the next 2% of the eligible participant’s compensation contributed to the plan. A participant is always 100% vested in his or her salary deferral and safe harbor contributions. The 401(k) plan also allows us to make discretionary matching contributions. Company matching contributions to the 401(k) plan were $4.3 million and $4.5 million for the years ended December 31, 2017 and 2018, respectively. The matching contribution amounts to our named executive officers are shown above under “—Summary Compensation Table” in the column “All Other Compensation.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2016, and each currently proposed transaction, in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or is expected to exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Sale of Class A Stock and Common Stock
In multiple closings in February through May of 2016, we sold an aggregate of 2,652,634 shares of our Class A Stock at a purchase price of $1,000 per share and an aggregate of 99,021,691 shares of our common stock at a purchase price of $0.2706 per share, for an aggregate purchase price of approximately $2.7 billion.
The following table summarizes the Class A Stock and common stock purchased by related parties in connection with the transaction described in the foregoing paragraph:

Investor	Shares of Class A Stock	Shares of Common Stock	Aggregate Purchase Price
Silver Lake Funds(1)	1,321,650	49,336,619	$1,335,000,489
Thoma Bravo Funds and co-investors(2)	1,321,650	49,336,619	$1,335,000,489
Kevin B. Thompson	8,217	306,739	$8,300,004
J. Barton Kalsu	743	27,719	$750,501
Jason Bliss	161	6,021	$162,629
________________

(1)
Includes the following shareholders, whose shares are aggregated for purposes of reporting share ownership: Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P. and SLP Aurora Co-Invest, L.P.

(2)
Includes the following shareholders, whose shares are aggregated for purposes of reporting share ownership: Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Fund Executive Fund XII-a, L.P. and the Thoma Bravo Funds’ co-investors.

In addition, in August and September 2016, we entered into letter agreements and co-invest purchase agreements with certain of our current and former executive officers, under which we sold an aggregate of 4,037.57 shares of our Class A Stock at a purchase price of $1,000 per share and an aggregate of 150,715.92 shares of our common stock at a purchase price of $0.2706 per share, for an aggregate purchase price of approximately $4.1 million. Pursuant to the letter agreements and co-invest purchase agreements, Messrs. Thompson, Kalsu, Bliss and Gardiner exchanged certain rights to receive cash merger consideration from the Take Private, into which unvested restricted stock units held by these executives converted in the Take Private, for their shares of our Class A Stock and common stock.

The following table summarizes the Class A Stock and common stock purchased by certain of our current and former executive officers in connection with the transactions described in the foregoing paragraph:

Investor	Shares of Class A Stock	Shares of Common Stock	Aggregate Purchase Price
Kevin B. Thompson	1,884	70,327	$1,903,030
J. Barton Kalsu	719	26,823	$726,258
Jason Bliss	347	12,935	$350,500
David Gardiner	890	33,239	$898,994
Christoph Pfister	198	7,391	$200,000
Registration Rights Agreement
We and certain of our stockholders, including the Sponsors, are party to a registration rights agreement, dated as of February 5, 2016, or the registration rights agreement. For a description of the registration rights agreement, see “Description of Capital Stock—Registration Rights.”
Amended and Restated Stockholders’ Agreement
We are party to an amended and restated stockholders’ agreement with the Sponsors, as well as other investors named therein. The amended and restated stockholders’ agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our common stock. In addition, the amended and restated stockholders’ agreement contains provisions related to the composition of our board of directors and its committees, which are discussed under “Management—Board of Directors” and “Management—Committees of the Board of Directors.”
Voting Agreement
Under the amended and restated stockholders’ agreement, the Sponsors have agreed to take all necessary action, including casting all votes to which such stockholders are entitled to cast at any annual or special meeting of stockholders, to ensure that the composition of the board of directors complies with (and includes all of the nominees in accordance with) the provisions of the amended and restated stockholders’ agreement related to the composition of our board of directors and its committees, which are discussed under “Management—Board of Directors” and “Management—Committees of the Board of Directors.”
Silver Lake and Thoma Bravo Approvals
Under the amended and restated stockholders’ agreement and subject to our third amended and restated certificate of incorporation, our amended and restated bylaws and applicable law, for so long as the Sponsors collectively own at least 30% of the aggregate number of outstanding shares of our common stock immediately following the consummation of our initial public offering, the following actions by us or any of our subsidiaries would require the prior written consent of each of the Silver Lake Funds and the Thoma Bravo Funds so long as each are entitled to nominate at least two directors to our board of directors. The actions include:

•	change in control transactions;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $300.0 million;

•	incurring indebtedness in an aggregate principal amount in excess of $300.0 million;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving the Company or any of our significant subsidiaries;

•	increasing or decreasing the size of our board of directors; and

•	terminating the employment of our chief executive officer or hiring a new chief executive officer.
Transfer Restrictions
Under the amended and restated stockholders’ agreement, each of our Sponsors has agreed, subject to certain limited exceptions, not to sell, pledge, assign, encumber or otherwise transfer or dispose any of our common stock during the three year period following the consummation of our initial public offering without the consent of the Silver Lake Funds and the Thoma Bravo Funds, as applicable, for so long as the Sponsors own at least 25% of the common stock that they own upon the consummation of our initial public offering or, if earlier, the third anniversary of the effective date of the amended and restated stockholders’ agreement.
Under the amended and restated stockholders’ agreement, our management is also subject to customary transfer restrictions which require compliance with the terms of the amended and restated stockholders’ agreement, the Securities Act and any applicable state securities laws.
Indemnification
Under the amended and restated stockholders’ agreement, we have agreed, subject to certain exceptions, to indemnify the Sponsors and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Corporate Opportunities
The amended and restated stockholders’ agreement contains a covenant that requires our third amended and restated certificate of incorporation to provide for a renunciation of corporate opportunities presented to the Sponsors and their respective affiliates and the Silver Lake Directors and the Thoma Bravo Directors to the maximum extent permitted by Section 122(17) of the DGCL. See “Risk Factors—The Sponsors have a controlling influence over matters requiring stockholder approval, which could delay or prevent a change of control.”
Management Fee Agreement
On February 5, 2016, we entered into a management fee agreement with Silver Lake Management Company IV, L.L.C., or Silver Lake Management, Thoma Bravo, and Thoma Bravo Partners XI, L.P., or Thoma Bravo Partners, and collectively, the Managers, pursuant to which the Managers provide business and organizational strategy and financial and advisory services. Under the management fee agreement, we pay to the Managers quarterly payments of $2.5 million in the aggregate, plus fees for certain corporate transactions in the Managers’ discretion. Each payment of fees under the management fee agreement is allocated among the Managers as follows: 50% to Silver Lake Management, 40.73% to Thoma Bravo and 9.27% to Thoma Bravo Partners. We also reimburse each of the Managers for all out-of-pocket costs incurred in connection with activities under the management fee agreement, and we have agreed to indemnify the Managers and their respective related parties from and against all losses, claims, damages and liabilities related to the performance of the obligations under the management fee agreement. The management fee agreement terminated upon the consummation of our initial public offering in October 2018 and no future payments are required although we continue to reimburse out-of-pocket costs incurred in connection with any continuing activities.
For the period from February 5, 2016 to December 31, 2016, we paid management fees of $4.5 million, $3.7 million and $0.8 million to Silver Lake Management, Thoma Bravo and Thoma Bravo Partners, respectively. For the year ended December 31, 2017, we paid management fees of $5.0 million, $4.1 million and $0.9 million to Silver Lake Management, Thoma Bravo and Thoma Bravo Partners, respectively. For the year ended December 31, 2018, we paid management fees of $4.1 million, $3.3 million and $0.8 million to Silver Lake Management, Thoma Bravo and Thoma Bravo Partners, respectively.

Grants of Equity Awards
We have granted equity awards to certain of our directors and executive officers. For more information regarding the equity awards granted to our directors and named executive officers, see “Executive Compensation.”
Employment Agreements
See “Executive Compensation—Employment Agreements” for information on compensation and employment arrangements with our named executive officers. See “Executive Compensation-Director Compensation” for information on the Consulting Agreements with our current and former directors.
In addition, we entered into a separation agreement with Christoph Pfister, our former executive officer, in March 2019 in connection with the termination of his employment. Under the terms of the separation agreement, we agreed to pay Mr. Pfister $325,000, less applicable withholdings and deductions, and reimbursement of up to $2,000 per month through December 31, 2019 for his group health care continuation premiums to the extent that he elects such continuation coverage, in each case contingent on Mr. Pfister's general release of claims against us and subject to Mr. Pfister's compliance with certain confidentiality, non-compete and non-solicitation obligations.
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of May 1, 2019 subject to certain assumptions set forth in the footnotes, and as adjusted to reflect the sale of the shares of common stock offered in the public offering under this prospectus, for:

•	each stockholder, or group of affiliated stockholders, who beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors;

•	all of our current directors and current executive officers as a group; and

•	each of the selling stockholders.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table possesses sole voting and investment power with respect to all shares of common stock beneficially owned by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of May 1, 2019 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options, but are not deemed to be outstanding for calculating the percentage ownership of any other person.
We have based our calculation of the percentage of beneficial ownership on 310,058,734 shares of our common stock outstanding as of May 1, 2019. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 1, 2019, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

			Assuming No Exercise of the Underwriters’ Option to Purchase Additional Shares			Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares
	Beneficial Ownership Prior to the Offering(1)		Shares Offered Hereby	Beneficial Ownership After the Offering(1)		Shares Offered Hereby	Beneficial Ownership After the Offering(1)
	Number	Percent		Number	Percent		Number	Percent
Name of Beneficial Owner
Named Executive Officers and Directors:
Kevin B. Thompson(1)	2,801,806	*	—	2,801,806	*	—	2,801,806	*
J. Barton Kalsu(2)	576,474	*	—	576,474	*	—	576,474	*
David Gardiner(3)	529,887	*	—	529,887	*	—	529,887	*
Michael Bingle	—	—	—	—	—	—	—	—
William Bock	—	—	—	—	—	—	—	—
Seth Boro	—	—	—	—	—	—	—	—
Kenneth Y. Hao	—	—	—	—	—	—	—	—
Paul Cormier	—	—	—	—	—	—	—	—
Michael Hoffmann	—	—	—	—	—	—	—	—
Catherine Kinney	—	—	—	—	—	—	—	—
James Lines(4)	55,005	*	—	55,005	*	—	55,005	*
Jason White	—	—	—	—	—	—	—	—
All executive officers and directors as a group (15 persons)(5)	4,885,447	1.6%	—	4,885,447	1.6%	—	4,885,447	1.6%
5% Stockholders:
Thoma Bravo Funds(6)	112,129,318	36.2%	6,108,870	106,020,448	34.2%	7,025,203	105,104,115	33.9%
Silver Lake Funds(7)	137,663,721	44.4%	7,500,000	130,163,721	42.0%	8,625,000	129,038,721	41.6%
Other Selling Stockholders:
Thoma Bravo Co-Investors
AlpInvest Partners(8)	5,550,955	1.8%	302,419	5,248,536	1.7%	347,781	5,203,174	1.7%
HarbourVest Partners(9)	8,326,431	2.7%	453,630	7,872,801	2.5%	521,675	7,804,756	2.5%
Hermes USA Investors Venture II LP(10)	1,110,191	*	60,484	1,049,707	*	69,557	1,040,634	*
Howard Hughes Medical Institute(11)	555,095	*	30,242	524,853	*	34,778	520,317	*
Lexington Co-Investment Holdings III L.P.(12)	2,775,478	*	151,210	2,624,268	*	173,891	2,601,587	*
NB Alternatives Advisers LLC(13)	5,550,952	1.8%	302,419	5,248,533	1.7%	347,781	5,203,171	1.7%
Prudential(14)	1,665,286	*	90,726	1,574,560	*	104,334	1,560,952	*
________________

(1)
Includes 739,125 shares of restricted stock subject to vesting conditions that will not vest within 60 days of May 1, 2019, as well as, 206,946 shares of common stock held by Mr. Thompson’s children. Mr. Thompson may be deemed to have shared voting and investment power with respect to all of the shares of restricted stock held by his children.

(2)	Includes 185,125 shares of restricted stock subject to vesting that will not vest within 60 days of May 1, 2019.

(3)	Includes 207,500 shares of restricted stock subject to vesting that will not vest within 60 days of May 1, 2019.

(4)	Includes 16,667 shares of restricted stock subject to vesting that will not vest within 60 days of May 1, 2019.

(5)
Includes (a) with respect to Jason W. Bliss, 147,700 shares of restricted stock subject to vesting conditions that will not vest within 60 days of May 1, 2019, (b) with respect to Woong Joseph Kim, 176,875 shares of restricted stock subject to vesting conditions that will not vest within 60 days of May 1, 2019 and (c) with respect to John Pagliuca, 122,500 shares of restricted stock subject to vesting conditions that will not vest within 60 days of May 1, 2019.

(6)
Includes (i) before the offering, 36,562,330 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 18,362,505 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 18,086,468 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 15,995,183 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P., 806,600 shares of common stock held directly by Thoma

Bravo Executive Fund XI, L.P., 177,001 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 157,280 shares of common stock held directly by Thoma Bravo Executive Fund XII-a, L.P., 14,798,030 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II, L.P., and 7,183,921 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II-A, L.P., (ii) after the offering assuming no exercise of the underwriters’ option to purchase additional shares, 34,570,393 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 17,362,105 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 17,101,107 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 15,123,756 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P.,  762,656 shares of common stock held directly by Thoma Bravo Executive Fund XI, L.P., 167,358 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 148,711 shares of common stock held directly by Thoma Bravo Executive Fund XII-a, L.P., 13,991,825 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II, L.P., and 6,792,537 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II-A, L.P. and (iii) after the offering assuming the full exercise of the underwriters’ option to purchase additional shares, 34,271,601 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 17,212,044 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 16,953,303 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 14,993,042 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P., 756,064 shares of common stock held directly by Thoma Bravo Executive Fund XI, L.P., 165,912 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 147,426 shares of common stock held directly by Thoma Bravo Executive Fund XII-a, L.P., 13,870,894 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II, L.P., and 6,733,829 shares of common stock held directly by Thoma Bravo Special Opportunities Fund II-A, L.P. Thoma Bravo Partners XI, L.P., or TB Partners XI, is the general partner of each of Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P. and Thoma Bravo Executive Fund XI, L.P. Thoma Bravo Partners XII, L.P., or TB Partners XII, is the general partner of each of Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-a, L.P. Thoma Bravo is the general partner of each of TB Partners XI and TB Partners XII. By virtue of the relationships described in this footnote, Thoma Bravo may be deemed to exercise shared voting and dispositive power with respect to the shares held by the Thoma Bravo Funds. The principal business address of the entities identified herein is c/o Thoma Bravo, LLC, 150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.

(7)
Consists of (i) before the offering, 97,209,272 shares of common stock held directly by Silver Lake Partners IV, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P. (“SLTA IV”), the general partner of which is SLTA IV (GP), L.L.C. (“SLTA GP IV”); 1,597,754 shares of common stock held directly by Silver Lake Technology Investors IV, L.P., the general partner of which is SLTA IV; and 38,856,695 shares of common stock held directly by SLP Aurora Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C. (“SLTA GP III”), (ii) after the offering assuming no exercise of the underwriters’ option to purchase additional shares, 91,927,100 shares held directly by Silver Lake Partners IV, L.P.; 1,510,161 shares held directly by Silver Lake Technology Investors IV, L.P.; and 36,726,460 shares held directly by SLP Aurora Co-Invest, L.P. and (iii) after the offering assuming the full exercise of the underwriters’ option to purchase additional shares, 91,134,456 shares held directly by Silver Lake Partners IV, L.P.; 1,497,034 shares held directly by Silver Lake Technology Investors IV, L.P.; and 36,407,231 shares held directly by SLP Aurora Co-Invest, L.P. Silver Lake Group, L.L.C. (“SLG”) is the managing member of each of SLTA GP IV and SLTA GP III. The address of each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

(8)
Includes (i) before the offering, 66,611 shares of common stock held directly by AlpInvest GA Co C.V., 4,596,192 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 I C.V., 744,938 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 II C.V. and 143,214 shares of common stock held directly by AM 2014 Co C.V, (ii) after the offering assuming no exercise of the underwriters’ option to purchase additional shares, 62,982 shares of common stock held directly by AlpInvest GA Co C.V., 4,345,789 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 I C.V., 704,353 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 II C.V. and 135,412 shares of common stock held directly by AM 2014 Co C.V. and (iii) after the offering assuming the full exercise of the underwriters’ option to purchase additional shares, 62,438 shares of common stock held directly by AlpInvest GA Co C.V., 4,308,229 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 I C.V., 698,265 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 II C.V. and 134,242 shares of common stock held directly by AM 2014 Co C.V. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by AlpInvest Partners B.V. The principal business address for each of the entities identified herein is Jachthavenweg 118, 1081 KJ Amsterdam, the Netherlands.

(9)
Includes (i) before the offering, 333,057 shares of common stock held directly by HarbourVest 2015 Global Fund L.P., 499,586 shares of common stock held directly by HarbourVest Global Annual Private Equity Fund L.P., 1,387,738 shares of common stock held directly by HarbourVest Partners IX-Buyout Fund L.P., 333,057 shares of common stock held directly by HarbourVest Partners X AIF Buyout L.P., 777,134 shares of common stock held directly by HarbourVest Partners X Buyout Fund L.P., 555,095 shares of common stock held directly by Meranti Fund L.P., 555,095 shares of common stock held directly by NPS Co-Investment (A) Fund L.P. and 3,885,669 shares of common stock held directly by SMRS-TOPE LLC, (ii) after the offering assuming no exercise of the underwriters’ option to purchase additional shares, 314,912 shares of common stock held directly by HarbourVest 2015 Global Fund L.P., 472,368 shares of common stock held directly by HarbourVest Global Annual Private Equity Fund L.P., 1,312,133 shares of common stock held directly by HarbourVest Partners IX-Buyout Fund L.P., 314,912 shares of common stock held directly by HarbourVest Partners X AIF Buyout L.P.,734,795 shares of common stock held directly by HarbourVest Partners X Buyout Fund L.P., 524,853 shares of common stock held directly by Meranti Fund L.P., 524,853 shares of common stock held directly by NPS Co-Investment (A) Fund L.P. and 3,673,975 shares of common stock held directly by SMRS-TOPE LLC. and (iii) after the offering assuming the full exercise of the underwriters’ option to purchase additional shares, 312,190 shares of common stock held directly by HarbourVest 2015 Global Fund L.P., 468,285 shares of common stock held directly by HarbourVest Global Annual Private Equity Fund L.P., 1,300,792 shares of common stock held directly by HarbourVest Partners IX-Buyout Fund L.P., 312,190 shares of common stock held directly by HarbourVest Partners X AIF Buyout L.P., 728,444 shares of common stock held directly by HarbourVest Partners X Buyout Fund L.P., 520,317 shares of common stock held directly by Meranti Fund L.P., 520,317 shares of common stock held directly by NPS Co-Investment (A) Fund L.P. and 3,642,221 shares of common stock held directly by SMRS-TOPE LLC.Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by HarbourVest Partners, LLC. The principal business address of each of the entities identified herein is One Financial Center, 44th Floor, Boston, MA 02111.

(10)
Ultimate voting and dispositive power with respect to the shares held by Hermes USA Investors Venture II LP is exercised by Hermes GPE LLP, acting in its capacity as manager of such stockholder. The principal business address for the stockholder is c/o Hermes GPE LLP.

(11)
Howard Hughes Medical Institute (“HHMI”) is a nonprofit Delaware corporation qualified under 501(c)(3) of the Code and has no stockholders or beneficial owners. Voting and dispositive power with respect to the shares held by HHMI is exercised by Landis Zimmerman, as Chief Investment Officer. The principal business address of HHMI is 4000 Jones Bridge Road, Chevy Chase, MD 20815.

(12)
CIP Partners III, L.P. is the general partner of Lexington Co-Investment Holdings III, L.P. CIP Partners GP III LLC is the general partner of CIP Partners III, L.P. Lexington Partners L.P. is the managing member of CIP Partners GP III LLC. Lexington Partners Advisors GP L.L.C. is the general partner of Lexington Partners L.P. Lexington Partners Advisors Holdings L.P. is the sole member of Lexington Partners Advisors GP L.L.C. Lexington Partners Advisors Holdings GP L.L.C. is the general partner of Lexington Partners Advisors Holdings L.P. Ultimate voting and dispositive power of Lexington Partners Advisors Holdings GP L.L.C. is exercised by Brent R. Nicklas who disclaims beneficial ownership of the shares. The principal business address of the stockholder is 660 Madison Avenue, 23rd Floor, New York, NY 10065

(13)
Includes (i) before the offering, 444,076 shares of common stock held directly by NB Crossroads XX - MC Holdings LP, 166,528 shares of common stock held directly by NB Crossroads XXI - MC Holdings LP, 111,019 shares of common stock held directly by NB - Iowa’s Public Universities LP, 388,566 shares of common stock held directly by NB PEP Holdings Limited, 111,019 shares of common stock held directly by NB RP Co-Investment & Secondary Fund LLC, 111,019 shares of common stock held directly by NB Sonoran Fund Limited Partnership, 3,330,573 shares of common stock held directly by NB Strategic Co-Investment Partners II Holdings LP, 111,019 shares of common stock held directly by NB Wildcats Fund LP, 222,038 shares of common stock held directly by Neuberger Berman Insurance Fund Series Interests of the SALI Multi-Series Fund L.P. and 555,095 shares of common stock held directly by TfL Trustee Company Limited as Trustee of the TfL Pension Fund, (ii) after the offering assuming no exercise of the underwriters’ option to purchase additional shares, 419,882 shares of common stock held directly by NB Crossroads XX - MC Holdings LP,  157,455 shares of common stock held directly by NB Crossroads XXI - MC Holdings LP, 104,971 shares of common stock held directly by NB - Iowa’s Public Universities LP, 367,397 shares of common stock held directly by NB PEP Holdings Limited, 104,971 shares of common stock held directly by NB RP Co-Investment & Secondary Fund LLC, 104,971 shares of common stock held directly by NB Sonoran Fund Limited Partnership, 3,149,121 shares of common stock held directly by NB Strategic Co-Investment Partners II Holdings LP, 104,971 shares of common stock held directly by NB Wildcats Fund LP, 209,941 shares of common stock held directly by Neuberger Berman Insurance Fund Series Interests of the SALI Multi-Series Fund L.P. and 524,853 shares of common stock held directly by TfL Trustee Company Limited as Trustee of the TfL Pension Fund and (iii) after the offering assuming the full exercise of the underwriters’ option to purchase additional shares, 416,253 shares of common stock held directly by NB Crossroads XX - MC Holdings LP, 156,094 shares of common stock held directly by NB Crossroads XXI - MC Holdings LP, 104,064 shares of common stock held directly by NB - Iowa’s Public Universities LP, 364,222 shares of common stock held directly by NB PEP Holdings Limited, 104,064 shares of common stock held directly by NB RP Co-Investment & Secondary Fund LLC, 104,064 shares of common stock held directly by NB Sonoran Fund Limited Partnership, 3,121,903 shares of common stock held directly by NB Strategic Co-Investment Partners II Holdings LP, 104,064 shares of common stock held directly by NB Wildcats Fund LP, 208,126 shares of common stock held directly by Neuberger Berman Insurance Fund Series Interests of the SALI Multi-Series Fund L.P. and 520,317 shares of common stock held directly by TfL Trustee Company Limited as Trustee of the TfL Pension Fund. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by NB Alternatives Advisers LLC. The principal business address for each of the entities identified herein is 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201.

(14)
Includes (i) before the offering, 832,643 shares of common stock held directly by The Prudential Insurance Company of America and 832,643 shares of common stock held directly by the Prudential Legacy Insurance Company of New Jersey, (ii) after the offering assuming no exercise of the underwriters’ option to purchase additional shares, 787,280 shares of common stock held directly by the Prudential Insurance Company of America and 787,280 shares of common stock held directly by the Prudential Legacy Insurance Company of New Jersey and (iii) after the offering assuming the full exercise of the underwriters’ option to purchase additional shares, 780,476 shares of common stock held directly by the Prudential Insurance Company of America and 780,476 shares of common stock held directly by the Prudential Legacy Insurance Company of New Jersey. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by Prudential Financial, Inc. The principal business address for each of the entities identified herein is 751 Broad Street, Newark, New Jersey 07102.

DESCRIPTION OF INDEBTEDNESS
The following is a summary of certain of our indebtedness that is currently outstanding. This summary does not purport to be complete and is qualified by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.
First Lien Credit Facilities
General
On March 15, 2018, or the Refinancing Date, SolarWinds Holdings, Inc., or the Borrower, entered into Amendment No. 4 to First Lien Credit Agreement, or the Fourth Amendment, by and among the Borrower, the other credit parties party thereto, the several lenders party thereto, Credit Suisse AG, Cayman Islands Branch, or Credit Suisse, as administrative agent, and the other parties thereto. The Fourth Amendment amended our First Lien Credit Agreement, originally dated as of February 5, 2016 (as amended by Amendment No. 1 to First Lien Credit Agreement, dated as of May 27, 2016, Amendment No. 2 to First Lien Credit Agreement, dated as of August 18, 2016 and Amendment No. 3 to First Lien Credit Agreement, dated as of February 21, 2017), or the Original Credit Agreement, by and among the Borrower, the other credit parties signatory thereto, the several lenders party thereto, Credit Suisse as administrative agent, collateral agent and an issuing bank, and the other parties thereto. We refer to the Original Credit Agreement, as amended by the Fourth Amendment, as the First Lien Credit Agreement.
The First Lien Credit Agreement provides for a senior secured revolving credit facility in an aggregate principal amount of $125.0 million, or the Revolving Credit Facility, consisting of a $25.0 million U.S. dollar revolving credit facility, or the U.S. Dollar Revolver, and a $100.0 million multicurrency revolving credit facility, or the Multicurrency Revolver. The Revolving Credit Facility includes a $35.0 million sublimit for the issuance of letters of credit. The First Lien Credit Agreement also contains a term loan facility (which we refer to as the First Lien Term Loan, and together with the Revolving Credit Facility, as the First Lien Credit Facilities) in an original aggregate principal amount of $1,990.0 million.
The First Lien Credit Agreement provides us the right to request additional commitments for new incremental term loans and revolving loans, in an aggregate principal amount not to exceed (a) the greater of (i) $400.0 million and (ii) 100% of our consolidated EBITDA (calculated on a pro forma basis) for the most recent four fiscal quarter period (which we refer to as the First Lien Fixed Basket), plus (b) the amount of certain voluntary prepayments of the First Lien Credit Facilities, plus (c) an unlimited amount subject to pro forma compliance with a first lien net leverage ratio not to exceed 4.75 to 1.00. In addition, the First Lien Credit Agreement provides that we have the right to replace and extend existing loans or commitments with new commitments from existing or new lenders under the First Lien Credit Facilities. The lenders under the First Lien Credit Agreement are not under any obligation to provide any such additional commitments, and any increase in, or replacement or extension of, commitments is subject to customary conditions precedent and limitations.
Under the U.S. Dollar Revolver, $7.5 million of commitments will mature on February 5, 2021, and $17.5 million along with all commitments under the Multicurrency Revolver will mature on February 5, 2022. The First Lien Term Loan will mature on February 5, 2024.
Amortization, Interest Rates and Fees
The First Lien Term Loan requires equal quarterly repayments equal to 0.25% of the original principal amount.
Prior to the completion of our initial public offering, the borrowings under the Revolving Credit Facility bore interest at a floating rate which was, at our option, either (1) a Eurodollar rate for a specified interest period plus an applicable margin starting at 3.00% or (2) a base rate plus an applicable margin starting at 2.00%. Upon completion of our initial public offering, the applicable margins for Eurodollar rate and base rate borrowings were reduced to 2.50% and to 1.50%, respectively. The Eurodollar rate applicable to the Revolving Credit Facility is subject to a “floor” of 0.0%.

Prior to the completion of our initial public offering, the borrowings under the First Lien Term Loan bore interest at a floating rate which was, at our option, either (1) a Eurodollar rate for a specified interest period plus an applicable margin of 3.00% or (2) a base rate plus an applicable margin of 2.00%. Upon completion of our initial public offering, the applicable margins for Eurodollar and base rate borrowings were reduced to 2.75% and 1.75%, respectively. The Eurodollar rate applicable to the First Lien Term Loan is subject to a “floor” of 0.0%.
The base rate for any day is a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced by Credit Suisse as its “prime rate,” (b) the federal funds effective rate in effect on such day, plus 0.50% and (c) the Eurodollar rate with a one-month interest period plus 1.00%. The base rate applicable to the Revolving Credit Facility and the First Lien Term Loan is subject to a “floor” of 0.0%.
In addition to paying interest on loans outstanding under the Revolving Credit Facility and the First Lien Term Loan, we are required to pay a commitment fee of 0.50% per annum of unused commitments under the Revolving Credit Facility. The commitment fee is subject to a reduction to 0.375% per annum based on our first lien net leverage ratio. We are also required to pay letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin for Eurodollar loans under the Revolving Credit Facility on a per annum basis. We are required to pay customary fronting fees for the issuance of letters of credit and documentary fees.
Voluntary Prepayments
We are permitted to voluntarily prepay or repay outstanding loans under the Revolving Credit Facility or First Lien Term Loan at any time, in whole or in part, subject to minimum amounts, customary “breakage” costs with respect to Eurodollar loans, and, with respect to the Revolving Credit Facility only, to subsequently reborrow amounts prepaid. Prior to the six month anniversary of the Refinancing Date, we are required to pay a 1.00% prepayment fee in connection with any voluntary prepayments of the First Lien Term Loan that constitute a Repricing Event (as defined in the First Lien Credit Agreement).
We are permitted to reduce commitments under the Revolving Credit Facility at any time, in whole or in part, subject to minimum amounts.
Mandatory Prepayments
The First Lien Credit Agreement requires us to prepay, subject to certain exceptions, the First Lien Term Loan with proceeds of certain asset sales and debt issuances, and must be repaid from a portion of our excess cash flow ranging from 0% to 50% depending on our first lien net leverage ratio.
Guarantees
Subject to certain exceptions, all obligations under the First Lien Credit Facilities, as well as certain hedging and cash management arrangements, are jointly and severally, fully and unconditionally, guaranteed on a senior secured basis by each of SolarWinds Intermediate Holdings I, Inc. and certain of the Borrower’s existing and future direct and indirect domestic subsidiaries (other than unrestricted subsidiaries, our joint ventures, subsidiaries prohibited by applicable law from becoming guarantors and certain other exempted subsidiaries).
Security
Our obligations and the obligations of the guarantors under the First Lien Credit Facilities are secured by perfected first priority pledges of and security interests in (i) substantially all of the existing and future equity interests of our and each guarantor’s material wholly owned restricted domestic subsidiaries and 65% of the equity interests in the material restricted first-tier foreign subsidiaries held by the Borrower or the guarantors under the First Lien Credit Agreement and (ii) substantially all of the Borrower’s and each guarantor’s tangible and intangible assets, in each case subject to other exceptions.

Certain Covenants
The First Lien Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness;

•	incur liens;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	pay dividends and distributions on, or redeem, repurchase or retire our capital stock;

•	make investments, acquisitions, loans, or advances;

•	create negative pledge or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	make prepayments of material debt that is subordinated with respect to right of payment;

•	engage in certain transactions with affiliates;

•	modify certain documents governing material debt that is subordinated with respect to right of payment;

•	change our fiscal year; and

•	change our lines of business.
In addition, the terms of the First Lien Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, for so long as the aggregate principal amount of borrowings under the Revolving Credit Facility exceeds 35% of the aggregate commitments under the Revolving Credit Facility, our first lien net leverage ratio cannot exceed 7.40 to 1.00. A breach of this financial covenant will not result in a default or event of default under the First Lien Term Loan unless and until the lenders under the Revolving Credit Facility have terminated the commitments under the Revolving Credit Facility and declared the borrowings under the Revolving Credit Facility due and payable.
Events of Default
The First Lien Credit Agreement contains certain customary events of default, including, among others, failure to pay principal, interest or other amounts; material inaccuracy of representations and warranties; violation of covenants; specified cross-default and cross-acceleration to other material indebtedness; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; material invalidity of guarantees or grant of security interest; and change of control.
Second Lien Credit Facility
On the Refinancing Date, the Borrower entered into the Second Lien Credit Agreement by and among the Borrower, the other credit parties party thereto, the several lenders party thereto, Wilmington Trust, National Association, or Wilmington Trust, as administrative agent and collateral agent, and the other parties thereto. The Second Lien Credit Agreement provided for a term loan facility, or the Second Lien Credit Facility, in an original aggregate principal amount of $315.0 million. Upon consummation of our initial public offering, we repaid the $315.0 million in outstanding borrowings and accrued interest under the Second Lien Credit Facility.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of our capital stock and certain provisions of our restated charter and restated bylaws. This summary does not purport to be complete and is qualified by the provisions of our restated charter and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.
Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.001 par value, and 50,000,000 shares of undesignated preferred stock, $0.001 par value.
Common Stock
As of March 31, 2019, there were 309,954,474 shares of common stock outstanding that were held of record by 278 stockholders.
The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See “Dividend Policy.” Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Pursuant to our restated charter, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 50,000,000 shares of preferred stock, in one or more series. Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deterring or preventing a change in control, which could depress the market price of our common stock. We have no current plan to issue any shares of preferred stock.
Registration Rights
We entered into the registration rights agreement on February 5, 2016, with certain holders of our common stock. Subject to the terms of the registration rights agreement, as of the closing of this offering, holders of 260,327,427 shares of our common stock (assuming no exercise of the underwriters’ option to purchase additional shares) have registration rights, which includes demand registration rights, piggyback registration rights and short-form registration rights. The following description of the terms of the registration rights agreement is intended as a summary only and is qualified by reference to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus forms a part.
Each party to the registration rights agreement agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days following our initial public offering.
Demand Registration Rights
Pursuant to the registration rights agreement, the holders of a majority of the outstanding Registrable Securities (as defined therein, and which term includes shares of our common stock held by the Silver Lake Funds and the Thoma

Bravo Funds), or the Initiating Holders, are entitled to request an unlimited number of Demand Registrations (as defined therein), so long as a registration under the registration rights agreement was not effected in the preceding 90 days. The holders of Registrable Securities are also entitled to certain shelf registration rights.
Piggyback Registration Rights
If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Demand Registration or a Shelf Registration under the registration rights agreement or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.
Restrictions
Pursuant to the registration rights agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of the requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described above (except pursuant to registrations on Form S-4, Form S-8 or any successor form). In addition, in connection with this offering, we expect that the Sponsors will agree not to sell or otherwise dispose of any securities without the prior written consent of the underwriters for a period of 90 days after the date of this prospectus, subject to certain terms and conditions and early release of certain holders in specified circumstances. See “Underwriting” for additional information regarding such restrictions.
Anti-Takeover Provisions Under Our Restated Charter and Restated Bylaws and Delaware Law
Certain provisions of Delaware law, our restated charter and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Third Amended and Restated Certificate of Incorporation
Undesignated Preferred Stock. As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of us or our management.
Limitations on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our restated charter provides that so long as the Lead Sponsors beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, any action required or permitted to be taken by our stockholders may be effected by written consent. Our restated charter also provides that, after the Lead Sponsors cease to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our stockholders may not take action by written consent but may take action only at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Our restated charter provides that special meetings of the stockholders may be called only upon a resolution approved by a majority of the total number of directors that we would have if there were no vacancies or, prior to the date that the Lead Sponsors cease to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, at the request of the holders of a majority of the voting power of our then-outstanding shares of voting capital stock. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our restated bylaws establish advance-notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. However, our restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
Board Vacancies. Our restated charter and restated bylaws provide that, subject to the rights granted to one or more series of preferred stock then outstanding, or the rights granted under the stockholders’ agreement, only our board of directors will be allowed to fill vacant directorships. In addition, after the Lead Sponsors cease to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Classified Board. Our restated charter and restated bylaws provide that our board of directors is classified into three classes of directors, with each class serving three-year staggered terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board of directors.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated charter provides otherwise. Our restated charter provides that there shall be no cumulative voting, and our restated bylaws do not expressly provide for cumulative voting.
Directors Removed Only for Cause. Prior to the first date on which the Lead Sponsors cease to beneficially own 30% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding capital stock entitled to vote generally in the election of directors. Our restated charter provides that after the Lead Sponsors cease to beneficially own 30% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, stockholders may remove directors only for cause and by the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote generally in the election of directors.
Amendment of Charter Provisions and Bylaws. Our restated charter provides that so long as the Lead Sponsors own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our restated bylaws may be adopted, amended, altered or repealed by the vote of a majority of the voting power of our then-outstanding voting stock, voting together as a single class. After the Lead Sponsors cease to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our restated bylaws may be adopted, amended, altered or repealed by either (i) a vote of a majority of the total number of directors that the company would have if there were no vacancies or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
Our restated charter also provides that after the Lead Sponsors cease to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, the provisions of our restated

charter relating to the size and composition of our board of directors, limitation on liabilities of directors, stockholder action by written consent, the ability of stockholders to call special meetings, business combinations with interested persons, amendment of our restated bylaws or restated charter and the Court of Chancery of the State of Delaware as the exclusive forum for certain disputes, may be amended, altered, changed or repealed only by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. So long as the Lead Sponsors own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, such provisions may be amended, altered, changed or repealed by the affirmative vote of the holders of a majority of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Our restated charter also provides that the provision of our restated charter that deals with corporate opportunity may be amended, altered or repealed only by a vote of 80% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. See “—Corporate Opportunity.”
After the Lead Sponsors cease to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, any amendment of the above provisions in our restated charter would require approval by holders of at least 66 2⁄3% of our then-outstanding capital stock.
Business Combinations with Interested Stockholders. We have elected in our restated charter not to be subject to Section 203 of the DGCL, or Section 203, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our restated charter contains provisions that have the same effect as Section 203, except that they provide that the Sponsors, including the Silver Lake Funds and the Thoma Bravo Funds and any persons to whom any Lead Sponsor sells its common stock, will not constitute “interested stockholders” for purposes of this provision, and thereby will not be subject to the restrictions set forth in our restated charter that have the same effect as Section 203.
Forum Selection. Our restated charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our restated charter or our restated bylaws; or

•	any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine;
in each such case, subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein.
Our restated charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ charters has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our restated charter is inapplicable or unenforceable.
Corporate Opportunity. Messrs. Bingle and Hao, each a managing partner and managing director of Silver Lake, Mr. White, a managing director of Silver Lake, Mr. Boro, a managing partner of Thoma Bravo, Mr. Hoffmann, a principal of Thoma Bravo, and Mr. Lines, a senior operating partner for Thoma Bravo, currently serve on our board of directors and will continue to serve as directors following completion of this offering. Silver Lake, as the ultimate general partner of the Silver Lake Funds, and Thoma Bravo, as the ultimate general partner of the Thoma Bravo Funds, will together continue to beneficially own a majority of our outstanding common stock upon the completion of this offering. Silver Lake and Thoma Bravo may beneficially hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Silver Lake or Thoma Bravo, on the one hand, and of other stockholders, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our restated charter, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (i) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approved the transactions, (ii) the material facts relating to the director’s or officer’s relationship or interest are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (iii) the transaction is otherwise fair to us.
Our restated charter provides that no officer or director of our company who is also a principal, officer, director, member, manager, partner, employee and/or independent contractor of Silver Lake or Thoma Bravo will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for his own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to Silver Lake or Thoma Bravo, as applicable, instead of us or does not communicate information regarding a corporate opportunity to us. Our restated charter also provides that any principal, officer, director, member, manager, partner, employee and/or independent contractor of Silver Lake or Thoma Bravo or any entity that either Silver Lake or Thoma Bravo controls, is controlled by or under common control with Silver Lake or Thoma Bravo, as applicable, or any investment funds advised by Silver Lake or Thoma Bravo, as applicable, will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.
This provision may not be modified without the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding shares of common stock.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8254.
Limitations of Liability and Indemnification
See “Executive Compensation—Limitations of Liability; Indemnification of Directors and Officers.”
Listing
Our common stock is listed on the NYSE under the symbol “SWI”.

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since a substantial number of shares will be subject to contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.
As of March 31, 2019, we had outstanding an aggregate of 309,954,474 shares of common stock. Of these shares, all of the shares sold in this offering will be and the 25,000,000 shares sold in our initial public offering are freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining shares of common stock are restricted securities. Restricted securities may be sold in the public market only if registered or if the transaction qualifies for an exemption from registration described below under Rules 144 or 701 promulgated under the Securities Act.
As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, the restricted shares (assuming no exercise of outstanding options) will be available for sale in the public market, subject to any applicable transfer restrictions in our stockholders’ agreement, as follows:

•	approximately 265 million shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 90 days after the date of this prospectus; and

•	all remaining restricted shares are available for sale under Rule 144, subject in some cases to the volume and other restrictions of Rule 144 as described below and any applicable vesting conditions.
Lock-Up Agreements and Obligations
In connection with this offering, subject to certain exceptions described in the section titled “Underwriting,” we, our directors, executive officers and the selling stockholders have agreed, or will agree, to enter into lock-up agreements with the underwriters of this offering, under which we and they have agreed that we and they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, or enter into any swap or other arrangement for transfer to another, in whole or in part, any of the economic consequences of ownership of our common stock for a period of 90 days after the date of this prospectus. Transfers or dispositions can be made sooner only under the conditions described above or with the prior written consent of  the representatives of the underwriters, who at their discretion may release any of the shares subject to these lock-up agreements at any time.
10b5-1 Plans
Certain of our employees, including our executive officers, and/or directors have or may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Sales under these trading plans by our executive officers would not be subject to the lock-up agreement relating to the offering described above.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 3,099,545 shares immediately after this offering; and

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 of the Securities Act, as currently in effect, permits any of our employees, officers, directors or consultants who purchased or receive shares from us pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 beginning 90 days after the date of the prospectus filed in connection with our initial public offering without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after such date without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.
Registration Rights
Prior to this offering, the holders of an aggregate of 275,327,427 shares of our common stock, or their transferees, are entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.
Form S-8 Registration Statements
We have filed a registration statement on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our equity compensation plans. Subject to the lock-up agreements described above, other contractual lock-up obligations set forth in the grant agreements under each such plan, and any applicable vesting restrictions, shares registered under these registration statements are available for resale in the public market, except with respect to Rule 144 volume limitations that apply to our affiliates. See “Executive Compensation” for a description of our equity compensation plans.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK
This section summarizes the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” is any beneficial owner that for U.S. federal income tax purposes is not a U.S. person. The term “U.S. person” means:

•	an individual citizen or resident of the United States;

•	a corporation or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state, including the District of Columbia;

•	an estate whose income is subject to U.S. income tax regardless of source; or

•
a trust (i) whose administration is subject to the primary supervision of a court within the United States and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have authority to control all substantive decisions of the trust or (ii) which has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Generally, an individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which the individual was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents of the United States are generally taxed for U.S. federal income tax purposes as if they were citizens of the United States.
If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships that are beneficial owners of our common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of our common stock.
This summary applies only to non-U.S. holders who acquire our common stock pursuant to this offering and who hold our common stock as a capital asset (generally, property held for investment). This summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Certain former U.S. citizens or long-term residents, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid federal income tax, insurance companies, tax-exempt organizations, dealers in securities or currencies, brokers, banks or other financial institutions, certain trusts, hybrid entities, pension funds and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This summary does not consider the tax consequences for partnerships, entities classified as a partnership for U.S. federal income tax purposes, or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes. This summary does not address any U.S. federal gift tax consequences, or state or local or non-U.S. tax consequences. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the current provisions of the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock. In either case, the tax considerations of owning or disposing of common stock could differ from those described below.
INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS

TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL, FOREIGN, STATE OR LOCAL LAWS AND ANY APPLICABLE TAX TREATIES.
Dividends
Payments of cash and other property that we make to our shareholders with respect to our common stock will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.
The gross amount of any dividend (out of earnings and profits) paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax at a rate of 30% unless the holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to receive an exemption or a reduced treaty rate, prior to the payment of a dividend, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying qualification for the exemption or reduced rate. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The non-U.S. holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries.
Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and dividends attributable to a non-U.S. holder’s permanent establishment in the United States if an income tax treaty applies) are exempt from this withholding tax. To obtain this exemption, prior to the payment of a dividend, a non-U.S. holder must provide us with an IRS Form W-8ECI (or successor form) properly certifying this exemption. Effectively connected dividends (or dividends attributable to a permanent establishment), although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder (or dividends attributable to a corporate non-U.S. holder’s permanent establishment in the United States if an income tax treaty applies) may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in an income tax treaty).
A non-U.S. holder who provides us with an IRS Form W-8BEN or an IRS Form W-8ECI will be required to periodically update such form.
A non-U.S. holder of common stock that is eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is timely filed with the IRS.
Gain on Disposition of Common Stock
A non-U.S. holder will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock unless:

•
the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (or attributable to a permanent establishment in the United States if an income tax treaty applies), in which case the non-U.S. holder generally will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if the non-U.S. holder is a corporation, the branch profits tax may apply, at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on the net gain derived from the disposition, which tax may be offset by U.S. source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock. We believe that we are not currently, and we are not likely to become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If we become a U.S. real property holding corporation after this offering, so long as our common stock is regularly traded on an established securities market and continues to be so traded, a non-U.S. holder will not be subject to U.S. federal income tax on gain recognized from the sale, exchange or other disposition of shares of our common stock as a result of such status unless (i) such holder actually or constructively owned more than 5% of our common stock at any time during the shorter of (A) the five-year period preceding the disposition, or (B) the holder’s holding period for our common stock, and (ii) we were a U.S. real property holding corporation at any time during such period when the more than 5% ownership test was met. If any gain on your disposition is taxable because we are a U.S. real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons. Any such non-U.S. holder that owns or has owned, actually or constructively, more than 5% of our common stock is urged to consult that holder’s own tax advisor with respect to the particular tax consequences to such holder for the gain from the sale, exchange or other disposition of shares of our common stock if we were to be or to become a U.S. real property holding company.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.
Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to additional information reporting and backup withholding. Backup withholding will not apply if the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. person status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form. Notwithstanding the foregoing, backup withholding may apply if we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a credit or refund may be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds (subject to the proposed U.S. Treasury Regulations as discussed below) from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners,” as defined in the Code, or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-

compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. Proposed U.S. Treasury Regulations have been issued that, when finalized, will provide that the 30% withholding tax will not apply to payments of gross proceeds from the sale, exchange or other disposition of stock, bonds, or other property that could rise to dividends or interest which otherwise came into effect on January 1, 2019. In the preamble to the proposed U.S. Treasury Regulations, the government provided that taxpayers may rely upon the proposed regulations until the issuance of final U.S. Treasury Regulations.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
U.S. Federal Estate Tax
The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING
The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC are the representatives of the underwriters.

Underwriters	Number of Shares
J.P. Morgan Securities LLC	2,745,750
Goldman Sachs & Co. LLC	2,745,750
Morgan Stanley & Co. LLC	2,745,750
Credit Suisse Securities (USA) LLC	2,745,750
BofA Securities, Inc.	620,625
Citigroup Global Markets Inc.	620,625
Barclays Capital Inc.	359,250
Jefferies LLC	359,250
Macquarie Capital (USA) Inc.	359,250
Nomura Securities International, Inc.	359,250
RBC Capital Markets, LLC	359,250
Evercore Group L.L.C.	261,000
JMP Securities LLC	163,350
KeyBanc Capital Markets Inc.	163,350
Robert W. Baird & Co. Incorporated	163,350
SunTrust Robinson Humphrey, Inc.	163,350
Mischler Financial Group, Inc.	32,550
Samuel A. Ramirez & Company, Inc.	32,550
Total	15,000,000
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 2,250,000 shares from the selling stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following tables show the per-share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,250,000 additional shares.
Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$0.585	$0.585
Total	$8,775,000	$10,091,250

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Certain of the underwriters may offer and sell the shares through one or more of their respective affiliates or selling agents. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.351 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and our officers, directors and the selling stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into, or exchangeable, for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.
The restrictions described in the immediately preceding paragraph do not apply to certain transactions including:

•	shares acquired in this offering or in open market transactions after the date of the final prospectus;

•	subject to certain limitations, a bona fide gift or gifts;

•
subject to certain limitations, transfers by any person other than us to any immediate family member or any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor;

•	subject to certain limitations, transfers by any person other than us by will or intestate succession;

•	subject to certain limitations, transfers by any person other than us pursuant to a qualified domestic order or a divorce settlement;

•
subject to certain limitations, the surrender or forfeiture of our securities to us to satisfy tax withholding obligations upon exercise of vesting or the exercise price upon a cashless net exercise of expiring awards pursuant to the terms of any stock incentive plan;

•	subject to certain limitations, transfers by any person other than us pursuant to a distribution to partners, members or stockholders of such person;

•
transfers by any person other than us of such securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control of ownership of the company that has been approved by our board of directors;

•	subject to certain limitations, transfers to us in connection with the Class A Conversion;

•	subject to certain limitations, transfers by a corporation to any wholly owned subsidiary of such corporation;

•	subject to certain limitations, transfers by any person other than us to affiliates or to any investment fund or other entity controlled or managed by, or under common control with such person;

•	the sale of shares to the underwriters pursuant to the underwriting agreement in this offering;

•	subject to certain limitations, a charitable donation;

•	subject to certain limitations, the establishment by any person other than us of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; and

•	subject to certain limitations, sales under an existing trading plan established pursuant to Rule 10b5-1 under the Exchange Act.
The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. In addition, in the event that the representatives grant an early release to certain beneficial holders of any common stock or other securities subject to the lock up agreements with respect to shares of common stock that, in the aggregate, exceed a specified percentage of our then outstanding common stock, then all other lock up parties shall also be granted an early release, on the same terms, from their obligations on a pro rata basis, subject to certain exceptions.
Our common stock is listed on the NYSE under the symbol “SWI”.
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE or otherwise.
We and the selling stockholders estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.8 million. We will agree to reimburse the underwriters for expenses incurred by them related to any applicable state securities filings and for clearance of this offering with the Financial Industry Regulatory Authority, Inc. in connection with this offering in an amount up to $30,000.
We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In particular, affiliates of Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc. are lenders under the First Lien Credit Facilities.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (which we refer to as a Relevant Member State) an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;
provided that no such offer or shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression “offer to the public” in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.
This European Economic Area selling restriction is in addition to any other selling restrictions set out below.
United Kingdom
In the United Kingdom, this prospectus is only addressed to and directed at qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the common units are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Chile
The shares of common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).
United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
British Virgin Islands
The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the shares for the purposes of the Securities and Investment Business Act, 2010 (“SIBA”) or the Public Issuers Code of the British Virgin Islands.
China
This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.
Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
South Africa
Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:
i. the offer, transfer, sale, renunciation or delivery is to:
(a)persons whose ordinary business is to deal in securities, as principal or agent;
(b)the South African Public Investment Corporation;
(c)persons or entities regulated by the Reserve Bank of South Africa;
(d)authorized financial service providers under South African law;
(e)financial institutions recognized as such under South African law;
(f)a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or
(g)any combination of the person in (a) to (f); or
ii. the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.
No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the shares. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

LEGAL MATTERS
DLA Piper LLP (US), Austin, Texas, will provide us with an opinion as to the validity of the common stock offered under this prospectus. Davis Polk & Wardwell LLP, Menlo Park, California, will pass upon certain legal matters related to this offering for the underwriters.
EXPERTS
The consolidated financial statements for the period from January 1, 2016 through February 4, 2016 of SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.) and the consolidated financial statements as of December 31, 2018 and December 31, 2017, and for the years ended December 31, 2018 and 2017 and the period from February 5, 2016 through December 31, 2016 of SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.) included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. As permitted under the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement, some of which is contained in exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.
We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we must file reports, proxy statements and other information with the SEC.
We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm and quarterly reports for the first three quarters of each year containing unaudited interim financial information. Our telephone number is (512) 682-9300.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
SOLARWINDS NORTH AMERICA, INC. (PREDECESSOR, FORMERLY SOLARWINDS, INC.) AND
SOLARWINDS CORPORATION (SUCCESSOR, FORMERLY SOLARWINDS PARENT, INC.)
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Comprehensive Income (Loss)	F-6
Consolidated Statement of Stockholders' Equity (Predecessor)	F-7
Consolidated Statements of Redeemable Convertible Class A Common Stock and Stockholders’ Equity (Deficit) (Successor)	F-8
Consolidated Statements of Cash Flows	F-10
Notes to Consolidated Financial Statements	F-12

Schedule II - Valuation and Qualifying Accounts - For the years ended December 31, 2018 and 2017 and for the period from February 5, 2016 to December 31, 2016 (Successor); and the period from January 1, 2016 to February 4, 2016 (Predecessor)
F-56

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of SolarWinds Corporation:
In our opinion, the accompanying consolidated statements of operations, of comprehensive income (loss), of stockholders’ equity and of cash flows for the period from January 1, 2016 through February 4, 2016 present fairly, in all material respects, the results of operations and cash flows of SolarWinds North America, Inc. and its subsidiaries (Predecessor, formerly SolarWinds, Inc., the “Company”) for the period from January 1, 2016 through February 4, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/PricewaterhouseCoopers LLP
Austin, Texas
June 1, 2018

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of SolarWinds Corporation:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of SolarWinds Corporation and its subsidiaries (Successor, formerly SolarWinds Parent, Inc., the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, of comprehensive income (loss), of redeemable convertible class A common stock and stockholders’ equity (deficit) and of cash flows for the years ended December 31, 2018 and 2017 and for the period from February 5, 2016 through December 31, 2016, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years ended December 31, 2018 and 2017 and for the period from February 5, 2016 through December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/PricewaterhouseCoopers LLP
Austin, Texas
February 25, 2019
We have served as the Company’s auditor since 2004.

SolarWinds Corporation
(Successor, formerly SolarWinds Parent, Inc.)
Consolidated Balance Sheets
(In thousands, except share and per share information)

	December 31,		March 31,
	2017	2018	2019
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$277,716	$382,620	$434,465
Accounts receivable, net of allowances of $2,065, $3,196 and $3,466 as of December 31, 2017 and 2018 and March 31, 2019 (unaudited), respectively	85,133	100,528	109,837
Income tax receivable	1,713	893	1,141
Prepaid and other current assets	24,331	16,267	20,811
Total current assets	388,893	500,308	566,254
Property and equipment, net	34,209	35,864	36,918
Deferred taxes	4,425	6,873	6,879
Goodwill	3,695,640	3,683,961	3,661,794
Intangible assets, net	1,194,499	956,261	891,958
Other assets, net	9,398	11,382	16,669
Total assets	$5,327,064	$5,194,649	$5,180,472
Liabilities, redeemable convertible common stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$9,657	$9,742	$10,052
Accrued liabilities and other	39,593	52,055	40,873
Accrued interest payable	11,632	290	863
Income taxes payable	9,049	15,682	17,878
Current portion of deferred revenue	241,513	270,433	285,212
Current debt obligation	16,950	19,900	19,900
Total current liabilities	328,394	368,102	374,778
Long-term liabilities:
Deferred revenue, net of current portion	20,278	25,699	26,578
Non-current deferred taxes	167,523	147,144	137,454
Other long-term liabilities	148,121	133,532	133,902
Long-term debt, net of current portion	2,245,622	1,904,072	1,901,383
Total liabilities	2,909,938	2,578,549	2,574,095
Commitments and contingencies (Note 16)
Redeemable convertible Class A common stock, $0.001 par value: 5,755,000 shares authorized and 2,661,030 shares issued and outstanding as of December 31, 2017; no shares authorized, issued or outstanding as of December 31, 2018 and March 31, 2019 (unaudited), respectively	3,146,887	—	—
Stockholders’ equity (deficit):
Common stock, $0.001 par value: 233,000,000 shares authorized and 100,734,056 shares issued and outstanding as of December 31, 2017; 1,000,000,000 shares authorized and 304,942,415 and 306,405,049 shares issued and outstanding as of December 31, 2018 and March 31, 2019 (unaudited), respectively	101	305	306
Preferred stock, $0.001 par value: no shares authorized, issued and outstanding as of December 31, 2017; 50,000,000 shares authorized and no shares issued and outstanding as of December 31, 2018 and March 31, 2019 (unaudited), respectively	—	—	—
Additional paid-in capital	—	3,011,080	3,019,652
Accumulated other comprehensive income (loss)	75,294	17,043	(10,665)
Accumulated deficit	(805,156)	(412,328)	(402,916)
Total stockholders’ equity (deficit)	(729,761)	2,616,100	2,606,377
Total liabilities, redeemable convertible common stock and stockholders’ equity (deficit)	$5,327,064	$5,194,649	$5,180,472
The accompanying notes are an integral part of these financial statements.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)

Consolidated Statements of Operations
(In thousands, except per share information)

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

					(unaudited)
Revenue:
Subscription	$6,551	$126,960	$213,754	$265,591	$63,053	$71,565
Maintenance	29,500	145,234	357,630	402,938	97,000	106,292
Total recurring revenue	36,051	272,194	571,384	668,529	160,053	177,857
License	11,276	149,900	156,633	164,560	36,860	37,935
Total revenue	47,327	422,094	728,017	833,089	196,913	215,792
Cost of revenue:
Cost of recurring revenue	9,551	46,238	60,698	70,744	16,887	18,159
Amortization of acquired technologies	2,186	147,517	171,033	175,991	44,319	43,817
Total cost of revenue	11,737	193,755	231,731	246,735	61,206	61,976
Gross profit	35,590	228,339	496,286	586,354	135,707	153,816
Operating expenses:
Sales and marketing	47,064	165,355	205,631	227,468	52,682	60,595
Research and development	32,183	65,806	86,618	96,272	24,753	25,188
General and administrative	79,636	71,011	67,303	80,641	19,186	21,736
Amortization of acquired intangibles	917	58,553	67,080	66,788	17,128	16,502
Total operating expenses	159,800	360,725	426,632	471,169	113,749	124,021
Operating income (loss)	(124,210)	(132,386)	69,654	115,185	21,958	29,795
Other income (expense):
Interest expense, net	(473)	(169,900)	(169,786)	(142,008)	(42,089)	(27,382)
Other income (expense), net	(284)	(56,959)	38,664	(94,887)	(48,136)	1,297
Total other income (expense)	(757)	(226,859)	(131,122)	(236,895)	(90,225)	(26,085)
Income (loss) before income taxes	(124,967)	(359,245)	(61,468)	(121,710)	(68,267)	3,710
Income tax expense (benefit)	(53,156)	(96,651)	22,398	(19,644)	(8,357)	565
Net income (loss)	$(71,811)	$(262,594)	$(83,866)	$(102,066)	$(59,910)	$3,145
Net income (loss) available to common stockholders	$(71,811)	$(480,498)	$(351,873)	$364,635	$(129,745)	$3,103
Net income (loss) available to common stockholders per share:
Basic earnings (loss) per share	$(1.00)	$(4.98)	$(3.50)	$2.60	$(1.28)	$0.01
Diluted earnings (loss) per share	$(1.00)	$(4.98)	$(3.50)	$2.56	$(1.28)	$0.01
Weighted-average shares used to compute net income (loss) available to common stockholders per share:
Shares used in computation of basic earnings (loss) per share	71,989	96,465	100,433	140,301	101,644	305,653
Shares used in computation of diluted earnings (loss) per share	71,989	96,465	100,433	142,541	101,644	309,783
The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America (Predecessor, formerly SolarWinds, Inc.)
Consolidated Statements of Comprehensive Income (Loss)
(In thousands)

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

					(unaudited)
Net income (loss)	$(71,811)	$(262,594)	$(83,866)	$(102,066)	$(59,910)	$3,145
Other comprehensive income (loss):
Foreign currency translation adjustment	3,835	(66,047)	141,341	(58,251)	33,353	(27,708)
Unrealized gains on investments, net of income tax expense $15 for the period ended February 4, 2016	27	—	—	—	—	—
Other comprehensive income (loss)	3,862	(66,047)	141,341	(58,251)	33,353	(27,708)
Comprehensive income (loss)	$(67,949)	$(328,641)	$57,475	$(160,317)	$(26,557)	$(24,563)
The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)

Consolidated Statements of Stockholders’ Equity
(In thousands)

Predecessor:	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2015	71,884	$72	$135,872	$(28,231)	$415,548	$523,261
Comprehensive income:
Foreign currency translation adjustment	—	—	—	3,835	—	3,835
Unrealized gains on investments, net of tax	—	—	—	27	—	27
Net loss	—	—	—	—	(71,811)	(71,811)
Comprehensive loss						(67,949)
Exercise of stock options	50	—	1,311	—	—	1,311
Restricted stock units issued, net of shares withheld for taxes	107	—	(2,333)	—	—	(2,333)
Stock-based compensation	—	—	87,799	—	—	87,799
Balance at February 4, 2016	72,041	$72	$222,649	$(24,369)	$343,737	$542,089
The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)

Consolidated Statements of Redeemable Convertible Class A Common Stock and
Stockholders’ Equity (Deficit)
(In thousands)

	Redeemable Convertible Class A Common Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Earnings (Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Successor:
Balance at February 5, 2016	—	$—	—	$—	$—	$—	$—	$—
Foreign currency translation adjustment	—	—	—	—	—	(66,047)	—	(66,047)
Net loss	—	—	—	—	—	—	(262,594)	(262,594)
Comprehensive loss						—	—	(328,641)
Issuance of stock	2,662	2,661,600	99,356	99	26,786	—	—	26,885
Accumulating dividends	—	217,904	—	—	(26,803)	—	(191,101)	(217,904)
Stock-based compensation	—	—	—	—	17	—	—	17
Balance at December 31, 2016	2,662	2,879,504	99,356	99	—	(66,047)	(453,695)	(519,643)
Foreign currency translation adjustment	—	—	—	—	—	141,341	—	141,341
Net loss	—	—	—	—	—	—	(83,866)	(83,866)
Comprehensive income								57,475
Exercise of stock options	—	—	5	—	1	—	—	1
Issuance of stock	—	74	1,468	2	397	—	—	399
Repurchase of stock	(1)	(697)	(95)	—	(67)	—	—	(67)
Accumulating dividends	—	268,006	—	—	(411)	—	(267,595)	(268,006)
Stock-based compensation	—	—	—	—	80	—	—	80
Balance at December 31, 2017	2,661	3,146,887	100,734	101	—	75,294	(805,156)	(729,761)
Foreign currency translation adjustment	—	—	—	—	—	(58,251)	—	(58,251)
Net loss	—	—	—	—	—	—	(102,066)	(102,066)
Comprehensive loss								(160,317)
Issuance of stock upon initial public offering, net of offering costs	—	—	25,000	25	353,501	—	—	353,526
Exercise of stock options	—	—	46	—	16	—	—	16
Issuance of stock	—	—	1,408	1	405	—	—	406
Repurchase of stock	—	(17)	(57)	—	(473)	—	—	(473)
Accumulating dividends	—	231,549	—	—	(15,196)	—	(216,353)	(231,549)
Conversion of Class A shares and accumulated dividends to common stock upon initial public offering	(2,661)	(3,378,419)	177,811	178	2,666,994	—	711,247	3,378,419
Stock-based compensation	—	—	—	—	5,833	—	—	5,833
Balance at December 31, 2018	—	$—	304,942	$305	$3,011,080	$17,043	$(412,328)	$2,616,100
The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)

Consolidated Statements of Redeemable Convertible Class A Common Stock and
Stockholders' Deficit
(In thousands)
(unaudited)

	Redeemable Convertible Class A Common Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	2,661	$3,146,887	100,734	$101	$—	$75,294	$(805,156)	$(729,761)
Foreign currency translation adjustment	—	—	—	—	—	33,353		33,353
Net loss	—	—	—	—	—		(59,910)	(59,910)
Comprehensive loss								(26,557)
Exercise of stock options	—	—	2	—	—	—	—	—
Issuance of stock	—	—	1,262	1	351	—	—	352
Repurchase of stock	—	—	(12)	—	(24)	—	—	(24)
Accumulating dividends	—	69,835	—	—	(368)	—	(69,467)	(69,835)
Stock-based compensation	—	—	—	—	41	—	—	41
Balance at March 31, 2018	2,661	$3,216,722	101,986	$102	$—	$108,647	$(934,533)	$(825,784)

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)

Consolidated Statements of Stockholders' Equity
(In thousands)
(unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2018	304,942	$305	$3,011,080	$17,043	$(412,328)	$2,616,100
Foreign currency translation adjustment	—	—	—	(27,708)	—	(27,708)
Net income	—	—	—	—	3,145	3,145
Comprehensive loss						(24,563)
Exercise of stock options	47	—	36	—	—	36
Issuance of stock	1,416	1	748	—	—	749
Stock-based compensation	—	—	7,788	—	—	7,788
Cumulative effect adjustment of adoption of revenue recognition accounting standard	—	—	—	—	6,267	6,267
Balance at March 31, 2019	306,405	$306	$3,019,652	$(10,665)	$(402,916)	$2,606,377

The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Consolidated Statements of Cash Flows
(In thousands)

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

					(unaudited)
Cash flows from operating activities
Net income (loss)	$(71,811)	$(262,594)	$(83,866)	$(102,066)	$(59,910)	$3,145
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,908	215,325	250,876	258,362	65,215	64,463
Provision for doubtful accounts	64	1,713	2,489	2,498	435	514
Stock-based compensation expense	87,763	17	80	5,833	41	7,718
Amortization of debt issuance costs	12	18,766	18,859	11,675	4,166	2,286
Loss on extinguishment of debt	—	22,767	18,559	80,137	60,590	—
Deferred taxes	(17,864)	(108,735)	(101,522)	(22,101)	1,464	(11,283)
(Gain) loss on foreign currency exchange rates	(692)	33,088	(54,875)	13,410	(13,543)	(1,308)
Other non-cash expenses (benefits)	13	889	(3,754)	3,443	572	(687)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	2,181	(15,574)	(2,358)	(18,010)	(630)	(10,568)
Income taxes receivable	(34,534)	(498)	35,005	707	(315)	(250)
Prepaid and other current assets	(1,829)	(2,387)	6,184	(4,497)	(3,509)	(4,326)
Accounts payable	10,668	(16,372)	293	(28)	(3,785)	479
Accrued liabilities and other	43,894	(27,151)	(7,544)	9,776	(1,966)	(10,798)
Accrued interest payable	362	11,023	609	(11,342)	(10,582)	573
Income taxes payable	(568)	4,925	119,594	(10,673)	(12,149)	2,546
Deferred revenue	7,536	186,519	34,043	35,507	9,492	20,054
Other long-term liabilities	(88)	(546)	21	1,511	(232)	805
Net cash provided by operating activities	29,015	61,175	232,693	254,142	35,354	63,363
Cash flows from investing activities
Purchases of investments	—	(2,000)	—	—	—	—
Maturities of investments	22,839	—	2,000	—	—	—
Purchases of property and equipment	(809)	(6,946)	(7,594)	(15,945)	(2,946)	(4,570)
Purchases of intangible assets	(316)	(3,198)	(4,786)	(2,687)	(813)	(1,240)
Acquisitions, net of cash acquired	—	(507,531)	(23,999)	(60,578)	(12,990)	—
Acquisition of SolarWinds, Inc., net of cash acquired	—	(4,335,086)	—	—	—	—
Proceeds from sale of cost method investment and other	—	—	—	11,217	10,715	235
Net cash provided by (used in) investing activities	21,714	(4,854,761)	(34,379)	(67,993)	(6,034)	(5,575)

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Consolidated Statements of Cash Flows
(In thousands)

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019
Cash flows from financing activities
Proceeds from our initial public offering, net of underwriting discounts	—	—	—	357,188	—	—
Proceeds from issuance of common stock and incentive restricted stock	—	2,679,935	313	1,723	1,100	—
Repurchase of common stock and incentive restricted stock	(2,332)	(4)	(930)	(578)	(45)	(8)
Exercise of stock options	1,311	—	1	16	1	36
Premium paid on debt extinguishment	—	—	—	(36,900)	(22,725)	—
Proceeds from credit agreement	—	2,724,516	3,500	626,950	626,950	—
Repayments of borrowings from credit agreement	—	(341,215)	(36,950)	(1,014,900)	(684,975)	(4,975)
Payment of debt issuance costs	—	(164,942)	(1,288)	(5,561)	(5,561)	—
Payment for deferred offering costs	—	—	—	(3,662)	—	—
Net cash provided by (used in) financing activities	(1,021)	4,898,290	(35,354)	(75,724)	(85,255)	(4,947)
Effect of exchange rate changes on cash and cash equivalents	3,086	(3,061)	13,113	(5,521)	1,738	(996)
Net increase (decrease) in cash and cash equivalents	52,794	101,643	176,073	104,904	(54,197)	51,845
Cash and cash equivalents
Beginning of period	196,913	—	101,643	277,716	277,716	382,620
End of period	$249,707	$101,643	$277,716	$382,620	$223,519	$434,465

Supplemental disclosure of cash flow information
Cash paid for interest	$238	$140,719	$147,106	$142,944	$48,717	$25,423
Cash paid (received) for income taxes	$14	$6,877	$(32,069)	$8,950	$2,039	$8,635
Non-cash investing and financing transactions
Non-cash equity contribution by SolarWinds, Inc.’s management at Take Private	$—	$9,429	$—	$—	$—	$—
Conversion of redeemable convertible Class A common stock and accumulated dividends to common stock	$—	$—	$—	$3,378,419	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements

1. Organization and Nature of Operations
SolarWinds Corporation and its subsidiaries (“Company” or “Successor”) is a leading provider of information technology, or IT, infrastructure management software. References to “we,” “us” and “our” refer to Company or Predecessor (as defined below) as the context requires. Our products give organizations worldwide, regardless of type, size or IT infrastructure complexity, the power to monitor and manage the performance of their IT environments, whether on-premise, in the cloud, or in hybrid infrastructure models. Our approach, which we refer to as the SolarWinds Model, combines powerful, scalable, affordable, easy to use products with high-velocity, low-touch sales. We’ve built our business to enable the technology professionals who use our products to manage “all things IT.” Our range of customers has expanded over time from network and systems engineers to a broad set of technology professionals, such as database administrators, storage administrators, web operators and DevOps professionals, as well as managed service providers, or MSPs. Our SolarWinds Model enables us to sell our products for use in organizations ranging in size from very small businesses to large enterprises.
SolarWinds Corporation was incorporated in the State of Delaware in 2015 under the name Project Aurora Parent, Inc. It changed its name to SolarWinds Parent, Inc. in May 2016, and in May 2018 changed its name to SolarWinds Corporation.
Take Private
In February 2016, we were acquired by affiliates of investment firms Silver Lake and Thoma Bravo, or the Sponsors, to complete a take private transaction, or the Take Private, of SolarWinds, Inc. In May 2018, SolarWinds, Inc. changed its name to SolarWinds North America, Inc., or Predecessor. Following the Take Private, we pursued our initiatives in the cloud and MSP markets, growing our product offerings and market opportunity through organic product development and targeted acquisitions while at the same time continuing to invest in our on-premise IT management product portfolio. The purchase accounting adjustments related to the Take Private were reflected in our consolidated financial statements for the period ended December 31, 2016. The financial statements presented for the period January 1, 2016 to February 4, 2016 represent those of Predecessor. The financial statements presented for the period from February 5, 2016 to December 31, 2016, the years ended December 31, 2017 and December 31, 2018 and for the three months ended March 31, 2018 and 2019 represent those of the Successor. See further information regarding the purchase accounting adjustments of the Take Private in Note 3. Take Private.
Initial Public Offering
In October 2018, we completed our initial public offering, or IPO, in which we sold and issued 25,000,000 shares of our common stock at an issue price of $15.00 per share. We raised a total of $375.0 million in gross proceeds from the offering, or approximately $353.0 million in net proceeds. A portion of the net proceeds from the offering were used to repay the $315.0 million in borrowings outstanding under our Second Lien Term Loan (as defined below).
Upon the closing of our IPO, all shares of Class A Common Stock that were outstanding immediately prior to the closing of the offering converted into shares of common stock at a conversion price of $19.00 per share in accordance with the terms of our certificate of incorporation, as amended. In addition, we converted the accrued and unpaid dividends on the Class A Common Stock into shares of common stock equal to the result of the accrued and unpaid dividends on each share of Class A Common Stock divided by the conversion price of $19.00 per share. See Note 10. Redeemable Convertible Class A Common Stock and Note 11. Stockholders’ Equity (Deficit) and Stock-Based Compensation for additional details.
2. Summary of Significant Accounting Policies
Basis of Consolidation
The accompanying consolidated financial statements of Predecessor include the accounts of SolarWinds North America, Inc. and the accounts of its wholly owned subsidiaries through February 4, 2016. The accompanying consolidated financial statements of Successor include the accounts of SolarWinds Corporation and the accounts of its

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

wholly owned subsidiaries for the period from February 5, 2016 through December 31, 2016 and the years ended December 31, 2017 and 2018. We have eliminated all intercompany balances and transactions.
Unaudited Interim Financial Information
The accompanying unaudited interim condensed consolidated balance sheet as of March 31, 2019, the condensed consolidated statements of operations, comprehensive income (loss) and cash flows for the three months ended March 31, 2018 and 2019, the condensed consolidated statements of redeemable convertible Class A common stock and stockholders' deficit for the three months ended March 31, 2018 and the condensed consolidated statements of stockholders' equity for the three months ended March 31, 2019 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of our management, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of our financial position as of March 31, 2019, the results of operations, comprehensive income (loss) and cash flows for the three months ended March 31, 2018 and 2019, changes in redeemable convertible Class A common stock and stockholders' deficit for the three months ended March 31, 2018 and changes in stockholders' equity for the three months ended March 31, 2019. The results of operations for the three months ended March 31, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any other period.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts and the disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The actual results that we experience may differ materially from our estimates. The accounting estimates that require our most significant, difficult and subjective judgments include:

•	the valuation of goodwill, intangibles, long-lived assets and contingent consideration;

•	revenue recognition;

•	stock-based compensation;

•	income taxes; and

•	loss contingencies.
Foreign Currency Translation
The functional currency of our foreign subsidiaries is determined in accordance with authoritative guidance issued by the Financial Accounting Standards Board, or FASB. We translate assets and liabilities for these subsidiaries at exchange rates in effect at the balance sheet date. We translate income and expense accounts for these subsidiaries at the average monthly exchange rates for the periods. We record resulting translation adjustments as a component of accumulated other comprehensive income (loss) within stockholders’ equity (deficit). We record gains and losses from currency transactions denominated in currencies other than the functional currency as other income (expense) in our consolidated statements of operations. There were no equity transactions denominated in foreign currencies for the years ended December 31, 2017 and December 31, 2018 and for the three months ended March 31, 2018 and 2019 (unaudited). Local currency transactions of international subsidiaries that have the U.S. dollar as the functional currency are remeasured into U.S. dollars using current rates of exchange for monetary assets and liabilities and historical rates of exchange for non-monetary assets and liabilities.
Gains and losses from remeasurement of monetary assets and liabilities were not material for the Predecessor period from January 1, 2016 through February 4, 2016. We recorded a net transaction loss related to the remeasurement of monetary assets and liabilities of $34.5 million within our consolidated statement of operations for the Successor period from February 5, 2016 through December 31, 2016, primarily related to various intercompany loans and

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

borrowings under our Euro term loan. We recorded a net transaction gain related to the remeasurement of monetary assets and liabilities of $54.0 million and a net transaction loss of $14.9 million within our consolidated statements of operations for the years ended December 31, 2017 and 2018, respectively, primarily related to various intercompany loans. We recorded net transaction gains related to the remeasurement of monetary assets and liabilities of $12.4 million and $1.3 million within our consolidated statements of operations for the three months ended March 31, 2018 and 2019 (unaudited), respectively.
As of July 1, 2018, we changed our assertion regarding the planned settlement of a certain intercompany loan. We evaluated our investment strategy in light of our global treasury plans and the new Tax Act (as defined below) and have determined there is no need to settle the principal related to the loan. The intercompany loan has been designated as long-term based on the assertion that settlement is not planned or anticipated in the foreseeable future. Therefore, beginning on July 1, 2018, the foreign currency transaction gains and losses resulting from the remeasurement of this long-term intercompany loan denominated in a currency other than the subsidiary’s functional currency are recognized as a component of accumulated other comprehensive income (loss) upon consolidation. In the year ended December 31, 2018 and the three months ended March 31, 2019 (unaudited), a foreign currency translation adjustment of $10.4 million and $9.3 million, respectively, was recognized as a component of accumulated other comprehensive income (loss) related to this long-term intercompany loan.
Recently Adopted Accounting Pronouncements (unaudited)
On January 1, 2019 we adopted the Financial Accounting Standards Board, or FASB, Accounting Standards Codification (“ASC”) No. 2014-09 “Revenue from Contracts with Customers,” or ASC 606, which replaced all existing revenue guidance under ASC 605 “Revenue Recognition,” including prescriptive industry-specific guidance, or ASC 605. This standard’s core principle is that an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted ASC 606 using the modified-retrospective method. Results for reporting periods beginning after January 1, 2019 are presented in compliance with the new revenue recognition standard ASC 606. Historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under the prior revenue recognition standard, ASC 605. These financial statements include additional information regarding the impacts from the adoption of the new revenue recognition standard on our financial results for the three month period ended March 31, 2019. This includes the presentation of financial results for the three month period ended March 31, 2019 under ASC 605 for comparison to the prior year period.
The most significantly impacted areas are the following:

•
License and Recurring Revenue. The adoption of the new standard resulted in changes to the classification and timing of our revenue recognition. Under the new guidance, the requirement to establish VSOE to recognize license revenue separately from the other elements is eliminated. This change impacted the allocation of the transaction price and timing of our revenue recognition between deliverables, or performance obligations, within an arrangement. In addition, we now recognize time-based license revenue upon the transfer of the license and the associated maintenance revenue over the contract period under the new standard instead of recognizing both the license and maintenance revenue ratably over the contract period. The overall adoption impact to total revenue is immaterial, though we do expect some changes to the timing and classification between license and recurring revenue. Additionally, some historical deferred revenue, primarily from arrangements involving time-based licenses, will never be recognized as revenue and instead has been recorded as a cumulative effect adjustment within accumulated deficit.

•
Contract Acquisition Costs. We expensed all sales commissions as incurred under the previous guidance. The new guidance requires the deferral and amortization of certain direct and incremental costs incurred to obtain a contract. This guidance requires us to capitalize and amortize certain sales commission costs over the remaining contractual term or over an expected period of benefit, which we have determined to be approximately six years.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

•
Other Items. The impact of the adoption of the new standard on income taxes resulted in an increase of deferred income tax liabilities. The adoption of this standard did not impact our total operating cash flows.

The cumulative effect of the changes made to our condensed consolidated balance sheet as of January 1, 2019 for the adoption of ASC 606 to all contracts with customers that were not completed as of December 31, 2018 was recorded as an adjustment to accumulated deficit as of the adoption date as follows:

	December 31, 2018		January 1, 2019
	As reported	Adjustments	As adjusted

	(in thousands)
	(unaudited)
Assets:
Prepaid and other current assets	$16,267	$1,300	$17,567
Other assets, net	11,382	3,857	15,239
Total assets	5,194,649	5,157	5,199,806

Liabilities:
Current portion of deferred revenue	270,433	(2,338)	268,095
Deferred revenue, net of current portion	25,699	(434)	25,265
Non-current deferred taxes	147,144	1,662	148,806
Total liabilities	2,578,549	(1,110)	2,577,439

Stockholders' equity (deficit):
Accumulated deficit	(412,328)	6,267	(406,061)

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

The impact of adoption of ASC 606 on our condensed consolidated statement of operations and condensed consolidated balance sheet was as follows:

	Three Months Ended March 31, 2019
	As reported ASC 606	ASC 606 impact	Without adoption of ASC 606 (ASC 605)

	(in thousands)
	(unaudited)
Revenue:
Subscription	$71,565	$124	$71,689
Maintenance	106,292	235	106,527
Total recurring revenue	177,857	359	178,216
License	37,935	(192)	37,743
Total revenue	$215,792	$167	$215,959
Gross profit	153,816	167	153,983
Total operating expenses	124,021	1,400	125,421
Operating income	29,795	(1,233)	28,562
Net income	$3,145	$(1,233)	$1,912

	March 31, 2019
	As reported ASC 606	ASC 606 impact	Without adoption of ASC 606 (ASC 605)

	(in thousands)
	(unaudited)
Assets:
Prepaid and other current assets	$20,811	$(1,613)	$19,198
Other assets, net	16,669	(4,916)	11,753
Total assets	5,180,472	(6,529)	5,173,943

Liabilities:
Current portion of deferred revenue	285,212	2,221	287,433
Deferred revenue, net of current portion	26,578	410	26,988
Non-current deferred taxes	137,454	(1,662)	135,792
Total liabilities	2,574,095	969	2,575,064

Stockholders' equity (deficit):
Accumulated deficit	(402,916)	(7,498)	(410,414)

Recent Accounting Pronouncements Not Yet Adopted
Under the Jumpstart our Business Startups Act, or the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to non-public companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards permitted under the JOBS Act until we are no longer an emerging growth company.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

In February 2016, FASB issued an accounting standard to provide updated guidance requiring the recognition of all lease assets and liabilities on the balance sheet. The accounting standard required the use of a modified retrospective transition method. In July 2018, FASB issued additional guidance that provides entities with an optional transition method in which an entity can apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance retained earnings in the period of adoption. The updated accounting guidance is effective for non-public companies for fiscal years beginning after December 15, 2019 and interim periods beginning the following year. Early adoption is permitted and the standard provides for certain practical expedients. We expect to adopt the updated guidance in fiscal year 2020. Our evaluation of the new standard will extend into future periods and we will update our disclosures, including the expected impacts of the new standard, as we progress towards the required adoption date.
In January 2017, FASB issued an accounting standard to simplify the accounting for goodwill impairment. The new guidance removes step two of the two-step quantitative goodwill impairment test, which requires a hypothetical purchase price allocation. The updated guidance is effective for non-public companies for fiscal years beginning after December 15, 2021 and may be adopted early for any interim or annual goodwill impairment tests performed after January 1, 2017. We expect to adopt the updated guidance in fiscal year 2022. We do not believe that this standard will have a material impact on our consolidated financial statements.
Acquisitions
We account for acquired businesses, including the Take Private, using the acquisition method of accounting, which requires that the assets acquired, liabilities assumed, contractual contingencies and contingent consideration be recorded at the date of acquisition at their respective fair values. Goodwill represents the excess of the purchase price, including any contingent consideration, over the fair value of the net assets acquired. Goodwill is allocated to our reporting units expected to benefit from the business combination based on the relative fair value at the acquisition date. It further requires acquisition related costs to be recognized separately from the acquisition and expensed as incurred, restructuring costs to be expensed in periods subsequent to the acquisition date and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period to impact the provision for income taxes. The acquired developed product technologies recorded for each acquisition were feasible at the date of acquisition as they were being actively marketed and sold by the acquired company at the acquisition date. In addition to the acquired developed product technologies, we also recorded intangible assets for the acquired companies’ customer relationships, customer backlog, trademarks and tradenames, in process research and development and certain non-competition covenants. We include the operating results of acquisitions in our consolidated financial statements from the effective date of the acquisitions. Acquisition related costs are primarily included in general and administrative expenses in our consolidated statements of operations.
The fair value of identifiable intangible assets is based on significant judgments made by management. We typically engage third party valuation appraisal firms to assist us in determining the fair values and useful lives of the assets acquired. Such valuations and useful life determinations require us to make significant estimates and assumptions. These estimates and assumptions are based on historical experience and information obtained from management, and also include, but are not limited to, future expected cash flows earned from the product technology and discount rates applied in determining the present value of those cash flows. Unanticipated events and circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results. Acquired identifiable intangible assets are amortized on the net cash flow method or straight-line method over their estimated economic lives, which are generally three to ten years for trademarks, customer relationships, customer backlog, non-competition covenants and acquired developed product technologies and ten years for intellectual property. We include amortization of acquired developed product technologies in cost of revenue and amortization of other acquired intangible assets in operating expenses in our consolidated statements of operations. We record acquired in process research and development as indefinite-lived intangible assets. On completion of the related development projects, the in process research and development assets are reclassified to developed technology and amortized over their estimated economic lives.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Impairment of Goodwill, Intangible Assets and Long-lived Assets
Goodwill
We test goodwill for impairment annually, in the fourth quarter, or more frequently if impairment indicators arise. Goodwill is tested for impairment at the reporting unit level using a fair value approach. We first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value, a “Step 0” analysis. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value we perform “Step 1” of the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. If the carrying value exceeds the fair value, we measure the amount of impairment loss, if any, by comparing the implied fair value of the reporting unit goodwill with its carrying amount, the “Step 2” analysis. In 2017 and 2018, we performed a qualitative, “Step 0,” assessment for our reporting units and determined there were no indicators of impairment. No impairment charges have been required to date.
Indefinite-lived Intangible Assets
We review our indefinite-lived intangible assets for impairment annually, in the fourth quarter, or more frequently if a triggering event occurs. We first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative test. If necessary, the quantitative test is performed by comparing the fair value of indefinite lived intangible assets to the carrying value. In the event the carrying value exceeds the fair value of the assets, the assets are written down to their fair value. As of December 31, 2017 and 2018, we performed a qualitative, “Step 0,” assessment and determined there were no indicators that our indefinite-lived intangible assets were impaired.
Long-lived Assets
We evaluate the recoverability of our long-lived assets, including finite-lived intangible assets and other assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. In the event that the net book value of our long-lived assets exceeds the future undiscounted net cash flows attributable to such assets, an impairment charge would be required. Impairment, if any, is recognized in the period of identification to the extent the carrying amount of an asset or asset group exceeds the fair value of such asset or asset group. As of December 31, 2017 and 2018, there were no indicators that our long-lived assets were impaired.
Fair Value Measurements
We apply the authoritative guidance on fair value measurements for financial assets and liabilities that are measured at fair value on a recurring basis and non-financial assets and liabilities, such as goodwill, intangible assets and property, plant and equipment that are measured at fair value on a non-recurring basis.
The guidance establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:
Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets accessible by us.
Level 2: Inputs that are observable in the marketplace other than those inputs classified as Level 1.
Level 3: Inputs that are unobservable in the marketplace and significant to the valuation.
See Note 6. Fair Value Measurements for a summary of our financial instruments accounted for at fair value on a recurring basis. The carrying amounts reported in our consolidated balance sheets for cash, accounts receivable, accounts payable and other accrued expenses approximate fair value due to relatively short periods to maturity.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Accounts Receivable
Accounts receivable represent trade receivables from customers when we have sold subscriptions, perpetual licenses or related maintenance services and have not yet received payment. We present accounts receivable net of an allowance for doubtful accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. In doing so, we consider the current financial condition of the customer, the specific details of the customer account, the age of the outstanding balance and the current economic environment. Any change in the assumptions used in analyzing a specific account receivable might result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. We have historically had insignificant write-offs related to bad debts.
Deferred Offering Costs
Deferred offering costs, primarily consisting of legal, accounting, printer, and other direct fees and costs, related to our initial public offering were capitalized. As of December 31, 2017, we had not yet capitalized any offering costs in the consolidated balance sheet. The deferred offering costs of $3.7 million were offset against proceeds from our initial public offering during the year ended December 31, 2018.
Property and Equipment
We record property and equipment at cost and depreciate them using the straight-line method over their estimated useful lives as follows:

Useful Life (in years)
Equipment, servers and computers	3 - 5
Furniture and fixtures	5 - 7
Software	3 - 5
Leasehold improvements	Lesser of lease term or useful life
Upon retirement or sale of property and equipment, we remove the cost of assets disposed of and any related accumulated depreciation from our accounts and credit or charge any resulting gain or loss to operating expense. We expense repairs and maintenance as they are incurred.
Research and Development Costs
Research and development expenses primarily consist of personnel costs and contractor fees related to the development of new software products and enhancements to existing software products. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of our facilities, depreciation, benefits and IT costs. Research and development costs are charged to operations as incurred with the exception of those software development costs that may qualify for capitalization. Software development costs incurred subsequent to establishing technological feasibility through the general release of the software products are capitalized. Our new software products and significant enhancements to our existing products are available for general release soon after technological feasibility has been established. Due to the short time period between technological feasibility and general release, capitalized software development costs were insignificant for the Predecessor period from January 1, 2016 to February 4, 2016, the Successor period from February 5, 2016 to December 31, 2016, the years ended December 31, 2017 and December 31, 2018 and the three months ended March 31, 2018 and 2019 (unaudited).
Internal-Use Software and Website Development Costs
We capitalize costs related to developing new functionality for our suite of products that are hosted and accessed by our customers on a subscription basis. We also capitalize costs related to specific upgrades and enhancements when

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

it is probable the expenditures will result in additional functionality. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalized costs are recorded as part of other assets, net in our consolidated balance sheets. Maintenance and training costs are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, generally three years, and included in cost of recurring revenue in the consolidated statements of operations. There were no impairments to internal-use software and we did not incur any significant website development costs during the periods presented.
We had $4.7 million, $5.0 million and $5.7 million of internal-use software, net capitalized as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited), respectively. Amortization expense of internal-use software and website development costs was insignificant for the Predecessor period from January 1, 2016 to February 4, 2016, and was $0.2 million, $1.1 million and $2.5 million, for the Successor period from February 5, 2016 to December 31, 2016 and the years ended December 31, 2017 and 2018, respectively. Amortization expense of internal-use software and website development costs was $0.6 million and $0.7 million for the three months ended March 31, 2018 and 2019 (unaudited), respectively.
Debt Issuance Costs
Debt issuance costs for our credit facilities outstanding are presented as a deduction from the corresponding debt liability on our consolidated balance sheets and amortized on an effective interest rate method over the term of the associated debt as interest expense in our consolidated statements of operations. Amortization of debt issuance costs included in interest expense was insignificant for the period from January 1, 2016 to February 4, 2016, and was $18.8 million, $18.9 million and $11.7 million for the the Successor period from February 5, 2016 to December 31, 2016 and the years ended December 31, 2017 and 2018, respectively. Amortization of debt issuance costs included in interest expense was $4.2 million and $2.3 million for the three months ended March 31, 2018 and 2019 (unaudited), respectively. See Note 9. Debt for discussion of our credit facilities.
Contingencies
We account for claims and contingencies in accordance with authoritative guidance that requires we record an estimated loss from a claim or loss contingency when information available prior to issuance of our consolidated financial statements indicates a liability has been incurred at the date of our consolidated financial statements and the amount of the loss can be reasonably estimated. If we determine that it is reasonably possible but not probable that an asset has been impaired or a liability has been incurred, we disclose the amount or range of estimated loss if material or that the loss cannot be reasonably estimated. Accounting for claims and contingencies requires us to use our judgment. We consult with legal counsel on those issues related to litigation and seek input from other experts and advisors with respect to matters in the ordinary course of business. See Note 16. Commitments and Contingencies for a discussion of contingencies.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Accumulated Other Comprehensive Income (Loss)
Changes in accumulated other comprehensive income (loss) by component are summarized below:

	Foreign Currency Translation Adjustments	Accumulated Other Comprehensive Income (Loss)

	(in thousands)
Balance at December 31, 2016	$(66,047)	$(66,047)
Other comprehensive gain (loss) before reclassification	141,341	141,341
Amount reclassified from accumulated other comprehensive income (loss)	—	—
Net current period other comprehensive income (loss)	141,341	141,341
Balance at December 31, 2017	75,294	75,294
Other comprehensive gain (loss) before reclassification	(58,251)	(58,251)
Amount reclassified from accumulated other comprehensive income (loss)	—	—
Net current period other comprehensive income (loss)	(58,251)	(58,251)
Balance at December 31, 2018	$17,043	$17,043
Other comprehensive gain (loss) before reclassification (unaudited)	(27,708)	(27,708)
Amount reclassified from accumulated other comprehensive income (loss) (unaudited)	—	—
Net current period other comprehensive income (loss) (unaudited)	(27,708)	(27,708)
Balance at March 31, 2019 (unaudited)	$(10,665)	$(10,665)
Revenue Recognition under ASC 605
We generate recurring revenue from fees received for subscriptions and from the sale of maintenance services associated with our perpetual license products and license revenue from the sale of perpetual license products. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Our return policy generally does not allow our customers to return software products.
We generally use a purchase order, an authorized credit card, an electronic or manually signed license agreement, or the receipt of a cash payment as evidence of an arrangement. We consider delivery to have occurred and recognize revenue when risk of loss transfers to the customer, reseller or distributor or the customer has access to their subscription which is generally upon electronic transfer of the license key or password that provides immediate availability of the product to the purchaser. We account for sales incentives to customers, resellers or distributors as a reduction of revenue at the time we recognize the revenue from the related product sale. We report revenue net of any sales tax collected.
We sell our products through our direct sales force and through our distributors and resellers. Our distributors and resellers do not carry inventory of our software and we generally require them to specify the end user of the software at the time of the order. If the distributor or reseller does not provide end-user information, then we will generally not fulfill the order. Our distributors and resellers have no rights of return or exchange for software that they purchase from us and payment for these purchases is due to us without regard to whether the distributors or resellers collect payment from their customers. Sales through resellers and distributors are typically evidenced by a reseller or distributor agreement, together with purchase orders or authorized credit cards on a transaction-by-transaction basis.
Recurring Revenue. Recurring revenue consists of subscription and maintenance revenue.

•
Subscription Revenue. We primarily derive subscription revenue from fees received for subscriptions to our software-as-a-service, or SaaS, products and our time-based license arrangements. We generally invoice subscription agreements monthly based on usage or monthly in advance over the subscription period.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Subscription revenue is generally recognized ratably over the subscription term when all revenue recognition criteria have been met. We typically sell our subscription products separately from our perpetual license offerings. Our subscription revenue includes our cloud management and MSP products.

•
Maintenance Revenue. We derive maintenance revenue from the sale of maintenance services associated with our perpetual license products. We typically include one year of maintenance service as part of the initial purchase price of each perpetual software offering and then sell renewals of this maintenance agreement. We recognize maintenance revenue ratably on a daily basis over the contract period. Customers with maintenance agreements are entitled to receive unspecified upgrades or enhancements to new versions of their software products on a when-and-if-available basis.

License Revenue. We use the residual method to recognize revenue when a license agreement includes one or more elements to be delivered and vendor-specific objective evidence, or VSOE, of fair value for all undelivered elements exists. Because our software is generally sold with maintenance services, we calculate the amount of revenue allocated to the software license by determining the fair value of the maintenance services and subtracting it from the total invoice or contract amount. We establish VSOE of the fair value of maintenance services by our standard maintenance renewal price list since we generally charge list price for our maintenance renewal agreements. If evidence of the fair value of one or more undelivered elements does not exist, all revenue is generally deferred and recognized when delivery of those elements occurs or when fair value can be established. When the undelivered element for which we do not have VSOE of fair value is maintenance services, revenue for the entire arrangement is recognized ratably over the contract period.
Revenue Recognition under ASC 606 (unaudited)
We generate recurring revenue from fees received for subscriptions and from the sale of maintenance services associated with our perpetual license products and license revenue from the sale of our perpetual license products. We recognize revenue related to contracts from customers when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation, as described below.

•
Identify the contract with a customer. We generally use a purchase order, an authorized credit card, an electronic or manually signed license agreement, or the receipt of a cash payment as evidence of a contract with a customer provided that collection is considered probable. We sell our products through our direct sales force and through our distributors and resellers. Our distributors and resellers do not carry inventory of our software and we generally require them to specify the end user of the software at the time of the order. If the distributor or reseller does not provide end-user information, then we will generally not fulfill the order. Our distributors and resellers have no rights of return or exchange for software that they purchase from us and payment for these purchases is due to us without regard to whether the distributors or resellers collect payment from their customers. Sales through resellers and distributors are typically evidenced by a reseller or distributor agreement, together with purchase orders or authorized credit cards on a transaction-by-transaction basis.

•
Identify the performance obligations in the contract. Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are separately identifiable from other promises in the contract, or distinct. If not considered distinct, the promised goods or services are combined with other goods or services and accounted for as a combined performance obligation. Determining the distinct performance obligations in a contract requires judgment. Our performance obligations primarily include perpetual and time-based licenses, maintenance support including unspecified upgrades or enhancements to new versions of their software products and subscriptions to our software-as-a-service, or SaaS, offerings. See additional discussion of our performance obligations below.

•
Determine the transaction price. We determine the transaction price based on the contractual consideration and the amount of consideration we expect to receive in exchange for transferring the promised goods or

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

services to the customer. We account for sales incentives to customers, resellers or distributors as a reduction of revenue at the time we recognize the revenue from the related product sale. We report revenue net of any sales tax collected. Our return policy generally does not allow our customers to return software products.

•
Allocate the transaction price. We allocate the transaction price of the contract to each distinct performance obligation based on a relative standalone selling price basis. Determining standalone selling prices for our performance obligations requires judgment and are based on multiple factors including, but not limited to historical selling prices and discounting practices for products and services, internal pricing policies and pricing practices in different regions and through different sales channels. For our subscription products and maintenance services, our standalone selling prices are generally observable using standalone sales or renewals. For our perpetual and time-based license products, we estimate our standalone selling prices utilizing the residual approach by considering our pricing and discounting practices. We review the standalone selling price for our performance obligations periodically and update, if needed, to ensure that the methodology utilized reflects our current pricing practices.

•
Recognize revenue when or as we satisfy a performance obligation. Revenue is recognized when or as performance obligations are satisfied either over time or at a point in time by transferring a promised good or service. We consider this transfer to have occurred when risk of loss transfers to the customer, reseller or distributor or the customer has access to their subscription which is generally upon electronic transfer of the license key or password that provides immediate availability of the product to the purchaser. See further discussion below regarding the timing of revenue recognition for each of our performance obligations.

The following summarizes our performance obligations from which we generate revenue:

Performance obligation	When performance obligation is typically satisfied
Subscription revenue
SaaS offerings	Over the subscription term, once the service is made available to the customer (over time)
Time-based licenses	Upon the delivery of the license key or password that provides immediate availability of the product (point in time)
Time-based technical support and unspecified software upgrades	Ratably over the contract period (over time)
Maintenance revenue
Technical support and unspecified software upgrades	Ratably over the contract period (over time)
License revenue
Perpetual licenses	Upon the delivery of the license key or password that provides immediate availability of the product (point in time)
Recurring Revenue. Recurring revenue consists of subscription and maintenance revenue.

•
Subscription Revenue. We primarily derive subscription revenue from fees received for subscriptions to our SaaS offerings and our time-based license arrangements. We generally invoice subscription agreements monthly based on usage or monthly in advance over the subscription period. Subscription revenue for our SaaS offerings is generally recognized ratably over the subscription term once the service is made available to the customer or when we have the right to invoice for services performed. Revenue for the license performance obligation of our time-based license arrangements is recognized at a point in time upon delivery of the license key and the revenue for the technical support performance obligation of our time-based license arrangements is recognized ratably over the contract period. The amount of revenue related to the license performance obligations of our time-based license arrangements included in subscription revenue is less than 10% of our total consolidated revenue. Our subscription revenue includes our cloud management and MSP products.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

•
Maintenance Revenue. We derive maintenance revenue from the sale of maintenance services associated with our perpetual license products. We typically include one year of maintenance service as part of the initial purchase price of each perpetual software offering and then sell renewals of this maintenance agreement. Customers with maintenance agreements are entitled to receive technical support and unspecified upgrades or enhancements to new versions of their software products on a when-and-if-available basis for the specified contract period. We believe that our technical support and unspecified upgrades or enhancements performance obligations each have the same pattern of transfer to the customer and are therefore accounted for as a single distinct performance obligation. We recognize maintenance revenue ratably on a daily basis over the contract period.

License Revenue. We derive license revenue from the sale of our perpetual licenses. Revenue for the license performance obligation of our perpetual license arrangements is recognized at a point in time upon delivery of the electronic license key. Perpetual license arrangements are invoiced upon delivery.
Deferred Revenue
Deferred revenue primarily consists of transaction prices allocated to remaining performance obligations from maintenance services associated with our perpetual license products which are delivered over time. We generally bill maintenance agreements annually in advance for services to be performed over a 12-month period. Customers have the option to purchase maintenance renewals for periods other than 12 months. We initially record the amounts allocated to maintenance performance obligations as deferred revenue and recognize these amounts ratably on a daily basis over the term of the maintenance agreement. We record deferred revenue that will be recognized during the succeeding 12-month period as current deferred revenue and the remaining portion is recorded as long-term deferred revenue.
Details of our total deferred revenue balance was as follows:

Total Deferred Revenue

(in thousands)
(unaudited)
Balance at December 31, 2018	$296,132
Adoption of ASC 606	(2,772)
Deferred revenue recognized	(103,469)
Additional amounts deferred	121,899
Balance at March 31, 2019	$311,790
We expect to recognize revenue related to these remaining performance obligations as follows:

	Revenue Recognition Expected by Period
	Total	Less than 1 year	1-3 years	More than 3 years

	(in thousands)
	(unaudited)
Expected recognition of deferred revenue	$311,790	$285,212	$26,007	$571

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Contract Acquisition Costs (unaudited)
Our contract acquisition costs, which consist of direct and incremental sales commissions and related fringe benefits, are capitalized using the portfolio approach if we expect to benefit from those costs for more than one year. Contract acquisition costs are allocated to each performance obligation within the contract and amortized on a straight-line basis over the expected benefit period of the related performance obligations. Contract acquisition costs allocated to new maintenance arrangements and SaaS offerings are generally amortized over an average expected benefit period of approximately six years which was determined based on the expected life of our technology. Contract acquisition costs allocated to perpetual licenses and maintenance renewal arrangements are expensed or amortized over a period that is consistent with the timing of delivery for the related products and services. We expense contract acquisition costs as incurred when the expected amortization period is one year or less. Deferred contract acquisition costs are classified as current or non-current assets based on the timing the expense will be recognized. The current and non-current portions of our deferred contract acquisition costs are included in prepaid and other current assets and other assets, net respectively, in our condensed consolidated balance sheets. The amortization of our deferred contract acquisition costs is included in sales and marketing expense in our condensed consolidated statement of operations.
Details of our total contract acquisition costs balance was as follows:

Total Contract Acquisition Costs

(in thousands)
(unaudited)
Balance at December 31, 2018	$—
Adoption of ASC 606	5,157
Commissions capitalized	1,854
Amortization recognized	(482)
Balance at March 31, 2019	$6,529

Classified as:
Current	$1,613
Non-current	4,916
Total contract acquisitions costs	$6,529
Cost of Revenue
Cost of recurring revenue. Cost of recurring revenue consists of technical support personnel costs which includes salaries, bonuses and stock-based compensation and related employer-paid payroll taxes for technical support personnel, as well as an allocation of overhead costs. Royalty fees and hosting and server fees related to our cloud management and MSP products are also included in cost of recurring revenue. Cost of license revenue is immaterial to our financial statements and is included in cost of recurring revenue in our consolidated statements of operations.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Amortization of acquired technologies. Amortization of acquired technologies included in cost of revenue relate to our licensed products and subscription products as follows:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Amortization of acquired license technologies	$1,455	$124,259	$142,417	$144,857	$36,608	$35,837
Amortization of acquired subscription technologies	731	23,258	28,616	31,134	7,711	7,980
Total amortization of acquired technologies	$2,186	$147,517	$171,033	$175,991	$44,319	$43,817
Advertising
We expense advertising costs as incurred. Advertising expense is included in sales and marketing expenses in our consolidated statements of operations.

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Advertising expense	$2,293	$28,655	$38,213	$38,477	$8,058	$10,329
Leases
We lease facilities worldwide and certain equipment under non-cancellable lease agreements. The terms of some of our lease agreements provide for rental payments on a graduated basis. We recognize rent expense on a straight-line basis over the lease period and accrue rent expense incurred but not paid. Cash or lease incentives, or tenant allowances, received pursuant to certain leases are recognized on a straight-line basis as a reduction to rent over the lease term. The unamortized portion of tenant allowances is included in accrued liabilities and other and other long-term liabilities.
Income Taxes
We use the liability method of accounting for income taxes as set forth in the authoritative guidance for accounting for income taxes. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax basis of our assets and liabilities.
The guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. We accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense. At December 31, 2017 and 2018, we had accrued interest and penalties related to unrecognized tax benefits of approximately $3.0 million and $4.1 million, respectively.
We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. On a quarterly basis, we evaluate the need for, and the adequacy of, valuation allowances based on the expected

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

realization of our deferred tax assets. The factors used to assess the likelihood of realization include our latest forecast of future taxable income, available tax planning strategies that could be implemented, reversal of taxable temporary differences and carryback potential to realize the net deferred tax assets. As of December 31, 2017 and 2018, we have recorded a valuation allowance of $1.8 million. The valuation allowance is all related to the deferred tax assets of a Canadian subsidiary.
On December 22, 2017, the Tax Cuts and Jobs Act, or the Tax Act, was enacted into law which contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We were required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, re-measuring our U.S. deferred tax assets and liabilities as well as reassessing the net realization of our deferred tax assets and liabilities. In response to the Tax Act, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Due to the timing of the enactment and the complexity involved in applying the provisions of the Tax Act, we made reasonable estimates of the effects and recorded provisional amounts in our consolidated financial statements for the year ended December 31, 2017. In the fourth quarter of 2018, we completed our analysis to determine the effect of the Tax Act and recorded immaterial adjustments as of December 31, 2018. For more information regarding the Tax Act impacts, see Note 15. Income Taxes.
Effective January 1, 2018, we recognized the tax impact of including certain foreign earnings in U.S. taxable income as a period cost. We have not recognized deferred income taxes for local country income and withholding taxes that could be incurred on distributions of certain foreign earnings or for outside basis differences in our subsidiaries, because we plan to indefinitely reinvest such earnings and basis differences.
Stock-Based Compensation
We have granted our employees and directors stock-based incentive awards. These awards are in the form of stock options and restricted stock units for Predecessor and stock options, restricted stock and restricted stock units for common stock shares of the Successor. All Predecessor awards were cancelled on the date of the Take Private. We measure stock-based compensation expense for all share-based awards granted based on the estimated fair value of those awards on the date of grant. The fair value of stock option awards is estimated using a Black-Scholes valuation model. The fair value of restricted stock unit awards and restricted stock is determined using the fair market value of the underlying common stock on the date of grant less any amount paid at the time of the grant, or intrinsic value. Our stock awards vest on service-based or performance-based vesting conditions. For our service-based awards, we recognize stock-based compensation expense on a straight-line basis over the service period of the award. For our performance-based awards, we recognize stock-based compensation expense on a graded-vesting basis over the service period of each separately vesting tranche of the award, if it is probable that the performance target will be achieved.
We estimated the fair value for stock options at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016*	2016	2017	2018	2018	2019*

					(unaudited)
Expected dividend yield	—%	—%	—%	—%	—%	—%
Volatility	—%	43.1%	41.9%	40.2%	41.2%	—%
Risk-free rate of return	—	1.3 - 2.3%	1.9 - 2.2%	2.6 - 2.9%	2.6-2.8%	—
Expected life	—	6.50	6.38	6.34	6.37	—

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

__________

*	There were no grants of stock options made in the Predecessor period from January 1, 2016 through February 4, 2016 or during the three months ended March 31, 2019.

We have not paid and do not anticipate paying cash dividends on our common stock; therefore, we assume the expected dividend yield to be zero. We estimate the expected volatility using the historical volatility of comparable public companies from a representative peer group for the Successor periods. We based the risk-free rate of return on the average U.S. treasury yield curve for five- and seven-year terms for the respective periods. As allowed under current guidance, we have elected to apply the “simplified method” in developing our estimate of expected life for “plain vanilla” stock options by using the midpoint between the vesting date and contractual termination date since we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. For all awards, we granted employees stock awards at exercise prices equal to the fair value of the underlying common stock on the date the award was approved. Performance-based awards are not considered granted under the applicable accounting guidance until the performance attainment targets for each applicable tranche have been defined. We recognize the impact of forfeitures in stock-based compensation expense when they occur. See Note 11. Stockholders’ Equity (Deficit) and Stock-Based Compensation for additional information.
The impact to our income (loss) before income taxes due to stock-based compensation expense and the related income tax benefits were as follows:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Impact to income (loss) before income taxes due to stock-based compensation	$87,763	$17	$80	$5,833	$41	$7,718
Income tax benefit related to stock-based compensation	22,981	—	—	1,054	—	158
Net Income (Loss) Per Share
We calculate basic and diluted net income (loss) per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. Under the two-class method, basic and diluted net income (loss) per share is determined by calculating net income (loss) per share for common stock and participating securities based on participation rights in undistributed earnings. We computed basic net income (loss) per share available to common stockholders by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the reporting period. Redeemable convertible Class A Common Stock was not included in the basic or diluted net income (loss) per share calculations for the periods it was outstanding as it was contingently convertible upon a future event. Net income (loss) available to common stockholders is defined as net loss, less the accretion of dividends on our redeemable convertible Class A Common Stock plus the gain on conversion of our redeemable convertible Class A Common Stock at our IPO. Our unvested incentive restricted stock has the right to receive non-forfeitable dividends on an equal basis with common stock and therefore are considered participating securities that must be included in the calculation of net income per share using the two-class method. The holders of unvested incentive restricted stock do not have a contractual obligation to share in our losses. As such, in periods in which we had net losses available to common stockholders, our net losses were not allocated to these participating securities.
We computed diluted net income (loss) per share similarly to basic net income (loss) per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock using the treasury stock method. Diluted net loss per share for the the Predecessor period from January 1, 2016 through February 4, 2016, the Successor period from February 5, 2016 through December

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

31, 2016 and the year ended December 31, 2017 excluded common stock equivalents because their inclusion would be anti-dilutive, or would decrease the reported loss per share.
Refer to Note 12. Net Income (Loss) Per Share for additional information regarding the computation of net income (loss) per share and Note 10. Redeemable Convertible Class A Common Stock and Note 11. Stockholders’ Equity (Deficit) and Stock-Based Compensation for additional information regarding our common stock and the conversion of our Redeemable Class A Common Stock at the IPO in October 2018.
Concentrations of Risks
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. Our cash and cash equivalents consisted of the following:

	December 31,		March 31,
	2017	2018	2019

	(in thousands)		(unaudited)
Demand deposit accounts	$210,616	$265,520	$157,365
Money market funds	67,100	117,100	277,100
Total cash and cash equivalents	$277,716	$382,620	$434,465
Our cash deposited with banks in demand deposit accounts may exceed the amount of insurance provided on these deposits. Our cash equivalents invested in money market funds are not insured and we are therefore at risk of losing our full investment. Generally, we may withdraw our cash deposits and redeem our invested cash equivalents upon demand. We strive to maintain our cash deposits and invest in money market funds with multiple financial institutions of reputable credit and therefore bear minimal credit risk.
We provide credit to distributors, resellers and direct customers in the normal course of business. We generally extend credit to new customers based upon industry reputation and existing customers based upon prior payment history. For the Predecessor period from January 1, 2016 through February 4, 2016, the Successor period from February 5, 2016 through December 31, 2016 and the years ended December 31, 2017 and 2018, no distributor, reseller or direct customer represented a significant concentration of our revenue.
At December 31, 2017 and 2018, no distributor, reseller or direct customer represented a significant concentration of our outstanding accounts receivable balance. We do not believe that our business is substantially dependent on any distributor or that the loss of a distributor relationship would have a material adverse effect on our business.
3. Take Private
In February 2016, as a result of the Take Private, a change in control of the Predecessor occurred and the Predecessor became a wholly-owned subsidiary of Successor. The total amount of funds necessary to complete the Take Private and the related transactions was approximately $4.6 billion. The purchase price included funds paid of $4.3 billion for outstanding common stock of Predecessor, $173.1 million for the settlement of certain stock-based awards outstanding, $90.0 million for Predecessor debt outstanding and the fair value of $9.4 million related to the non-cash equity contribution by Predecessor’s management. The purchase price was funded by equity financing from affiliates of the Sponsors and other co-investors of approximately $2.5 billion, debt financing from Goldman, Sachs & Co., certain affiliates of the foregoing and other lenders of approximately $2.0 billion and our cash on hand. The purchase price paid in connection with the Take Private was allocated to the acquired assets and assumed liabilities at fair value on the date of the acquisition. Goodwill for the Take Private is not deductible for tax purposes.
We incurred Take Private transaction costs of $133.1 million, $2.5 million and $1.2 million for the Predecessor period from January 1, 2016 to February 4, 2016, the Successor period from February 5, 2016 to December 31, 2016

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

and the year ended December 31, 2017, respectively, which are primarily included in general and administrative expenses. These costs primarily relate to accounting, legal, advisory and other professional fees. The costs for the Predecessor period from January 1, 2016 to February 4, 2016 also includes $87.5 million of stock-based compensation expense, employer-paid payroll taxes and other costs related to the accelerated vesting of the Predecessor stock options and certain restricted stock units.
The following table summarizes the consideration paid and the amounts recognized for the assets acquired and liabilities assumed:

Total Fair Value
(in thousands)
Current assets, including cash acquired of $248.3 million	$351,721
Property and equipment	35,255
Other assets	12,964
Identifiable intangible assets	1,495,400
Goodwill	3,212,255
Current liabilities	(87,459)
Deferred tax liabilities	(366,454)
Deferred revenue	(31,813)
Other long-term liabilities	(28,993)
Total consideration	$4,592,876
The following table summarizes the fair value of the acquired identifiable intangible assets and weighted-average useful life:

	Fair Value	Weighted-average useful life
	(in thousands)	(in years)
Developed product technologies	$906,200	6
Customer relationships	450,100	10
Tradenames - indefinite-lived	82,300	—
In process research and development	48,300	—
Customer backlog	6,200	2
Trademarks	2,300	1
Total identifiable intangible assets	$1,495,400
4. Acquisitions
2016 Acquisition - Successor
LOGICnow Acquisition
In May 2016, we acquired LOGICnow Acquisition Company B.V.’s share capital and subsidiaries and LOGICnow Management, LLC, or LOGICnow, for approximately $499.5 million in cash, including $6.9 million of cash acquired. LOGICnow provides integrated cloud-based IT Service Management solutions focused primarily on the MSP market. The acquisition was funded with $190.0 million in additional equity financing from the Sponsors, $253.8 million of net additional debt borrowings and cash on hand. We incurred $10.1 million in acquisition related costs, which are included in general and administrative expense for the Successor period of February 5, 2016 through December 31, 2016. Goodwill for this acquisition is not deductible for tax purposes.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

The following table summarizes the consideration paid and the amounts recognized for the assets acquired and liabilities assumed:

Total Fair Value
(in thousands)
Current assets, including cash acquired	$25,969
Property and equipment and other assets	5,848
Identifiable intangible assets	119,300
Goodwill	374,086
Current liabilities	(14,785)
Deferred tax liabilities	(8,401)
Deferred revenue	(2,548)
Total consideration	$499,469
The following table summarizes the fair value of the acquired identifiable intangible assets and weighted-average useful life:

	Fair Value	Weighted-average useful life
	(in thousands)	(in years)
Developed product technologies	$31,100	4
Customer relationships	87,000	5
Trademarks	1,200	1
Total identifiable intangible assets	$119,300
We estimated the amounts of revenue and net loss related to the LOGICnow acquisition included in our consolidated financial statements from the effective date of the acquisition for the Successor period ended December 31, 2016 to be $57.5 million and $10.7 million, respectively. We recognize revenue on the acquired products in accordance with our revenue recognition policy as described above in Note 2. Summary of Significant Accounting Policies.
The following table presents our unaudited pro forma revenue and net loss for the year ended December 31, 2016 as if the LOGICnow acquisition had occurred on January 1, 2015. The pro forma financial information illustrates the measurable effects of a particular transaction, while excluding effects that rely on highly judgmental estimates of how operating decisions may or may not have changed as a result of that transaction. Accordingly, we adjusted the pro forma results for quantifiable items such as the amortization of acquired intangible assets, stock-based compensation, acquisition costs and the estimated income tax provision of the pro forma combined results. The acquisition pro forma results were not adjusted for post-acquisition decisions made by management such as changes in the product offerings, pricing and packaging of the products. We prepared the pro forma financial information for the combined entities for comparative purposes only, and it is not indicative of what actual results would have been if the acquisition had taken place on January 1, 2015, or of any future results.

Year ended December 31,
2016

(in thousands)	(unaudited)
Revenue	$507,981
Net loss	(353,719)

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

2018 Acquisitions
In the year ended December 31, 2018, we completed acquisitions for a combined purchase price of approximately $62.9 million in cash, including $2.4 million of cash acquired. The acquisitions were funded with available cash on hand. We incurred $1.2 million in acquisition related costs, which are included in general and administrative expense for the year ended December 31, 2018. Goodwill for these acquisitions is not deductible for tax purposes.
The initial determination of the fair value of the assets acquired and liabilities assumed is based on a preliminary valuation and the estimates and assumptions for these items are subject to change as we obtain additional information during the measurement period. Subsequent changes to the purchase price or other fair value adjustments determined during the measurement period will be recorded as an adjustment to goodwill. The measurement period adjustments recognized during the period were immaterial and primarily related to working capital adjustments. We may have additional measurement period adjustments as we finalize the fair value of certain assets acquired and liabilities assumed.
The amounts of revenue and net loss related to these acquisitions included in our consolidated financial statements from the effective date of the respective acquisitions are insignificant for the year ended December 31, 2018. Pro forma information for these acquisitions have not been provided because the impact of the historical financials on our revenue, net loss and net income (loss) per share is not material. We recognize revenue on the acquired products in accordance with our revenue recognition policy as described above in Note 2. Summary of Significant Accounting Policies.
The following table summarizes the consideration paid and the amounts recognized for the assets acquired and liabilities assumed for our acquisitions completed in the year ended December 31, 2018:

Total Fair Value
(in thousands)
Current assets, including cash acquired	$4,821
Deferred tax asset	1,550
Fixed assets	1,352
Identifiable intangible assets	18,412
Goodwill	43,746
Current liabilities	(3,331)
Deferred tax liabilities	(666)
Deferred revenue	(2,944)
Total consideration	$62,940
The following table summarizes the fair value of the acquired identifiable intangible assets and weighted-average useful life:

	Fair Value	Weighted-average useful life
	(in thousands)	(in years)
Developed product technologies	$13,317	5
Customer relationships	4,805	4
Trademarks	290	3
Total identifiable intangible assets	$18,412

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

5. Goodwill and Intangible Assets
Goodwill
The following table reflects the changes in goodwill for the years ended December 31, 2017, December 31, 2018 and the three months ended March 31, 2019 (unaudited):

(in thousands)
Balance at December 31, 2016	$3,533,390
Acquisitions	17,121
Foreign currency translation and other adjustments	145,129
Balance at December 31, 2017	3,695,640
Acquisitions	43,746
Foreign currency translation and other adjustments	(55,425)
Balance at December 31, 2018	3,683,961
Foreign currency translation and other adjustments (unaudited)	(22,167)
Balance at March 31, 2019 (unaudited)	$3,661,794
The goodwill from acquisitions resulted primarily from our expectations that we will now be able to offer our customers additional products in new markets. Additionally, we expect the acquisitions will attract new customers for our entire line of products.
Intangible Assets
Intangible assets consisted of the following at December 31, 2017 and 2018:

	December 31, 2017			December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net

	(in thousands)
Developed product technologies	$1,006,454	$(324,196)	$682,258	$1,006,999	$(494,459)	$512,540
Customer relationships	546,207	(118,930)	427,277	541,717	(181,902)	359,815
Intellectual property	547	(59)	488	829	(129)	700
Trademarks	85,257	(1,075)	84,182	84,462	(1,256)	83,206
Customer backlog	6,200	(5,906)	294	—	—	—
Total intangible assets	$1,644,665	$(450,166)	$1,194,499	$1,634,007	$(677,746)	$956,261

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Intangible assets consisted of the following at March 31, 2019 (unaudited):

	March 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net

	(in thousands)
	(unaudited)
Developed product technologies	$1,002,377	$(536,082)	$466,295
Customer relationships	540,211	(198,007)	342,204
Intellectual property	874	(151)	723
Trademarks	84,056	(1,320)	82,736
Total intangible assets	$1,627,518	$(735,560)	$891,958
Intangible asset amortization expense was as follows:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Intangible asset amortization expense	$3,119	$206,086	$238,156	$242,849	$61,462	$60,341
As of December 31, 2018, we estimate aggregate intangible asset amortization expense to be as follows:

Estimated Amortization
(in thousands)
2019	$237,461
2020	235,116
2021	205,196
2022	67,497
2023	42,694
The expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, changes in foreign currency exchange rates, impairment of intangible assets, future changes to expected asset lives of intangible assets and other events. We had $83.8 million, $82.8 million and $82.4 million of trademarks recorded with an indefinite life that are not amortized at December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited), respectively. Our indefinite-lived trademarks primarily include the SolarWinds and THWACK trademarks.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

6. Fair Value Measurements
The following table summarizes the fair value of our financial assets that were measured on a recurring basis as of December 31, 2017, December 31, 2018 and at March 31, 2019 (unaudited). There have been no transfers between fair value measurement levels during the year ended December 31, 2018 or the three months ended March 31, 2019 (unaudited).

	Fair Value Measurements at December 31, 2017 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

	(in thousands)
Money market funds	$67,100	$—	$—	$67,100

	Fair Value Measurements at December 31, 2018 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

	(in thousands)
Money market funds	$117,100	$—	$—	$117,100

	Fair Value Measurements at March 31, 2019 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

	(in thousands)
	(unaudited)
Money market funds	$277,100	$—	$—	$277,100
As of December 31, 2017, December 31, 2018 and at March 31, 2019 (unaudited), the carrying value of our long-term debt approximates its estimated fair value as the interest rate on the debt agreements is adjusted for changes in the market rates. See Note 9. Debt for additional information regarding our debt.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

7. Property and Equipment
Property and equipment, including software, consisted of the following:

	December 31,		March 31,
	2017	2018	2019

	(in thousands)		(unaudited)
Equipment, servers and computers	$23,790	$32,081	$34,311
Furniture and fixtures	6,760	7,393	7,537
Software	3,143	2,475	2,540
Leasehold improvements	20,688	21,341	22,759
	$54,381	$63,290	$67,147
Less: Accumulated depreciation and amortization	(20,172)	(27,426)	(30,229)
Property and equipment, net	$34,209	$35,864	$36,918
Depreciation and amortization expense on property and equipment was as follows:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Depreciation and amortization	$778	$9,071	$11,617	$13,007	$3,200	$3,389
8. Accrued Liabilities and Other
Accrued liabilities and other current liabilities were as follows:

	December 31,		March 31,
	2017	2018	2019

	(in thousands)		(unaudited)
Payroll-related accruals	$24,995	$31,028	$20,192
Other accrued expenses and current liabilities	14,598	21,027	20,681
Total accrued liabilities and other	$39,593	$52,055	$40,873

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

9. Debt
Debt Agreements
The following table summarizes information relating to our debt:

	December 31,		December 31,		March 31,
	2017		2018		2019
	Amount	Effective Rate	Amount	Effective Rate	Amount	Effective Rate

	(in thousands, except interest rates)				(unaudited)
Revolving credit facility	$—	—%	$—	—%	$—	—%
First Lien Term Loan (as amended) due Feb 2024	1,678,050	5.07%	1,970,100	5.27%	1,965,125	5.25%
Second Lien Floating Rate Notes (as amended) due Feb 2024	680,000	10.14%	—	—%	—	—%
Total principal amount	2,358,050		1,970,100		1,965,125
Unamortized discount and debt issuance costs	(95,478)		(46,128)		(43,842)
Total debt	2,262,572		1,923,972		1,921,283
Less: Current portion of long-term debt	(16,950)		(19,900)		(19,900)
Total long-term debt	$2,245,622		$1,904,072		$1,901,383
Senior Secured Debt
Senior Secured First Lien Credit Facilities
In connection with the Take Private, we entered into a first lien credit agreement with Credit Suisse AG, Cayman Islands Branch, or Credit Suisse, as administrative agent and collateral agent, and a syndicate of institutional lenders and financial institutions, or Initial First Lien Credit Agreement.
The Initial First Lien Credit Agreement provided for senior secured first lien credit facilities of up to $1.65 billion, consisting of a $1.275 billion U.S. dollar term loan and a €230.0 million Euro term loan, or collectively, the Initial First Lien Term Loans, and a $125.0 million revolving credit facility (with a letter of credit sub-facility in the amount of $35.0 million), or the Initial Revolving Credit Facility, consisting of (i) a $100.0 million multicurrency tranche and (ii) a $25.0 million tranche available only in U.S. dollars. On February 5, 2016, we borrowed $1.5 billion in USD equivalent, consisting of the Initial First Lien Term Loans, and $20.0 million under the Initial Revolving Credit Facility. In May 2016, we entered into Amendment No. 1 to the First Lien Credit Agreement, or Amendment No. 1, and borrowed an additional $160.0 million in U.S. dollar term loans to finance a portion of the acquisition of LOGICnow.
In August 2016, we entered into Amendment No. 2 to the Initial First Lien Credit Agreement, or Amendment No. 2, which replaced the Initial First Lien Term Loans with a new $1.7 billion U.S. dollar term loan, or the 2016 Refinancing First Lien Term Loan. For certain lenders of the syndicate, Amendment No. 2 was determined to be a debt extinguishment and, accordingly, a loss on debt extinguishment of $22.8 million was recorded to other income (expense) in the consolidated statement of operations for the Successor period ended December 31, 2016.
In February 2017, we entered into Amendment No. 3 to the Initial First Lien Credit Agreement, or Amendment No. 3, which replaced the 2016 Refinancing First Lien Term Loan with a new $1.695 billion U.S. dollar term loan, or 2017 Refinancing First Lien Term Loan. For certain lenders of the syndicate, Amendment No. 3 was determined to be a debt extinguishment and, accordingly, a loss on debt extinguishment of $18.6 million was recorded to other income (expense) in the consolidated statement of operations for the year ended December 31, 2017.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

In March 2018, we entered into Amendment No. 4 to the Initial First Lien Credit Agreement, or Amendment No. 4, which replaced the outstanding borrowings with a new $1.99 billion U.S. dollar term loan, or First Lien Term Loan. The Initial First Lien Credit Agreement, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4 is referred to here as the First Lien Credit Agreement. The proceeds of the First Lien Term Loan were used to repay all outstanding borrowings including accrued interest under the 2017 Refinancing First Lien Term Loan and a portion of the Second Lien Notes (as defined below), including accrued interest and related transaction costs. In connection with Amendment No. 4, a loss on debt extinguishment of $21.4 million was recorded to other income (expense) in the consolidated statement of operations for the year ended December 31, 2018.
The First Lien Credit Agreement provides for senior secured first lien credit facilities, consisting as of March 31, 2019 (unaudited) of:

•	a $1.99 billion First Lien Term Loan with a final maturity date of February 5, 2024; and

•
a $125.0 million revolving credit facility (with a letter of credit sub-facility in the amount of $35.0 million), or the Revolving Credit Facility, consisting of (i) a $100.0 million multicurrency tranche and (ii) a $25.0 million tranche available only in U.S. dollars, of which $7.5 million has a final maturity date of February 5, 2021 and $17.5 million has a final maturity date of February 5, 2022.

Prior to the completion of our IPO, borrowings under our Revolving Credit Facility bore interest at a floating rate which was, at our option, either (1) a Eurodollar rate for a specified interest period plus an applicable margin of 3.00% or (2) a base rate plus an applicable margin of 2.00%. Upon completion of our IPO, the applicable margins for Eurodollar rate and base rate borrowings were reduced to 2.50% and to 1.50%, respectively. The Eurodollar rate applicable to the Revolving Credit Facility is subject to a “floor” of 0.0%.
Prior to the completion of our IPO, borrowings under our First Lien Term Loan bore interest at a floating rate which was, at our option, either (1) a Eurodollar rate for a specified interest period plus an applicable margin of 3.00% or (2) a base rate plus an applicable margin of 2.00%. Upon completion of our IPO, the applicable margins for Eurodollar and base rate borrowings were reduced to 2.75% and 1.75%, respectively. The Eurodollar rate applicable to the First Lien Term Loan is subject to a “floor” of 0.0%.
The Eurodollar rate is equal to an adjusted London Interbank Offered Rate, or LIBOR, for a one-, two-, three- or six-month interest period with a LIBOR floor of 0%. The base rate for any day is a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced by Credit Suisse as its “prime rate” and (b) the federal funds effective rate in effect on such day plus 0.50% and (c) the one-month adjusted LIBOR plus 1.0% per annum.
The First Lien Term Loan requires equal quarterly repayments equal to 0.25% of the original principal amount.
In addition to paying interest on loans outstanding under the Revolving Credit Facility and the First Lien Term Loan, we are required to pay a commitment fee of 0.50% per annum of unused commitments under the Revolving Credit Facility. The commitment fee is subject to a reduction to 0.375% per annum based on our first lien net leverage ratio.
The First Lien Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness; incur liens; engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances. In addition, the terms of the First Lien Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the Revolving Credit Facility exceeds 35% of the aggregate commitments under the Revolving Credit Facility, our first lien net leverage ratio cannot exceed 7.40 to 1.00. The First Lien Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default. As of December 31, 2018 and March 31, 2019 (unaudited), we were in compliance with all covenants of the First Lien Credit Agreement.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

The following table summarizes the future minimum principal payments under the First Lien Term Loan outstanding as of December 31, 2018:

As of December 31, 2018

(in thousands)
2019	$19,900
2020	19,900
2021	19,900
2022	19,900
2023	19,900
Thereafter	1,870,600
Total minimum principal payments	$1,970,100
Senior Secured Second Lien Credit Facility
In February 2016, in connection with the Take Private, we issued senior secured second lien floating rate notes, or the Second Lien Notes, with approximately $580.0 million aggregate principal amount due in February 2024. In May 2016, we entered into Amendment No.1 to the Second Lien Notes and issued an additional $100.0 million to finance a portion of the acquisition of LOGICnow. The Second Lien Notes bore interest at a rate per annum, reset quarterly, equal to a three-month Adjusted LIBOR Rate, with a “floor” of 1.0%, plus 8.75%.
In March 2018, we terminated the agreements governing our Second Lien Notes and repaid or exchanged the then-outstanding principal on our Second Lien Notes of $680.0 million and replaced the Second Lien Notes with a new second lien credit agreement, or the Second Lien Credit Agreement, with Wilmington Trust, National Association or Wilmington Trust, as administrative agent and collateral agent, and certain other financial institutions. The Second Lien Credit Agreement provided for a $315.0 million U.S. dollar term loan, or the Second Lien Term Loan, with a final maturity of February 5, 2025 and did not require periodic principal payments. In connection with the redemption and exchange of our Second Lien Notes, a loss on debt extinguishment of $39.2 million, which includes a $22.7 million redemption premium, was recorded to other income (expense) in the consolidated statement of operations for the year ended December 31, 2018.
In October 2018, we completed our IPO and used a portion of the net proceeds from the offering to repay the $315.0 million in borrowings outstanding under our Second Lien Term Loan. In connection with the repayment of our Second Lien Term Loan, a loss on debt extinguishment of $19.5 million, which includes a $14.2 million prepayment fee, was recorded to other income (expense) in the consolidated statement of operations for the year ended December 31, 2018.
10. Redeemable Convertible Class A Common Stock
Prior to the conversion of Class A Common Stock into common stock at the IPO, the Class A Common Stock accrued dividends at a rate of 9% per annum and had a liquidation preference equal to $1,000 per share plus any accrued and unpaid dividends. Redeemable convertible Class A Common Stock was recorded at liquidation value plus accrued, unpaid dividends in our consolidated balance sheets. Cumulative undeclared and unpaid dividends on Class A Common Stock totaled $485.9 million at December 31, 2017.
In October 2018, we amended our certificate of incorporation to modify the conversion price of the Class A Common Stock from the initial public offering price per share to a stated conversion price of $19.00 per share. Therefore, immediately prior to the completion of our IPO, we converted each outstanding share of our Class A Common Stock into 140,053,370 shares of common stock which was equal to the result of the liquidation value of such share of Class A Common Stock, divided by $19.00 per share. The liquidation value for each share of Class A Common Stock was equal to $1,000. At the time of the conversion of the Class A Common Stock, we also converted $717.4 million of

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

accrued and unpaid dividends on the Class A Common Stock into 37,758,109 shares of common stock equal to the result of the accrued and unpaid dividends on each share of Class A Common Stock, divided by $19.00 per share. Upon the modification and conversion of the Class A Common Stock into common stock, we recognized a $711.2 million gain related to the difference between the fair value of the consideration transferred to the Class A Common Stock shareholders and the carrying value of the Class A Common Stock. The gain on conversion of Class A Common Stock was recorded in accumulated deficit and included in net income (loss) available to common shareholders in the computation of net income (loss) per share.
11. Stockholders’ Equity (Deficit) and Stock-Based Compensation
Successor
Common Stock and Preferred Stock
As of December 31, 2017, the Company had authorized capital stock of 238,755,000 shares consisting of 5,755,000 shares of Class A Common Stock, par value $0.001 per share, or Class A Common Stock, and 233,000,000 shares of Class B Common Stock, par value of $0.001 per share, or Class B Common Stock.
In October 2018, we completed our IPO in which we sold and issued 25,000,000 shares of our common stock at an issue price of $15.00 per share. We raised a total of $375.0 million in gross proceeds from the offering, or approximately $353.0 million in net proceeds.
Upon the closing of our IPO, all shares of Class A Common Stock that were outstanding immediately prior to the closing of the offering converted into shares of common stock in accordance with the terms of our certificate of incorporation, as amended. In addition, we converted the accrued and unpaid dividends on the Class A Common Stock into shares of common stock equal to the result of the accrued and unpaid dividends on each share of Class A Common Stock, divided by the conversion price of $19.00 per share. See Note 10. Redeemable Convertible Class A Common Stock for additional details of the conversion of the Class A Common Stock. All outstanding shares of Class B Common Stock converted into common stock on a one-for-one basis.
In October 2018, following consummation of our initial public offering, we amended our certificate of incorporation to, among other things, set the authorized capital stock of the Company at 1,000,000,000 shares of common stock, par value of $0.001 per share, and 50,000,000 shares of preferred stock, par value of $0.001 per share. Each share of common stock entitles the holder thereof to one vote on each matter submitted to a vote at any meeting of stockholders.
2016 Equity Incentive Plan
The board of directors adopted, and the stockholders approved, the SolarWinds Corporation Equity Plan, or 2016 Plan, in June 2016. Under the 2016 Plan, the Company was able to sell or grant shares of Class A Common Stock and Class B Common Stock and common stock-based awards, including nonqualified stock options, to the Company’s employees, consultants, directors, managers and advisors. Our ability to grant any future equity awards under the 2016 Plan terminated in October 2018 following the consummation of our initial public offering. Our 2016 Plan will continue to govern the terms and conditions of all outstanding equity awards granted under the 2016 Plan.
The Company has issued common stock-based incentive awards, consisting of nonqualified stock options exercisable for shares of common stock and restricted shares of common stock, under the 2016 Plan to employees and certain members of the Company’s board of directors. Options and restricted stock issued under the 2016 Plan to employees at the level of vice president and below generally vest annually over four or five years on each anniversary of the vesting commencement date, subject to continued employment through each applicable vesting date. Options and restricted stock issued under the 2016 Plan to employees at the level of group vice president and above generally vest 50% annually over four or five years on each anniversary of the vesting commencement date and 50% annually over four or five years after the end of each applicable fiscal year provided specified performance targets set by the board of directors are achieved for that fiscal year, subject to continued employment through each applicable vesting date. The term of an incentive stock option granted under our 2016 Plan may not exceed ten years. Under the terms of

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

the applicable stock option agreements and restricted stock purchase agreements, the Company has the right (but will not be required) to repurchase restricted stock that has been purchased by an employee or director in the event that stockholder ceases to be employed or engaged (as applicable) by the Company for any reason or in the event of a change of control or due to certain regulatory burdens. The repurchase price for any unvested shares will be equal to the lesser of (i) the price the stockholder paid for those shares and (ii) the fair market value of those shares. The repurchase price for any vested shares will be equal to the fair market value of those shares unless the stockholder was terminated for cause or the stockholder violated any restrictive covenants in its agreements with the Company. If a stockholder is terminated for cause or violates any restrictive covenants, the repurchase price for the stockholder’s vested shares will be the same as for unvested shares.
We have granted employees restricted stock and options at exercise prices equal to the fair value of the underlying common stock at the time of grant, as determined by our board of directors on a contemporaneous basis. As of December 31, 2018, common stock-based incentive awards of 8,115,334 were outstanding under the 2016 Plan consisting of 3,129,900 stock options and 4,985,434 shares of restricted common stock. As of March 31, 2019 (unaudited), common stock-based incentive awards of 6,486,450 were outstanding under the 2016 Plan consisting of 2,937,025 stock options and 3,549,425 shares of restricted common stock.
For the period from February 5, 2016 to December 31, 2016, the years ended December 31, 2017 and December 31, 2018 and the three months ended March 31, 2019 (unaudited), the Company repurchased 14,000, 640,454, 272,133 and 20,000 shares, respectively, of vested and unvested restricted common stock upon employee terminations.
2018 Equity Incentive Plan
In October 2018, the board of directors adopted, and the stockholders approved, the SolarWinds Corporation 2018 Equity Incentive Plan, or 2018 Plan. Under the 2018 Plan, the Company is able to sell or grant shares of common stock-based awards, including nonstatutory stock options or incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and other cash-based or stock-based awards, to the Company’s employees, consultants, directors, managers and advisors. The term of a stock option and stock appreciation right granted under our 2018 Plan may not exceed ten years. We reserved 30,000,000 shares of our common stock for issuance under the 2018 Plan. As of December 31, 2018, stock-based incentive awards of 7,248,388 were outstanding under the 2018 Plan, consisting of 6,277,466 restricted stock units, or RSUs, and 970,922 performance stock units, or PSUs, at the target award amount and 22,751,612 shares were reserved for future grants.
As of March 31, 2019 (unaudited), stock-based incentive awards of 7,118,101 were outstanding under the 2018 Plan, consisting of 6,216,511 restricted stock units, or RSUs, and 901,590 performance stock units, or PSUs, at the target award amount and 22,881,899 shares were reserved for future grants.
RSUs generally vest annually over four years on each anniversary of the vesting commencement date, subject to continued employment through each applicable vesting date. PSUs generally vest over a three-year period based on the achievement of specified performance targets for the fiscal year ended December 31, 2019 and subject to continued service through the applicable vesting dates. Based on the extent to which the performance targets are achieved, vested shares may range from 0% to 150% of the target award amount.
Stock-based compensation expense recorded for the Successor period from February 5, 2016 through December 31, 2016 and the year ended December 31, 2017 was immaterial and was $5.8 million and $7.7 million for the year ended December 31, 2018 and the three months ended March 31, 2019 (unaudited), respectively.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Stock Option Awards
Option grant activity under the 2016 Plan was as follows:

	Number of Shares Outstanding	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted- Average Remaining Contractual Term (in years)
Outstanding balances at December 31, 2017	2,156,550	$0.45
Options granted	1,327,475	3.40
Options exercised	(46,100)	0.36
Options forfeited	(288,075)	1.38
Options expired	(35,050)	0.36
Outstanding balances at December 31, 2018	3,114,800	$1.62
Options exercisable at December 31, 2018	659,950	$0.40	$8,865	7.92
Options vested and expected to vest at December 31, 2018	3,114,800	$1.62	$38,022	8.59

Outstanding balances at December 31, 2018	3,114,800	$1.62
Options granted (unaudited)	—	—
Options exercised (unaudited)	(46,625)	0.78
Options forfeited (unaudited)	(143,850)	2.32
Options expired (unaudited)	(2,400)	0.74
Outstanding balances at March 31, 2019 (unaudited)	2,921,925	$1.60
Options exercisable at March 31, 2019 (unaudited)	801,725	$0.61	$15,158	7.79
Options vested and expected to vest at March 31, 2019 (unaudited)	2,921,925	$1.60	$52,353	8.32
Additional information regarding options follows (in thousands except for per share amounts):

	Period From February 5 Through December 31,	Year Ended December 31,	Year Ended December 31,	Three Months Ended March 31,
	2016	2017	2018	2018	2019
				(unaudited)
Weighted-average grant date fair value per share of options granted during the period	$0.12	$0.28	$1.98	$1.18	$—
Aggregate intrinsic value of options exercised during the period	—	2	407	3	811
Aggregate fair value of options vested during the period	—	35	109	39	276
The unrecognized stock-based compensation expense related to unvested stock options and subject to recognition in future periods was approximately $2.2 million and $1.9 million as of December 31, 2018 and March 31, 2019 (unaudited), respectively. We expect to recognize this expense over weighted average periods of approximately 3.3 years and 3.0 years at December 31, 2018 and March 31, 2019 (unaudited), respectively.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Restricted Stock
The following table summarizes information about restricted stock activity subject to vesting under the 2016 Plan:

Number of Shares Outstanding
Unvested balances at December 31, 2017	5,789,401
Restricted stock granted and issued	820,500
Restricted stock vested	(1,407,834)
Restricted stock repurchased - unvested shares	(216,633)
Unvested balances at December 31, 2018	4,985,434
Restricted stock granted and issued (unaudited)	—
Restricted stock vested (unaudited)	(1,416,009)
Restricted stock repurchased - unvested shares (unaudited)	(20,000)
Unvested balances at March 31, 2019 (unaudited)	3,549,425
Restricted stock was purchased at fair market value by the employee and common stock was issued at the date of grant. The weighted-average grant date fair market value of restricted common stock purchased was $0.27 per share, $0.67 per share and $2.10 per share for the Successor period of February 5, 2016 through December 31, 2016, the years ended December 31, 2017 and 2018, respectively. The aggregate intrinsic value of restricted stock vested during the years ended December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited) was $0.8 million, $3.7 million and $26.3 million, respectively. There were no vestings of restricted stock during the Successor Period ended December 31, 2016.
Restricted stock is subject to certain restrictions, such as vesting and a repurchase right. The common stock acquired by the employee is restricted stock because vesting is conditioned upon (i) continued employment through the applicable vesting date and (ii) for employees at the level of group vice president and above, the achievement of certain financial performance targets determined by the board of directors. The restricted stock is subject to repurchase in the event the stockholder ceases to be employed or engaged (as applicable) by the Company for any reason or in the event of a change of control or due to certain regulatory burdens. As the restricted stock is purchased at fair market value at the time of grant, there is no stock-based compensation expense recognized related to these awards. The related liability for unvested shares is included in other long-term liabilities on the consolidated balance sheet and was $1.7 million, $2.9 million and $2.2 million as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited), respectively.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Restricted Stock Units
The following table summarizes information about restricted stock unit activity under the 2018 Plan:

	Number of Units Outstanding	Weighted-Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value (in thousands)	Weighted-Average Remaining Contractual Term (in years)
Unvested balances at December 31, 2017	—	$—
Restricted stock units granted	6,283,232	14.21
Restricted stock units vested	—	—
Restricted stock units forfeited	(5,766)	14.21
Unvested balances at December 31, 2018	6,277,466	$14.21	$86,817	3.81
Restricted stock units granted (unaudited)	161,673	19.02
Restricted stock units vested (unaudited)	—	—
Restricted stock units forfeited (unaudited)	(222,628)	14.21
Unvested balances at March 31, 2019 (unaudited)	6,216,511	$14.37	$121,346	3.58
The total unrecognized stock-based compensation expense related to unvested restricted stock units and subject to recognition in future periods is $85.1 million and $79.9 million as of December 31, 2018 and March 31, 2019 (unaudited), respectively and we expect to recognize this expense over a weighted-average period of 3.81 years and 3.58 years, respectively.
Performance Stock Units
The following table summarizes information about performance stock unit activity under the 2018 Plan:

	Number of Units Outstanding	Weighted-Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value (in thousands)	Weighted-Average Remaining Contractual Term (in years)
Unvested balances at December 31, 2017	—	$—
Performance stock units granted	970,922	14.21
Performance stock units vested	—	—
Performance stock units forfeited	—	—
Unvested balances at December 31, 2018	970,922	$14.21	$13,428	2.16
Performance stock units granted (unaudited)	—	—
Performance stock units vested (unaudited)	—	—
Performance stock units forfeited (unaudited)	(69,332)	14.21
Unvested balances at March 31, 2019 (unaudited)	901,590	$14.21	$17,599	1.96
Assuming the PSUs vest at the target award amount, the total unrecognized stock-based compensation expense related to unvested performance stock units and subject to recognition in future periods is $12.6 million and $10.2 million as of December 31, 2018 and March 31, 2019 (unaudited), respectively and we expect to recognize this expense over a weighted-average period of 2.16 years and 1.96 years, respectively.
Employee Stock Purchase Plan
In October 2018, our board of directors adopted and our stockholders approved our 2018 Employee Stock Purchase Plan, or the ESPP. We reserved a total of 3,750,000 shares of our common stock for sale under our ESPP.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Our ESPP permits eligible participants to purchase common stock through payroll deductions of up to 20% of their eligible compensation during the offering period. The ESPP will typically be implemented through consecutive six-month offering periods. Amounts deducted and accumulated from participant compensation, or otherwise funded in any participating non-U.S. jurisdiction in which payroll deductions are not permitted, are used to purchase shares of our common stock at the end of each offering period. The purchase price of the shares will be 85% of the lesser of the fair market value of our common stock on the first day of the offering period and the fair market value on the last day of the offering period. No participant may purchase more than $25,000 worth of common stock per calendar year.
We did not have an ESPP offering period in 2018 or the three months ended March 31, 2019 (unaudited), therefore no stock-based compensation expense was recognized related to our ESPP plan.
Predecessor
Predecessor Stock Plans
Our Predecessor Stock Plans included our Amended and Restated Stock Incentive Plan, or 2005 Stock Plan, our 2008 Equity Incentive Plan, or 2008 Stock Plan, and our 2015 Performance Incentive Plan, or 2015 Stock Plan. Our ability to grant any future equity awards under the 2015 Plan terminated in February 2016 following the consummation of the Take Private.
As a result of the Take Private, all outstanding stock option awards granted under our Predecessor Stock Plans, whether vested or unvested, were cancelled and converted into the right to receive the per share price of $60.10 less the applicable exercise price per share and applicable withholding taxes.
All outstanding restricted stock units, or RSUs, granted under the 2008 Plan, other than those RSUs granted to certain of our management team members, vested in full and were converted into the right to receive the per share price less applicable withholding taxes. The vesting of the RSUs held by certain of our officers (excluding those RSUs issued under the 2015 Plan) accelerated by 50% at the Take Private, and these vested RSUs were cancelled and converted into the right to receive the per share price less applicable withholding taxes. The remaining unvested RSUs held by such officers and all RSUs issued under our 2015 Plan were cancelled and converted into the right to receive the per share price less applicable withholding taxes shortly after those RSUs would have vested based on the underlying original RSU vesting schedule and subject to continued employment of the holders of those RSUs. See Note 16. Commitments and Contingencies for further discussion of the Successor Take Private deferred stock payments related to the Predecessor awards not subject to accelerated vesting.
For the period from January 1, 2016 through February 4, 2016, we recognized stock-based compensation expense of $87.8 million, of which $80.3 million related to the acceleration of stock awards at the Take Private.
Additional information regarding options follows (in thousands except for per share amounts):

Period From January 1 Through February 4, 2016
Weighted-average grant date fair value per share of options granted during the period	$—
Aggregate intrinsic value of options exercised during the period	1,584
Aggregate fair value of options vested during the period	3,702
The aggregate fair value of restricted stock units vested during the period from January 1, 2016 through February 4, 2016 was $88.8 million. For restricted stock units granted, the number of shares issued on the date the restricted stock units vest is generally net of the minimum statutory withholding requirements that we pay in cash to the appropriate taxing authorities on behalf of our employees. We withheld and retired approximately 40,000 shares to satisfy $2.3 million of employees’ tax obligations for the period from January 1, 2016 through February 4, 2016. These shares are treated as common stock repurchases in our consolidated financial statements.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

12. Net Income (Loss) Per Share
A reconciliation of net income (loss) available to common stockholders and the number of shares in the calculation of basic and diluted income (loss) per share follows:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Basic net earnings (loss) per share
Numerator:
Net income (loss)	$(71,811)	$(262,594)	$(83,866)	$(102,066)	$(59,910)	$3,145
Accretion of dividends on Class A common stock	—	(217,904)	(268,007)	(231,549)	(69,835)	—
Gain on conversion of Class A common stock	—	—	—	711,247	—	—
Earnings allocated to unvested restricted stock	—	—	—	(12,997)	—	(42)
Net income (loss) available to common stockholders	$(71,811)	$(480,498)	$(351,873)	$364,635	$(129,745)	$3,103
Denominator:
Weighted-average common shares outstanding used in computing basic net earnings (loss) per share	71,989	96,465	100,433	140,301	101,644	305,653

Diluted net earnings (loss) per share
Numerator:
Net income (loss) available to common stockholders	$(71,811)	$(480,498)	$(351,873)	$364,635	$(129,745)	$3,103
Denominator:
Weighted-average shares used in computing basic net earnings (loss) per share	71,989	96,465	100,433	140,301	101,644	305,653
Add stock-based incentive stock awards	—	—	—	2,240	—	4,130
Weighted-average shares used in computing diluted net earnings (loss) per share	71,989	96,465	100,433	142,541	101,644	309,783

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

The following weighted-average outstanding shares of common stock equivalents were excluded from the computation of the diluted net income (loss) per share attributable to common stockholders for the periods presented because their effect would have been anti-dilutive or for which the performance condition had not been met at the end of the period:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Stock options to purchase common stock	659	493	1,635	524	2,035	369
Performance-based stock options to purchase common stock	—	5	105	119	165	130
Non-vested restricted stock incentive awards	—	1,524	3,565	3,442	2,990	2,908
Performance-based non-vested restricted stock incentive awards	—	965	2,527	1,559	1,812	1,282
Restricted stock units	16	—	—	1,139	—	4,675
Performance stock units	—	—	—	175	—	957
Total anti-dilutive shares	675	2,987	7,832	6,958	7,002	10,321
Prior to the conversion at the IPO, Class A Common Stock was not included in the basic or diluted earnings (loss) per share calculations as it was contingently convertible upon a future event. See Note 10. Redeemable Convertible Class A Common Stock for additional details of the conversion of the Class A Common Stock.
The calculation of diluted earnings per share requires us to make certain assumptions related to the use of proceeds that would be received upon the assumed exercise of stock options or purchase of restricted stock.
13. Employee Benefit Plans
401(k) Plan
We maintain a 401(k) matching program for all eligible employees. We, as sponsor of the plan, use an independent third party to provide administrative services to the plan. We have the right to terminate the plan at any time. Employees are fully vested in all contributions to the plan. Our expense related to the plan was as follows:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Employee benefit plan expense	$1,866	$2,145	$4,299	$4,474	$1,307	$1,489

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

14. Related Party Transactions
Management Fee Agreement with Silver Lake Management, Thoma Bravo and TB Partners
On February 5, 2016, we entered into a Management Fee Agreement with Silver Lake Management Company IV, L.L.C. (Silver Lake Management), Thoma Bravo, LLC (Thoma Bravo) and Thoma Bravo Partners XI, L.P. (TB Partners and, collectively with Silver Lake Management and Thoma Bravo, the Managers), pursuant to which the Managers provided business and organizational strategy and financial and advisory services. Under the Management Fee Agreement, we paid to the Managers quarterly payments of $2.5 million in the aggregate, plus fees for certain corporate transactions in the Managers’ discretion. Each payment of fees under the Management Fee Agreement was allocated among the Managers as follows: 50% to Silver Lake Management, 40.73% to Thoma Bravo and 9.27% to TB Partners. We also reimbursed each of the Managers for all out-of-pocket costs incurred in connection with activities under the Management Fee Agreement, and we indemnified the Managers and their respective related parties from and against all losses, claims, damages and liabilities related to the performance of the Managers obligations under the Management Fee Agreement. The Management Fee Agreement terminated upon the consummation of our initial public offering in October 2018 and no future payments are required.
The following table details the management fees for the respective periods:

	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2018	2018	2019

	(in thousands)			(unaudited)
Silver Lake Management	$4,519	$5,000	$4,063	$1,250	$—
Thoma Bravo	3,681	4,073	3,309	1,018	—
TB Partners	838	927	753	232	—
	$9,038	$10,000	$8,125	$2,500	$—
15. Income Taxes
U.S. and international components of loss before income taxes were as follows:

	Predecessor	Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,
	2016	2016	2017	2018

		(in thousands)
U.S.	$(107,749)	$(255,846)	$(13,857)	$(116,459)
International	(17,218)	(103,399)	(47,611)	(5,251)
Loss before income taxes	$(124,967)	$(359,245)	$(61,468)	$(121,710)

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

Income tax expense (benefit) was composed of the following:

	Predecessor	Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,
	2016	2016	2017	2018

		(in thousands)
Current:
Federal	$(33,958)	$9,831	$118,909	$(10,906)
State	—	579	455	2,191
International	(1,343)	605	1,009	10,759
	(35,301)	11,015	120,373	2,044
Deferred:
Federal	(11,155)	(92,602)	(90,498)	(14,978)
State	(2,771)	(967)	79	670
International	(3,929)	(14,097)	(7,556)	(7,380)
	(17,855)	(107,666)	(97,975)	(21,688)
	$(53,156)	$(96,651)	$22,398	$(19,644)
The difference between the income tax expense (benefit) derived by applying the federal statutory income tax rate to our income (loss) before income taxes and the amount recognized in our consolidated financial statements is as follows:

	Predecessor	Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,
	2016	2016	2017	2018

		(in thousands)
Expense (benefit) derived by applying the federal statutory income tax rate to income (loss) before income taxes	$(43,739)	$(125,736)	$(21,514)	$(25,558)
State taxes, net of federal benefit	(1,801)	(241)	297	2,435
Permanent items	3,145	1,819	(613)	224
Impact of the Tax Act
One-time transition tax	—	—	130,802	140
Rate change	—	—	(91,545)	—
Domestic production activity benefit	(308)	—	(3,794)	—
Research and experimentation tax credits	(2,199)	329	(270)	(1,955)
Withholding tax	—	3,951	—	2,486
Net operating loss carryback	3,872	—	—	—
Stock-based compensation	(14,076)	—	—	238
Effect of foreign operations	1,950	23,227	9,035	2,346
	$(53,156)	$(96,651)	$22,398	$(19,644)
The Tax Act reduces the U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that have not been taxed previously in the U.S., and creates new taxes on certain foreign sourced earnings. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, re-measuring our U.S. deferred tax assets and liabilities as

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Due to the timing of the enactment and the complexity involved in applying the provisions of the Tax Act, we made reasonable estimates of the effects and recorded provisional amounts in our consolidated financial statements for the year ended December 31, 2017.
Included in the provisional amount recorded for the year ended December 31, 2017 is a one-time transition tax of $130.8 million on our accumulated foreign earnings. We have elected to pay the related liability due to this transition tax of $120.8 million over eight years. This income tax expense was partially offset by $91.5 million related to the re-measurement of our deferred tax assets and liabilities at the revised U.S. statutory rates.
During 2018, we completed our accounting for the income tax effects of the Tax Act. Upon further analysis of the Tax Act, additional guidance issued by the U.S. Treasury Department, state taxing authorities, and other standard-setting bodies, we finalized our calculation of the transition tax during the year ended December 31, 2018. We recognized an additional expense of $0.1 million to the provisional amounts noted above and included these adjustments as a component of income tax expense from continuing operations. We reduced our liability related to the transition tax by $9.6 million. The final transition tax liability of $111.2 million will be paid over eight years.
The components of the net deferred tax amounts recognized in the accompanying consolidated balance sheets were:

	December 31,
	2017	2018

	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$201	$436
Accrued expenses	4,323	3,133
Net operating loss	47,631	26,652
Research and experimentation credits	2,177	1,689
Stock-based compensation	—	1,090
Interest	—	1,528
Deferred revenue	—	1,164
Other credits	2,920	790
Total deferred tax assets	57,252	36,482
Valuation allowance	(1,811)	(1,775)
Deferred tax assets, net of valuation allowance	55,441	34,707
Deferred tax liabilities:
Property and equipment	11,891	9,107
Prepaid expenses	1,230	1,805
Deferred revenue	101	—
Debt costs	14,917	9,118
Foreign royalty	714	2,017
Intangibles	189,686	152,931
Total deferred tax liabilities	218,539	174,978
Net deferred tax liability	$163,098	$140,271
The Tax Act reduces the U.S. federal corporate tax rate from 35% to 21% for our tax years beginning in 2018, which resulted in the re-measurement of the federal portion of our deferred tax assets and liabilities as of December 31, 2017 from 35% to the new 21% tax rate. At December 31, 2017 and 2018, we had net operating loss carry forwards for U.S. federal income tax purposes of approximately $91.5 million and $12.2 million, respectively, of which $4.3

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

million and $12.2 million, respectively, are limited due to IRC Section 382 limitations. These U.S. federal net operating losses are available to offset future U.S. federal taxable income, and begin to expire at various dates from 2021 through 2037.
At December 31, 2017 and 2018, we had net operating loss carry forwards for certain state income tax purposes of approximately $103.7 million and $106.7 million, respectively, some of which are limited due to IRC Section 382. These state net operating losses are available to offset future state taxable income, and begin to expire in 2031.
At December 31, 2017 and 2018, we had foreign net operating loss carry forwards of approximately $100.5 million and $78.6 million, respectively, which are available to offset future foreign taxable income, and begin to expire in 2019.
At December 31, 2017 and 2018, we had research and experimentation tax credit carry forwards of approximately $0.7 million and $0.7 million, respectively, which are available to offset future U.S. federal income tax. These U.S. federal tax credits begin to expire in 2027.
We received a corporate income tax holiday in the Philippines which expired in 2018. We anticipate an extension of the corporate tax holiday through 2019. The income tax benefit attributable to this holiday is insignificant as of December 31, 2018.
We establish valuation allowances when necessary to reduce deferred tax assets to amounts expected to be realized. As of December 31, 2017 and 2018, we have recorded a valuation allowance of $1.8 million and $1.8 million, respectively. The valuation allowance is all related to the deferred tax assets of a Canadian subsidiary.
The Tax Act imposes a mandatory transition tax on accumulated foreign earnings as of December 31, 2017. Effective January 1, 2018, the Tax Act creates a new territorial tax system in which we will recognize the tax impact of including certain foreign earnings in U.S. taxable income as a period cost. For the year ended December 31, 2018, we do not anticipate incurring a global intangible low-taxed income, or GILTI, liability; however, to the extent that we incur expense under the GILTI provisions, we will treat it as a component of income tax expense in the period incurred. Although accumulated foreign earnings have been subject to U.S. tax as of December 31, 2017, and future foreign earnings will be subject to a new territorial tax system, we intend to indefinitely reinvest all foreign earnings. Therefore, we have not recognized deferred income taxes for local country income and withholding taxes that could be incurred on distributions of certain foreign earnings or for outside basis differences in our subsidiaries.
Gross unrecognized tax benefits, all of which, if recognized, would affect our effective tax rate were as follows:

	Predecessor	Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,
	2016	2016	2017	2018

		(in thousands)
Gross unrecognized tax benefits	$17,631	$22,888	$19,504	$19,709
Our policy is to include interest and penalties related to unrecognized tax benefits as a component of income tax expense. At December 31, 2017 and 2018, we had accrued interest and penalties related to unrecognized tax benefits of approximately $3.0 million and $4.1 million, respectively.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

The aggregate changes in the balance of our gross unrecognized tax benefits, excluding accrued interest, were as follows:

	Predecessor	Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,
	2016	2016	2017	2018

		(in thousands)
Balance, beginning of year	$16,370	$17,631	$22,888	$19,504
Increases for tax positions related to the current year	1,335	4,421	502	59
Decreases for tax positions related to the current year	—	—	(715)	—
Increases for tax positions related to prior years	230	836	—	146
Decreases for tax positions related to prior years	(304)	—	(3,171)	—
Reductions due to lapsed statute of limitations	—	—	—	—
Balance, end of year	$17,631	$22,888	$19,504	$19,709
We do not believe that it is reasonably possible that our unrecognized tax benefits will significantly change in the next twelve months.
We file U.S., state and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2011 through 2017 tax years generally remain open and subject to examination by federal tax authorities. The 2011 through 2017 tax years generally remain open and subject to examination by the state tax authorities and foreign tax authorities. We are currently under examination by the IRS for the tax years 2011 through the period ending February 2016. We are under audit by the Indian Tax Authority for the 2014 and 2017 tax years. We are currently under audit by the California Franchise Tax Board for the 2012 through 2014 tax years. We were notified in January 2019 that the Massachusetts Department of Revenue would audit the 2015 through February 2016 tax years. We were notified in December 2017 that the Swiss Tax Authorities would audit the 2014 through 2016 tax years. This audit concluded in April 2018 with no adjustments. We are not currently under audit in any other taxing jurisdictions.
On July 24, 2018, U.S. Court of Appeals for the Ninth Circuit reversed the decision of the U.S. Tax Court in Altera Corp. v. Commissioner related to the treatment of stock-based compensation in an intercompany cost sharing arrangement. On August 7, 2018, the Ninth Circuit withdrew the opinion to allow time for a reconstituted panel to confer on this appeal. Due to the uncertainty surrounding the status of the current regulations, questions related to the scope of potential benefits or obligations, and the risk of the Tax Court’s decision being overturned upon appeal, we have not recorded any benefit or expense as of December 31, 2018. We will continue to monitor ongoing developments and potential impacts to our consolidated financial statements.
16. Commitments and Contingencies
Leases
We lease our offices and do not own any real estate. Our corporate headquarters is located in Austin, Texas and currently consists of approximately 348,000 square feet. We also lease office space domestically and internationally in various locations for our operations, including facilities located in Cork, Ireland; Brno, Czech Republic; Durham, North Carolina; Manila, Philippines; Ottawa, Canada; Dundee, United Kingdom; Krakow, Poland; Lehi, Utah and Singapore.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

At December 31, 2018, future minimum lease payments under non-cancellable operating leases were as follows:

Minimum Lease Payments
(in thousands)
2019	$15,287
2020	15,105
2021	14,138
2022	13,412
2023	12,340
Thereafter	53,734
Total minimum lease payments	$124,016
Rent expense was as follows:

	Predecessor	Successor			Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,		Three Months Ended March 31,
	2016	2016	2017	2018	2018	2019

		(in thousands)			(unaudited)
Rent expense	$1,088	$12,688	$16,298	$18,249	$4,430	$4,379
Take Private Deferred Stock Payments
As a result of the Take Private, RSUs granted to certain of our employees under the existing stock plans not subject to accelerated vesting were cancelled and converted into the right to receive the per share price of $60.10 less applicable withholding taxes shortly after those RSUs would have vested based on the underlying original RSU vesting schedule and subject to continued employment of the holders of those RSUs. As of December 31, 2018, we had a liability for Take Private deferred stock payments recorded of $1.6 million included in accrued liabilities and other, related to the future payment for service provided. For the year ended December 31, 2018, we recognized $3.2 million of compensation expense and made cash payments of approximately $4.4 million to employees related to the deferred compensation. We expect to pay approximately $3.3 million through the year 2020. The expected future payment may differ from actual payment amounts due to future employee terminations.
As of March 31, 2019 (unaudited), we had a liability for Take Private deferred stock payments recorded of $1.1 million, included in accrued liabilities and other, related to future payment for service provided. For the three months ended March 31, 2019 (unaudited), we recognized $0.6 million of compensation expense and made cash payments of approximately $1.1 million to employees related to deferred compensation.
Legal Proceedings
From time to time, we have been and may be involved in various legal proceedings arising in our ordinary course of business. In the opinion of management, resolution of any pending claims (either individually or in the aggregate) is not expected to have a material adverse impact on our consolidated financial statements, cash flows or financial position and it is not possible to provide an estimated amount of any such loss. However, the outcome of disputes is inherently uncertain. Therefore, although management considers the likelihood of such an outcome to be remote, an unfavorable resolution of one or more matters could materially affect our future results of operations or cash flows, or both, in a particular period.

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

17. Operating Segments and Geographic Information
We operate as a single segment. Our chief operating decision-maker is considered to be our Chief Executive Officer. The chief operating decision-maker allocates resources and assesses performance of the business at the consolidated level.
The authoritative guidance for disclosures about segments of an enterprise establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Our Chief Executive Officer manages the business as a multi-product business that utilizes its model to deliver software products to customers regardless of their geography or IT environment. Operating results including new license and subscription sales, maintenance renewals and discrete financial information are reviewed at the consolidated entity level for purposes of making resource allocation decisions and for evaluating financial performance. Accordingly, we considered ourselves to be in a single operating and reporting segment structure.
We based revenue by geography on the shipping address of each customer. Other than the United States, no single country accounted for 10% or more of our total revenues during these periods. The following tables set forth revenue and net long-lived assets by geographic area:

	Predecessor	Successor
	Period From January 1 Through February 4,	Period From February 5 Through December 31,	Year Ended December 31,
	2016	2016	2017	2018

		(in thousands)
Revenue
United States, country of domicile	$31,797	$268,426	$459,701	$505,304
International	15,530	153,668	268,316	327,785
Total revenue	$47,327	$422,094	$728,017	$833,089

	December 31,
	2017	2018

	(in thousands)
Long-lived assets, net
United States, country of domicile	$20,986	$22,953
Switzerland	3,941	4,878
All other international	9,282	8,033
Total long-lived assets, net	$34,209	$35,864

SolarWinds Corporation (Successor, formerly SolarWinds Parent, Inc.)
and SolarWinds North America, Inc. (Predecessor, formerly SolarWinds, Inc.)
Notes to Consolidated Financial Statements (Continued)

18. Quarterly Results of Operations
The following table sets forth our unaudited quarterly consolidated statements of operations data for each of the quarters indicated. The information for each quarter has been prepared on a basis consistent with our audited consolidated financial statements included in this prospectus, and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

	Three months ended,
	Mar 31, 2017	June 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	June 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019

	(in thousands, except per share data)
	(unaudited)
Revenue	$165,125	$175,441	$189,112	$198,339	$196,913	$201,718	$213,277	$221,181	$215,792
Gross profit	108,677	117,932	130,409	139,268	135,707	140,043	151,420	159,184	153,816
Income (loss) before income taxes	(52,781)	(2,375)	(1,418)	(4,894)	(68,267)	(38,577)	(524)	(14,342)	3,710
Net income (loss)	(43,738)	(2,004)	1,637	(39,761)	(59,910)	(27,015)	(398)	(14,743)	3,145
Net income (loss) available to common stockholders	(107,640)	(68,043)	(66,627)	(109,563)	(129,745)	(99,193)	(75,006)	668,426	3,103
Basic income (loss) per share	$(1.08)	$(0.68)	$(0.66)	$(1.09)	$(1.28)	$(0.97)	$(0.73)	$2.63	$0.01
Diluted income (loss) per share	$(1.08)	$(0.68)	$(0.66)	$(1.09)	$(1.28)	$(0.97)	$(0.73)	$2.60	$0.01
Shares used in computation of basic income (loss) per share	99,817	100,404	100,759	100,737	101,644	102,018	102,078	254,209	305,653
Shares used in computation of diluted income (loss) per share	99,817	100,404	100,759	100,737	101,644	102,018	102,078	256,711	309,783
19. Events Subsequent to Original Issuance of Financial Statements (Unaudited)
Acquisition
On April 30, 2019, we acquired SAManage Ltd., or Samanage, an IT service desk solution company, for approximately $350.0 million, or approximately $329.0 million, net of cash acquired. Samanage is based in Cary, North Carolina. By acquiring Samanage, we will enter the IT Service Management, or ITSM, market and introduce the Samanage SaaS-based IT Service Desk products into our product portfolio. We funded the transaction with cash on hand and $35.0 million of borrowings under our Revolving Credit Facility.
The transaction will be accounted for using the acquisition method of accounting. Accordingly, the results of operations of Samanage since the acquisition date will be included in our condensed consolidated financial statements for the second quarter of 2019. We are in the process of gathering information to allocate the purchase price to the assets acquired and liabilities assumed. All of the assets acquired and liabilities assumed in the transaction will be recognized at their acquisition date fair values.

SOLARWINDS NORTH AMERICA, INC. (PREDECESSOR, FORMERLY SOLARWINDS, INC.)
SOLARWINDS CORPORATION (SUCCESSOR, FORMERLY SOLARWINDS PARENT, INC.)

FINANCIAL STATEMENT SCHEDULE
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

	Beginning Balance	Additions (Charge to Expense)	Deductions (Write-offs, net of Recoveries)	Ending Balance

	(in thousands)
Allowance for doubtful accounts, customers and other:
Predecessor period ended February 4, 2016	$649	$64	$45	$668
Successor period ended December 31, 2016	—	1,713	711	1,002
Year ended December 31, 2017	1,002	2,489	1,426	2,065
Year ended December 31, 2018	2,065	2,498	1,367	3,196

Tax valuation allowances:
Predecessor period ended February 4, 2016	$—	$—	$—	$—
Successor period ended December 31, 2016	—	—	—	—
Year ended December 31, 2017	—	1,811	—	1,811
Year ended December 31, 2018	1,811	—	36	1,775